As filed with the Securities and Exchange Commission on June 8, 2011

Registration No. 333-173042

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMC ENTERTAINMENT INC.
And Subsidiary Guarantors Listed on Schedule A Hereto
(Exact name of registrants as specified in their charters)

Delaware (State or other jurisdiction of incorporation or organization)	7832 (Primary Standard Industrial Classification Code Number)	43-1304369 (I.R.S. Employer Identification Number)

920 Main Street
Kansas City, Missouri 64105
(816) 221-4000
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Craig R. Ramsey
Executive Vice President and Chief Financial Officer
AMC Entertainment Inc.
920 Main Street
Kansas City, MO 64105
(816) 221-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kevin M. Connor, Esq. Senior Vice President, General Counsel and Secretary AMC Entertainment Inc. 920 Main Street Kansas City, MO 64105 (816) 221-4000	Monica K. Thurmond, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 126-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

8.75% Senior Notes due 2019	$600,000,000	100%	$600,000,000	(2)

Guarantees of the 8.75% Senior Notes due 2019	$600,000,000	N/A	N/A	(3)

8% Senior Subordinated Notes due 2014	$300,000,000	100%	$300,000,000	(2)

Guarantees of the 8% Senior Subordinated Notes due 2014	$300,000,000	N/A	N/A	(3)

9.75% Senior Subordinated Notes due 2020	$600,000,000	100%	$600,000,000	(2)

Guarantees of the 9.75% Senior Subordinated Notes due 2020	$600,000,000	N/A	N/A	(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act. The securities were initially registered on March 24, 2004, June 23, 2009 and January 21, 2011, and the proposed maximum offering prices per note were calculated at those times for purposes of calculating the registration fees in reliance on Rule 457(f), which fee has previously been paid.
(2)
The prospectus that is part of this Registration Statement will only be used in connection with offers and sales related to market making transactions of an indeterminate amount of the securities. Pursuant to Rule 457(q) under the Securities Act, no filing fee is required.
(3)
No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act.

          The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A
SUBSIDIARY GUARANTORS

Exact Name of Registrant as Specified in its Charter	State of Other Jurisdiction of Incorporation or Organization	Primary Standard Industry Classification Code Number	I.R.S. Employer Identification No.
AMC Entertainment Inc.	Delaware	7832	43-1304369
AMC Card Processing Services, Inc.	Arizona	7832	20-1879589
Loews Citywalk Theatre Corporation	California	7832	95-4760311
AMC Entertainment International, Inc.	Delaware	7832	43-1625326
LCE AcquisitionSub, Inc.	Delaware	7832	20-1408861
LCE Mexican Holdings, Inc.	Delaware	7832	20-1386585
Club Cinema of Mazza, Inc.	District of Columbia	7832	04-3465019
AMC License Services, Inc.	Kansas	7832	74-3233920
American Multi-Cinema, Inc.	Missouri	7832	43-0908577
AMC ShowPlace Theatres, Inc.	Delaware	7832	27-1359022
AMC ITD, Inc.	Kansas	7832	27-3094167

 EXPLANATORY NOTE

        This Registration Statement contains a Prospectus relating to certain market making transactions in the several series of notes issued by AMC Entertainment Inc. and the related guarantees thereof (the "Securities") that previously have been registered with the Securities and Exchange Commission (the "Commission"). The information contained herein updates and combines certain information contained in three registration statements previously filed with, and declared effective by, the Commission: registration statements no. 333-113911, no. 333-160179 and no. 333-171819.

        This Registration Statement and the Prospectus that is part hereof is used from time to time, solely in connection with offers and sales by J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC related to market-making transactions of an indeterminate amount of the Securities.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 8, 2011

PROSPECTUS

AMC Entertainment Inc.

$600,000,000 8.75% Senior Notes due 2019
$600,000,000 9.75% Senior Subordinated Notes due 2020
$300,000,000 8% Series B Senior Subordinated Notes due 2014

  The 8.75% Senior Notes due 2019:

  •
  Aggregate Principal Amount: $600,000,000

  •
  Maturity Date: June 1, 2019

  •
  Interest Payment Date: Semi-annually on June 1 and December 1 of each year.

  •
  Redemption: The Senior Notes will be redeemable after June 1, 2014. Prior to June 1, 2012, we may also redeem up to 35% of the Senior Notes using the proceeds of certain equity offerings.

  The 9.75% Senior Subordinated Notes due 2020:

  •
  Aggregate Principal Amount: $600,000,000

  •
  Maturity Date: December 1, 2020

  •
  Interest Payment Date: Semi-annually on June 1 and December 1 of each year.

  •
  Redemption: The 2020 Notes will be redeemable after December 1, 2015. Prior to December 1, 2013, we may also redeem up to 35% of the 2020 Notes using the proceeds of certain equity offerings.

  The 8% Series B Senior Subordinated Notes due 2014:

  •
  Aggregate Principal Amount: $300,000,000

  •
  Maturity Date: March 1, 2014

  •
  Interest Payment: Semi-annually on March 1 and September 1 of each year.

  •
  Redemption: The 2014 notes will be redeemable on or after March 1, 2009.

           The 8.75% Senior Notes due 2019 (the "Senior Notes") are our senior unsecured obligations and rank in right of payment to any of our existing and future subordinated debt and rank equally in right of payment with each other and any of our existing and future senior debt and are effectively subordinated to any of our secured debt, including our new senior secured credit facility, as to the assets securing such debt. The 8% Senior Subordinated Notes due 2014 (the "2014 Notes"), and the 9.75% Senior Subordinated Notes due 2020 (the "2020 Notes" and, together with the 2014 Notes, the "Senior Subordinated Notes" and, together with the Senior Notes, the "notes") are our senior subordinated, unsecured obligations, pari passu with each other and in right of payment with all of our existing and future senior subordinated indebtedness and are effectively subordinated to all of our secured indebtedness, including the indebtedness under our new senior secured credit facility, to the extent of the value of the assets that secure such indebtedness, and the liabilities of our non-guarantor subsidiaries. Each of the Senior Notes are fully and unconditionally guaranteed on a senior basis and each of the Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, in each case by our existing and future subsidiaries that guarantee our other indebtedness on a joint and several basis. The notes are structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the notes. If we fail to make payments on the notes each of our subsidiaries that are guarantors must make them instead.

           If a change of control occurs, and unless we have exercised our right to redeem all of the notes, you will have the right to require us to repurchase all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

           We prepared this prospectus for use by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. in connection with offers and sales related to market making transactions in the notes. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. may act as principals or agents in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. The closing of the offerings of the notes referred to in this prospectus, which constituted delivery of the notes by us, occurred on February 24, 2004, in the case of the 2014 Notes, June 9, 2009, in the case of the Senior Notes and December 15, 2010, in the case of 2020 Notes.

           See "Risk Factors" beginning on page 11 for a discussion of certain risks you should consider before making an investment decision in the notes.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2011.

        You should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

 MARKET AND INDUSTRY INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry professional organizations, including the Motion Picture Association of America, the National Association of Theatre Owners ("NATO"), Nielsen Media Research, Rentrak Corporation ("Rentrak"), industry analysts and our management's knowledge of our business and markets. Unless otherwise noted in this prospectus, all information provided by the Motion Picture Association of America is for the 2010 calendar year, all information provided by NATO is for the 2010 calendar year and all information provided by Rentrak is as of December 31, 2010.

        Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under "Risk Factors" in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical information, this prospectus contains forward-looking statements. The words "forecast," "estimate," "project," "intend," "expect," "should," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

  •
  national, regional and local economic conditions that may affect the markets in which we or our joint venture investees operate;

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  the levels of expenditures on entertainment in general and movie theatres in particular;

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  increased competition within movie exhibition or other competitive entertainment mediums;

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  technological changes and innovations, including alternative methods for delivering movies to consumers;

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  the popularity of major motion picture releases;

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  shifts in population and other demographics;

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  our ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to us;

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  our need for, and ability to obtain, additional funding for acquisitions and operations;

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  risks and uncertainties relating to our significant indebtedness;

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  fluctuations in operating costs;

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  capital expenditure requirements;

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  changes in interest rates; and

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  changes in accounting principles, policies or guidelines.

ii

        This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. In addition, new risks and uncertainties may arise from time to time. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

        Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

iii

SUMMARY

        AMC Entertainment Holdings, Inc. ("Parent"), an entity created on June 6, 2007, is the sole stockholder of AMC Entertainment Inc. ("AMCE"). As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our," the "Company", "AMC Entertainment" or "AMC" refer to AMCE and its subsidiaries.

        As used in this prospectus, the term "pro forma" refers to, in the case of pro forma financial information, such information after giving pro forma effect to the Kerasotes Acquisition (as described under "Recent Developments") (the "Transaction").

        AMCE has a 52-week or 53-week fiscal year ending on the Thursday closest to March 31. Fiscal years 2007, 2009 2010 and 2011 contained 52 weeks. Fiscal year 2008 contained 53 weeks.

Who We Are

        We are one of the world's leading theatrical exhibition companies. As of March 31, 2011, we owned, operated or held interests in 360 theatres with a total of 5,128 screens, approximately 99% of which were located in the United States and Canada. Our theatres are primarily located in major metropolitan markets, which we believe offer us strategic, operational and financial advantages. We also have a modern, highly productive theatre circuit that leads the theatrical exhibition industry in key asset quality and performance metrics, such as revenues per head and per theatre productivity measures. Our industry-leading performance is largely driven by the quality of our theatre sites, our operating practices, which focus on delivering the best customer experience through consumer-focused innovation, and, most recently, our implementation of premium sight and sound formats, which we believe will be key components of the future movie-going experience. As of March 31, 2011, we are the largest IMAX exhibitor in the world with a 45% market share in the United States and nearly twice the screen count of the second largest U.S. IMAX exhibitor, and each of our local IMAX installations is protected by geographic exclusivity.

        Approximately 200 million consumers have attended our theatres each year for the past five years. We offer these consumers a fully immersive out-of-home entertainment experience by featuring a wide array of entertainment alternatives, including popular movies, throughout the day and at different price points. This broad range of entertainment alternatives appeals to a wide variety of consumers across different age, gender, and socioeconomic demographics. For example, in addition to traditional film programming, we offer more diversified programming that includes independent and foreign films, performing arts, music and sports. We also offer food and beverage alternatives beyond traditional concession items, including made-to-order meals, customized coffee, healthy snacks and dine-in theatre options, all designed to create further service and selection for our consumers. We believe there is potential for us to further increase our annual attendance as we gain market share from other in-home and out-of-home entertainment options.

        Our large annual attendance has made us an important partner to content providers who want access and distribution to consumers. We currently generate 16% more estimated unique visitors per year (33.3 million) than HBO's subscribers (28.6 million) and 67% more than Netflix's subscribers (20.0 million) according to the October 14, 2010 Hollywood Reporter, the December 31, 2010 Netflix Form 10-K and the Theatrical Market Statistics 2010 report from the Motion Picture Association of America. Further underscoring our importance to the content providers, we represent approximately 17% to 20%, on average, of each of the six largest grossing studios' U.S. box office revenues. Average annual film rental payments to each of these studios ranged from approximately $100 million to $160 million.

        For the fiscal year ended March 31, 2011, we generated pro forma revenues of approximately $2.5 billion, pro forma Adjusted EBITDA (as defined on page 9 and 10) of $282.4 million and pro forma loss from continuing operations of $(129.0) million. For the fiscal year ended March 31, 2011, the fiscal year ended April 1, 2010 and the fiscal year ended April 2, 2009, we generated revenues of approximately $2.4 billion, $2.4 billion and $2.3 billion, respectively, Adjusted EBITDA (as defined on page 9 and 10) of $277.5 million, $328.3 million and $294.9 million, respectively, and earnings (loss) from continuing operations of $(123.4) million, $77.3 million and $(90.9) million, respectively.

        We were founded in 1920 and since then have pioneered many of the theatrical exhibition industry's most important innovations, including the multiplex theatre format in the early 1960s and the North American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews Cineplex Entertainment Corporation ("Loews"), General Cinema Corporation ("General Cinema") and, more recently, Kerasotes Showplace Theatres, LLC ("Kerasotes"), the acquisition of which is described under "—Recent Developments." Our historic growth has been driven by a combination of organic growth and acquisition strategies, in addition to strategic alliances and partnerships that highlight our ability to capture innovation and value beyond the traditional exhibition space. For example:

  •
  In March 2011, we announced the launch of an innovative distribution company called Open Road Films along with another major theatrical exhibition chain. Open Road Films will be a dynamic acquisition-based domestic theatrical distribution company that will concentrate on wide-release movies;

  •
  In March 2005, we formed a joint venture with one of the major theatrical exhibition chains which combined our respective cinema screen advertising businesses into a company called National CineMedia, LLC ("NCM") and in July 2005, another of the major theatrical exhibition chains joined NCM as one of the founding members. As of March 31, 2011, we owned 17,323,782 common units in NCM, or a 15.66% ownership interest in NCM. All of our NCM membership units are redeemable for, at the option of NCM, 0 cash or shares of common stock of National CineMedia, Inc. ("NCM, Inc.") on a share-for-share basis. The estimated fair market value of our units in NCM was approximately $323.4 million based on the closing price per share of NCM, Inc. on March 31, 2011 of $18.67 per share;

  •
  We hold a 29% interest in Digital Cinema Implementation Partners LLC ("DCIP"), a joint venture charged with implementing digital cinema in the Company's theatres; and

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  We hold a 26.22% interest in Movietickets.com, a joint venture that provides moviegoers with a way to buy movie tickets online, access local showtime information, view trailers and read reviews.

        Consistent with our history and culture of innovation, we believe we have pioneered a new way of thinking about theatrical exhibition: as a consumer entertainment provider. This vision, which introduces a strategic and marketing overlay to traditional theatrical exhibition, has been instrumental in driving and redirecting our future strategy.

Recent Developments

Holdings Merger

        On March 31, 2011, Marquee Holdings Inc. ("Marquee" or "Holdings"), a direct, wholly-owned subsidiary of Parent and a holding company, the sole asset of which consisted of the capital stock of AMCE, was merged with and into Parent, with Parent continuing as the surviving entity (the "Holdings Merger"). As a result of the merger, AMCE became a direct subsidiary of Parent.

Theatre and Other Closures

        During the fourth quarter of our fiscal year ending March 31, 2011, we evaluated excess capacity and vacant and under-utilized retail space throughout our theatre circuit. On March 28, 2011, management decided to permanently close 73 underperforming screens and auditoriums in six theatre locations in the United States and Canada while continuing to operate 89 screens at these locations. The permanently closed screens are physically segregated from the screens that will remain in operation and access to the closed space is restricted. Additionally, management decided to discontinue development of and cease use of (including for storage) certain vacant and under-utilized retail space at four other theatres in the United States and the United Kingdom. As a result of closing the screens and auditoriums and discontinuing the development and use of the other spaces, we recorded a charge of $55 million for theatre and other closure expense during the fiscal year ending March 31, 2011. The charge to theatre and other closure expense reflects the discounted contractual amounts of the existing lease obligations for the remaining 7 to 13 year terms of the leases as well as expected incremental cash outlays for related asset removal and shutdown costs. A significant portion of each of the affected properties will be closed and no longer used. The charges to theatre and other closure expense do not result in any new, increased or accelerated obligations for cash payments related to the underlying long-term operating lease agreements. We expect that the estimated future savings in rent expense and variable operating expenses as a result of our exit plan and from operating these ten theatres in a more efficient manner will exceed the estimated loss in attendance and revenues that we may experience related to the closed auditoriums.

NCM, Inc. Stock Sale

        All of our NCM membership units are redeemable for, at the option of NCM, cash or shares of common stock of NCM, Inc. on a share-for-share basis. On August 18, 2010, we sold 6,500,000 shares of common stock of NCM, Inc., in an underwritten public offering for $16.00 per share and reduced our related investment in NCM by $36.7 million, the average carrying amount of all shares owned. Net proceeds received on this sale were $99.8 million, after deducting related underwriting fees and professional and consulting costs of $4.2 million, resulting in a gain on sale of $63.1 million. In addition, on September 8, 2010, we sold 155,193 shares of NCM, Inc. to the underwriters to cover over allotments for $16.00 per share and reduced our related investment in NCM by $867,000, the average carrying amount of all shares owned. Net proceeds received on this sale were $2.4 million, after deducting related underwriting fees and professional and consulting costs of $99,000, resulting in a gain on sale of $1.5 million.

NCM 2010 Common Unit Adjustment

        On March 17, 2011, NCM, Inc., as sole manager of NCM, disclosed the changes in ownership interest in NCM pursuant to the Common Unit Adjustment Agreement dated as of February 13, 2007 ("2010 Common Unit Adjustment"). This agreement provides for a mechanism for adjusting membership units based on increases or decreases in attendance associated with theatre additions and dispositions. Prior to the 2010 Common Unit Adjustment, we held 18,803,420 units, or a 16.98% ownership interest, in NCM as of December 30, 2010. As a result of theatre closings and dispositions and a related decline in attendance, we elected to surrender 1,479,638 common membership units to satisfy the 2010 Common Unit Adjustment, leaving us with 17,323,782 units, or a 15.66% ownership interest, in NCM as of March 31, 2011. We recorded the surrendered common units as a reduction to deferred revenues for exhibitor services agreement at fair value of $25.4 million, based on a price per share of NCM, Inc. of $17.14 on March 17, 2011, and recorded the reduction of our NCM investment at weighted average cost for Tranche 2 Investments of $25.6 million, resulting in a loss on the surrender of the units of $207,000. The gain from the NCM, Inc. stock sales and the loss from the surrendered

NCM common units are reported as Gain from NCM transactions on our consolidated statements of operations.

Kerasotes Acquisition

        On May 24, 2010, we completed the acquisition of 92 theatres and 928 screens from Kerasotes (the "Kerasotes Acquisition"). Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres feature stadium seating and almost 90% have been built since 1994. The purchase price for the Kerasotes theatres paid in cash at closing was $276.8 million, net of cash acquired, and was subject to working capital and other purchase price adjustments. We paid working capital and other purchase price adjustments of $3.8 million during the second quarter of fiscal 2011, based on the final closing date working capital and deferred revenue amounts and have included this amount as part of the total purchase price. The acquisition of Kerasotes significantly increased our size. For additional information about the Kerasotes Acquisition, see the notes to our audited consolidated financial statements for the fiscal year ended March 31, 2011 included elsewhere in this prospectus.

Registration Statement

        On July 14, 2010, Parent filed a Registration Statement on Form S-1 relating to an initial public offering of shares of its common stock. Parent filed Amendment No. 1 to the Form S-1 on August 25, 2010, Amendment No. 2 to the Form S-1 on September 21, 2010, Amendment No. 3 to the Form S-1 on March 14, 2011, Amendment No. 4 to the Form S-1 on April 18, 2011, Amendment No. 5 to the Form S-1 on April 29, 2011 and Amendment No. 6 to the Form S-1 on June 3, 2011.

Launch of Open Road Films

        On March 7, 2011, along with another major theatrical exhibition chain, we announced the launch of Open Road Films, a dynamic acquisition-based domestic theatrical distribution company that will concentrate on wide-release movies. Tim Ortenberg, who has more than 25 years of movie marketing, distribution and acquisition experience, will join as Chief Executive Officer of Open Road Films.

Dividend

        During December of 2010 and January and March of 2011, we made dividend payments to Holdings totaling $263.1 million. Holdings used the available funds to pay the consideration for the Discount Notes due 2014 Cash Tender Offer and the redemption of all Discount Notes due 2014 that remained outstanding after the closing of the Cash Tender Offer and pay corporate overhead expenses incurred in the ordinary course of business.

        During September of 2010, we made dividend payments to Holdings of $15.2 million, and Holdings made dividend payments to Parent totaling $669,000. Parent and Holdings used the available funds to make a cash interest payment on the Discount Notes due 2014 and pay corporate overhead expenses incurred in the ordinary course of business.

Risk Factors

        You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the notes.

Corporate Information

        Our principal executive offices are located at 920 Main Street, Kansas City, Missouri 64105-1977. Our telephone number is (816) 221-4000 and our website address is www.amctheatres.com. We do not incorporate the information on our website into the prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

Summary of the Terms of the Notes

Issuer	AMC Entertainment, Inc.
The Notes	$600,000,000 in aggregate principal amount of 8.75% Senior Notes due 2019.
$600,000,000 in aggregate principal amount of 9.75% Senior Subordinated Notes due 2020.
$300,000,000 in aggregate principal amount of 8% Series B Senior Subordinated Notes due 2014.
Maturity Date	June 1, 2019, for the Senior Notes. December 1, 2020, for the 2020 Notes. March 1, 2014 for the 2014 Notes.
Interest Payment Dates	June 1 and December 1 of each year for the Senior Notes. June 1 and December 1 of each year for the 2020 Notes. March 1 and September 1 of each year for the 2014 Notes.
Guarantees
The notes are fully and unconditionally guaranteed jointly and severally on a senior unsecured basis, in the case of the Senior Notes, and on a senior subordinated unsecured basis, in the case of the Senior Subordinated Notes, by each of our existing and future subsidiaries that guarantee our other indebtedness.
Optional Redemption
We may redeem some or all of the Senior Notes after June 1, 2014, some or all of the 2020 Notes after December 1, 2015 and some or all of the 2014 Notes after March 1, 2009 at the redemption prices set forth herein. In addition, prior to June 1, 2012 for the Senior Notes and December 1, 2013 for the 2020 Notes, we may redeem up to 35% of each series of notes using the proceeds of certain equity offerings. See "Description of Senior Notes—Optional Redemption," "Description of 2020 Notes—Optional Redemption" and "Description of 2014 Notes—Optional Redemption."
Change of Control
Upon a change of control, you as a holder of the notes will have the right to require us to repurchase the notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Description of Senior Notes—Change of Control," "Description of 2020 Notes—Change of Control" and "Description of 2014 Notes—Change of Control."
Ranking	The Senior Notes are our general unsecured obligations and:
• rank senior in right of payment to any existing and future subordinated indebtedness of the Company, including the Senior Subordinated Notes;
• rank equally to each other and in right of payment with any existing and future senior indebtedness of the Company; and
•
are effectively subordinated in right of payment to any secured indebtedness of the Company, including the new senior secured credit facility, to the extent of the value of the assets securing such indebtedness, and all liabilities and preferred stock of each of the Company's subsidiaries that do not guarantee the Senior Notes.

Similarly, the subsidiary guarantees are general unsecured obligations of the guarantors and:
•	rank senior in right of payment to any existing and future subordinated indebtedness of the guarantors, including their guarantees of the Senior Subordinated Notes;
•	rank equally in right of payment with any existing and future senior indebtedness of the applicable guarantor; and
•
are effectively subordinated in right of payment to any secured debt of such guarantor, including guarantees of indebtedness under the new senior secured credit facility, to the extent of the value of the assets securing such debt, and all the liabilities and preferred stock of any subsidiary that is not a guarantor.
The Senior Subordinated Notes are our general unsecured obligations and:
•	rank junior in right of payment with any existing and future senior indebtedness of the Company, including the Senior Notes;
•	rank equally to each other and in right of payment with any existing and future senior subordinated indebtedness of the Company; and
•
are effectively subordinated in right of payment to any secured indebtedness of the Company, including the new senior secured credit facility, to the extent of the value of the assets securing such indebtedness, and all liabilities and preferred stock of each of the Company's subsidiaries that do not guarantee the notes.
Similarly, the subsidiary guarantees relating to the Senior Subordinated Notes are general unsecured obligations of the guarantors and:
•	rank junior in right of payment with any existing and future senior indebtedness of the applicable guarantor, including their guarantees of the Senior Notes;
•	rank equally to each other and in right of payment with any existing and future senior subordinated indebtedness of the applicable guarantor; and
•
are effectively subordinated in right of payment to any secured debt of such guarantor, including guarantees of indebtedness under the new senior secured credit facility, to the extent of the value of the assets securing such debt, and all the liabilities and preferred stock of any subsidiary that is not a guarantor.

As of March 31, 2011, the notes and the guarantees ranked effectively junior to approximately $615.9 million of our senior secured indebtedness under our senior secured credit facility and $65.7 million of capital and financing lease obligations.

Our subsidiaries that are not guarantors accounted for approximately $18.8 million, or 0.8%, of our total revenues for the 52 weeks ended March 31, 2011 and approximately $125.1 million, or 3.3%, of our total assets and approximately $45.5 million, or 1.3%, of our total liabilities as of March 31, 2011.

As of March 31, 2011, we had $1,268.8 million outstanding senior indebtedness, consisting of the Senior Notes, our senior secured credit facility and capital and financing lease obligations, which is senior to our $899.4 million of outstanding subordinated indebtendess, consisting of the Senior Subordinated Notes and related guarantees.
Certain Covenants	The indentures governing the notes contain covenants that, among other things, will restrict our ability and the ability of our subsidiaries (other than unrestricted subsidiaries) to:
	•	incur additional indebtedness;
	•	pay dividends or make distributions in respect of capital stock;
	•	purchase or redeem capital stock;
	•	incur liens;
	•	enter into transactions with affiliates; or
	•	consolidate, merge or sell all or substantially all of our assets, other than in certain transactions between one or more of our wholly-owned subsidiaries and us.

All of these restrictive covenants are subject to a number of important exceptions and qualifications. In particular, there are no restrictions on our ability or the ability of our subsidiaries to make advances to, or invest in, other entities (including unaffiliated entities). See "Risk Factors—The indentures governing the notes contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise," "Description of Senior Notes—Certain Covenants" and "—Merger and Sales of Substantially All Assets," "Description of 2020 Notes—Certain Covenants" and "—Merger and Sales of Substantially All Assets" and "Description of 2014 Notes—Certain Covenants" and "—Merger and Sale of Substantially All Assets."
Risk Factors
You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" for risks involved with investments in the notes.

Summary Pro Forma and Historical Financial and Operating Data

        The following summary historical financial data sets forth our historical financial and operating data for the fiscal years ended March 31, 2011, April 1, 2010 and April 2, 2009 and which have been derived from our consolidated financial statements and related notes for such periods included elsewhere in this prospectus. The following data should be read in conjunction with "Risk Factors" and our financial statements and the related notes included elsewhere in this prospectus.

        The following summary unaudited pro forma financial and operating data sets forth our unaudited pro forma combined statement of operations for the 52 weeks ended March 31, 2011. The pro forma financial data has been derived from our historical consolidated financial information, including the notes thereto, and the Kerasotes historical financial information, including the notes thereto, included elsewhere herein, and has been prepared based on our historical consolidated financial statements and the Kerasotes historical financial statements included elsewhere in this prospectus. The unaudited pro forma combined statement of operations data gives pro forma effect to the Kerasotes Acquisition as if it had occurred on April 2, 2010. The summary unaudited pro forma financial and operating data is based on certain assumptions and adjustments and does not purport to present what our actual results of operations would have been had the Kerasotes Acquisition and events reflected by them in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma financial data should be read in conjunction with the "Unaudited Pro Forma Condensed Consolidated Financial Information" and our other financial data included elsewhere in this prospectus.

	Pro Forma	Historical
		Years Ended(1)
	52 Weeks Ended March 31, 2011(1)(2)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
	(in thousands, except operating data)
Statement of Operations Data:
Total revenues	$2,450,977	$2,422,968	$2,417,739	$2,265,487

Operating Costs and Expenses:
Cost of operations	1,712,039	1,684,791	1,612,260	1,486,457
Rent	480,016	475,810	440,664	448,803
General and administrative:
Merger, acquisition and transactions costs	14,085	14,085	2,280	650
Management fee	5,000	5,000	5,000	5,000
Other	59,787	58,136	57,858	53,628
Depreciation and amortization	216,095	212,413	188,342	201,413
Impairment of long-lived assets	12,779	12,779	3,765	73,547

Operating costs and expenses	2,499,801	2,463,014	2,310,169	2,269,498

Operating income (loss)	(48,824)	(40,046)	107,570	(4,011)
Other expense (income)	13,716	13,716	(2,559)	(14,139)
Interest expense	149,892	149,720	132,110	121,747
Equity in earnings of non-consolidated entities(3)	(17,178)	(17,178)	(30,300)	(24,823)
Gain on NCM transactions	(64,441)	(64,441)	—	—
Investment income	(391)	(391)	(205)	(1,696)

Earnings (loss) from continuing operations before income taxes	(130,422)	(121,472)	8,524	(85,100)
Income tax provision (benefit)	(1,450)	1,950	(68,800)	5,800

Earnings (loss) from continuing operations	$(128,972)	$(123,422)	$77,324	$(90,900)

Balance Sheet Data (at period end):
Cash and equivalents		$301,158	$495,343	$534,009
Corporate borrowings, including current portion		2,102,540	1,832,854	1,687,941
Other long-term liabilities		432,439	309,591	308,701
Capital and financing lease obligations, including current portion		65,675	57,286	60,709
Stockholder's equity		360,159	760,559	1,039,603
Total assets		3,740,245	3,653,177	3,725,597

	Pro Forma	Historical
		Years Ended(1)
	52 Weeks Ended March 31, 2011(1)(2)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010		52 Weeks Ended April 2, 2009
	(in thousands, except operating data)
Other Data:
Adjusted EBITDA(4)	282,410	277,450	328,275		294,877
NCM cash distributions received	35,502	35,502	34,633		28,104
Net cash provided by operating activities	97,008	92,072	258,015		200,701
Capital expenditures	(129,636)	(129,347)	(97,011)		(121,456)
Ratio of earnings to fixed charges(5)	—	—	1.1	x	—
Proceeds from sale/leasebacks	4,905	4,905	6,570		—
Operating Data (at period end):
Screen additions	61	1,015	6		83
Screen dispositions	258	400	105		77
Average screens—continuing operations(6)	5,173	5,086	4,485		4,545
Number of screens operated	5,128	5,128	4,513		4,612
Number of theatres operated	360	360	297		307
Screens per theatre	14.2	14.2	15.2		15.0
Attendance (in thousands)—continuing operations(6)	196,996	194,412	200,285		196,184

(1)
Dividends declared on common stock for fiscal 2011, 2010 and 2009 $278.3 million, $330.0 million and $36.0 million, respectively.

(2)
See "Unaudited Pro Forma Condensed Consolidated Financial Information" for further discussion of the calculation of unaudited pro forma financial data for the 52 weeks ended March 31, 2011.

(3)
During fiscal 2011, 2010 and 2009, equity in earnings of NCM (including cash distributions) was $32.9 million, $34.4 million and $27.7 million, respectively.

(4)
We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Set forth below is a reconciliation of Adjusted EBITDA to earnings (loss) from continuing operations, our most comparable GAAP measure:

	Pro Forma	Historical
		Years Ended
	52 Weeks Ended March 31, 2011	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
	(in thousands)
Earnings (loss) from continuing operations	$(128,972)	$(123,422)	$77,324	$(90,900)
Plus:
Income tax provision (benefit)	(1,450)	1,950	(68,800)	5,800
Interest expense	149,892	149,720	132,110	121,747
Depreciation and amortization	216,095	212,413	188,342	201,413
Impairment of long-lived assets	12,779	12,779	3,765	73,547
Certain operating expenses(a)	67,477	57,421	6,099	1,517
Equity in earnings of non-consolidated entities	(17,178)	(17,178)	(30,300)	(24,823)
Gain on NCM transactions	(64,441)	(64,441)	—	—
Investment income	(391)	(391)	(205)	(1,696)
Other (income) expense(b)	27,988	27,988	11,276	—
General and administrative expense:
Merger, acquisition and transaction costs	14,085	14,085	2,280	650
Management Fee	5,000	5,000	5,000	5,000
Stock-based compensation expense	1,526	1,526	1,384	2,622

Adjusted EBITDA(c)(d)	$282,410	$277,450	$328,275	$294,877

  (a)
  Amounts represent preopening expense, theatre and other closure expense (income) and disposition of assets and gains included in operating expenses.

  (b)
  Other expense for the 52 weeks ended March 31, 2011 is comprised of the loss on extinguishment of indebtedness and debt modification related to our 11% Senior Subordinated Notes due 2016 and our Senior Secured Credit Facility Amendment. Other expense for fiscal 2010 is comprised of the loss on extinguishment of indebtedness related to the cash tender offer for our 8 5/8% senior notes due 2012 conducted in May 2009 and remaining redemption with respect to such notes.

  (c)
  Does not reflect reduction in costs we anticipate that we will achieve relating to modifications made to our RealD and IMAX agreements in fiscal 2011. Had the modifications to the RealD and IMAX agreements been in place at April 2, 2010, we would have further reduced our operating costs by $2.1 million. Also does not reflect the anticipated synergies and cost savings related to the Kerasotes Acquisition that we expect to derive from increased ticket and concession revenues at the former Kerasotes locations as a result of moving to our operating practices, decreased costs for newspaper advertising and concessions for those locations, and general and administrative expense savings, particularly with respect to the consolidation of corporate overhead functions and elimination of redundancies. Based on the cost savings initiatives we have implemented since the Kerasotes Acquisition, which include reductions in salaries, reductions in newspaper advertising costs, savings achieved in respect of concession costs and theatre operating expenses, as well as reduced rent expense, we estimate that we would have further reduced these costs by $2.2 million. Does not reflect reductions in revenues and costs that we anticipate we will achieve relating to the early closure in underperforming theatres and screens in fiscal 2011. Had these theatres and screens been closed on April 2, 2010, we would have improved our Adjusted EBITDA results by $12.4 million.

  (d)
  The acquisition of Kerasotes contributed approximately $31.6 million in Adjusted EBITDA during the period of May 24, 2010 to March 31, 2011.

  Adjusted EBITDA and pro forma Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA and pro forma Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA and pro forma Adjusted EBITDA because we believe they provide management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA and pro forma Adjusted EBITDA for incentive compensation purposes.

  Adjusted EBITDA and pro forma Adjusted EBITDA have important limitations as analytical tools, and you should not consider it in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

  •
  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; excludes tax payments that represent a reduction in cash available to us;

  •
  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

  •
  does not reflect management fees that may be paid to our sponsors.
(5)
We had a deficiency of earnings to fixed charges for the 52 weeks ended March 31, 2011 and April 2, 2009 of $101.7 million and $78.7 million. On a pro forma basis for the 52 weeks ended March 31, 2011 we had a deficiency of earnings to fixed charges of $110.7 million. After adjusting to give effect to the offering of the Notes due 2020 and the use of proceeds thereof we had a deficiency of earnings to fixed charges for the 52 weeks ended March 31, 2011 of $127.7 million.

(6)
Includes consolidated theatres only.

RISK FACTORS

        An investment in our notes involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in this prospectus, in deciding whether to invest in our notes. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below.

Risks Related to Our Notes

Our substantial debt could adversely affect our operations and prevent us from satisfying those debt obligations.

        We have a significant amount of debt. As of March 31, 2011, we had outstanding $2,168.2 million of indebtedness, which consisted of $615.9 million under our senior secured credit facility, $587.3 million of our senior notes ($600.0 million face amount), $899.4 million of our existing subordinated notes and $65.7 million of existing capital and financing lease obligations, and $180.2 million would have been available for borrowing as additional senior debt under our senior secured credit facility. As of March 31, 2011, we also had approximately $4.3 billion of undiscounted rental payments under operating leases (with initial base terms of between 10 and 25 years).

        The amount of our indebtedness and lease and other financial obligations could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, dividend payments, acquisitions, general corporate purposes or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

  •
  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants contained therein, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the stock and personal property of our subsidiaries that is pledged to secure the senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we might not have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness.

        Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our senior secured credit facility and other indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        The terms of the indentures governing the notes, our senior secured credit facility and our other outstanding debt instruments will not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future. Moreover, none of our indentures, including the indentures governing the notes, impose any limitation on our incurrence of liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries." If new debt or other liabilities are added to our and our subsidiaries' current levels, the related risks that we and they now face could intensify.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt and other financial obligations and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. For the 52 weeks ended March 31, 2011, we have a deficiency of earnings to fixed charges of $101.7 million. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including these notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility and our notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

        In addition, our notes require us to repay or refinance those notes when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

        The terms of the agreements governing our indebtedness restrict, but do not prohibit us from incurring additional indebtedness. If we are in compliance with the financial covenants set forth in the senior secured credit facility and our other outstanding debt instruments, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we face may intensify.

Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors and the Senior Subordinated Notes are subordinated in right of payment to all of our existing and future senior indebtedness, including the Senior Notes and possibly all of our future borrowings. Further, the guarantees of the notes are effectively subordinated to all of our guarantors' existing and future secured indebtedness and the guarantees of our Senior Subordinated Notes are subordinated to all of our guarantors' existing senior indebtedness and possibly to all their future borrowings.

        Our obligations under the notes and our guarantors' obligations under their guarantees of the notes are unsecured, but our obligations under our senior secured credit facility and each guarantor's obligations under their guarantees of the senior secured credit facility are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of most of our wholly owned U.S. subsidiaries, and the assets and a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time.

        Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its obligations under its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

        As of March 31, 2011, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries was approximately $1,093.6 million. The indentures governing the notes will permit us and our restricted subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

Our subsidiaries are required to guarantee the notes if they guarantee our other indebtedness, including our senior secured credit facility, and in certain circumstances, their guarantees will be subject to automatic release.

        Our existing and future subsidiaries are only required to guarantee the notes if they guarantee other indebtedness of ours or any of the subsidiary guarantors, including our senior secured credit facility. If a subsidiary guarantor is released from its guarantee of such other indebtedness for any reason whatsoever, or if such other guaranteed indebtedness is repaid in full or refinanced with other indebtedness that is not guaranteed by such subsidiary guarantor, then such subsidiary guarantor also will be released from its guarantee of the notes.

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

        Some of our subsidiaries (including all of our foreign subsidiaries) do not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

        As of March 31, 2011, the notes were effectively junior to $615.9 million of our senior indebtedness under our senior secured credit facility and $65.7 million of capital and financing lease obligations. Our non-guarantor subsidiaries generated approximately 0.8% of our consolidated revenues for the 52 weeks ended March 31, 2011 and held approximately 3.3% of our consolidated assets as of March 31, 2011.

The notes are effectively subordinated to the existing and future liabilities of our non-guarantor subsidiaries.

        The notes are unsecured senior obligations of AMC Entertainment Inc. and the guarantors and rank equal in right of payment to AMC Entertainment Inc.'s and the guarantors' other existing and future unsecured senior debt. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

        Since virtually all of our operations are conducted through subsidiaries, a significant portion of our cash flow and, consequently, our ability to service debt, including the notes, is dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends, payments of interest on intercompany indebtedness, or other transfers.

        Creditors of our non-guarantor subsidiaries would be entitled to a claim on the assets of our non-guarantor subsidiaries prior to any claims by us. Consequently, in the event of a liquidation or reorganization of any non-guarantor subsidiary, creditors of the non-guarantor subsidiary are likely to be paid in full before any distribution is made to us, except to the extent that we ourselves are recognized as a creditor of such non-guarantor subsidiary. Any of our claims as the creditor of our non-guarantor subsidiary would be subordinate to any security interest in the assets of such non-guarantor subsidiary and any indebtedness of our non-guarantor subsidiary senior to that held by us.

        Our subsidiaries that are not guarantors accounted for approximately $18.8 million, or 0.8%, of our total revenues for the 52 weeks ended March 31, 2011 and approximately $125.1 million, or 3.3%, of our total assets and approximately $45.5 million, or 1.3%, of our total liabilities as of March 31, 2011.

The agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us.

        The agreements governing our indebtedness contain various covenants that limit our ability to, among other things:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions to our stockholders;

  •
  make restricted payments;

  •
  incur liens;

  •
  engage in transactions with affiliates; and

  •
  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indentures for our notes contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries," which are subsidiaries that we designate, that are not subject to the restrictive covenants contained in the indentures governing our notes.

        Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

We must offer to repurchase the notes upon a change of control, which could also result in an event of default under our senior secured credit facility.

        The indentures governing the notes will require that, upon the occurrence of a "change of control," as such term is defined in the indentures, we must make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

        Certain events involving a change of control will result in an event of default under our senior secured credit facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our senior secured credit facility or other indebtedness could result in an acceleration of such indebtedness. See "Description of Senior Notes—Change of Control," "Description of 2020 Notes—Change of Control" and "Description of 2014 Notes—Change of Control." We cannot assure you that we would have sufficient resources to repurchase any of the notes or pay our obligations if the indebtedness under our senior secured credit facility or other indebtedness were accelerated upon the occurrence of a change of control. The acceleration of indebtedness and our inability to repurchase all the tendered notes would constitute events of default under the indentures governing the notes. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon a change of control or other defaults under such debt instruments.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

  •
  intended to hinder, delay or defraud creditors.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the then fair saleable value of all of its assets; or

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debt, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debt beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

You cannot be sure that an active trading market will develop for the notes.

        You cannot be sure that an active trading market will develop for the notes. We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We have been advised by each of Credit Suisse Securities (USA) LLC (formerly known as Credit Suisse First Boston LLC) and J.P. Morgan Securities Inc. that as of the date of this prospectus, each intends to make a market in the notes. Neither is obligated to do so, however, and any market making activities with respect to the notes may be discontinued at any time without notice. In addition, such market making activities will be subject to limits imposed by the Securities Act and the Exchange Act. Because J.P. Morgan Securities Inc. is our affiliate (and Credit Suisse Securities (USA) LLC may be an affiliate), J.P. Morgan Securities Inc. is (and Credit Suisse Securities (USA) LLC may be) required to deliver a current "market making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of each of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. to make a market in the notes may, in part, depend on our ability to maintain a current market making prospectus.

        In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

We are controlled by our sponsors, whose interests may not be aligned with ours.

        All of our issued and outstanding capital stock is owned by Parent, which is controlled by sponsors. Our sponsors have the ability to control our affairs and policies and the election of our directors and appointment of management. Seven of our nine directors have been appointed by the sponsors. Our sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, as well as businesses that represent major customers of our business. They may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our sponsors or their affiliates control our direct parent, they will continue to be able to strongly influence or effectively control our decisions. For a further description of the control arrangements of our sponsors, see "Certain Relationships and Related Party Transactions."

Risks Related to Our Business

We have had significant financial losses in recent years.

        Prior to fiscal 2007, we had reported net losses in each of the prior nine fiscal years totaling approximately $510.1 million. For fiscal 2007, 2008, 2009, 2010 and 2011, we reported net earnings (losses) of $134.1 million, $43.4 million, $(81.2) million, $69.8 million and $(122.9) million. If we experience losses in the future, we may be unable to meet our payment obligations while attempting to expand our theatre circuit and withstand competitive pressures or adverse economic conditions.

We face significant competition for new theatre sites, and we may not be able to build or acquire theatres on terms favorable to us.

        We anticipate significant competition from other exhibition companies and financial buyers when trying to acquire theatres, and there can be no assurance that we will be able to acquire such theatres at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. In addition, given our size and market share, as well as our recent experiences with the Antitrust Division of the United States Department of Justice in connection with the acquisition of Kerasotes and prior acquisitions, we may be required to dispose of theatres in connection with future acquisitions that we make. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

Acquiring or expanding existing circuits and theatres may require additional financing, and we cannot be certain that we will be able to obtain new financing on favorable terms, or at all.

        Our net capital expenditures aggregated approximately $129.3 million for fiscal 2011. We estimate that our planned capital expenditures will be between $140.0 million and $150.0 million in fiscal 2012 and will continue at approximately $120.0 million annually over the next three years. Actual capital expenditures in fiscal 2012 may differ materially from our estimates. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

We may be reviewed by antitrust authorities in connection with acquisition opportunities that would increase our number of theatres in markets where we have a leading market share.

        Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by the Antitrust Division of the United States Department of Justice, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the acquisition of Kerasotes, we were required to dispose of 11 theatres located in various markets across the United States, including Chicago, Denver and Indianapolis. As a result, we may not be able to succeed in acquiring other exhibition companies or we may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

The agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us.

        The agreements governing our indebtedness contain various covenants that limit our ability to, among other things:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions to our stockholders;

  •
  make restricted payments;

  •
  incur liens;

  •
  engage in transactions with affiliates; and

  •
  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indentures for our notes contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries," which are subsidiaries that we designate, that are not subject to the restrictive covenants contained in the indentures governing our notes.

        Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that the acquired theatres do not perform as expected.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt and other financial obligations and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control.

        In addition, our notes require us to repay or refinance those notes when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

        The terms of the agreements governing our indebtedness restrict, but do not prohibit us from incurring additional indebtedness. If we are in compliance with the financial covenants set forth in the senior secured credit facility and our other outstanding debt instruments, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we face may intensify.

Optimizing our theatre circuit through new construction is subject to delay and unanticipated costs.

        The availability of attractive site locations is subject to various factors that are beyond our control. These factors include:

  •
  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

  •
  competition for site locations from both theatre companies and other businesses.

        In addition, we typically require 18 to 24 months in the United States and Canada from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations.

Our investment in and revenues from NCM may be negatively impacted by the competitive environment in which NCM operates.

        We have maintained an investment in NCM. NCM's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM's in-theatre advertising format will be favorably received by the theatre-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations and cash flows may be adversely affected and our investment in and revenues and dividends from NCM may be adversely impacted.

We may suffer future impairment losses and theatre and other closure charges.

        The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter except for 2005. Our impairment losses of long-lived assets from continuing operations over this period aggregated to $297.8 million. Beginning fiscal 1999 through March 31, 2011, we also incurred theatre and other closure expenses, including theatre lease termination charges aggregating approximately $117.0 million. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres, which could have an adverse effect on the results of our operations. We continually monitor the performance of our theatres, and factors such as changing consumer preferences for filmed entertainment in international markets and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and significant theatre and other closure charges prior to expiration of underlying lease agreements.

We must comply with the ADA, which could entail significant cost.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

        On January 29, 1999, the Civil Rights Division of the Department of Justice, or the Department, filed suit alleging that AMC Entertainment's stadium-style theatres violated the ADA and related regulations. On December 5, 2003, the trial court entered a consent order and final judgment on non-line-of-sight issues under which AMC Entertainment agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently we estimate that betterments are required at approximately 40 stadium-style theatres. We estimate that the unpaid cost of these betterments will be approximately $13.2 million. The estimate is based on actual costs incurred on remediation work completed to date. As to line-of-sight matters, the trial court approved a settlement on November 29, 2010 requiring us to make settlements over a five year term at an estimated cost of $5.0 million. The actual costs of betterments may vary based on the results of surveys of the remaining theatres. See Note 13—Commitments and Contingencies to our audited consolidated financial statements included elsewhere in this prospectus.

We may be subject to liability under environmental laws and regulations.

        We own and operate facilities throughout the United States and manage or own facilities in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

We may not be able to generate additional ancillary revenues.

        We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our U.S. and Canadian competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. In addition, in March 2005 we contributed our cinema screen advertising business to NCM. As such, although we retain board seats and an ownership interest in NCM, we do not control this business, and therefore do not control our revenues attributable to cinema screen advertising. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations.

We depend on key personnel for our current and future performance.

        Our current and future performance depends to a significant degree upon the retention of our senior management team and other key personnel. The loss or unavailability to us of any member of our senior management team or a key employee could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we would be able to locate or employ qualified replacements for senior management or key employees on acceptable terms.

Risks Related to Our Industry

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. Our business may be adversely affected if our access to motion pictures is limited or delayed because of deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. Conversely, the successful performance of these motion pictures, particularly the sustained success of any one motion picture, or an increase in effective marketing efforts of the major motion picture studios, may generate positive results for our business and operations in a specific fiscal quarter or year that may not necessarily be indicative of, or comparable to, future results of operations. In addition, a change in the type and breadth of movies offered by motion picture studios may adversely affect the demographic base of moviegoers.

We are subject, at times, to intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

  •
  Attracting patrons.  The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

  •
  Licensing motion pictures.  We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

  •
  Low barriers to entry.  We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems and from other forms of in-home entertainment.

Industry-wide screen growth has affected and may continue to affect the performance of some of our theatres.

        In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited-use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years, many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there was growth in the number of screens in the U.S. and Canadian exhibition industry from 2005 to 2008. This has affected and may continue to affect the performance of some of our theatres. The number of screens in the U.S. and Canadian exhibition industry slightly declined from 2008 to 2010.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other film delivery methods, including network, syndicated cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, amusement parks, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

Our results of operations may be impacted by shrinking video release windows.

        Over the last decade, the average video release window, which represents the time that elapses from the date of a film's theatrical release to the date a film is available on DVD, an important downstream market, has decreased from approximately six months to approximately three to four months. If patrons choose to wait for a DVD release rather than attend a theatre for viewing the film, it may adversely impact our business and results of operations, financial condition and cash flows. Several major film studios are currently testing a premium video on demand product released in homes approximately 60 days after a movie's theatrical debut, which could cause the release window to shrink further. We cannot assure you that this release window, which is determined by the film studios, will not shrink further or be eliminated altogether, which could have an adverse impact on our business and results of operations.

Development of digital technology may increase our capital expenses.

        The industry is in the process of converting film-based media to digital-based media. We, along with some of our competitors, have commenced a roll-out of digital equipment for exhibiting feature films and plan to continue the roll-out through our joint venture DCIP. However, significant obstacles exist that impact such a roll-out plan, including the cost of digital projectors, and the supply of projectors by manufacturers. During fiscal 2010, DCIP completed its formation and $660 million funding to facilitate the financing and deployment of digital technology in our theatres. During March of 2011, DCIP completed additional financing of $220.0 million, which we believe will allow us to complete our planned digital deployments.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 27% of our revenues in fiscal 2011, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the notes by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. in market making transactions. We will not receive any of the proceeds from these transactions.

 CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization of AMC Entertainment Inc. as of March 31, 2011. The information in this table should be read in conjunction with the historical financial statements of AMC Entertainment Inc. and the respective accompanying notes thereto included elsewhere in this prospectus.

As of March 31, 2011
(In thousands)
Cash and cash equivalents	$301,158

Short-term debt (current maturities of long-term debt and capital and financing lease obligations)	$9,955
Long-term debt:
Senior secured credit facility
Revolving loan facility(1)	—
Term loan due 2013	140,283
Term loan due 2016	469,092
8.75% Senior Notes due 2019	587,263
8% Senior Subordinated Notes due 2014	299,402
9.75% Senior Subordinated Notes due 2020	600,000
Capital and financing lease obligations	62,220

Total debt(2)	$2,168,215

Stockholder's equity:
Common Stock (1¢ par value, 1 share issued)	—
Additional paid-in capital	551,955
Accumulated other comprehensive loss	(3,991)
Accumulated deficit	(187,805)

Total stockholder's equity	360,159

Total capitalization	$2,528,374

(1)
The aggregate revolving loan commitment under our senior secured facility is $192.5 million.

(2)
Total debt excludes $209.6 million of senior term loan indebtedness of Parent. We distributed a portion of the proceeds of the offering of Notes due 2020 to Marquee to be applied to the Marquee Notes Cash Tender Offer and subsequent redemption.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        We derived the following unaudited pro forma condensed consolidated financial information by applying pro forma adjustments attributable to the Kerasotes Acquisition to our historical consolidated financial statements and the Kerasotes financial statements included elsewhere in this prospectus.

        These adjustments include:

  •
  the acquisition on May 24, 2010 of substantially all of the assets of Kerasotes for a purchase price of $281.4 million, which includes cash acquired and working capital and other purchase price adjustments; and

  •
  the net increase in our theatre and screen count by 83 and 812, respectively from the Kerasotes Acquisition, including the impact of theatres divested as required by the Antitrust Division of the United States Department of Justice.

        The unaudited pro forma condensed consolidated statement of operations data for the 52 weeks ended March 31, 2011 gives effect to the Kerasotes Acquisition as if it had occurred on April 2, 2010. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information.

        The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with our consolidated financial statements and accompanying notes and the Kerasotes financial statements included elsewhere in this prospectus.

 AMC ENTERTAINMENT INC.

CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

FIFTY-TWO WEEKS ENDED MARCH 31, 2011

(DOLLARS IN THOUSANDS)

(UNAUDITED)

	Fifty-Two Weeks Ended March 31, 2011
	AMCE 52 Weeks Ended March 31, 2011 Historical	Kerasotes April 1, 2010 to May 24, 2010 Historical	Kerasotes Acquisition Pro Forma Adjustments		AMCE Pro Forma Kerasotes Acquisition
Revenues	$2,422,968	$40,696	$(12,687	)(1)	$2,450,977
			—	(2)
Cost of operations	1,684,791	25,802	(8,610	)(1)	1,712,039
			10,056	(2)
Rent	475,810	6,405	(2,854	)(1)	480,016
			655	(2)
General and administrative:
M&A Costs	14,085	—	—		14,085
Management fee	5,000	—	—		5,000
Other	58,136	1,651	—		59,787
Depreciation and amortization	212,413	2,702	(561	)(1)	216,095
			1,541	(2)
Impairment of long-lived assets	12,779	—	—		12,779

Costs and expenses	2,463,014	36,560	227		2,499,801

Operating income (loss)	(40,046)	4,136	(12,914)		(48,824)
Other expense	13,716	—	—		13,716
Interest expense	149,720	395	(223	)(2)	149,892
Equity in earnings of non-consolidated entities	(17,178)	—	—		(17,178)
Gain on NCM transactions	(64,441)	—	—		(64,441)
Investment income	(391)	(99)	99	(2)	(391)

Total other expense	81,426	296	(124)		81,598

Earnings (loss) from continuing operations before income taxes	(121,472)	3,840	(12,790)		(130,422)
Income tax provision (benefit)	1,950	—	(3,400	)(3)	(1,450)

Earnings from continuing operations	$(123,422)	$3,840	$(9,390)		$(128,972)

        See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Kerasotes Acquisition

        On May 24, 2010, we completed the acquisition of substantially all of the assets (92 theatres and 928 screens) of Kerasotes. Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres feature stadium seating and almost 90% have been built since 1994. We acquired Kerasotes based on their highly complementary geographic presence in certain key markets. Additionally, we expect to realize synergies and cost savings related to the Kerasotes acquisition as a result of moving to our operating practices, decreasing costs for newspaper advertising and concessions and general and administrative expense savings, particularly with respect to the consolidation of corporate related functions and elimination of redundancies. The purchase price for the Kerasotes theatres paid in cash at closing was $276.8 million, net of cash acquired, and was subject to working capital and other purchase price adjustments. We paid working capital and other purchase price adjustments of $3.8 million during the second quarter of fiscal 2011, based on the final closing date working capital and deferred revenue amounts, and have included this amount as part of the total purchase price.

        The acquisition of Kerasotes is being treated as a purchase in accordance with Accounting Standards Codification ("ASC") 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the transaction. The allocation of purchase price is based on management's judgment after evaluating several factors, including bid prices from potential buyers and a preliminary valuation assessment which falls under Level 3 of the valuation hierarchy. The following is a summary of the final allocation of the purchase price:

(In thousands)	Total
Cash	$809
Receivables, net(1)	3,832
Other current assets	13,428
Property, net	201,520
Intangible assets, net(2)	17,387
Goodwill(3)	119,874
Other long-term assets	4,531
Accounts payable	(13,538)
Accrued expenses and other liabilities	(12,439)
Deferred revenues and income	(1,806)
Capital and financing lease obligations	(12,583)
Other long-term liabilities(4)	(39,600)

Total purchase price	$281,415

(1)
Receivables consist of trade receivables recorded at fair value. We did not acquire any other class of receivables as a result of the acquisition of Kerasotes.

(2)
Intangible assets consist of certain Kerasotes' trade names, a non-compete agreement, and favorable leases. See Note 5—Goodwill and Other Intangible Assets to our audited consolidated financial statements for the 52-week period ended March 31, 2011 included elsewhere in this prospectus for further information.

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(3)
Goodwill arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations. Amounts recorded for goodwill are not subject to amortization and are expected to be deductible for tax purposes.

(4)
Other long-term liabilities consist of certain theatre and ground leases that have been identified as unfavorable.

        During the 52 weeks ended March 31, 2011, we incurred acquisition-related costs of approximately $12.6 million included in general and administrative expense: merger, acquisition and transaction costs in our consolidated statements of operations. We have expensed acquisition-related transaction costs as incurred pursuant to ASC 805-10.

        In connection with the acquisition of Kerasotes, we divested of seven Kerasotes theatres with 85 screens as required by the Antitrust Division of the United States Department of Justice. We also sold the Kerasotes digital projection systems, one vacant theatre that had previously been closed by Kerasotes and closed another Kerasotes theatre. Proceeds from the divested and closed theatres and other property exceeded the carrying amount of such theatres by $10.9 million which was recorded as a reduction to goodwill.

        We were also required by the Antitrust Division of the United States Department of Justice to divest of four legacy AMC theatres with 57 screens. We recorded a gain on disposition of assets of $10.1 million for one divested AMC theatre with 14 screens during the 52 weeks ended March 31, 2011, which reduced operating expenses by approximately $10.1 million. Additionally, we acquired two theatres with 26 screens that were received in exchange for three of the legacy AMC theatres with 43 screens.

        A reconciliation of the $275.0 million purchase price as set forth in the acquisition agreement to the total purchase price is as follows:

Base Purchase Price	$275,000,000
Swap Termination Costs	1,798,000
Closing Date Working Capital Amount	4,617,000

Total purchase price	$281,415,000

Methods and Significant Assumptions Used in Valuation

Leases

        To evaluate whether the individual standard operating leases being acquired were either favorable or unfavorable, a representative sample of leases from both Kerasotes' and AMC's theatre portfolio was analyzed to develop an estimate of current market terms. Rent, as a percentage of revenue, was considered an appropriate metric to estimate a market term.

        Theatres considered at-market were the theatres in which rent-to-revenue ratio was within a calculated a range equal to one standard deviation around the average. As a secondary test, a comparison of all of the theatres' positive average annual operating cash flow ("OCF") margin was done. Similar to the rent to revenue analysis, a one standard deviation range from the average OCF margin was developed to represent reasonable profitability. Certain theatres within this at-market rent range were deemed favorable or unfavorable depending on the strength of their OCF margin.

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

        To calculate the value of the favorable and unfavorable leases, the expected rent to be paid annually was compared to a normalized rent level based on the average rent-to-revenue ratio discussed above. The rent differential was calculated over the remaining term of the individual leases for the identified theatres. The difference in rent was then discounted at a rate of return based on rates for similar real property.

Trade Name

        The Royalty Savings or Relief-from-Royalty Method, an income approach (Level 3 fair value measurement), was used to estimate the Fair Value of the ShowPlace and Star trade names. The Royalty Savings Method, estimates the value of a trade name by capitalizing the royalties saved because we own the trade name. The relief from royalty analysis is comprised of two primary steps including: i) the determination of the appropriate royalty rate, and ii) the subsequent application of the relief from royalty method.

        The seller has retained the "Kerasotes" name but most of the theatres were branded as either ShowPlace or Star. Therefore we valued the ShowPlace and Star trade names. We plan to preserve the use all of the ShowPlace and Star Theatres' trade names on a total of 46 theatres.

        The royalty savings was calculated by multiplying the royalty rate by the annual revenues for all of the theatres with the ShowPlace or Star names. The royalty rate was established based on various quantitative and qualitative factors. The present value of the after-tax royalty savings was determined using a rate for intangible assets.

Non-Compete Agreement

        As part of the Kerasotes Acquisition, certain management members of the remaining Kerasotes company ("Potential Competitors") entered into five year non-competition agreements, which prevent them from competing against the sold Kerasotes theatres and all other AMC theatres over the duration of the agreement. The Differential Cash Flow Method, an income approach (Level 3 fair value measurement), was used to value the Non-Competition Agreements.

        Key assumptions used in the Differential Cash Flow Method included assumptions regarding theatre cash flows with and without the non-compete agreements in place, probabilities regarding competitors reentering the market, and a discount rate used to present value cash flows, appropriate for intangible assets.

        Our allocation of purchase price as of May 24, 2010 consisted primarily of:

  (a)
  Receivables and Current assets acquired from Kerasotes, which excluded $26.7 million of assets in the Kerasotes unaudited condensed statement of assets and liabilities as of March 31, 2010 included elsewhere in this prospectus as such assets were not acquired. Other current assets include $9.0 million of property, net for two theatres held for sale;

  (b)
  Property, net which reflects the estimated fair value of furniture, fixtures and equipment, leasehold improvements and real estate;

  (c)
  Intangible assets, net comprised principally of six theatres with favorable leases of $5.6 million, the ShowPlace and Star trade names of $5.1 million and noncompete agreements with Kerasotes management of $6.4 million;

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

  (d)
  Other long-term assets is comprised of Land and Buildings at certain inactive theatre locations;

  (e)
  Accounts payable and accrued expenses and other liabilities primarily comprised of utility accruals, trade payables, accrued payroll and payroll taxes, and accrued property taxes. We did not assign any fair value to $0.3 million of "Current portion of developer reimbursements", $0.7 million of "Current portion of long-term debt to Parent" or $7.3 million of "Current portion of deferred gain" that are listed on the Kerasotes March 31, 2010 unaudited condensed statement of assets and liabilities included elsewhere in this prospectus as the "Current portion of developer reimbursements" represented deferred rent which is reduced to $0 fair value in purchase accounting, the "Long-term debt to Parent" was not a liability that was assumed in the acquisition and the deferred gain related to Kerasotes sale lease back transactions is reduced to $0 in purchase accounting;

  (f)
  Deferred revenues are for advance ticket sales, gift card sales and other scrip. As part of its fair value estimation for deferred revenue amounts, we reduced the historical amounts recorded by Kerasotes as of May 24, 2010 by $2.6 million to reflect the expected non-presentment rate based on our accounting policy for these sales. We determined that a $2.6 million reduction to deferred revenues was appropriate based upon our review and evaluation of Kerasotes' actual historical experience compared to the Company's actual historical experience. This change conforms Kerasotes non-presentment rate for advance ticket sales and gift card sales used to calculate "breakage" to our accounting policy by multiplying Kerasotes' historical cumulative gift card sales and advance ticket sales by our non-presentment rate for these types of items where Kerasotes had not recorded any gift card or advance ticket sale breakage. We believe these non-presentment rates are appropriate, as (i) we believe the characteristics of the historic Kerasotes customer base that purchases gift cards and advance tickets to be similar to our historic customer base, (ii) we have a longer historical record for selling gift cards than Kerasotes, and our more fully developed historical customer data supports the non-presentment rate we used and (iii) we both use the same third party provider to administer gift cards and advance tickets;

  (g)
  Capital and financing lease obligations were recorded for one location accounted for by Kerasotes as a sale leaseback transaction following the financing method. Deferred rent for two theatre locations totaling $4.1 million included in the Kerasotes March 31, 2010 unaudited condensed statement of assets and liabilities included elsewhere in this prospectus within the line item called "Developer reimbursements" were assigned a fair value of $0 as deferred rent is reduced to $0 fair value in purchase accounting; and

  (h)
  Other long-term liabilities comprised of the estimated fair value of 15 theatres with unfavorable leases acquired from Kerasotes of $39.6 million. We did not assign any fair value to $19.9 million of "Long-term debt to Parent", $111.2 million of "Deferred gain from sale-leaseback transactions" or $7.4 million of "Deferred rent and other long-term liabilities" included in the Kerasotes March 31, 2010 unaudited condensed statement of assets and liabilities included elsewhere in this prospectus as the "Long-term debt to Parent" was not a liability that was assumed in the acquisition and the "Deferred gain" related to Kerasotes sale lease back transactions and deferred rent is reduced to $0 in purchase accounting.

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

Kerasotes Acquisition Pro Forma Adjustments

(1)
Reflects the exclusion of revenues and expenses and disposition of assets and liabilities for theatres expected to be disposed of in connection with the approval of the Kerasotes Acquisition by the U.S. Department of Justice:

52 Weeks Ended March 31, 2011
(thousands of dollars)
Revenues	$12,687
Cost of operations	8,610
Rent	2,854
Depreciation & amortization	561
(2)
Pro forma adjustments are made to the unaudited pro forma condensed consolidated financial statement of operations for purchase accounting to reflect the following:

	52 Weeks Ended March 31, 2011	Estimated Useful Life	Balance Sheet Classification
	(thousands of dollars)
Revenues:
Remove Kerasotes historical gift certificate breakage	$—
Cost of operations:
Remove gain on sale of divested theatres	10,056
Depreciation and Amortization:
Remove Kerasotes historical amount	(2,702)
Buildings and improvements, furniture, fixtures and equipment and leasehold improvements	3,754	7	Property, net
Favorable leases	292	3.6	Intangibles, net
Non-compete agreements	197	5	Intangibles, net
Tradename	—	Indefinite	Intangibles, net

	$1,541

  We determined the estimated useful lives for Buildings and improvements, Furniture fixtures and equipment and Leasehold improvements using our accounting policy for those classes of assets. Building lives assigned were approximately 20 years, Leasehold improvement lives reflect the shorter of the base terms of the corresponding lease agreements or the expected useful lives of the assets. Furniture, fixtures and equipment lives range from 1 to 10 years. The seven year estimated useful life represents the weighted average life for the assets acquired and the majority of the assets acquired were Furniture, fixtures and equipment and Leasehold improvements. Lives for favorable leases reflect the remaining base term of the lease agreements. The five year life for the non-compete agreement reflects the term of the agreement.

  The pro forma adjustments for depreciation and amortization were determined by first removing all of the Kerasotes recorded historical amounts of depreciation and amortization which were recorded by Kerasotes based on their historical cost and accounting policies. We then recomputed

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

  depreciation and amortization for the appropriate period of time for each period presented to replace the historical amounts recorded by Kerasotes with depreciation and amortization we calculated based on the estimated fair values recorded in purchase accounting divided by the remaining useful lives on a straight-line basis.

	52 Weeks Ended March 31, 2011	Estimated Useful Life	Balance Sheet Classification
	(thousands of dollars)
Rent:
Kerasotes amortization of deferred gain on sale-leaseback transactions	$1,086
Unfavorable leases	(431)	15	Other long-term liabilities

	$655

  The pro forma adjustments for rent were determined by removing all of the Kerasotes amortization of deferred gain on sale-leaseback transactions recorded in their historical financial statements and included in the pro forma financial statements within the Rent line as the deferred gain on the sale-leaseback transactions was reduced to a $0 in purchase accounting. We have also included amortization of the fair value of the unfavorable leases recorded in purchase accounting and calculated the amounts based on the estimated fair values recorded in purchase accounting divided by the remaining base terms of the lease agreements.

52 Weeks Ended March 31, 2011
(thousands of dollars)
Interest Expense:
Interest expense to Kerasotes Showplace Theatres, LLC and other	$(223)

  We made pro forma adjustments to interest expense to remove the interest expense recorded in Kerasotes historical financial statements related to long-term debt that was not assumed as part of the Kerasotes Acquisition.

52 Weeks Ended March 31, 2011
(thousands of dollars)
Investment Income:
Kerasotes expense related to interest rate swap and other	$99

  We made pro forma adjustments to investment income to remove the historical amounts recorded by Kerasotes related to assets not acquired in the Kerasotes Acquisition which was primarily the Kerasotes interest rate swap agreement.

(3)
Represents the expected income tax impact of the Kerasotes Acquisition in U.S. tax jurisdictions at the expected state and federal rate of approximately 37.5%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth certain of our selected historical financial and operating data. Our selected financial data for the fiscal years ended March 31, 2011, April 1, 2010, April 2, 2009, April 3, 2008 and March 29, 2007 have been derived from the consolidated financial statements for such periods either included elsewhere in this prospectus or not included herein.

        The selected financial data presented herein should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," consolidated financial statements, including the notes thereto, and our other historical financial information, including the notes thereto, included elsewhere in this prospectus.

	Years Ended(1)(3)
	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
	(in thousands, except operating data)
Statement of Operations Data:
Revenues:
Admissions	$1,697,858	$1,711,853	$1,580,328	$1,615,606	$1,576,924
Concessions	664,108	646,716	626,251	648,330	631,924
Other theatre	61,002	59,170	58,908	69,108	94,374

Total revenues	2,422,968	2,417,739	2,265,487	2,333,044	2,303,222

Operating Costs and Expenses:
Film exhibition costs	887,758	928,632	842,656	860,241	838,386
Concession costs	83,187	72,854	67,779	69,597	66,614
Operating expense(7)	713,846	610,774	576,022	572,740	564,206
Rent	475,810	440,664	448,803	439,389	428,044
General and administrative:
Merger, acquisition and transactions costs	14,085	2,280	650	3,739	9,996
Management fee	5,000	5,000	5,000	5,000	5,000
Other	58,136	57,858	53,628	39,102	45,860
Depreciation and amortization	212,413	188,342	201,413	222,111	228,437
Impairment of long-lived assets	12,779	3,765	73,547	8,933	10,686

Operating costs and expenses	2,463,014	2,310,169	2,269,498	2,220,852	2,197,229

Operating income (loss)	(40,046)	107,570	(4,011)	112,192	105,993
Other expense (income)	13,716	(2,559)	(14,139)	(12,932)	(10,267)
Interest expense:
Corporate borrowings	143,522	126,458	115,757	131,157	188,809
Capital and financing lease obligations	6,198	5,652	5,990	6,505	4,669
Equity in earnings of non-consolidated entities(5)	(17,178)	(30,300)	(24,823)	(43,019)	(233,704)
Gain on NCM transactions	(64,441)	—	—	—	—
Investment income(6)	(391)	(205)	(1,696)	(23,782)	(17,385)

Earnings (loss) from continuing operations before income taxes	(121,472)	8,524	(85,100)	54,263	173,871
Income tax provision (benefit)	1,950	(68,800)	5,800	12,620	39,046

Earnings (loss) from continuing operations	(123,422)	77,324	(90,900)	41,643	134,825
Earnings (loss) from discontinued operations, net of income taxes(2)	569	(7,534)	9,728	1,802	(746)

Net earnings (loss)	$(122,853)	$69,790	$(81,172)	$43,445	$134,079

	Years Ended(1)(3)
	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
Balance Sheet Data (at period end):
Cash and equivalents	$301,158	$495,343	$534,009	$106,181	$317,163
Corporate borrowings	2,102,540	1,832,854	1,687,941	1,615,672	1,634,265
Other long-term liabilities	432,439	309,591	308,701	351,310	366,813
Capital and financing lease obligations	65,675	57,286	60,709	69,983	53,125
Stockholder's equity	360,159	760,559	1,039,603	1,133,495	1,391,880
Total assets	3,740,245	3,653,177	3,725,597	3,847,282	4,104,260
Operating Data:
Net cash provided by operating activities	$92,072	$258,015	$200,701	$220,208	$417,751
Capital expenditures	(129,347)	(97,011)	(121,456)	(171,100)	(142,969)
Proceeds from sale/leasebacks	4,905	6,570	—	—	—
Screen additions	55	6	83	136	107
Screen acquisitions	960	—	—	—	32
Screen dispositions	400	105	77	196	243
Average screens—continuing operations(4)	5,086	4,485	4,545	4,561	4,627
Number of screens operated	5,128	4,513	4,612	4,606	4,666
Number of theatres operated	360	297	307	309	318
Screens per theatre	14.2	15.2	15.0	14.9	14.7
Attendance (in thousands)—continuing operations(4)	194,412	200,285	196,184	207,603	213,041

(1)
Cash dividends declared on common stock for fiscal 2011, 2010, 2009 and 2008 were $278.3 million, $330.0 million, $36.0 million and $296.8 million, respectively.

(2)
All fiscal years presented includes earnings and losses from discontinued operations related to 44 theatres in Mexico that were sold during fiscal 2009. Fiscal 2007 includes losses from discontinued operations related to five theatres in Japan that were sold during fiscal 2006 and five theatres in Iberia that were sold during fiscal 2007.

(3)
Fiscal 2008 includes 53 weeks. All other years have 52 weeks.

(4)
Includes consolidated theatres only.

(5)
During fiscal 2011, fiscal 2010, fiscal 2009 and fiscal 2008, equity in earnings, including cash distributions from NCM, were $32.9 million, $34.4 million, $27.7 million and $22.2 million, respectively. During fiscal 2008, equity in (earnings) losses of non-consolidated entities includes a gain of $18.8 million from the sale of Hoyts General Cinema South America and during fiscal 2007 a gain of $238.8 million related to the NCM, Inc. initial public offering.

(6)
Includes gain of $16.0 million for the 53 weeks ended April 3, 2008 from the sale of our investment in Fandango, Inc. Includes interest income on temporary cash investments of $17.3 million for the 52 weeks ended March 29, 2007.

(7)
Includes theatre and other closure expense (income) for fiscal 2011, 2010, 2009, 2008 and 2007 of $60.8 million, $2.6 million, $(2.3) million, $(21.0) million and $9.0 million, respectively. In the fourth quarter of fiscal 2011, the Company permanently closed 73 underperforming screens in six theatre locations while continuing to operate 89 screens at these locations, and discontinued development of and ceased use of certain vacant and under-utilized retail space at four other theatres, resulting in a charge of $55.0 million for theatre and other closure expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements. Please see "Special Note Regarding Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements. Capitalized terms used but not defined in this section shall have the meanings ascribed to them elsewhere in this prospectus. Terms defined in this section shall only be used as such for the purposes of this section.

Overview

        We are one of the world's leading theatrical exhibition companies. As of March 31, 2011, we owned, operated or had interests in 360 theatres and 5,128 screens with 99%, or 5,073, of our screens in the U.S. and Canada, and 1%, or 55 of our screens in China (Hong Kong), France and the United Kingdom.

        During the fifty-two weeks ended March 31, 2011, we acquired 92 theatres with 928 screens from Kerasotes in the U.S. In connection with the acquisition of Kerasotes, we divested of 11 theatres with 142 screens as required by the Antitrust Division of the United States Department of Justice and acquired two theatres with 26 screens that were received in exchange for three of the divested theatres above with 43 screens. We also permanently closed 22 theatres with 144 screens in the U.S. and temporarily closed and reopened 41 screens at four theatres in the U.S. as part of a remodeling project to allow for dine-in theatres at these locations. We permanently closed 73 underperforming screens at 6 theatre locations in the U.S and Canada and continue to operate 89 screens at these locations. We opened one new managed theatre with 14 screens in the U.S. and acquired one theatre with 6 screens in the U.S. in the ordinary course of business.

        Our Theatrical Exhibition revenues are generated primarily from box office admissions and theatre concession sales. The balance of our revenues are generated from ancillary sources, including on-screen advertising, rental of theatre auditoriums, fees and other revenues generated from the sale of gift cards and packaged tickets, on-line ticket fees and arcade games located in theatre lobbies.

        Box office admissions are our largest source of revenue. We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. Film exhibition costs are accrued based on the applicable admissions revenues and estimates of the final settlement pursuant to our film licenses. Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office gross or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs, premium concession items, specialty drinks, healthy choice items and made to order hot foods including menu choices such as curly fries, chicken tenders and jalapeño poppers. Different varieties of concession items are offered at our theatres based on preferences in that particular geographic region. We have also implemented dine-in theatre concepts at 7 locations, which feature full kitchen facilities, seat-side servers and a separate bar and lounge area. Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency including a guest friendly grab and go experience. We design our theatres to have more concessions capacity to make it easier to serve larger numbers of customers. Strategic placement of large concessions stands within theatres increases their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

        Our revenues are dependent upon the timing and popularity of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business is highly seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations will vary significantly from quarter to quarter.

        We have a guest frequency program, AMC Stubs, which allows members to earn $10 for each $100 purchase completed at our theatres. Amounts earned are redeemable by members on future purchases at our theatres. The value of amounts earned are included in deferred revenues and income and recorded as a reduction in admissions and concessions revenues at the time the amounts are earned, based on the selling price of awards that are projected to be redeemed. Earned awards must be redeemed no later than 90 days from the date of issuance. We account for membership fee revenue for our guest frequency program on a deferred basis, net of estimated refunds, whereby revenue is recognized ratably over the one-year membership period.

        During fiscal 2011, films licensed from our six largest distributors based on revenues accounted for approximately 81% of our U.S. and Canada admissions revenues. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year.

        During the period from 1990 to 2010, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 634 in 2008, according to the Motion Picture Association of America 2010 MPAA Theatrical Market Statistics. The number of digital 3D films released annually increased to a high of 25 in 2010 from a low of 0 during this same time period.

        We continually upgrade the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. We are an industry leader in the development and operation of theatres, typically our theatres have 12 or more screens and offer amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. We have increased our 3D enabled screens by 1,128 to 1,603 screens and our IMAX screens by 26 to 107 screens during the fifty-two weeks ended March 31, 2011; and as of March 31, 2011, approximately 33.6% of our screens were 3D enabled screens and approximately 2.1% of our screens were IMAX 3D enabled screens.

Stock-Based Compensation

        We account for stock-based employee compensation arrangements using the fair value method. The fair value of each stock option was estimated on the grant date using the Black-Scholes option pricing model based on assumptions regarding the following: common stock value on the grant date, risk-free interest rate, expected term, expected volatility, and dividend yield. We have elected to use the simplified method for estimating the expected term of "plain vanilla" share option grants as we do not have enough historical experience to provide a reasonable estimate. Compensation cost is calculated on the date of the grant and then amortized over the vesting period.

        We granted 38,876.7 options on December 23, 2004, 600 options on January 26, 2006, 15,980.45 options on March 6, 2009, and 4,786 options on May 28, 2009 to employees to acquire our common stock. The fair value of these options on their respective grant dates was $22.4 million, $138,000, $2.1 million and $650,000, respectively. All of these options currently outstanding are equity classified.

        During fiscal 2011, we granted 6,507 options and 6,856 shares of restricted stock. The fair value of these options and restricted shares on their respective grant dates was approximately $1.9 million and $5.2 million, respectively. All of these options currently outstanding are equity classified.

        The common stock value used to estimate the fair value of each option on the March 6, 2009 grant date was based upon a contemporaneous valuation reflecting market conditions as of January 1, 2009, a purchase of 2,542 shares by Parent for $323.95 per share from our former Chief Executive Officer pursuant to his Separation and General Release Agreement dated February 23, 2009 and a sale of 385.862 shares by Parent to our current Chief Executive Officer pursuant to his Employment Agreement dated February 23, 2009 for $323.95 per share.

        The common stock value of $339.59 per share used to estimate the fair value of each option on the May 28, 2009 grant date was based upon a valuation prepared by management on behalf of the Compensation Committee of the Board of Directors. Management chose not to obtain a contemporaneous valuation performed by an unrelated valuation specialist as management believed that the valuation obtained at January 1, 2009 and the subsequent stock sales and purchases were recent and could easily be updated and rolled forward without engaging a third party and incurring additional costs. Additionally, management considered that the number of options granted generated a relatively low amount of annual expense over 5 years ($130,100) and that any differences in other estimates of fair value would not be expected to materially impact the related annual expense. The common stock value was estimated based on current estimates of annual operating cash flows multiplied by the current average peer group multiple for similar publicly traded competitors of 6.7x less net indebtedness, plus the current fair value of our investment in NCM. Management compared the estimated stock value of $339.59 per share with the $323.95 value per share discussed above related to the March 6, 2009 option grant and noted the overall increase in value was due the following:

March 6, 2009 grant value per share	$323.95

Decline in net indebtedness	20.15
Increase in value of investment in NCM	37.10
Increase due to peer group multiple	47.89
Decrease in annual operating cash flows	(89.50)

May 28, 2009 grant value per share	$339.59

        The common stock value of $752 per share used to estimate the fair value of each option and restricted share on July 8, 2010 was based upon a contemporaneous valuation reflecting market conditions. The total estimated grant date fair value for 5,484 shares of restricted stock (time vesting) and 1,372 shares of restricted stock (performance vesting, where the performance targets were established at the grant date following ASC 718-10-55-95) was based on $752 per share and was $4.1 million and $1.0 million, respectively. The estimated grant date fair value of the options granted on 5,484 shares under the 2010 Equity Incentive Plan was $293.72 per share, or $1.6 million, and was determined using the Black-Sholes option-pricing model. The estimated grant date fair value of the options granted on 1,023 shares under the 2004 Stock Option Plan was $300.91 per share, or $308,000, and was determined using the Black-Sholes option-pricing model. The option exercise price for these grants were $752 per share, and the estimated fair value of the shares were $752, resulting in $0 intrinsic value for the option grants. As of March 31, 2011, there was approximately $6.4 million of total estimated unrecognized compensation cost related to nonvested stock-based compensation arrangements under both the 2010 Equity Incentive Plan and the 2004 Stock Option Plan.

Significant Events

        On March 31, 2011, Marquee Holdings Inc., a direct, wholly-owned subsidiary of Parent and a holding company, the sole asset of which consisted of the capital stock of AMCE, was merged with and into Parent, with Parent continuing as the surviving entity. As a result of the merger, AMCE became a direct subsidiary of Parent.

        During the fourth quarter of our fiscal year ending March 31, 2011, we evaluated excess capacity and vacant and under-utilized retail space throughout our theatre circuit. On March 28, 2011, management decided to permanently close 73 underperforming screens and auditoriums in six theatre locations in the United States and Canada while continuing to operate 89 screens at these locations. The permanently closed screens are physically segregated from the screens that will remain in operation and access to the closed space is restricted. Additionally, management decided to discontinue development of and cease use of (including for storage) certain vacant and under-utilized retail space at four other theatres in the United States and the United Kingdom. As a result of closing the screens and auditoriums and discontinuing the development and use of the other spaces, we recorded a charge of $55.0 million for theatre and other closure expense, which is included in operating expense in the Consolidated Statements of Operations during the fiscal year ending March 31, 2011. The charge to theatre and other closure expense reflects the discounted contractual amounts of the existing lease obligations of $53.6 million for the remaining 7 to 13 year terms of the leases as well as expenses incurred for related asset removal and shutdown costs of $1.5 million. A significant portion of each of the affected properties will be closed and no longer used. The charges to theatre and other closure expense do not result in any new, increased or accelerated obligations for cash payments related to the underlying long-term operating lease agreements. We expect that the estimated future savings in rent expense and variable operating expenses as a result of our exit plan and from operating these ten theatres in a more efficient manner will exceed the estimated loss in attendance and revenues that we may experience related to the closed auditoriums.

        In addition to the auditorium closures, we permanently closed 22 theatres with 144 screens in the U.S. during the fifty-two weeks ended March 31, 2011. We recorded $5.7 million for theatre and other closure expense, which is included in operating expense in the Consolidated Statements of Operations, due primarily to the remaining lease terms of 5 theatre closures and accretion of the closure liability related to theatres closed during prior periods. Of the theatre closures in fiscal 2011, 9 theatres with 35 screens are owned properties with no related lease obligation; 7 theatres with 67 screens had leases that were allowed to expire; a single screen theatre with a management agreement was allowed to expire; and 5 theatres with 41 screens were closed with remaining lease terms in excess of one month. Reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for the base rents, taxes and common area maintenance.

        On December 15, 2010, we completed the offering (the "Notes Offering") of $600.0 million aggregate principal amount of our 9.75% Senior Subordinated Notes due 2020 (the "Notes due 2020"). Concurrently with the initial Notes due 2020 offering, we launched a cash tender offer and consent solicitation for any and all of our then outstanding $325.0 million aggregate principal amount 11% Senior Subordinated Notes due 2016 ("Notes due 2016") at a purchase price of $1,031 plus a $30 consent fee for each $1,000 of principal amount of currently outstanding Notes due 2016 validly tendered and accepted by us on or before the early tender date (the "Cash Tender Offer"). We used the net proceeds from the issuance of the Notes due 2020 to pay the consideration for the Cash Tender Offer plus accrued and unpaid interest on $95.1 million principal amount of Notes due 2016 validly tendered. We recorded a loss on extinguishment related to the Cash Tender Offer of $7.6 million in Other expense during the fifty-two weeks ended March 31, 2011, which included previously capitalized deferred financing fees of $1.7 million, a tender offer and consent fee paid to the holders of $5.8 million and other expenses of $149,000. We redeemed the remaining $229.9 million aggregate principal amount outstanding Notes due 2016 at a price of $1,055 per $1,000 principal amount on February 1, 2011 in accordance with the terms of the indenture. We recorded a loss on extinguishment related to the Cash Tender Offer of $16.7 million in Other expense during the fifty-two weeks ended March 31, 2011, which included previously capitalized deferred financing fees of $4.0 million, a tender offer and consent fee paid to the holders of $12.6 million and other expenses of $99,000.

        Concurrently with the Notes due 2020 offering on December 15, 2010, Holdings launched a cash tender offer and consent solicitation for any and all of its outstanding $240.8 million aggregate principal amount (accreted value) of its 12% Senior Discount Notes due 2014 ("Discount Notes due 2014") at a purchase price of $797 plus a $30 consent fee for each $1,000 face amount (or $792.09 accreted value) of currently outstanding Discount Notes due 2014 validly tendered and accepted by Holdings. We used cash on hand to make a dividend payment of $185.0 million on December 15, 2010 to our stockholder, Holdings, which was treated as a reduction of additional paid-in capital. Holdings used the funds received from us to pay the consideration for the Discount Notes due 2014 cash tender offer plus accrued and unpaid interest on $170.7 million principal amount (accreted value) of the Discount Notes due 2014 validly tendered. Holdings redeemed the remaining $70.1 million (accreted value) outstanding Discount Notes due 2014 at a price of $823.77 per $1,000 face amount (or $792.09 accreted value) on January 3, 2011 using funds from an additional dividend received from us of $76.1 million.

        On December 15, 2010, we entered into a third amendment to our Senior Secured Credit Agreement dated as of January 26, 2006 to, among other things: (i) extend the maturity of the term loans held by accepting lenders of $476.6 million aggregate principal amount of term loans from January 26, 2013 to December 15, 2016 and to increase the interest rate with respect to such term loans, (ii) replace our existing revolving credit facility with a new five-year revolving credit facility (with higher interest rates and a longer maturity than the existing revolving credit facility), and (iii) amend certain of our existing covenants therein. We recorded a loss on the modification of our Senior Secured Credit Agreement of $3.7 million in Other expense during the fifty-two weeks ended March 31, 2011, which included third party modification fees and other expenses of $3.3 million and previously capitalized deferred financing fees related to the revolving credit facility of $367,000.

        All of our NCM membership units are redeemable for, at the option of NCM, cash or shares of common stock of NCM, Inc. on a share-for-share basis. On August 18, 2010, we sold 6,500,000 shares of common stock of NCM, Inc., in an underwritten public offering for $16.00 per share and reduced our related investment in NCM by $36.7 million, the average carrying amount of all shares owned. Net proceeds received on this sale were $99.8 million, after deducting related underwriting fees and professional and consulting costs of $4.2 million, resulting in a gain on sale of $63.1 million. In addition, on September 8, 2010, we sold 155,193 shares of NCM, Inc. to the underwriters to cover over allotments for $16.00 per share and reduced our related investment in NCM by $867,000, the average carrying amount of all shares owned. Net proceeds received on this sale were $2.4 million, after deducting related underwriting fees and professional and consulting costs of $99,000, resulting in a gain on sale of $1.5 million.

        On March 17, 2011, NCM, Inc., as sole manager of NCM, disclosed the changes in ownership interest in NCM pursuant to the Common Unit Adjustment Agreement dated as of February 13, 2007 ("2010 Common Unit Adjustment"). This agreement provides for a mechanism for adjusting membership units based on increases or decreases in attendance associated with theatre additions and dispositions. Prior to the 2010 Common Unit Adjustment, we held 18,803,420 million units, or a 16.98% ownership interest, in NCM as of December 30, 2010. As a result of theatre closings and dispositions and a related decline in attendance, we elected to surrender 1,479,638 common membership units to satisfy the 2010 Common Unit Adjustment, leaving us with 17,323,782 units, or a 15.66% ownership interest, in NCM as of March 31, 2011. We recorded the surrendered common units as a reduction to deferred revenues for exhibitor services agreement at fair value of $25.4 million, based on a price per share of NCM, Inc. of $17.14 on March 17, 2011 and recorded the reduction of the Company's NCM investment at weighted average cost for Tranche 2 Investments of $25.6 million, resulting in a loss on the surrender of the units of $207,000. The gain from the NCM, Inc. stock sales and the loss from the surrendered NCM common units are reported as Gain from NCM transactions on the Consolidated Statements of Operations.

        On May 24, 2010, we completed the acquisition of 92 theatres and 928 screens from Kerasotes Showplace Theatres, LLC. Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres feature stadium seating and almost 90 percent have been built since 1994. The purchase price for the Kerasotes theatres paid in cash at closing, was $276.8 million, net of cash acquired, and was subject to working capital and other purchase price adjustments. We paid working capital and other purchase price adjustments of $3.8 million during the second quarter of fiscal 2011, based on the final closing date working capital and deferred revenue amounts, and have included this amount as part of the total purchase price. The acquisition of Kerasotes significantly increased our size. Accordingly, results of operations for the fifty-two weeks ended March 31, 2011, which include forty-four weeks of operations of the theatres we acquired, are not comparable to our results for the fifty-two weeks ended April 1, 2010. For additional information about the Kerasotes acquisition, see Note 2—Acquisition to our audited consolidated financial statements included elsewhere in this prospectus.

        On March 10, 2010, Digital Cinema Implementation Partners, LLC ("DCIP") completed its financing transactions for the deployment of digital projection systems to nearly 14,000 movie theatre screens across North America, including screens operated or managed by the Company, Regal Entertainment Group and Cinemark Holdings, Inc. At closing, we contributed 342 projection systems that we owned to DCIP, which we recorded at estimated fair value as part of an additional investment in DCIP of $21.8 million. We also made cash investments in DCIP of $840,000 at closing and DCIP made a distribution of excess cash to us after the closing date and prior to fiscal 2010 year-end of $1.3 million. We recorded a loss on contribution of the 342 projection systems of $563,000, based on the difference between estimated fair value and our carrying value on the date of contribution. On March 26, 2010, we acquired 117 digital projectors from third party lessors for $6.8 million and sold them together with seven digital projectors that we owned to DCIP for $6.6 million. We recorded a loss on the sale of these 124 systems to DCIP of $697,000. As of March 31, 2011, we operated 2,301 digital projection systems leased from DCIP pursuant to operating leases and anticipate that we will have deployed over 3,800 of these systems in our existing theatres by the end fiscal 2012.

        The additional digital projection systems will allow us to add additional 3D enabled screens to our circuit where we are generally able to charge a higher admission price than 2D. The digital projection systems leased from DCIP and its affiliates will replace most of our existing 35 millimeter projection systems in our U.S. theatres. We are examining the estimated depreciable lives for our existing 35 millimeter projection systems, with a net book value of $5.7 million as of March 31, 2011, and have adjusted the depreciable lives in order to accelerate the depreciation of the applicable existing 35 millimeter projection systems, so that such systems are fully depreciated at the end of the digital projection system deployment timeframe. We currently estimate that the depreciation expense related to these assets as a result of the acceleration will be $3.8 million, $1.5 million, and $400,000 in fiscal years 2012, 2013, and 2014. Upon full deployment of the digital projection systems, we expect the cash rent expense of such equipment to approximate $4.5 million, annually, and the deferred rent expense to approximate $5.5 million, annually, which will be recognized in our consolidated statements of operations as "Operating expense".

        On June 9, 2009, we completed the offering of $600.0 million aggregate principal amount of our 8.75% Senior Notes due 2019 (the "Notes due 2019"). Concurrently with the notes offering, we launched a cash tender offer and consent solicitation for any and all of our then outstanding $250.0 million aggregate principal amount of 8 5/8% Senior Notes due 2012 (the "Fixed Notes due 2012") at a purchase price of $1,000 plus a $30 consent fee for each $1,000 of principal amount of currently outstanding Fixed Notes due 2012 validly tendered and accepted by us on or before the early tender date (the "Cash Tender Offer"). We used the net proceeds from the issuance of the Notes due 2019 to pay the consideration for the Cash Tender Offer plus accrued and unpaid interest on the $238.1 million principal amount of the Fixed Notes due 2012. We recorded a loss on extinguishment related to the Cash Tender Offer of $10.8 million in Other expense during the fifty-two weeks ended April 1, 2010, which included previously capitalized deferred financing fees of $3.3 million, consent fee paid to holders of $7.1 million, and other expenses of $372,000. On August 15, 2009, we redeemed the remaining $11.9 million of Fixed Notes due 2012 at a price of $1,021.56 per $1,000 principal in accordance with the terms of the indenture. We recorded a loss of $450,000 in Other expense related to the extinguishment of the remaining Fixed Notes due 2012 principal during the fifty-two weeks ended April 1, 2010, which included previously capitalized deferred financing fees of $157,000, a consent fee paid to the holder of $257,000 and other expenses of $36,000.

        We acquired Grupo Cinemex, S.A. de C.V. ("Cinemex"), in January 2006 as part of a larger acquisition of Loews Cineplex Entertainment Corporation. We do not operate any other theatres in Mexico and have divested of the majority of our other investments in international theatres in Japan, Hong Kong, Spain, Portugal, Argentina, Brazil, Chile, and Uruguay over the past several years as part of our overall business strategy.

        On December 29, 2008, we sold all of our interests in Cinemex, which then operated 44 theatres with 493 screens primarily in the Mexico City Metropolitan Area, to Entretenimiento GM de Mexico S.A. de C.V. ("Entretenimiento"). The purchase price received at the date of the sale and in accordance with the Stock Purchase Agreement was $248.1 million. During the year ended April 1, 2010, we received payments of $4.3 million for purchase price related to tax payments and refunds, and a working capital calculation and post closing adjustments. During the year ended March 31, 2011, we received payments, net of legal fees, of $1.8 million of the purchase price related to tax payments and refunds. Additionally, we estimate that we are contractually entitled to receive an additional $7.3 million of the purchase price related to tax payments and refunds. While we believe we are entitled to these amounts from Cinemex, the collection will require litigation which was initiated by us on April 30, 2010. Resolution could take place over a prolonged period. In fiscal 2010, as a result of the litigation, we established an allowance for doubtful accounts related to this receivable and further directly charged off certain amounts as uncollectible with an offsetting charge of $8.9 million recorded to loss on disposal included as a component of discontinued operations.

        The operations and cash flows of the Cinemex theatres have been eliminated from our ongoing operations as a result of the disposal transaction. We do not have any significant continuing involvement in the operations of the Cinemex theatres. The results of operations of the Cinemex theatres have been classified as discontinued operations for all periods presented.

Critical Accounting Estimates

        Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

        Our significant accounting policies are discussed in Note 1—The Company and Significant Accounting Policies to our audited consolidated financial statements included elsewhere in this prospectus. A listing of some of the more critical accounting estimates that we believe merit additional discussion and aid in better understanding and evaluating our reported financial results are as follows.

        Impairments.    We evaluate goodwill and other indefinite lived intangible assets for impairment annually or more frequently as specific events or circumstances dictate. Impairment for other long lived assets (including finite lived intangibles) is done whenever events or changes in circumstances indicate that these assets may not be fully recoverable. We have invested material amounts of capital in goodwill and other intangible assets in addition to other long lived assets. We operate in a very competitive business environment and our revenues are highly dependent on movie content supplied by film producers. In addition, it is not uncommon for us to closely monitor certain locations where operating performance may not meet our expectations. Because of these and other reasons, over the past three years we have recorded material impairment charges primarily related to long lived assets. For the last three years, impairment charges were $21.6 million in fiscal 2011, $3.8 million in fiscal 2010, and $77.8 million in fiscal 2009. There are a number of estimates and significant judgments that are made by management in performing these impairment evaluations. Such judgments and estimates include estimates of future revenues, cash flows, capital expenditures, and the cost of capital, among others. We believe we have used reasonable and appropriate business judgments. These estimates determine whether an impairment has been incurred and also quantify the amount of any related impairment charge. Given the nature of our business and our recent history, future impairments are possible and they may be material, based upon business conditions that are constantly changing.

        Our recorded goodwill was $1.924 billion and $1.815 billion as of March 31, 2011 and April 1, 2010, respectively. We evaluate goodwill and our trademarks for impairment annually during our fourth fiscal quarter and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. Our goodwill is recorded in our Theatrical Exhibition operating segment, which is also the reporting unit for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value, we are required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. We determine fair value by using an enterprise valuation methodology determined by applying multiples to cash flow estimates less net indebtedness, which we believe is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples and discount rates to be used in determining fair value, and, accordingly, actual results could vary significantly from such estimates which fall under Level 3 within the fair value measurement hierarchy.

        We evaluated our enterprise value in fiscal 2011 and fiscal 2010 based on contemporaneous valuations reflecting market conditions. Two valuation approaches were utilized; the income approach and the market approach. The income approach provides an estimate of enterprise value by measuring estimated annual cash flows over a discrete projection period and applying a present value rate to the cash flows. The present value of the cash flows is then added to the present value equivalent of the residual value of the business to arrive at an estimated fair value of the business. The residual value represents the present value of the projected cash flows beyond the discrete projection period. The discount rate is determined using a rate of return deemed appropriate for the risk of achieving the projected cash flows. The market approach used publicly traded peer companies and reported transactions in the industry. Due to conditions and the relatively few sale transactions, the market approach was used to provide additional support for the value achieved in the income approach.

        Key rates used in the income approach for fiscal 2011 and 2010 follow:

Description	Fiscal 2011	Fiscal 2010
Discount rate	9.0%	9.0%
Market risk premium	5.5%	6.0%
Hypothetical capital structure: Debt/Equity	40%/60%	40%/60%

        The discount rate is an estimate of the weighted average cost of debt and equity capital. The required return on common equity was estimated by adding the risk-free required rate of return, the market risk premium (which is adjusted for the Company's estimated market volatility, or beta), and small stock premium.

        The results of our annual goodwill impairment analysis performed during the fourth quarter of fiscal 2011 indicated the estimated fair value of our Theatrical Exhibition reporting unit exceeded its carrying value by approximately $500.0 million. While the fair value of our Theatrical Exhibition operations exceed the carrying value at the present time, small changes in certain assumptions can have a significant impact on fair value. Facts and circumstances could change, including further deterioration of general economic conditions, the number of motion pictures released by the studios, and the popularity of films supplied by our distributors. These and/or other factors could result in changes to the assumptions underlying the calculation of fair value which could result in future impairment of our remaining goodwill.

        The aggregate annual cash flows were determined based on management projections on a theatre-by-theatre basis further adjusted by non-theatre cash flows. The projections considered various factors including theatre lease terms, a reduction in attendance, and a reduction in capital investments in new theatres, given current market conditions and the resulting difficulty with obtaining contracts for new-builds. Cash flow estimates included in the analysis reflect our best estimate of the impact of the roll-out of digital projectors throughout our theatre circuit. Based on the seasonal nature of our business, fluctuations in attendance from period to period are expected and we do not believe that the results would significantly decrease our projections or impact our conclusions regarding goodwill impairment. The anticipated acceleration of depreciation of the 35mm equipment described above under "Significant Events" does not have an impact on our estimation of fair value as depreciation does not impact our projected available cash flow. The expected increases in rent expense upon full deployment of the digital projection systems also described under "Significant Events" were included in the cash flow projections used to estimate our fair value as a part of our fiscal 2011 annual goodwill impairment analysis, and had the impact of reducing the projected cash flows. Cash flows were projected through fiscal 2017 and assumed revenues would increase approximately 3.25% annually primarily due to projected increases in ticket and concession pricing. Costs and expenses, as a percentage of revenue are projected to decrease from 85.5% to 85.1% through fiscal 2017. The residual value is a function of the estimated cash flow for fiscal 2018 divided by a capitalization rate (discount rate less long-term growth rate of 2%), then discounted back to represent the present value of the cash flows beyond the discrete projection period. We utilized the foregoing assumptions about future revenues and costs and expenses for the limited purpose of performing our annual goodwill impairment analysis. These assumptions should not be viewed as "projections" or as representations by us as to expected future performance or results of operations. See "Special Note Regarding Forward-Looking Statements".

        As the expectations of the average investor are not directly observable, the market risk premium must be inferred. One approach is to use the long-run historical arithmetic average premiums that investors have historically earned over and above the returns on long-term Treasury bonds. The premium obtained using the historical approach is sensitive to the time period over which one calculates the average. Depending on the time period chosen, the historical approach yields an average premium in a range of 5.0% to 8.0%.

        There was no goodwill impairment in fiscal 2011 or fiscal 2010.

        Film exhibition costs.    We have agreements with film companies who provide the content we make available to our customers. We are required to routinely make estimates and judgments about box office receipts for certain films and for films provided by specific film distributors in closing our books each period. These estimates are subject to adjustments based upon final settlements and determinations of final amounts due to our content providers that are typically based on a film's box office receipts and how well it performs. In certain instances this evaluation is done on a film by film basis or in the aggregate by film production suppliers. We rely upon our industry experience and professional judgment in determining amounts to fairly record these obligations at any given point in time. The accrual made for film costs have historically been material and we expect they will continue to be so into the future. During fiscal years 2011, 2010 and 2009 our film exhibition costs totaled $887.8 million, $928.6 million, and $842.7 million, respectively.

        Income and operating taxes.    Income and operating taxes are inherently difficult to estimate and record. This is due to the complex nature of the U.S. tax code and also because our returns are routinely subject to examination by government tax authorities, including federal, state and local officials. Most of these examinations take place a few years after we have filed our tax returns. Our tax audits in many instances raise questions regarding our tax filing positions, the timing and amount of deductions claimed and the allocation of income among various tax jurisdictions. Our federal and state tax operating loss carried forward of approximately $454.5 million and $839.7 million, respectively at March 31, 2011, require us to estimate the amount of carry forward losses that we can reasonably be expected to realize using feasible and prudent tax planning strategies that are available to us. Future changes in conditions and in the tax code may change these strategies and thus change the amount of carry forward losses that we expect to realize and the amount of valuation allowances we have recorded. Accordingly future reported results could be materially impacted by changes in tax matters, positions, rules and estimates and these changes could be material.

        Theatre and other closure expense (income).    Theatre and other closure expense (income) is primarily related to payments made or received or expected to be made or received to or from landlords to terminate leases on certain of our closed theatres, other vacant space and theatres where development has been discontinued. Theatre and other closure expense (income) is recognized at the time the theatre or auditorium closes, space becomes vacant or development is discontinued. Expected payments to or from landlords are based on actual or discounted contractual amounts. We estimate theatre closure expense (income) based on contractual lease terms and our estimates of taxes and utilities. The discount rate we use to estimate theatre and other closure expense (income) is based on estimates of our borrowing costs at the time of closing. Our theatre and other closure liabilities have been measured using a discount rate of approximately 7.55% to 9.0%. During the fourth quarter of our fiscal year ending March 31, 2011, we permanently closed 73 underperforming screens and auditoriums in six theatre locations while continuing to operate the remaining 89 screens, and discontinued the development of and ceased use of certain vacant and under-utilized retail space at four other theatres. As a result of closing the screens and auditoriums and discontinuing the development and use of the other spaces, we recorded a charge of $55.0 million for theatre and other closure expense. We have recorded theatre and other closure (income) expense, which is included in operating expense in the Consolidated Statements of Operations, of $60.8 million, $2.6 million, and $(2.3) million during the fiscal years ended March 31, 2011, April 1, 2010, and April 2, 2009, respectively.

        Gift card and packaged ticket revenues.    As noted in our significant accounting policies for revenue we defer 100% of these items and recognize these amounts as they are redeemed by customers or when we estimate the likelihood of future redemption is remote based upon applicable laws and regulations. A vast majority of gift cards are used or partially used. However a portion of the gift cards and packaged ticket sales we sell to our customers are not redeemed and not used in whole or in part. Non-redeemed or partially redeemed cards or packaged tickets are known as "breakage" in our industry. We are required to estimate breakage and do so based upon our historical redemption patterns. Our history indicates that if a card or packaged ticket is not used for 18 months or longer, its likelihood of being used past this 18 month period is remote. When it is determined that a future redemption is remote we record income for unused cards and tickets. We changed our estimate on when packaged tickets would be considered remote in terms of future redemption in fiscal 2008 and changed our estimate of redemption rates for packaged tickets in 2009. Prior to 2008, we had estimated that unused packaged tickets would not become remote in terms of future use until 24 months after they were issued. The change we made to shorten this period from 24 to 18 months and align redemption patterns for packaged tickets with our gift card program represented our best judgment based on continued development of specific historical redemption patterns in our gift cards at AMC. We believe this 18 month period continues to be appropriate and do not anticipate any changes to this policy given our historical experience. We monitor redemptions and if we were to determine changes in our redemption statistics had taken place, we would be required to change the current 18 month time period to a period that was determined to be more appropriate. This could cause us to either accelerate or lengthen the amount of time a gift card or packaged ticket is outstanding prior to being remote in terms of any future redemption.

Operating Results

        The following table sets forth our revenues, costs and expenses attributable to our operations. Reference is made to Note 16—Operating Segment to our audited consolidated financial statements included elsewhere in this prospectus for additional information therein.

(In thousands except operating data)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
Revenues
Theatrical exhibition
Admissions	$1,697,858	$1,711,853	$1,580,328
Concessions	664,108	646,716	626,251
Other theatre	61,002	59,170	58,908

Total revenues	$2,422,968	$2,417,739	$2,265,487

Operating Costs and Expenses
Theatrical exhibition
Film exhibition costs	$887,758	$928,632	$842,656
Concession costs	83,187	72,854	67,779
Operating expense	713,846	610,774	576,022
Rent	475,810	440,664	448,803
General and administrative expense:
Merger, acquisition and transaction costs	14,085	2,280	650
Management fee	5,000	5,000	5,000
Other	58,136	57,858	53,628
Depreciation and amortization	212,413	188,342	201,413
Impairment of long-lived assets	12,779	3,765	73,547

Operating costs and expenses	$2,463,014	$2,310,169	$2,269,498

Operating Data (at period end):
New theatre screens	55	6	83
Screens acquired	960	—	—
Screen dispositions	400	105	77
Average screens—continuing operations(1)	5,086	4,485	4,545
Number of screens operated	5,128	4,513	4,612
Number of theatres operated	360	297	307
Screens per theatre	14.2	15.2	15.0
Attendance (in thousands)—continuing operations(1)	194,412	200,285	196,184

(1)
Includes consolidated theatres only.

        We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provisions (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Reconciliation of Adjusted EBITDA
(unaudited)

(In thousands)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
Earnings (loss) from continuing operations	$(123,422)	$77,324	$(90,900)
Plus:
Income tax provision (benefit)	1,950	(68,800)	5,800
Interest expense	149,720	132,110	121,747
Depreciation and amortization	212,413	188,342	201,413
Impairment of long-lived assets	12,779	3,765	73,547
Certain operating expenses(1)	57,421	6,099	1,517
Equity in earnings of non-consolidated entities	(17,178)	(30,300)	(24,823)
Gain on NCM transactions	(64,441)	—	—
Investment income	(391)	(205)	(1,696)
Other expense(2)	27,988	11,276	—
General and administrative expense:
Merger, acquisition and transaction costs	14,085	2,280	650
Management fee	5,000	5,000	5,000
Stock-based compensation expense	1,526	1,384	2,622

Adjusted EBITDA(3)	$277,450	$328,275	$294,877

(1)
Amounts represent preopening expense, theatre and other closure expense (income), deferred digital equipment rent expense and disposition of assets and other gains included in operating expenses. During the fourth quarter of fiscal 2011, we permanently closed 73 underperforming screens and auditoriums in six theatre locations while continuing to operate the remaining 89 screens, and discontinued the development of and ceased use of certain vacant and under-utilized retail space at four other theatres, resulting in a charge of $55.0 million for theatre and other closure expense, which significantly increased our annual theatre and other closure expense.

(2)
Other expense for fiscal 2011 is comprised of the loss on extinguishment of indebtedness related to the redemption of our 11% Senior Subordinated Notes due 2016 of $24.3 million and expense related to the modification of the Senior Secured Credit Facility of $3.7 million. Other expense for fiscal 2010 is comprised of the loss on extinguishment of indebtedness related to the redemption of our 8 5/8% Senior Notes due 2012.

(3)
The acquisition of Kerasotes contributed approximately $31.6 million in Adjusted EBITDA during the period of May 24, 2010 to March 31, 2011.

        Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

        Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

  •
  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  excludes tax payments that represent a reduction in cash available to us;

  •
  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

  •
  does not reflect management fees that may be paid to our sponsors.

For the Year Ended March 31, 2011 and April 1, 2010

        Revenues.    Total revenues increased 0.2%, or $5.2 million, during the year ended March 31, 2011 compared to the year ended April 1, 2010. Total revenues included approximately $225.2 million of additional revenues resulting from the acquisition of Kerasotes. Admissions revenues decreased 0.8%, or $14.0 million, during the year ended March 31, 2011 compared to the year ended April 1, 2010, due to a 2.9% decrease in attendance, partially offset by a 2.1% increase in average ticket prices. Attendance was negatively impacted by underperformance of film product during the year ended March 31, 2011 as compared to the year ended April 1, 2010. The increase in average ticket price was primarily due to an increase in attendance from 3D film product for which we are able to charge more per ticket than for a standard 2D film, as well as increases in IMAX and 3D ticket prices. Admission revenues included approximately $148.2 million of additional revenues resulting from the acquisition of Kerasotes. Admissions revenues at comparable theatres (theatres opened on or before the first quarter of fiscal 2010) decreased 8.2%, or $136.4 million, during the year ended March 31, 2011 from the comparable period last year. Concessions revenues increased 2.7%, or $17.4 million, during the year ended March 31, 2011 compared to the year ended April 1, 2010, due to a 5.9% increase in average concessions per patron, partially offset by the decrease in attendance. The increase in concessions per patron includes the impact of concession price and size increases placed in effect during the third quarter of fiscal 2010 and the second and third quarters of fiscal 2011, and a shift in product mix to higher priced items. The increase in concession revenues includes approximately $73.3 million from Kerasotes. Other theatre revenues increased 3.1%, or $1.8 million, during the year ended March 31, 2011 compared to the year ended April 1, 2010, primarily due to increases in advertising revenues and theatre rentals, partially offset by a reduction in on-line ticket fees. The increase in other theatre revenues includes $3.7 million from Kerasotes.

        Operating costs and expenses.    Operating costs and expenses increased 6.6%, or $152.8 million during the year ended March 31, 2011 compared to the year ended April 1, 2010. The effect of the acquisition of Kerasotes was an increase in operating costs and expenses of approximately $237.5 million. Film exhibition costs decreased 4.4%, or $40.9 million, during the year ended March 31,

2011 compared to the year ended April 1, 2010 due to the decrease in admissions revenues and the decrease in film exhibition costs as a percentage of admissions revenues. As a percentage of admissions revenues, film exhibition costs were 52.3% in the current period and 54.2% in the prior year period, due to the underperformance of film product during the current year. Concession costs increased 14.2%, or $10.3 million, during the year ended March 31, 2011 compared to the year ended April 1, 2010 due to an increase in concession costs as a percentage of concessions revenues and the increase in concession revenues. As a percentage of concessions revenues, concession costs were 12.5% in the current period compared with 11.3% in the prior period, primarily due to the concession price and size increases, a shift in product mix to items that generate higher sales but lower percentage margins, and concession offers targeting attendance growth. As a percentage of revenues, operating expense was 29.5% in the current period as compared to 25.3% in the prior period. During the year ended March 31, 2011, we evaluated excess capacity and vacant and under-utilized retail space throughout our theatre circuit and recorded charges to theatre and other closure expense of $60.8 million, which caused our operating expense to increase. See Note 14—Theatre and Other Closure and Disposition of Assets to our audited consolidated financial statements included elsewhere in this prospectus for further information. Gains were recorded on disposition of assets during the year ended March 31, 2011 which reduced operating expenses by approximately $9.7 million, primarily due to the sale of a divested AMC theatre in conjunction with the acquisition of Kerasotes. Rent expense increased 8.0%, or $35.1 million, during the year ended March 31, 2011 compared to the year ended April 1, 2010, primarily due to increased rent as a result of the acquisition of Kerasotes of approximately $42.9 million.

General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs increased $11.8 million during the year ended March 31, 2011 compared to the year ended April 1, 2010. Current year costs primarily consist of costs related to the acquisition of Kerasotes.

        Management fees.    Management fees were unchanged during the year ended March 31, 2011. Management fees of $1.3 million are paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

        Other.    Other general and administrative expense increased 0.5%, or $278,000, during the year ended March 31, 2011 compared to the year ended April 1, 2010 primarily due to increases in salaries expense, advertising and public relations, and estimated expense related to our complete withdrawals from a union-sponsored pension plans of $3.0 million, partially offset by decreases in incentive compensation expense related to declines in operating performance. During the year ended April 1, 2010, we recorded $1.4 million of expense related to a complete withdrawal from a union-sponsored pension plan.

        Depreciation and amortization.    Depreciation and amortization increased 12.8%, or $24.1 million, compared to the prior year. Increases in depreciation and amortization expense during the year ended March 31, 2011 are the result of increased net book value of theatre assets primarily due to the acquisition of Kerasotes, which contributed $30.9 million of depreciation expense, partially offset by decreases in the declining net book value of AMC theatre assets.

        Impairment of long-lived assets.    During the year ended March 31, 2011, we recognized non-cash impairment losses of $12.8 million. We recognized an impairment loss of $11.4 million on seven theatres with 75 screens (in Arizona, California, Maryland, Missouri and New York) in property, net. In addition, we recognized an impairment loss related to a favorable lease of $1.3 million recorded in intangible assets, net. During the year ended April 1, 2010, we recognized non-cash impairment losses of $3.8 million related to theatre fixed assets and real estate recorded in other long-term assets. We recognized an impairment loss of $2.3 million on five theatres with 41 screens (in Florida, California,

New York, Utah and Maryland). Of the theatre charge, $2.3 million was related to property, net. We also adjusted the carrying value of undeveloped real estate assets based on a recent appraisal which resulted in an impairment charge of $1.4 million.

        Other expense (income).    Other expense (income) includes $14.1 million and $13.6 million of income related to the derecognition of gift card liabilities, as to which we believe future redemption to be remote, during the year ended March 31, 2011 and April 1, 2010, respectively. Other expense (income) includes a loss on extinguishment of indebtedness related to the redemption of our 11% Senior Subordinated Notes due 2016 of $24.3 million and expense related to the modification of our Senior Secured Credit Facility Term Loan due 2013 of $3.3 million, and Senior Secured Credit Facility Revolver of $367,000 during the year ended March 31, 2011. Other expense (income) includes a loss of $11.3 million related to the redemption of our 8 5/8% Senior Notes due 2012 during the year ended April 1, 2010.

        Interest expense.    Interest expense increased 13.3%, or $17.6 million, primarily due to an increase in interest expense related to the issuance of our Notes due 2019 on June 9, 2009 and our Notes due 2020 on December 15, 2010 and modification of our Senior Secured Credit Facility on December 15, 2010.

        Equity in earnings of non-consolidated entities.    Equity in earnings of non-consolidated entities was $17.2 million in the current year compared to $30.3 million in the prior year. Equity in earnings related to our investment in National CineMedia, LLC were $32.9 million and $34.4 million for the year ended March 31, 2011 and April 1, 2010, respectively. Equity in losses related to our investment in Digital Cinema Implementation Partners, LLC ("DCIP") were $5.2 million and $4.2 million for the year ended March 31, 2011 and April 1, 2010, respectively. We recognized an impairment loss of $8.8 million related to an equity method investment through Midland Empire Partners, LLC during the year ended March 31, 2011.

        Gain on NCM transactions.    The gain on NCM, Inc. shares of common stock sold during the year ended March 31, 2011 was $64.6 million. We also recorded a loss of $207,000 from the surrender of 1,479,638 ownership units in NCM as part of the 2010 Common Unit Adjustment. See Note 6—Investments to our audited consolidated financial statements included elsewhere in this prospectus for further information.

        Investment income.    Investment income was $391,000 for the year ended March 31, 2011 compared to $205,000 for the year ended April 1, 2010.

        Income tax provision (benefit).    The income tax provision (benefit) from continuing operations was a provision of $2.0 million for the year ended March 31, 2011 and a benefit of $68.8 million for the year ended April 1, 2010. Our income tax benefit in fiscal 2010 includes the release of $71.8 million of valuation allowance for deferred tax assets. See Note 10—Income Taxes to our audited consolidated financial statements included elsewhere in this prospectus for our effective income tax rate reconciliation.

        Earnings (loss) from discontinued operations, Net.    On December 29, 2008, we sold our operations in Mexico, including 44 theatres and 493 screens. The results of operations of the Cinemex theatres have been classified as discontinued operations for all years presented and include bad debt expense related to amounts due from Cinemex of $8.9 million for the year ended April 1, 2010. See Note 3—Discontinued Operations to our audited consolidated financial statements included elsewhere in this prospectus for the components of the earnings from discontinued operations.

        Net earnings (loss).    Net earnings (loss) were $(122.9) million and $69.8 million for the year ended March 31, 2011 and April 1, 2010, respectively. Net loss during the year ended March 31, 2011 was primarily due to theatre and other closure expense of $60.8 million, loss on extinguishment and modification of indebtedness of $28.0 million, increased interest expense of $17.6 million, impairment charges of $21.6 million in the current year, increased merger and acquisition costs of approximately $11.8 million primarily due to the acquisition of Kerasotes, and the decrease in attendance, partially offset by the gain on NCM transactions of $64.4 million and a gain on disposition of assets of approximately $9.7 million. Net earnings during the year ended April 1, 2010 were favorably impacted by a $71.8 million reduction in the valuation allowance for deferred income tax assets, partially offset by an expense of $11.3 million related to the redemption of our 8 5/8% Senior Notes due 2012 and losses of $8.9 million related to the allowance for doubtful accounts and direct write-offs of amounts due from Cinemex included in discontinued operations.

For the Year Ended April 1, 2010 and April 2, 2009

        Revenues.    Total revenues increased 6.7%, or $152.3 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009. Admissions revenues increased 8.3%, or $131.5 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009, due to a 6.1% increase in average ticket prices and a 2.1% increase in attendance. Admissions revenues at comparable theatres (theatres opened on or before the first quarter of fiscal 2009) increased 8.5%, or $131.5 million, during the year ended April 1, 2010 from the comparable period last year. The increase in average ticket price was primarily due to increases in attendance from IMAX and 3D film product where we are able to charge more per ticket than for a standard 2D film, as well as our practice of periodically reviewing ticket prices and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Attendance was positively impacted by more favorable 3D and IMAX film product during the year ended April 1, 2010 as compared to the year ended April 2, 2009, as well as by an increase in the number of IMAX and 3D enabled screens that we operate. Concessions revenues increased 3.3%, or $20.5 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009, due primarily to the increase in attendance. Other theatre revenues increased 0.4%, or $262,000, during the year ended April 1, 2010 compared to the year ended April 2, 2009, primarily due to increases in on-line ticket fees, partially offset by a reduction in theatre rentals.

        Operating costs and expenses.    Operating costs and expenses increased 1.8%, or $40.7 million during the year ended April 1, 2010 compared to the year ended April 2, 2009. Film exhibition costs increased 10.2%, or $86.0 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009 due to the increase in admissions revenues and the increase in film exhibition costs as a percentage of admissions revenues. As a percentage of admissions revenues, film exhibition costs were 54.2% in the current period and 53.3% in the prior year period primarily due to an increase in admissions revenues on higher grossing films, which typically carry a higher film cost as a percentage of admissions revenues. Concession costs increased 7.5%, or $5.1 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009 due to an increase in concession costs as a percentage of concessions revenues and the increase in concession revenues. As a percentage of concessions revenues, concession costs were 11.3% in the current period compared with 10.8% in the prior period. As a percentage of revenues, operating expense was 25.3% in the current period as compared to 25.4% in the prior period. Rent expense decreased 1.8%, or $8.1 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009 primarily due to rent reductions from landlords related to their failure to meet co-tenancy provisions in certain lease agreements and renegotiations on more favorable terms. Rent reductions related to co-tenancy may not continue should our landlords meet the related co-tenancy provisions in the future.

General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs increased $1.6 million during the year ended April 1, 2010 compared to the year ended April 2, 2009 primarily due to costs incurred related to the Kerasotes acquisition during the current year.

        Management fees.    Management fees were unchanged during the year ended April 1, 2010. Management fees of $1.3 million are paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

        Other.    Other general and administrative expense increased 7.9%, or $4.2 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009 due primarily to increases in annual incentive compensation of approximately $12.0 million based on improved operating performance and increases in net periodic pension expense of $4.7 million, partially offset by decreases in cash severance payments of $7.0 million to our former Chief Executive Officer made in the prior year and a decrease in expense related to a union-sponsored pension plan of $3.9 million. During the year ended April 2, 2009, we recorded $5.3 million of expense related to our partial withdrawal liability for a union-sponsored pension plan. During the year ended April 1, 2010, we recorded $1.4 million of expense related to our estimated complete withdrawal from the union-sponsored pension plan.

        Depreciation and amortization.    Depreciation and amortization decreased 6.5%, or $13.1 million, compared to the prior year due primarily to the impairment of long-lived assets in fiscal 2009.

        Impairment of long-lived assets.    During the year ended April 1, 2010, we recognized non-cash impairment losses of $3.8 million related to theatre fixed assets and real estate recorded in other long-term assets. We recognized an impairment loss of $2.3 million on five theatres with 41 screens (in Florida, California, New York, Utah and Maryland). Of the theatre charge, $2.3 million was related to property, net. We also adjusted the carrying value of undeveloped real estate assets based on a recent appraisal which resulted in an impairment charge of $1.4 million. During the year ended April 2, 2009, we recognized non-cash impairment losses of $73.5 million related to theatre fixed assets, internal use software and assets held for sale. We recognized an impairment loss of $65.6 million on 34 theatres with 520 screens (in Arizona, California, Canada, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Texas, Virginia, Washington and Wisconsin). Of the theatre charge, $1.4 million was related to intangible assets, net, and $64.3 million was related to property, net. We recognized an impairment loss on abandonment of internal use software, recorded in other long-term assets of $7.1 million when management determined that the carrying value would not be realized through future use. We adjusted the carrying value of our assets held for sale to reflect the subsequent sales proceeds received in January 2009 and declines in fair value, which resulted in impairment charges of $786,000.

        Other expense (income).    Other expense (income) includes $13.6 million and $14.1 million of income related to the derecognition of gift card liabilities, as to which we believe future redemption to be remote, during the year ended April 1, 2010 and April 2, 2009, respectively. Other (income) expense includes a loss on extinguishment of indebtedness of $11.3 million related to the Cash Tender Offer during the year ended April 1, 2010.

        Interest expense.    Interest expense increased 8.5%, or $10.4 million, primarily due to an increase in interest expense related to the issuance of the Notes due 2019, partially offset by a decrease in interest rates on the senior secured credit facility and extinguishment of debt from the Cash Tender Offer.

        Equity in earnings of non-consolidated entities.    Equity in earnings of non-consolidated entities was $30.3 million in the current year compared to $24.8 million in the prior year. Equity in earnings related to our investment in National CineMedia, LLC were $34.4 million and $27.7 million for the year ended April 1, 2010 and April 2, 2009, respectively. We recognized an impairment loss of $2.7 million related to an equity method investment in one U.S. motion picture theatre during the year ended April 2, 2009.

        Investment income.    Investment income was $205,000 for the year ended April 1, 2010 compared to $1.7 million for the year ended April 2, 2009. The year ended April 2, 2009 includes a gain of $2.4 million from the May 2008 sale of our investment in Fandango, which was the result of receiving the final distribution from the general claims escrow account. During the year ended April 2, 2009, we recognized an impairment loss of $1.5 million related to unrealized losses previously recorded in accumulated other comprehensive income on marketable securities related to one of our deferred compensation plans when we determined the decline in fair value below historical cost to be other than temporary.

        Income tax provision (benefit).    The income tax provision (benefit) from continuing operations was a benefit of $68.8 million for the year ended April 1, 2010 and a provision of $5.8 million for the year ended April 2, 2009. Our income tax benefit in fiscal 2010 includes the release of $71.8 million of valuation allowance for deferred tax assets. See Note 10—Income Taxes to our audited consolidated financial statements included elsewhere in this prospectus for our effective income tax rate reconciliation.

        Earnings (loss) from discontinued operations, net.    On December 29, 2008, we sold our operations in Mexico, including 44 theatres and 493 screens. The results of operations of the Cinemex theatres have been classified as discontinued operations for all years presented and includes bad debt expense related to amounts due from Cinemex of $8.9 million for the year ended April 1, 2010. See Note 3—Discontinued Operations for the components of the earnings from discontinued operations.

        Net earnings (loss).    Net earnings (loss) were $69.8 million and $(81.2) million for the year ended April 1, 2010 and April 2, 2009, respectively. Net earnings were favorably impacted by a $71.8 million reduction in the valuation allowance for deferred income tax assets. Net earnings during the year ended April 1, 2010 were negatively impacted by an expense of $11.3 million related to the Cash Tender Offer and by losses of $8.9 million related to the allowance for doubtful accounts and direct write-offs of amounts due from Cinemex included in discontinued operations. Net loss for the year ended April 2, 2009 was primarily due to impairment charges of $77.8 million.

Liquidity and Capital Resources

        Our consolidated revenues are primarily collected in cash, principally through box office admissions and theatre concessions sales. We have an operating "float" which partially finances our operations and which generally permits us to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 20 to 45 days following receipt of box office admissions revenues. Film distributors generally release the films which they anticipate will be the most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during such periods.

        We fund the costs of constructing, maintaining and remodeling new theatres through existing cash balances, cash generated from operations or borrowed funds, as necessary. We generally lease our theatres pursuant to long-term non-cancelable operating leases which may require the developer, who owns the property, to reimburse us for the construction costs. We may decide to own the real estate assets of new theatres and, following construction, sell and leaseback the real estate assets pursuant to long-term non-cancelable operating leases.

        We have the ability to borrow against our senior secured credit facility to meet obligations as they come due (subject to limitations on the incurrence of indebtedness in our various debt instruments) and had approximately $180.2 million under our Senior Secured Revolving Credit Facility available to meet these obligations as of March 31, 2011. Reference is made to Note 8—Corporate Borrowings and Capital and Financing Lease Obligations to our audited consolidated financial statements included elsewhere in this prospectus for information about our outstanding indebtedness and outstanding indebtedness of Parent.

        We believe that cash generated from operations and existing cash and equivalents will be sufficient to fund operations and planned capital expenditures and acquisitions currently and for at least the next 12 months and enable us to maintain compliance with covenants related to the Senior Secured Credit Facility and our 8% Senior Subordinated Notes due 2014 (the "Notes due 2014"), Notes due 2019, and Notes due 2020. We are considering various options with respect to the utilization of cash and equivalents on hand in excess of our anticipated operating needs. Such options might include, but are not limited to, acquisitions of theatres or theatre companies, repayment of our corporate borrowings and those of Parent and payment of dividends.

Cash Flows from Operating Activities

        Cash flows provided by operating activities, as reflected in the Consolidated Statements of Cash Flows, were $92.1 million, $258.0 million and $200.7 million during the years ended March 31, 2011, April 1, 2010 and April 2, 2009, respectively. The decrease in operating cash flows provided by operating activities during the year ended March 31, 2011 was primarily due to the decrease in net earnings and attendance and also lower amounts of accounts payables and accrued expenses and other liabilities associated with lower levels of business volume and including payments of amounts acquired in the Kerasotes acquisition as well as payments made for merger, acquisition and transaction costs in connection with the Kerasotes acquisition.

        The increase in operating cash flows during the year ended April 1, 2010 is primarily due to an increase in accrued expenses and other liabilities as a result of increases in accrued interest and annual incentive compensation and the increase in attendance. We had working capital surplus (deficit) as of March 31, 2011 and April 1, 2010 of $(39.6) million and $143.2 million, respectively. Working capital includes $141.2 million and $125.8 million of deferred revenue as of March 31, 2011 and April 1, 2010, respectively.

Cash Flows from Investing Activities

        Cash provided by (used in) investing activities, as reflected in the Consolidated Statement of Cash Flows, were $(250.0) million, $(96.3) million and $100.9 million during the years ended March 31, 2011, April 1, 2010 and April 2, 2009, respectively. Cash outflows from investing activities include capital expenditures during the years ended March 31, 2011, April 1, 2010, and April 2, 2009 of $129.3 million, $97.0 million and $121.5 million, respectively. Our capital expenditures primarily consisted of maintaining our theatre circuit, technology upgrades, strategic initiatives and remodels. We expect that our gross capital expenditures in fiscal 2012 will be approximately $140 million to $150 million.

        During the year ended March 31, 2011, we paid $280.6 million for the purchase of Kerasotes theatres at closing, net of cash acquired. The purchase included working capital and other purchase price adjustments as described in the Unit Purchase Agreement.

        During the year ended March 31, 2011, we received net proceeds of $102.2 million from the sale of 6,655,193 shares of common stock of NCM, Inc. for $16.00 per share and reduced our related investment in NCM by $37.6 million, the average carrying amount of the shares owned.

        We received $57.4 million in cash proceeds from the sale of certain theatres required to be divested in connection with the Kerasotes acquisition during the year ended March 31, 2011 and received $991,000 for the sale of real estate acquired from Kerasotes.

        On March 26, 2010, we acquired 117 digital projection systems from third party lessors for $6.8 million and sold these systems together with seven digital projectors that we owned to DCIP for cash proceeds of $6.6 million on the same day.

        Cash flows for the year ended April 2, 2009 include proceeds from the sale of Cinemex of $224.4 million and proceeds from the sale of Fandango of $2.4 million. We have received an additional $1.8 million and $4.3 million of purchase price from Cinemex related to tax payments and refunds and a working capital calculation and post closing adjustments during the years ended March 31, 2011 and April 1, 2010, respectively.

Cash Flows from Financing Activities

        Cash flows provided by (used in) financing activities, as reflected in the Consolidated Statement of Cash Flows, were $(35.1) million, $(199.1) million, and $129.2 million during the years ended March 31, 2011, April 1, 2010, and April 2, 2009, respectively.

        Proceeds from the issuance of the 9.75% Senior Subordinated Notes due 2020 were $600.0 million and deferred financing costs paid related to the issuance of the 9.75% Senior Notes due 2020 were $12.7 million during the year ended March 31, 2011. In addition, deferred financing costs paid related to the Senior Secured Credit Facility were $1.9 million. During the year ended April 1, 2010, we issued $600.0 million aggregate principal amount of 8.75% Senior Notes due 2019 ("Notes due 2019"). Proceeds from the issuance of the Notes due 2019 were $585.5 million and deferred financing costs paid related to the issuance of the 8.75% Senior Notes due 2019 were $16.3 million.

        During the year ended March 31, 2011, we made principal payments of $325.0 million to repurchase our 11% Senior Subordinated Notes due 2016. In addition, we made payments for tender offer and consent consideration of $18.4 million for our Notes due 2016.

        During fiscal 2011, we used cash on hand to pay four dividend distributions to Holdings in an aggregate amount of $278.3 million. Holdings and Parent used the available funds to make cash payments to extinguish the 12% Senior Discount Notes due 2014 and the related cash interest payments and to pay corporate overhead expenses incurred in the ordinary course of business and to pay a dividend to Parent. During fiscal 2010, we used cash on hand to pay two dividend distributions to Holdings in an aggregate amount of $330.0 million. Holdings and Parent used the available funds to make cash interest payments on its 12% Senior Discount Notes due 2014, to pay corporate overhead expenses incurred in the ordinary course of business and to pay a dividend to Parent. Parent made payments to purchase term loans and reduced the principal balance of its Parent Term Loan Facility from $467.0 million to $193.3 million with a portion of the dividend proceeds. During fiscal 2009, we paid two cash dividends totaling $36.0 million to Holdings and borrowed $185.0 million under our senior secured credit facility.

        During the fiscal year ended April 1, 2010, we made principal payments of $250.0 million in connection with a cash tender offer and redemption of all of our then outstanding 8 5/8% Senior Notes due 2012, and we repaid $185.0 million of revolving credit borrowings under our senior secured credit facility.

        Concurrently with the closing of the merger of Loews with AMCE, AMCE entered into a senior secured credit facility, which is with a syndicate of banks and other financial institutions and initially provided for financing of up to $850 million, consisting of a $650 million term loan facility with a maturity date of January 26, 2013 and a $200 million revolving credit facility that matures in 2012. The revolving credit facility includes borrowing capacity for available letters of credit and for swingline borrowings on same-day notice.

        On December 15, 2010, we entered into a third amendment to our senior secured credit facility dated as of January 26, 2006 to, among other things: (i) extend the maturity of the term loans held by accepting lenders and to increase the interest rate with respect to such term loans, (ii) replace our existing revolving credit facility (with higher interest rates and a longer maturity than the existing revolving credit facility), and (iii) amend certain of the existing covenants therein. The following are key terms of the amendment:

  •
  The term loan maturity was extended to December 15, 2016 (the "Term Loan due 2016") for the aggregate principal amount of $476.6 million held by lenders who consented to the amendment. The remaining aggregate term loan principal amount of $142.5 million will mature on January 26, 2013 (the "Term Loan due 2013"). The current applicable margin for borrowings under the Term Loan due 2013 is 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings and the applicable margin for borrowings under the Term Loan due 2016 is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings. We will repay $374,088 of the Term Loan due 2013 quarterly through September 30, 2012, with any remaining balance due on January 26, 2013 and repay approximately $1.3 million of the Term Loan due 2016 quarterly through September 30, 2016, with any remaining balance due on December 15, 2016.

  •
  The new five-year revolving credit facility includes a borrowing capacity of $192.5 million through December 15, 2015 and is available for letters of credit and for swingline borrowings on same-day notice. The current applicable margin for borrowings under the revolving credit facility is 2.00% with respect to base rate borrowings and 3.00% with respect to LIBOR borrowings. The company is required to pay an unused commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. It will also pay customary letter of credit fees.

        On February 24, 2004, we sold $300 million aggregate principal amount of 8% senior subordinated notes due 2014. We intend to repay these notes in their entirety in connection with our initial public offering.

        On June 9, 2009, we issued $600 million aggregate principal amount of Notes due 2019. Proceeds from the issuance of the notes were $585.5 million and were used to redeem the then outstanding $250.0 million aggregate principal amount of the Fixed Notes due 2012. Deferred financing costs paid related to the issuance of the notes were $16.3 million. The Notes due 2019 bear interest at the rate of 8.75% per annum, payable in June and December of each year. The Notes due 2019 are redeemable at our option, in whole or in part, at any time on or after June 1, 2014 at 104.375% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2017, plus interest accrued to the redemption date.

        On December 15, 2010, we completed the offering of $600.0 million aggregate principal amount of the Notes due 2020. The Notes due 2020 mature on December 1, 2020, pursuant to an indenture dated as of December 15, 2010, among us, the Guarantors named therein and U.S. Bank National Association, as trustee (the "Indenture"). The Indenture provides that the Notes due 2020 are our general unsecured senior subordinated obligations and are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by all of its existing and future domestic restricted subsidiaries that guarantee its other indebtedness. We will pay interest on the notes at 9.75% per annum, semi-annually in arrears on June 1 and December 1, commencing on June 1, 2011. We may redeem some or all of the Notes due 2020 at any time on or after December 1, 2015, at the redemption prices set forth in the Indenture. We may redeem the Notes due 2020 on or after December 1, 2018 at a price equal to 100% of the principal amount of the Notes due 2020 redeemed plus accrued and unpaid interest to the redemption date. In addition, we may redeem up to 35% of the aggregate principal amount of the Notes due 2020 using net proceeds from certain equity offerings completed prior to December 1, 2013.

        As of March 31, 2011, we were in compliance with all financial covenants relating to our senior secured credit facility, the Notes due 2014, the Notes due 2019 and the Notes due 2020.

Commitments and Contingencies

        Minimum annual cash payments required under existing capital and financing lease obligations, maturities of corporate borrowings, future minimum rental payments under existing operating leases, furniture, fixtures, and equipment and leasehold purchase provisions, ADA related betterments and pension funding that have initial or remaining non-cancelable terms in excess of one year as of March 31, 2011 are as follows:

(In thousands)	Minimum Capital and Financing Lease Payments	Principal Amount of Corporate Borrowings(1)	Interest Payments on Corporate Borrowings(2)	Minimum Operating Lease Payments	Capital Related Betterments(3)	Pension Funding(4)	Total Commitments
2012	$9,424	$6,500	$153,975	$422,605	$56,426	$9,199	$658,129
2013	8,456	145,287	153,366	426,255	7,580	—	740,944
2014	8,107	305,004	149,160	407,275	1,000	—	870,546
2015	8,129	5,004	126,985	402,757	1,000	—	543,875
2016	8,235	5,004	126,810	390,583	1,000	—	531,632
Thereafter	72,699	1,649,076	454,717	2,240,031	—	—	4,416,523

Total	$115,050	$2,115,875	$1,165,013	$4,289,506	$67,006	$9,199	$7,761,649

(1)
Represents cash requirements for the payment of principal on corporate borrowings. Total amount does not equal carrying amount due to unamortized discounts on issuance.

(2)
Interest expense on the term loan portion of our senior secured credit facility was estimated at 1.75% for the Term Loan due 2013 and 3.50% for the Term Loan due 2016 based upon the interest rate in effect as of March 31, 2011.

(3)
Includes committed capital expenditures, investments, and betterments to our circuit including the estimated cost of ADA related betterments. Does not include planned, but non-committed capital expenditures.

(4)
We fund our pension plan such that the plan is in compliance with Employee Retirement Income Security Act ("ERISA") and the plan is not considered "at risk" as defined by ERISA guidelines. The plan has been frozen effective December 31, 2006. Also included are payments due under a withdrawal liability for a union sponsored plan. The retiree health plan is not funded.

        As discussed in Note 10—Income Taxes to our audited consolidated financial statements included elsewhere in this prospectus, we adopted accounting for uncertainty in income taxes per the guidance in ASC 740, Income Taxes, ("ASC 740"). At March 31, 2011, our company has recognized an obligation for unrecognized benefits of $28.2 million. There are currently unrecognized tax benefits which we anticipate will be resolved in the next 12 months; however, we are unable at this time to estimate what the impact on our effective tax rate will be. Any amounts related to these items are not included in the table above.

Fee Agreement

        In connection with the holdco merger, on June 11, 2007, Parent, Holdings, AMCE and the Sponsors entered into a Fee Agreement (the "Management Fee Agreement"), which replaced the December 23, 2004 fee agreement among Holdings, AMCE and the Sponsors, as amended and restated on January 26, 2006 (the "original fee agreement"). The Management Fee Agreement provides for an annual management fee of $5.0 million, payable quarterly and in advance to our Sponsors, on a pro rata basis, until the earlier of (i) the twelfth anniversary from December 23, 2004, (ii) such time as the Sponsors own less than 20% in the aggregate of Parent. In addition, the Management Fee Agreement provides for reimbursements by us to the Sponsors for their out-of-pocket expenses, and by us to Parent of up to $3.5 million for fees payable by Parent in any single fiscal year in order to maintain Parents' and AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an IPO, the Sponsors will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. As of March 31, 2011, we estimate this amount would be $25.8 million should a change in control transaction or an IPO occur.

        The Management Fee Agreement also provides that we will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Investment in NCM LLC

        We hold an investment of 15.66% in NCM LLC accounted for following the equity method as of March 31, 2011. The fair market value of these units is approximately $323.4 million as of March 31, 2011, based upon the closing price of NCM, Inc. common stock. We have little tax basis in these units; therefore, the sale of all these units would require us to report taxable income of approximately $472.3 million, including distributions received from NCM LLC that were previously deferred. Our investment in NCM LLC is a source of liquidity for us and we expect that any sales we may make of NCM LLC units would be made in such a manner to most efficiently manage any related tax liability. We have available net operating loss carryforwards which could reduce any related tax liability.

Impact of Inflation

        Historically, the principal impact of inflation and changing prices upon us has been to increase the costs of the construction of new theatres, the purchase of theatre equipment, rent and the utility and labor costs incurred in connection with continuing theatre operations. Film exhibition costs, our largest cost of operations, are customarily paid as a percentage of admissions revenues and hence, while the film exhibition costs may increase on an absolute basis, the percentage of admissions revenues represented by such expense is not directly affected by inflation. Except as set forth above, inflation and changing prices have not had a significant impact on our total revenues and results of operations.

New Accounting Pronouncements

        See Note 1—The Company and Significant Accounting Policies to our audited consolidated financial statements included elsewhere in this prospectus for information regarding recently issued accounting standards.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various market risks including interest rate risk and foreign currency exchange rate risk.

        Market risk on variable-rate financial instruments.    We maintain a Senior Secured Credit Facility comprised of a $192.5 million revolving credit facility and a $650.0 million term loan facility, which permits borrowings at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. Increases in market interest rates would cause interest expense to increase and earnings before income taxes to decrease. The change in interest expense and earnings before income taxes would be dependent upon the weighted average outstanding borrowings during the reporting period following an increase in market interest rates. We had no borrowings on our revolving credit facility as of March 31, 2011 and had $615.9 million outstanding under the term loan facility on March 31, 2011. A 100 basis point change in market interest rates would have increased or decreased interest expense on the senior secured credit facility by $6.3 million during the fifty-two weeks ended March 31, 2011.

        Market risk on fixed-rate financial instruments.    Included in long-term corporate borrowings are principal amounts of $300.0 million of our Notes due 2014, $600.0 million of our Notes due 2019, and $600.0 million of our Notes due 2020. Increases in market interest rates would generally cause a decrease in the fair value of the Notes due 2014, Notes due 2019, and Notes due 2020 and a decrease in market interest rates would generally cause an increase in fair value of the Notes due 2014, Notes due 2019, and Notes due 2020.

        Foreign currency exchange rates.    We currently operate theatres in Canada, France and the United Kingdom. As a result of these operations, we have assets, liabilities, revenues and expenses denominated in foreign currencies. The strengthening of the U.S. dollar against the respective currencies causes a decrease in the carrying values of assets, liabilities, revenues and expenses denominated in such foreign currencies and the weakening of the U.S. dollar against the respective currencies causes an increase in the carrying values of these items. The increases and decreases in assets, liabilities, revenues and expenses are included in accumulated other comprehensive loss. Changes in foreign currency exchange rates also impact the comparability of earnings in these countries on a year-to-year basis. As the U.S. dollar strengthens, comparative translated earnings decrease, and as the U.S. dollar weakens comparative translated earnings from foreign operations increase. A 10% increase in the value of the U.S. dollar against all foreign currencies of countries where we currently operate theatres would increase earnings before income taxes by approximately $2.6 million for the fifty-two weeks ended March 31, 2011 and decrease accumulated other comprehensive loss by approximately $10.4 million as of March 31, 2011. A 10% decrease in the value of the U.S. dollar against all foreign currencies of countries where we currently operate theatres would increase earnings before income taxes by approximately $4.1 million for the fifty-two weeks ended March 31, 2011 and increase accumulated other comprehensive loss by approximately $12.7 million as of March 31, 2011.

BUSINESS

        We are one of the world's leading theatrical exhibition companies. As of March 31, 2011, we owned, operated or held interests in 360 movie theatres with a total of 5,128 screens, approximately 99% of which were located in the United States and Canada. Our theatres are primarily located in major metropolitan markets, which we believe offer strategic, operational and financial advantages. We also have a modern, highly productive theatre circuit that leads the theatrical exhibition industry in key asset quality and performance metrics, such as revenues per head and per theatre productivity measures. Our industry leading performance is largely driven by the quality of our theatre sites, our operating practices, which focus on delivering the best customer experience through consumer focused innovation, and, most recently, our implementation of premium sight and sound formats, which we believe will be key components of the future movie-going experience. As of March 31, 2011, we are the largest IMAX exhibitor in the world with a 45% market share in the United States and nearly twice the screen count of the second largest U.S. IMAX exhibitor, and each of our IMAX local installations is protected by geographic exclusivity.

        Approximately 200 million consumers have attended our theatres each year for the past five years. We offer these consumers a fully immersive out-of-home entertainment experience by featuring a wide array of entertainment alternatives, including popular movies, throughout the day and at different price points. This broad range of entertainment alternatives appeals to a wide variety of consumers across different age, gender, and socioeconomic demographics. For example, in addition to traditional film programming, we offer more diversified programming that includes independent and foreign films, performing arts, music and sports. We also offer food and beverage alternatives beyond traditional concession items, including made-to-order meals, customized coffee, healthy snacks and dine-in theatre options, all designed to create further service and selection for our consumers. We believe there is potential for us to further increase in our annual attendance as we gain market share from other in-home and out-of-home entertainment options.

        Our large annual attendance has made us an important partner to content providers who want access and distribution to consumers. We currently generate 16% more estimated unique visitors per year (33.3 million) than HBO's subscribers (28.6 million) and 67% more than Netflix's subscribers (20.0 million) according to the October 14, 2010 Hollywood Reporter, the December 31, 2010 Netflix Form 10-K and the Theatrical Market Statistics 2010 report from the Motion Picture Association of America. Further underscoring our importance to content providers, we represent approximately 17% to 20%, on average, of each of the 6 largest grossing studios' U.S. box office revenues. Average annual film rental payments to each of these studios ranged from approximately $100 million to $160 million.

        For the fiscal year ended March 31, 2011, we generated pro forma revenues of approximately $2.5 billion, pro forma Adjusted EBITDA (as defined on page 9 and 10) of $282.4 million and pro forma loss from continuing operations of $(129.0) million. For the fiscal year ended March 31, 2011, the fiscal year ended April 1, 2010 and the fiscal year ended April 2, 2009, we generated revenues of approximately $2.4 billion, $2.4 billion and $2.3 billion, respectively, Adjusted EBITDA (as defined on page 9 and 10) of $277.5 million, $328.3 million and $294.9 million, respectively, and earnings (loss) from continuing operations of $(123.4) million, $77.3 million and $(90.9) million, respectively.

        The following table provides detail with respect to digital delivery, 3D enabled projection, large screen formats, such as IMAX and our proprietary ETX, and deployment of our enhanced food and beverage offerings as deployed throughout our circuit on March 31, 2011.

Format	Theatres	Screens	Planned Deployed Screens FYE 2012
Digital	314	2,301	3,891
3D enabled	314	1,603	2,250
IMAX (3D enabled)	107	107	129
ETX (3D enabled)	14	14	17
Dine-in theatres	7	61	110-130

        The following table provides detail with respect to the geographic location of our Theatrical Exhibition circuit as of March 31, 2011:

Theatrical Exhibition	Theatres(1)	Screens(1)
California	44	649
Illinois	45	504
Texas	21	413
Florida	20	366
New Jersey	23	304
New York	24	266
Indiana	22	262
Michigan	10	184
Colorado	13	173
Georgia	11	167
Arizona	9	160
Missouri	12	140
Washington	11	137
Massachusetts	10	129
Maryland	12	127
Pennsylvania	10	126
Virginia	7	113
Minnesota	7	111
Ohio	6	94
Louisiana	5	68
Wisconsin	4	63
North Carolina	3	60
Oklahoma	3	60
Kansas	2	48
Connecticut	2	36
Iowa	2	31
Nebraska	1	24
District of Columbia	3	22
Kentucky	1	20
Arkansas	1	16
South Carolina	1	14
Nevada	1	10
Utah	1	9
Canada	8	167
China (Hong Kong)(2)	2	13
France	1	14
United Kingdom	2	28

Total Theatrical Exhibition	360	5,128

(1)
Included in the above table are 8 theatres and 96 screens that we manage or in which we have a partial interest. We manage 3 theatres where we receive a fee from the owner and where we do not own any economic interest in the theatre. We manage and own 50% economic interests in 3 theatres accounted for following the equity method and own a 50% economic interest in 1 IMAX screen accounted for following the equity method.

(2)
In Hong Kong, we maintain a partial interest represented by a license agreement for use of our trademark.

        We were founded in 1920 and since then have pioneered many of the theatrical exhibition industry's most important innovations, including the multiplex theatre format in the early 1960s and the North American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews, General Cinema and, more recently, Kerasotes. Our historic growth has been driven by a combination of organic growth and acquisition strategies, in addition to strategic alliances and partnerships that highlight our ability to capture innovation and value beyond the traditional exhibition space. For example:

  •
  In March 2011, we announced the launch of an innovative distribution company called Open Road Films along with another major theatrical exhibition chain. Open Road Films will be a dynamic acquisition-based domestic theatrical distribution company that will concentrate on wide-release movies;

  •
  In March 2005, we formed a joint venture with one of the major theatrical exhibition chains which combined our respective cinema screen advertising businesses into a company called NCM and in July 2005, another of the major theatrical exhibition chains joined NCM as one of the founding members. As of March 31, 2011, we owned 17,323,782 common units in NCM, or a 15.66% ownership interest in NCM. All of our NCM membership units are redeemable for, at the option of NCM, cash or shares of common stock of NCM, Inc. on a share-for-share basis. The estimated fair market value of our units in NCM was approximately $323.4 million based on the closing price per share of NCM, Inc. on March 31, 2011 of $18.67 per share;

  •
  We hold a 29% interest in DCIP, a joint venture charged with implementing digital cinema in the Company's theatres; and

  •
  We hold a 26.22% interest in Movietickets.com, a joint venture that provides moviegoers with a way to buy movie tickets online, access local showtime information, view trailers and read reviews.

        Consistent with our history and culture of innovation, we believe we have pioneered a new way of thinking about theatrical exhibition: as a consumer entertainment provider. This vision, which introduces a strategic and marketing overlay to traditional theatrical exhibition, has been instrumental in driving and redirecting our future strategy.

        The following table sets forth our historical information, on a continuing operations basis, concerning new builds (including expansions), acquisitions and dispositions and end-of-period operated theatres and screens through March 31, 2011:

	New Builds		Acquisitions		Closures/Dispositions		Total Theatres
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
2006	7	106	116	1,363	7	60	335	4,770
2007	7	107	2	32	26	243	318	4,666
2008	9	136	—	—	18	196	309	4,606
2009	6	83	—	—	8	77	307	4,612
2010	1	6	—	—	11	105	297	4,513
2011	4	55	95	960	36	400	360	5,128

	34	493	213	2,355	106	1,081

        We have also created and invested in a number of allied businesses and strategic initiatives that have created differentiated viewing formats and experiences, greater variety in food and beverage options and value appreciation for our company. We believe these initiatives will continue to generate incremental value for our company in the future. For example:

  •
  During fiscal 2010, DCIP, our joint venture with two other exhibitors, completed its formation and $660.0 million funding to facilitate the financing and deployment of digital technology in our theatres. During March of 2011, DCIP completed additional financing of $220.0 million, which we believe will allow us to complete our planned digital deployment. We anticipate that our deployment of digital projection systems should take three and a half years to complete. Future digital cinema developments will be managed by DCIP, subject to certain approvals. We intend to continue our rapid deployment of digital projectors through our arrangements with DCIP and expect to have installed over 3,800 digital projectors by the end of fiscal year 2012.

  •
  To complement our deployment of digital technology, in 2006 we partnered with RealD to install their 3D enabled systems in our theatres. As of March 31, 2011, we had 1,603 RealD, 107 IMAX and 14 ETX 3D-enabled systems. During the past year, 3D films have generated approximately 10% greater attendance and approximately 40% greater admissions revenue than the standard 2D versions of the same film at an additional $1 to $5 per ticket. Concurrent with our digital rollout, we plan on having over 2,250 RealD screens across our circuit by the end of fiscal year 2012.

  •
  We are the world's largest IMAX exhibitor with 107 screens (all 3D-enabled) as of March 31, 2011. With a 45% market share in the U.S. (as of March 31, 2011), our IMAX screen count is nearly twice the screen count of the second largest U.S. IMAX exhibitor. During June 2010, we announced an expansion of our IMAX relationship. Under this expanded agreement, we expect to increase our IMAX screen count to 129 by the end of fiscal year 2012.

  •
  During fiscal 2010 and 2011, we introduced our proprietary large-screen digital format, ETX, and as of March 31, 2011 we operated at 14 locations. ETX features wall-to-wall screens that are 20% larger than traditional screens, a custom sound system that is three times more powerful than a traditional auditorium, and 3D-enabled digital projection with twice the clarity of high definition. We charge a premium price for the ETX experience, which produces average weekly box office per print that is 140% more than standard 2D versions of the same movie. We plan to have 17 ETX large screen formats by the end of fiscal year 2012.

  •
  Currently, we have 138 theatres featuring one or more of our proprietary food and beverage concepts. We believe that these enhanced food and beverage concepts allow us to offer a more diverse array of food types such as expanded menus and venues including dine-in theatre options, which should appeal to a greater cross section of potential customers. We plan to continue to invest in one or more food and beverage offerings across 125 to 150 theatres over the next three years.

  •
  We are a founding member of NCM, a cinema screen advertising venture. As of March 31, 2011, we had a 15.66% interest in NCM. See Note 6—Investments to our audited consolidated financial statements included elsewhere in this prospectus. NCM operates an in-theatre digital network in the United States. The digital network consists of projectors used to display advertising and other non-film events. NCM's primary activities that impact our theatres include:

  •
  advertising through its branded "First Look" pre-feature entertainment program, lobby promotions and displays,

  •
  live and pre-recorded networked and single-site meetings and events, and

  •
  live and pre-recorded concerts, sporting events and other non-film entertainment programming.

    We believe that the reach, scope and digital delivery capability of NCM's network provides an effective platform for national, regional and local advertisers to reach an engaged audience. We receive a monthly theatre access fee for participation in the NCM network. In addition, we are entitled to receive mandatory quarterly distributions of excess cash from NCM.

  •
  Our tickets are currently on sale at two different Internet ticketing vendors. We are a founding partner and current owner of approximately 26.22% of MovieTickets.com, an Internet ticketing venture representing over 200 exhibitors with 14,000 screens. During 2010, MovieTickets.com sold over 16 million tickets, including approximately 7.3 million for us. We also partner with Fandango for Internet ticketing services for certain of our theatres. During 2010, Fandango sold over four million tickets for us.

Our Competitive Strengths

        We believe our leadership in major metropolitan markets, superior asset quality and continuous focus on innovation and the guest experience have positioned us well to capitalize disproportionately on trends providing momentum to the theatrical exhibition industry as a whole, particularly the mass adoption of digital and 3D technologies. We believe we can gain additional share of wallet from the consumer by broadening our offerings to them and increasing our engagement with them. We can then enable marketers and partners, such as NCM, to engage with our guests, deriving further financial value and benefit. We believe our management team is uniquely equipped to execute our strategy to realize these opportunities, making us a particularly effective competitor in our industry and positioning us well for future growth. Our competitive strengths include:

        Broad National Reach.    Thirty-nine percent (39%) of Americans (or approximately 120 million consumers) live within 10 miles of an AMC theatre. This proximity and convenience, along with the affordability and diversity of our film product, drive approximately 200 million consumers into our theatres each year, or approximately 33.3 million unique visitors annually. We believe our ability to serve a broad consumer base across numerous entertainment occasions, such as teenage socializing, romantic dates and group events, is a competitive advantage. Our consumer reach, operating scale, access to diverse content and marketing platforms are valuable to content providers and marketers who want to access this broad and diverse audience.

        Major Market Leader.    We maintain the leading market share within our markets. As of March 31, 2011, we operated in 24 of the top 25 Designated Market Areas as defined by Nielsen Media Research ("DMAs") and had the number one or two market share in each of the top 15 DMAs, including New York City, Los Angeles, Chicago, Philadelphia, San Francisco, Boston and Dallas. In addition, 75% of our screens were located in the top 25 DMAs and 89% were located in the top 50 DMAs. Population growth from 2010 through 2015 is projected by Nielsen Claritas to be 4.5% in the top 25 DMAs and 4.5% in the top 50 DMAs, compared to only 3.2% in all other DMAs. Our strong presence in the top DMAs makes our theatres more visible and therefore strategically more important to content providers who rely on these markets for a disproportionately large share of box office receipts. According to Rentrak, during the 52 weeks ended March 31, 2011, 59% of all U.S. box office receipts were derived from the top 25 DMAs and 75% were derived from the top 50 DMAs. In certain of our densely populated major metropolitan markets, we believe a scarcity of attractive retail real estate opportunities enhances the strategic value of our existing theatres. We also believe the complexity inherent in operating in these major metropolitan markets is a deterrent to other less sophisticated competitors, protecting our market share position.

        We believe that customers in our major metropolitan markets are generally more affluent and culturally diverse than those in smaller markets. Traditionally, our strong presence in these markets has created a greater opportunity to exhibit a broad array of programming and premium formats, which we believe drives higher levels of attendance at our theatres. This has allowed us to generate higher per screen and per theatre operating metrics. For example, our average ticket price in the United States was $8.73 for our 52 weeks ended March 31, 2011, as compared to $7.87 for the industry as a whole for the 12 months ended March 31, 2011.

        Modern, Highly Productive Theatre Circuit.    We believe the combination of our strong major market presence, focus on a superior guest experience and core operating strategies enables us to deliver industry-leading theatre level operating metrics. For the 52 weeks ended March 31, 2011, on a pro forma basis for Kerasotes, our theatre exhibition circuit generated attendance per average theatre of 538,000 (higher than any of our peers) revenues per average theatre of $6.7 million and operating cash flows before rent (defined as Adjusted EBITDA before rent and G&A-Other) per average theatre of $2.2 million. Over the past five fiscal years, we invested an average of $132.4 million per year to improve and expand our theatre circuit, contributing to the modern portfolio of theatres we operate today.

        Leader in Deployment of Premium Formats.    We also believe our strong major market presence and our highly productive theatre circuit allow us to take greater advantage of incremental revenue-generating opportunities associated with the premium services that will define the future of the theatrical business, including digital delivery, 3D projection, large screen formats, such as IMAX and our proprietary ETX offering, and alternative programming. As the industry's digital conversion accelerates, we believe we have established a differentiated leadership position in premium formats. For example, we are the world's largest IMAX exhibitor with 107 screens as of March 31, 2011, all of which are 3D enabled, and we expect to increase our IMAX screen count to 129 by the end of fiscal year 2012. We are able to charge a premium price for the IMAX experience, which, in combination with higher attendance levels, produces average weekly box office per print that is 300% greater than standard 2D versions of the same movie. The availability of IMAX and 3D content has increased significantly from calendar year 2005 to 2010. During this period, available 3D content increased from 3 titles to 26 titles while available IMAX content increased from 5 titles to 14 titles. Industry film grosses for available 3D products increased from $191.0 million to approximately $3.0 billion, while industry film grosses for available IMAX products increased from $864.0 million to approximately $3.0 billion over this time period. This favorable trend continues in calendar year 2011 with 37 3D titles and 19 IMAX titles slated to open, including highly successful franchise installments such as Pirates of the Caribbean: On Stranger Tides, Kung Fu Panda: The Kaboom of D, Transformers: Dark of the Moon, Harry Potter and the Deathly Hallows, Part 2 and Mission Impossible-Ghost Protocal. As reported in the May 1, 2011 issue of Movieline International, the film release schedule for calendar year 2012 is beginning to solidify with 24 3D titles and 2 IMAX titles already announced, including sequels of high profile franchises such as Spiderman, Men in Black, James Bond, Bourne Legacy, Batman and a 3D version of Star Wars. We expect that additional 3D and IMAX titles will be announced as the beginning of 2012 approaches.

        Innovative Growth Initiatives in Food and Beverage.    We believe our theatre circuit is better positioned than our peer competitors' to generate additional revenue from broader and more diverse food and beverage offerings, in part due to our markets' larger, more diverse and more affluent customer base and our management's extensive experience in guest services, specifically within the food and beverage industry. Our annual food and beverage sales exceed the domestic food service sales generated from 18 of the top 75 ranked restaurants chains in the U.S., while representing only approximately 27% of our total revenue. To capitalize on this opportunity, we have introduced proprietary food and beverage offerings in 138 theatres as of March 31, 2011, and we intend to deploy these offerings across our theatre circuit based on the needs and specific circumstances of each theatre. Our wide range of food and beverage offerings feature expanded menus, enhanced concession formats and unique dine-in theatre options, which we believe appeals to a larger cross section of potential customers. For example, in fiscal 2009 we converted a small, six-screen theatre in Atlanta, Georgia to a dine-in theatre facility with full kitchen facilities, seat side services and with a separate bar and lounge area. From fiscal 2008 to fiscal 2011, this theatre's attendance increased over 60%, revenues more than doubled, and operating cash flow and margins increased significantly. We plan to continue to invest in one or more enhanced food and beverage offerings across 125 to 150 theatres over the next three years.

        Our current food and beverage initiatives include:

  •
  Dine-in theatre concepts at 7 locations, which feature full kitchen facilities, seat-side servers and a separate bar and lounge area;

  •
  Concession Stand of the Future ("The Marketplace") at 3 locations, featuring self serve and premium concession items and specialty drinks;

  •
  Concession Freshen at 13 locations, which provides a guest friendly grab and go experience and creates visual interest and space for more products;

  •
  Better For You Merchandisers at 12 locations, addressing currently unmet guest needs by providing healthy choice concession items; and

  •
  Made To Order Hot Foods at 125 locations, including menu choices such as curly fries, chicken tenders and jalapeño poppers.

        Strong Cash Flow Generation.    We believe that our major market focus and highly productive theatre circuit have enabled us to generate significant cash flow provided by operating activities. For the 52 weeks ended March 31, 2011, on a pro forma basis for Kerasotes, our net cash provided by operating activities totaled $97.0 million. This strong cash flow will enable us to continue our deployment of premium formats and services and to finance planned capital expenditures without relying on the capital markets for funding. In addition, in future years, we expect to continue to generate cash flow sufficient to allow us to grow our revenues, maintain our facilities, service our indebtedness and make dividend payments to our stockholder.

        Management Team Uniquely Positioned to Execute.    Our management team has a unique combination of industry experiences and skill-sets, equipping them to effectively execute our strategies. Our CEO's broad experience in a number of consumer packaged goods and entertainment-related businesses expands our growth perspectives beyond traditional theatrical exhibition and has increased our focus on providing more value to our guests. Recent additions, including a Chief Marketing Officer, heads of Food and Beverage, Programming and Development/Real Estate and a Senior Vice President for Strategy and Strategic Partnerships, augment our deep bench of industry experience. The expanded breadth of our management team complements the established team that is focused on operational excellence, innovation and successful industry consolidation.

Our Strategy

        Our strategy is to leverage our modern theatre circuit and major market position to lead the industry in consumer-focused innovation and financial operating metrics. The use of emerging premium formats and our focus on the guest experience give us a unique opportunity to leverage our theatre circuit and major market position across our platform. Our primary goal is to maintain our company's and the industry's social relevance and to offer consumers distinctive, affordable and compelling out-of-home entertainment alternatives that capture a greater share of their personal time and spend. We have a two-pronged strategy to accomplish this goal: first, drive consumer-related growth and second, focus on operational excellence.

  Drive Consumer-Related Growth

        Capitalize on Premium Formats.    Technical innovation has allowed us to enhance the consumer experience through premium formats such as IMAX and 3D. Our customers are willing to pay a premium price for this differentiated entertainment experience. When combined with our major markets' customer base, the operating flexibility of digital technology will enhance our capacity utilization and dynamic pricing capabilities. This will enable us to achieve higher ticket prices for premium formats, and provide incremental revenue from the exhibition of alternative content such as live concerts, sporting events, Broadway shows, opera and other non-traditional programming. We have already seen success from the Metropolitan Opera, with respect to which, during fiscal 2011, we programmed 37 performances in over 100 theatres and charged an average ticket price of $18. Within each of our major markets, we are able to charge a premium for these services relative to our smaller markets. We will continue to broaden our content offerings through the installation of additional IMAX, ETX and RealD systems and the presentation of attractive alternative content. For example:

  •
  We have the leading market share of IMAX 3D-enabled digital projection systems. We expect to increase our IMAX screen count to 129 by the end of fiscal year 2012. These IMAX projection systems are slated to be installed in many of our top performing locations in major U.S. markets, each of our local IMAX installations is protected by geographic exclusivity. Available IMAX titles announced for calendar year 2011 are 19 as compared with 14 titles in calendar year 2010.

  •
  As of March 31, 2011, we had installed 2,301 digital projectors in our existing theatre base, representing a 45% digital penetration in our theatre circuit. We intend to continue our rapid deployment of digital projectors through our arrangements with DCIP and expect to have installed over 3,800 digital projectors by the end of fiscal year 2012. We lease our digital projection systems from DCIP and therefore do not bear the majority of the cost of the digital projector rollout. Operating a digital theatre circuit provides numerous benefits, which include forming the foundation for 3D formats and alternative programming, allowing for more efficient film operations, lowering costs and enabling a better, more versatile advertising platform.

  •
  To complement our deployment of digital technology, in 2006 we partnered with RealD to install their 3D enabled systems in our theatres. As of March 31, 2011, we had 1,603 RealD, 107 IMAX and 14 ETX 3D-enabled systems. During the past year, 3D films have generated approximately 10% greater attendance and approximately 40% greater admissions revenue than the standard 2D versions of the same film at an additional $1 to $5 per ticket. Concurrent with our digital rollout, we plan on having over 2,250 RealD screens across our theatre circuit by the end of fiscal 2012. Available 3D titles for calendar year 2011 are 37 as compared with 26 titles in calendar year 2010.

  •
  During fiscal 2010, we introduced our proprietary large-screen digital format, ETX, and as of March 31, 2011 we operated at 14 locations. ETX features wall-to-wall screens that are 20% larger than traditional screens, a custom sound system that is three times more powerful than a traditional auditorium, and 3D-enabled digital projection with twice the clarity of high definition. We charge a premium price for the ETX experience, which, in combination with higher attendance levels, produces average weekly box office per print that is 140% more than standard 2D versions of the same movie. We plan to have 17 ETX large screen formats by the end of fiscal year 2012.

        Broaden and Enhance Food and Beverage Offerings.    To address consumer trends, we are expanding our menu of premium food and beverage products to include made-to-order meals, customized coffee, healthy snacks, alcohol and other gourmet products. We plan to invest across a spectrum of enhanced food and beverage formats, from simple, less capital-intensive concession design improvements to the development of new dine-in theatre options. We have successfully implemented our dine-in theatre offerings to rejuvenate theatres approaching the end of their useful lives as traditional movie theatres and, in some of our larger theatres to more efficiently leverage their additional capacity. The costs of these conversions in some cases are partially covered by investments from the theatre landlord. We plan to continue to invest in one or more enhanced food and beverage offerings across 125 to 150 theatres over the next three years.

        Maximize Guest Engagement and Loyalty.    In addition to differentiating the AMC Entertainment movie-going experience by deploying new sight and sound formats, as well as food and beverage offerings, we are also focused on creating differentiation through guest marketing. We are already the most recognized theatre exhibition brand, with almost 60% brand awareness in the United States. We are actively marketing our own "AMC experience" message to our customers, focusing on every aspect of a customer's engagement with AMC, from the moment a guest visits our website or purchases a ticket to the moment he leaves our theatre. We have also refocused our marketing to drive active engagement with our customers through a redesigned website, Facebook, Twitter and push email campaigns. As of May 17, 2011, we had approximately 1.1 million "likes" on Facebook, and we engaged directly with our guests via close to 32 million emails in fiscal 2011. We have launched our new fee-based guest frequency program, AMC Stubs, in late March 2011. This new program replaces Moviewatcher Rewards, which ended the year with 1.5 million active members, many of which are converting over to AMC Stubs. Additional marketing initiatives include:

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  The ongoing continuous improvements of amctheatres.com, our Interactive Voice Response ("IVR") system, and expansion of our use of social medial channels to supplant traditional communication via newspapers with contemporary engagement platforms that offer comprehensive theatre, show time and movie-related information. Additional means of consumer engagement are being expanded to include email, social networking, and Short Message Service ("SMS") messaging.

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  The addition of music, sports and other special events to transform our buildings into full-fledged entertainment venues. This growing complement to traditional content has grown to 80 events in fiscal 2011, including the very popular Metropolitan Opera series.

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  Targeting film content to the ethnic/lifestyles within individual theatre trade areas, which enables us to drive incremental traffic and create greater guest engagement. Our circuit-within-a-circuit initiative includes a number of guest profiles, including independent films, Latino, Bollywood, Asian/Korean and Urban.

  Focus on Operational Excellence

        Disciplined Approach to Theatre Portfolio Management.    We evaluate the potential for new theatres and, where appropriate, replace underperforming theatres with newer, more modern theatres that offer amenities consistent with our portfolio. We also intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio. We presently have no current plans, proposals or understandings regarding any such acquisitions. Historically, we have demonstrated a successful track record of integrating acquisitions such as Loews, General Cinema and Kerasotes. For example, our January 2006 acquisition of Loews combined two leading theatrical exhibition companies, each with a long history of operating in the industry, thereby increasing the number of screens we operated by 47%.

        Continue to Achieve Operating Efficiencies.    We believe that the size of our theatre circuit, our major market concentration and the breadth of our operations will allow us to continue to achieve economies of scale and further improve operating margins. Our operating strategies are focused on the following areas:

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  Leveraging our scale to lower our cost of doing business without sacrificing quality or the important elements of guest satisfaction. For example, during fiscal 2010, we reorganized our procurement function and implemented a number of other initiatives that allowed for vendor consolidation, more targeted marketing and promotional efforts, and energy management programs that generated an aggregate annual savings of approximately $15.3 million for the 52 weeks ended March 31, 2011.

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  Lowering occupancy costs in many of our facilities by renegotiating rental agreements with landlords, strictly enforcing co-tenancy provisions and effective auditing of common area billings. In fiscal 2011, we negotiated rental reductions and enforced co-tenancy provisions in 8 of our leases, generating savings of $2.8 million.

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  Maintaining our theatres to reduce deferred maintenance costs and lower future capital requirements that might otherwise be required to maintain our facilities in first class operating condition.

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  Creating and monetizing financial value from our strategic alliances and partnerships, such as NCM, Movietickets.com, DCIP, RealD and Open Road Films.

Film Licensing

        We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        During the period from 1990 to 2010, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 634 in 2008, according to the Motion Picture Association 2009 Theatrical Market Statistics.

        North American film distributors typically establish geographic film licensing zones and generally allocate available film to one theatre within each zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. As of March 31, 2011, approximately 91% of our screens in the United States and Canada were located in film licensing zones where we are the sole exhibitor.

        Our licenses typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Paramount Pictures, Twentieth Century Fox, Warner Bros. Distribution, Buena Vista Pictures (Disney), Sony Pictures Releasing, and Universal Pictures. Films licensed from these distributors accounted for approximately 81% of our U.S. and Canadian admissions revenues during fiscal 2011. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year. In fiscal 2011, no single distributor accounted for more than 20% of our box office admissions.

Concessions

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs, premium concession items, specialty drinks, healthy choice items and made to order hot foods including menu choices such as curly fries, chicken tenders and jalapeño poppers. Different varieties of concession items are offered at our theatres based on preferences in that particular geographic region. We have also implemented dine-in theatre concepts at 7 locations, which feature full kitchen facilities, seat-side servers and a separate bar and lounge area. Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency, including a guest friendly grab and go experience. We design our megaplex theatres to have more concessions capacity to make it easier to serve larger numbers of customers. Strategic placement of large concessions stands within theatres increases their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

        We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

        Our entertainment and dining experience at certain theatres features casual and premium upscale dine-in theatre options as well as bar and lounge areas.

Properties

        The following table sets forth the general character and ownership classification of our theatre circuit, excluding unconsolidated joint ventures and managed theatres, as of March 31, 2011:

Property Holding Classification	Theatres	Screens
Owned	25	193
Leased pursuant to ground leases	6	73
Leased pursuant to building leases	321	4,766

Total	352	5,032

        Our theatre leases generally have initial terms ranging from 15 to 20 years, with options to extend the leases for up to 20 additional years. The leases typically require escalating minimum annual rent payments and additional rent payments based on a percentage of the leased theatre's revenue above a base amount and require us to pay for property taxes, maintenance, insurance and certain other property-related expenses. In some instances, our escalating minimum annual rent payments are contingent upon increases in the consumer price index. In some cases, our rights as tenant are subject and subordinate to the mortgage loans of lenders to our lessors, so that if a mortgage were to be foreclosed, we could lose our lease. Historically, this has never occurred.

        We lease our corporate headquarters in Kansas City, Missouri.

        Currently, the majority of the concessions, projection, seating and other equipment required for each of our theatres are owned. In the future, we expect the majority of our digital projection equipment to be leased from DCIP.

Employees

        As of March 31, 2011, we employed approximately 900 full-time and 17,000 part-time employees. Approximately 40% of our U.S. theatre associates were paid the minimum wage.

        Fewer than 2% of our U.S. employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators (and affiliated local unions). We believe that our relationship with this union is satisfactory. We consider our employee relations to be good.

Theatrical Exhibition Industry and Competition

        Theatrical exhibition is the primary initial distribution channel for new motion picture releases, and we believe that the theatrical success of a motion picture is often the most important factor in establishing the film's value in the other parts of the product life cycle (DVD, cable television and other ancillary markets).

        Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canadian box office revenues increased from $5.0 billion in 1989 to $10.5 billion in 2010, driven by increases in both ticket prices and attendance. In calendar 2010, industry box office revenues for the United States and Canada were $10.5 billion, essentially unchanged from 2009.

        The following table represents information about the exhibition industry obtained from the National Association of Theatre Owners ("NATO") and Rentrak.

Calendar Year	Box Office Revenues (in millions)	Attendance (in millions)	Average Ticket Price	Number of Theatres	Indoor Screens	Screens Per Theatre
2010	$10,515	1,334	$7.88	5,773	38,892	6.7
2009	10,600	1,414	7.50	5,561	38,605	6.9
2008	9,634	1,341	7.18	5,403	38,934	7.2
2007	9,632	1,400	6.88	5,545	38,159	6.9
2006	9,170	1,401	6.55	5,543	37,776	6.8
2005	8,820	1,376	6.41	5,713	37,092	6.5

        There are approximately 949 companies competing in the North American theatrical exhibition industry, approximately 549 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from Rentrak, we believe that the four largest exhibitors (in terms of box office revenue) generated approximately 59% of the box office revenues in 2010. This statistic is up from 33% in 2000 and is evidence that the theatrical exhibition business in the United States and Canada has been consolidating. According to NATO, average screens per theatre have increased from 6.5 in 2005 to 6.7 in 2010, which we believe is indicative of the industry's development of megaplex theatres.

        Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, there are few barriers preventing another company from opening a theatre near one of our theatres, which may adversely affect operations at our theatre. However, in certain of our densely populated major metropolitan markets, we believe a scarcity of attractive retail real estate opportunities enhances the strategic value of our existing theatres. We also believe the complexity inherent in operating in these major metropolitan markets is a deterrent to other less sophisticated competitors, protecting our market share position.

        The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

        Movie-going is a compelling consumer out-of-home entertainment experience. Movie theatres currently garner a relatively small share of consumer entertainment time and spend, leaving significant room for expansion and growth in the U.S. In addition, our industry benefits from available capacity to satisfy additional consumer demand without capital investment.

        As major studio releases have declined in recent years, we believe companies like Open Road Films could fill an important gap that exists in the market today for consumers, movie producers and theatrical exhibitors by providing a broader availability of movies to consumers. Theatrical exhibitors are uniquely positioned to not only support, but also benefit from new distribution companies and content providers. We believe the theatrical exhibition industry will continue to be attractive for a number of key reasons, including:

        A Highly Popular and Affordable Out-of-Home Entertainment Experience.    Going to the movies has been one of the most popular and affordable out-of-home entertainment options for decades. The estimated average price of a movie ticket was $7.88 in calendar 2010, considerably less than other out-of-home entertainment alternatives such as concerts and sporting events. In calendar 2010, attendance at indoor movie theatres in the United States and Canada was 1.3 billion. This contrasts to the 111.0 million combined annual attendance generated by professional baseball, basketball and football over the same period.

        Adoption of Digital Technology.    The theatrical exhibition industry is well underway in its overall conversion from film-based to digital projection technology. This digital conversion will position the industry with lower distribution and exhibition expenses, efficient delivery of alternative content and niche programming, and premium experiences for consumers. Digital projection also results in a premium visual experience for patrons, and digital content gives the theatre operator greater flexibility in programming. The industry will benefit from the conversion to digital delivery, alternative content, 3D formats and dynamic pricing models. As theatre exhibitors have adopted digital technology, the theatre circuits have shown enhanced productivity, profitability and efficiency. Digital technology has increased attendance and average ticket prices. Digital technology also facilitates live and pre-recorded networked and single-site meetings and corporate events in movie theatres and will allow for the distribution of live and pre-recorded entertainment content and the sale of associated sponsorships.

        Long History of Steady Growth.    The theatrical exhibition industry has produced steady growth in revenues over the past several decades. In recent years, net new build activity has slowed, and screen count has rationalized and is expected to decline in the near term before stabilizing, thereby increasing revenue per screen for existing theatres. The combination of the popularity of movie-going, its steady long-term growth characteristics and consolidation and the industry's relative maturity makes theatrical exhibition a high cash flow generating business today. Box office revenues in the United States and Canada have increased from $5.0 billion in 1989 to $10.5 billion in 2010, driven by increases in both ticket prices and attendance across multiple economic cycles. The industry has also demonstrated its resilience to economic downturns; during four of the last six recessions, attendance and box office revenues grew an average of 8.1% and 12.3%, respectively. In 2009, 32 films grossed over $100.0 million, compared to 25 in the prior year, helping to establish a new industry box office record for the year.

        Importance to Content Providers.    We believe that the theatrical success of a motion picture is often the key determinant in establishing the film's value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. For each $1.00 of theatrical box office receipts, an average of $1.33 of additional revenue is generated in the remainder of a film's product life cycle. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

Regulatory Environment

        The distribution of motion pictures is, in large part, regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from one of those cases, to which we were not a party, have a material impact on the industry and us. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

        Our theatres must comply with Title III of the Americans with Disabilities Act, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. Although we believe that our theatres are in substantial compliance with the ADA, in January 1999 the Civil Rights Division of the Department of Justice, or the Department, filed suit against us alleging that certain of our theatres with stadium-style seating violate the ADA. In separate rulings in 2002 and 2003, the Court ruled against us in the "line of sight" and the "non-line of sight" aspects of this case. In 2003, the Court entered a consent order and final judgment about the non-line of sight aspects of this case. On December 5, 2008, the Ninth Circuit Court of Appeals reversed the trial court as to the appropriate remedy and remanded the case back to the trial court for findings consistent with its decision. The Company and the Department have reached a settlement regarding the extent of betterments related to the remaining remedies required for line-of-sight violations which the parties believe are consistent with the Ninth Circuit's decision. The trial court approved the settlement on November 29, 2010. The improvements will likely be made over a five year term. The company has recorded a liability of $37,500 for compensation to claimants and fines related to this matter.

        As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

        Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theatres as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such requirements.

        We also own and operate theatres and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal. We believe our theatres are in material compliance with such requirements.

Seasonality

        Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business is highly seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

Legal Proceedings

        In the normal course of business, we are party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc.    (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department filed suit alleging that the company's stadium style theatres violated the ADA and related regulations. The Department alleged the company had failed to provide persons in wheelchairs seating arrangements with lines-of-sight comparable to the general public. The Department alleged various non-line-of-sight violations as well.

        As to line-of-sight matters, the trial court entered summary judgment in favor of the Department as to both liability and as to the appropriate remedy. On December 5, 2008, the Ninth Circuit Court of Appeals reversed the trial court as to the appropriate remedy and remanded the case back to the trial court for findings consistent with its decision. The company and the Department reached a settlement regarding the extent of betterments and remedies required for line-of-sight violations which the parties believe are consistent with the Ninth Circuit's decision. The trial court approved the settlement on November 29, 2010. The betterments will be made over a 5 year term and the company estimates the unpaid cost of such betterments to be approximately $5.0 million. The company has recorded a liability of $37,500 for compensation to claimants pursuant to the settlement.

        As to the non-line-of-sight aspects of the case, on January 21, 2003, the trial court entered summary judgment in favor of the Department on matters such as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. On December 5, 2003, the trial court entered a consent order and final judgment on nonline- of-sight issues under which the company agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently, the company estimates that remaining betterments are required at approximately 40 stadium-style theatres. The Company estimates that the unpaid costs of these betterments will be approximately $13.2 million. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        Michael Bateman v. American Multi-Cinema, Inc.    (No. CV07-00171). In January 2007, a class action complaint was filed against the company in the Central District of the United States District Court of California (the "District Court") alleging violations of the Fair and Accurate Credit Transactions Act ("FACTA"). FACTA provides in part that neither expiration dates nor more than the last 5 numbers of a credit or debit card may be printed on receipts given to customers. FACTA imposes significant penalties upon violators where the violation is deemed to have been willful. Otherwise damages are limited to actual losses incurred by the card holder. On March 21, 2011, the District Court granted preliminary approval of the settlement preliminary certifying a class action for settlement purposes only. The settlement is not expected to have a material adverse impact to the Company's financial condition.

        On May 14, 2009, Harout Jarchafjian filed a similar lawsuit alleging that the company willfully violated FACTA and seeking statutory damages, but without alleging any actual injury (Jarchafjian v. American Multi-Cinema, Inc. (C.D. Cal. Case No. CV09-03434). The parties have reached a tentative settlement, subject to court approval, which is not expected to have a material adverse impact to the company's financial condition.

        Union Sponsored Pension Plan.    On November 7, 2008, the Company received notice of a written demand for payment of a partial withdrawal liability assessment from a collectively bargained multiemployer pension plan that covers certain of its unionized theatre employees. Based on a payment schedule that the Company received from this plan in December 2008, the Company began making quarterly payments on January 1, 2009 related to the $5.3 million in partial withdrawal liability. In the second quarter of fiscal 2010, the Company made a complete withdrawal from the plan which triggered an additional liability of $1.4 million which was assessed by the plan on April 19, 2010. During fiscal 2011, the Company recorded an estimated withdrawal liability of $3,040,000 related to three multiemployer pension plans where it had ceased making contributions. The plans have not yet delivered an assessment of the withdrawal liability to the Company.

        As of March 31, 2011, the Company's liability related to these collectively bargained multiemployer pension plan withdrawals, net of quarterly payments, is $4,261,000. The Company estimates its potential complete withdrawal liability from its other multiemployer pension plans is less than $100,000.

        In addition to the cases noted above, the Company is also currently a party to various ordinary course claims from vendors (including concession suppliers and motion picture distributors), landlords and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Except as described above, management believes that the ultimate outcome of such other matters, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes could occur. An unfavorable outcome could include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

MANAGEMENT

        Our business and affairs are managed by our board of directors currently consisting of nine members. Gerardo I. Lopez, our Chief Executive Officer, is a director of Parent. Aaron J. Stone is our Chairman of the Board and a non-employee director. The role of Chairman of the Board is held by Mr. Stone to represent the interest of stockholders.

        The following table sets forth certain information regarding our directors, executive officers and key employees as of June 1, 2011:

Name	Age	Position(s) Held
Aaron J. Stone	38	Chairman of the Board, Director (Parent and AMCE)
Gerardo I. Lopez	51	Chief Executive Officer, President and Director (Parent, AMCE and American Multi-Cinema, Inc.)
Dana B. Ardi	63	Director (Parent and AMCE)
Stephen P. Murray	48	Director (Parent and AMCE)
Stan Parker	35	Director (Parent and AMCE)
Phillip H. Loughlin	43	Director (Parent and AMCE)
Eliot P. S. Merrill	40	Director (Parent and AMCE)
Kevin J. Maroni	48	Director (Parent and AMCE)
Craig R. Ramsey	59	Executive Vice President and Chief Financial Officer (Parent, AMCE and American Multi-Cinema, Inc.); Director (American Multi-Cinema, Inc.)
John D. McDonald	54	Executive Vice President, U.S. Operations (Parent, AMCE and American Multi-Cinema, Inc.); Director (American Multi-Cinema, Inc.)
Mark A. McDonald	52	Executive Vice President, Global Development (Parent, AMCE and American Multi-Cinema, Inc.)
Stephen A. Colanero	44	Executive Vice President and Chief Marketing Officer (Parent, AMCE and American Multi-Cinema, Inc.)
Robert J. Lenihan	57	President, Film Programming (Parent, AMCE and American Multi-Cinema, Inc.)
Samuel D. Gourley	60	President, AMC Film Programming (Parent, AMCE and American Multi-Cinema, Inc.)
Kevin M. Connor	48	Senior Vice President, General Counsel and Secretary (Parent, AMCE and American Multi-Cinema, Inc.)
Michael W. Zwonitzer	46	Senior Vice President Finance (Parent, AMCE and American Multi-Cinema, Inc.)
Chris A. Cox	45	Senior Vice President and Chief Accounting Officer (Parent, AMCE and American Multi-Cinema, Inc.)
Terry W. Crawford	54	Senior Vice President and Treasurer (Parent, AMCE and American Multi-Cinema, Inc.)
George Patterson	57	Senior Vice President, Food and Beverage (American Multi-Cinema, Inc.)
Elizabeth Frank	42	Senior Vice President, Strategy and Strategic Partnerships (AMCE)

        All our current executive officers hold their offices at the pleasure of our board of directors, subject to rights under their respective employment agreements in some cases. There are no family relationships between or among any directors and executive officers, except that Messrs. John D. McDonald and Mark A. McDonald are brothers.

        Mr. Aaron J. Stone has served as Chairman of the Board of Parent and AMCE since February 2009. Mr. Stone has served as a Director of Parent since June 2007, and has served as a Director of AMCE since December 2004. Mr. Stone is a Senior Partner of Apollo Management, L.P., where he has been employed since 1997 and which, together with its affiliates, acts as manager of Apollo and related private securities investment funds. Mr. Stone also serves on the boards of directors of Connections Academy, LLC, Hughes Communications, Inc., Hughes Network Systems, LLC, Hughes Telematics, Inc., and Parallel Petroleum. Mr. Stone currently serves on the compensation committee of Hughes Communications, Inc. and the audit committee of Hughes Network Systems, LLC. Mr. Stone has also served on the boards of directors of Educate Inc.; Intelstat, Ltd.; and Skyterra Communications Inc., among others. Mr. Stone served on the audit committees of Educate Inc. and Intelstat, Ltd. Prior to joining Apollo, Mr. Stone was a member of the Mergers and Acquisition Group at Smith Barney, Inc. Mr. Stone graduated cum laude with an A.B. degree from Harvard College. Mr. Stone has over 15 years of experience in analyzing and investing in public and private companies and led the diligence of Apollo's investment in AMC, and he provides our board with insight into strategic and financial matters of interest to AMC's management and shareholders.

        Mr. Gerardo I. Lopez has served as Chief Executive Officer, President and a Director of Parent and AMCE since March 2009. Prior to joining the Company, Mr. Lopez served as Executive Vice President of Starbucks Coffee Company and President of its Global Consumer Products, Seattle's Best Coffee and Foodservice divisions from September 2004 to March 2009. Prior thereto, Mr. Lopez served as President of the Handleman Entertainment Resources division of Handleman Company from November 2001 to September 2004. Mr. Lopez also serves on the boards of directors of SilkRoute Global, NCM LLC, DCIP and Midland-Empire Partners, LLC. Mr. Lopez holds a B.S. degree in Marketing from George Washington University and a M.B.A. in Finance from Harvard Business School. Mr. Lopez has over 24 years of experience in marketing, sales and operations and management in public and private companies. His prior experience includes management of multi-billion-dollar operations and groups of over 2,500 associates.

        Dr. Dana B. Ardi has served as a Director of Parent and AMCE since April 2009. Dr. Ardi serves as Managing Director and Founder of Corporate Anthropology Advisors LLC, a human capital advisory firm that provides consulting and restructuring services to companies across diverse industry sectors. Prior to founding Corporate Anthropology Advisors LLC in 2009, Dr. Ardi served as a Managing Director at CCMP Capital Advisors, LLC from August 2006 through January 2009, as a Partner at J.P. Morgan Partners, LLC from June 2001 to July 2006, as a Partner at Flatiron Partners, LLC from 1999 to June 2001, as Co-chair of the Global Communications, Entertainment and Technology practice of TMP Worldwide from 1995 to 1999 and prior thereto, Dr. Ardi served as Senior Vice President of New Media at R.R. Donnelley & Sons Company. Dr. Ardi also serves on the board of directors of New Yorkers for Parks and the board of trustees of Chancellor University's Jack Welch Management Institute. Dr. Ardi provides our board of directors with insight and perspective on organizational design, succession planning, leadership training, executive search and tactical human resources matters. Dr. Ardi holds a B.S. degree from the State University of New York at Buffalo and M.S. and Ph.D. degrees in Education from Boston College.

        Mr. Stephen P. Murray has served as a Director of Parent since June 2007, and has served as a Director of AMCE since December 2004. Since March 2007 Mr. Murray has served as President and Chief Executive Officer of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout and growth equity investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. From August 2006 to March 2007, Mr. Murray served as President and Chief Operating Officer of CCMP Capital Advisors, LLC. From 1989 through July 2006, Mr. Murray was employed by J.P. Morgan Partners and its predecessor entities, and became a Partner in 1994. Prior to joining J.P. Morgan Partners, LLC in 1989, Mr. Murray served as a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Mr. Murray focuses on investments in Consumer, Retail and Services, and Healthcare Infrastructure. Mr. Murray also serves on the boards of directors of ARAMARK Holdings Corporation, Caremore Medical Enterprises, Generac Power Systems, Hanley Wood, Crestcom, Jetro Holdings, Inc., LHP Hospital Group, Noble Environmental Power, Octagon Credit Investors, Quiznos Subs, Strongwood Insurance and Warner Chilcott. Mr. Murray holds a B.A. degree from Boston College and a M.B.A. from Columbia Business School. Mr. Murray has over 20 years of experience as a private equity investment professional and provides our board with insight and perspective on general investment and financial matters.

        Mr. Stan Parker has served as a Director of Parent since June 2007, and has served as a Director of AMCE since December 2004. Mr. Parker has been affiliated with Apollo and its related investment advisors and investment managers since 2000 and has been a Partner since 2005. Prior to joining Apollo in 2000, Mr. Parker was employed by Salomon Smith Barney, Inc. Mr. Parker also serves on the boards of directors of Affinion, CEVA Group Plc, Charter Communications and Momentive Performance Materials. Mr. Parker holds a B.S. degree in Economics from The Wharton School of Business at the University of Pennsylvania. Mr. Parker has over 12 years of experience in analyzing and investing in public and private companies. Mr. Parker participated in the diligence of Apollo's investment in AMC and provides our board with insight into strategic and financial matters of interest to AMC's management and shareholders.

        Mr. Philip H. Loughlin has served as a Director of Parent and AMCE since January 2009. Mr. Loughlin joined Bain Capital in 1996 and has been a Managing Director since 2003. Prior to joining Bain Capital, Mr. Loughlin was a Consultant at Bain & Company and also served in operating roles at Eagle Snacks, Inc. and Norton Company. Mr. Loughlin also serves on the boards of directors of OSI Restaurant Partners, Inc., Ariel Holdings, Ltd., Applied Systems, Inc. and the Ship (World Pay) Luxco. Mr. Loughlin serves on the audit committee of OSI Restaurant Partners. Mr. Loughlin previously served on the boards of directors of Burger King Corporation, Loews Cineplex Entertainment, Brenntag A.G., Professional Services Industries, Inc. and Cinemex and on the audit committees of Burger King Corporation and Loews Cineplex Entertainment. Mr. Loughlin received a M.B.A. from Harvard Business School where he was a Baker Scholar and graduated cum laude with an A.B. degree from Dartmouth College. Mr. Loughlin has 14 years of experience as a private equity investor, participated in the evaluation of Bain Capital's original investment in Loews and has significant experience in serving on boards of directors.

        Mr. Eliot P. S. Merrill has served as a Director of Parent and AMCE since January 2008. Mr. Merrill is a Managing Director of The Carlyle Group focusing on buyout opportunities in the media and telecommunications sectors. Prior to joining Carlyle in 2001, Mr. Merrill was a Principal at Freeman Spogli & Co., a buyout fund with offices in New York and Los Angeles. From 1995 to 1997, Mr. Merrill worked at Dillon Read & Co. Inc. Prior thereto, Mr. Merrill worked at Doyle Sailmakers, Inc. Mr. Merrill also serves as a director of The Nielsen Company B.V. Mr. Merrill holds an A.B. degree from Harvard College. Mr. Merrill has over 13 years of experience in the private equity industry and has focused on the analysis, assessment and capitalization of new acquisitions and existing portfolio companies. Prior to the Loews Mergers, Mr. Merrill served on the audit committee of Loews Cineplex Entertainment Corporation.

        Mr. Kevin J. Maroni has served as a Director of Parent and AMCE since April 2008. Mr. Maroni serves as Senior Managing Director of Spectrum Equity Investors ("Spectrum"), an investment firm with offices in Boston and Menlo Park. Mr. Maroni has served on the boards of directors of numerous public and private companies, including most recently Consolidated Communications, Inc. from 2002 - 2005; NEP Broadcasting, L.P. from 2004-2007; and Classic Media, L.P. from 2006-2007. Prior to joining Spectrum at inception in 1994, Mr. Maroni worked at Time Warner, Inc. and Harvard Management Company's private equity affiliate. Mr. Maroni has also served as a trustee of numerous non-profit institutions, which currently include National Geographic Ventures; the John F. Kennedy Library Foundation and the Park School. Mr. Maroni holds a B.A. degree from the University of

Michigan and a M.B.A. from Harvard University. Mr. Maroni has over 20 years of experience as a private equity investor and has experience in serving on a number of public and private company boards of directors.

        Mr. Craig R. Ramsey has served as Executive Vice President and Chief Financial Officer of Parent since June 2007. Mr. Ramsey has served as Executive Vice President and Chief Financial Officer of AMCE and American Multi-Cinema, Inc. since April 2003. Previously, Mr. Ramsey served as Executive Vice President, Chief Financial Officer and Secretary of AMCE and American Multi-Cinema, Inc. since April 2002. Mr. Ramsey served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer, of AMCE and American Multi-Cinema, Inc. from August 1998 until May 2002. Mr. Ramsey has served as a Director of American Multi-Cinema, Inc. since September 1999. Mr. Ramsey was elected Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. in February 2000. Mr. Ramsey served as Vice President, Finance from January 1997 to October 1999 and prior thereto, Mr. Ramsey served as Director of Information Systems and Director of Financial Reporting since joining American Multi-Cinema, Inc. in February 1995. Mr. Ramsey currently serves as a member of the board of directors of Movietickets.com and has previously served on the board of directors of Bank Midwest. Mr. Ramsey holds a B.S. degree in Accounting and Business Administration from the University of Kansas.

        Mr. John D. McDonald has served as Executive Vice President, U.S. Operations of Parent and AMCE since July 2009. Mr. McDonald has served as Director of American Multi-Cinema, Inc. since November 2007 and has served as Executive Vice President, U.S. Operations of American Multi-Cinema, Inc. since July 2009. Prior to July 2009, Mr. McDonald served as Executive Vice President, U.S. and Canada Operations of American Multi-Cinema, Inc. effective October 1998. Mr. McDonald served as Senior Vice President, Corporate Operations from November 1995 to October 1998. Mr. McDonald is a member of the National Association of Theatre Owners Advisory board of directors. Mr. McDonald has successfully managed the integration for the Gulf States, General Cinema, and Loews mergers and acquisitions. Mr. McDonald attended California State Polytechnic University where he studied economics and history.

        Mr. Mark A. McDonald has served as Executive Vice President, Global Development since July 2009 of Parent and AMCE. Prior thereto, Mr. McDonald served as Executive Vice President, International Operations of Parent, Holdings and AMCE from October 2008 to July 2009. Mr. McDonald has served as Executive Vice President, International Operations of American Multi-Cinema, Inc., and American Multi-Cinema, Inc. Entertainment International, Inc. ("AMCEI"), a subsidiary of AMC, since March 2007 and December 1998, respectively. Prior thereto, Mr. McDonald served as Senior Vice President, Asia Operations from November 1995 until his appointment as Executive Vice President, International Operations and Film in December 1998. Mr. McDonald served on the board of directors of AMCEI from March 2007 to May 2010. Mr. McDonald holds a B.A. degree from the University of Southern California and a M.B.A. from the Anderson School at University of California Los Angeles.

        Mr. Stephen A. Colanero has served as Executive Vice President and Chief Marketing Officer of Parent and AMCE since December 2009. Prior to joining AMC, Mr. Colanero served as Vice President of Marketing for RadioShack Corporation from April 2008 to December 2009. Mr. Colanero also served as Senior Vice President of Retail Marketing for Washington Mutual Inc. from February 2006 to August 2007 and as Senior Vice President, Strategic Marketing for Blockbuster Inc. from November 1994 to January 2006. Mr. Colanero holds a B.S. degree in Accounting from Villanova University and a M.B.A. in Marketing and Strategic Management from The Wharton School at the University of Pennsylvania.

        Mr. Robert J. Lenihan has served as President, Programming, of Parent and AMCE since April 2009. Prior to joining AMC, Mr. Lenihan served as Executive Vice President for Loews Cineplex

Entertainment Corp from August 1998 to February 2002. Mr. Lenihan was appointed Senior Vice President and Head Film Buyer at Mann Theatres in 1985 and served in that capacity at Act III Theatres, Century Theatres, Sundance Cinemas and most recently at Village Roadshow. Mr. Lenihan holds a B.S. degree from Rowan University.

        Mr. Samuel D. "Sonny" Gourley has served as President of AMC Film Programming of Parent and AMCE since December 2009. Mr. Gourley has served as President of AMC Film Programming a Division of AMC since November 2005. Prior thereto, Mr. Gourley served as Executive Vice President, National Film from November 2002 to November 2005 and Executive Vice President, East Film from November 1999 to November 2002. Mr. Gourley currently serves on the advisory board of Tent 25 Variety—The Children's Charity located in Los Angeles, as well as serving on the board of the local Tent 8 Variety—The Children's Charity in Kansas City. Mr. Gourley holds a B.A. degree in English from Miami University in Oxford, Ohio.

        Mr. Kevin M. Connor has served as Senior Vice President, General Counsel and Secretary of Parent since June 2007. Mr. Connor has served as Senior Vice President, General Counsel and Secretary of AMCE and American Multi-Cinema, Inc. since April 2003. Prior to April 2003, Mr. Connor served as Senior Vice President, Legal of AMCE and American Multi-Cinema, Inc. beginning November 2002. Prior thereto, Mr. Connor was in private practice in Kansas City, Missouri as a partner with the firm Seigfreid, Bingham, Levy, Selzer and Gee from October 1995. Mr. Connor holds a Bachelor of Arts degree in English and History from Vanderbilt University, a Juris Doctorate degree from the University of Kansas School of Law and a LLM in Taxation from the University of Missouri—Kansas City.

        Mr. Michael W. Zwonitzer has served as Senior Vice President, Finance of Parent and AMCE since July 2009. Prior thereto, Mr. Zwonitzer served as Vice President, Finance of Parent and Holdings since June 2007 and December 2004, respectively. Mr. Zwonitzer has served as Vice President, Finance of AMCE and American Multi-Cinema, Inc. since September 2004 and prior thereto, Mr. Zwonitzer served as Director of Finance from December 2002 to September 2004 and Manager of Financial Analysis from November 2000 to December 2002. Mr. Zwonitzer joined AMC in June 1998. Mr. Zwonitzer holds a B.S. degree in Accounting from the University of Missouri.

        Mr. Chris A. Cox has served as Senior Vice President and Chief Accounting Officer of Parent since June 2010. Prior thereto Mr. Cox served as Vice President and Chief Accounting Officer of Parent and Holdings since June 2007 and December 2004, respectively. Mr. Cox has served as Vice President and Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. since May 2002. Prior to May 2002, Mr. Cox served as Vice President and Controller of American Multi-Cinema, Inc. since November 2000. Previously, Mr. Cox served as Director of Corporate Accounting for the Dial Corporation from December 1999 until November 2000. Mr. Cox holds a Bachelor's of Business Administration in Accounting and Finance degree from the University of Iowa.

        Mr. Terry W. Crawford has served as Senior Vice President and Treasurer of Parent since June 2010. Previously, Mr. Crawford served as Vice President and Treasurer of Parent since June 2007 and of Holdings, AMCE and American Multi-Cinema, Inc. since April 2005. Prior thereto, Mr. Crawford served as Vice President and Assistant Treasurer of Holdings, AMCE and American Multi-Cinema, Inc. from December 2004 until April 2005. Previously, Mr. Crawford served as Vice President, Assistant Treasurer and Assistant Secretary of AMCE from May 2002 until December 2004 and American Multi-Cinema, Inc. from January 2000 until December 2004. Mr. Crawford served as Assistant Treasurer and Assistant Secretary of AMCE from September 2001 until May 2002 and AMC from November 1999 until December 2004. Mr. Crawford served as Assistant Secretary of AMCE from March 1997 until September 2001 and American Multi-Cinema, Inc. from March 1997 until November 1999. Prior to joining AMC, Mr. Crawford served as Vice President and Treasurer for Metmor Financial, Inc., a wholly-owned subsidiary of Metropolitan Life Insurance Company. Mr. Crawford holds a B.S. degree in Business from Emporia State University and a M.B.A. from the University of Missouri—Kansas City.

        Mr. George Patterson has served as Senior Vice President of Food and Beverage of America Multi-Cinema, Inc. since February 2010. Prior to joining the Company, Mr. Patterson served as Director of Asset Strategy and Multibrand Execution for YUM Brands from 2002 to 2010. Prior to joining YUM Brands, Mr. Patterson was Co-founder and COO of Cool Mountain Creamery and Café from 1997 to 2002. Prior to developing Cool Mountain Creamery and Café, Mr. Patterson was Regional Vice President for Wendy's International restaurants. Mr. Patterson holds a B.A. degree from the University of Florida.

        Ms. Elizabeth Frank has served as Senior Vice President of Strategy and Strategic Partnerships for AMCE since July 2010. Prior to joining AMCE, Ms. Frank served as Senior Vice President of Global Programs for AmeriCares. Prior to AmeriCares, Ms. Frank served as Vice President of Corporate Strategic Planning for Time Warner Inc. Prior to Time Warner Inc., Ms. Frank was a partner at McKinsey & Company for nine years. Ms. Frank currently serves on the Board of Directors for the Global Health Council. Ms. Frank holds a Bachelor of Business Administration degree from Lehigh University and a Masters of Business Administration from Harvard University.

 COMPENSATION DISCUSSION AND ANALYSIS

        This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, our three other most highly compensated executive officers as well as an additional executive officer whose compensation otherwise would have been subject to reporting had there not been any equity grants and a retention bonus award in fiscal 2011. These individuals are referred to as the "Named Executive Officers."

        Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our executive officers other than the Chief Executive Officer.

Executive Compensation Program Objectives and Overview

        The goals of the Compensation Committee with respect to executive compensation are to attract, retain, motivate and reward talented executives, to tie annual and long-term compensation incentives to the achievement of specified performance objectives, and to achieve long-term creation of value for our stockholders by aligning the interests of these executives with those of our stockholders. To achieve these goals, we endeavor to maintain compensation plans that are intended to tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals such as achievement of budgeted levels of adjusted EBITDA or revenue, and other non-financial goals that the Compensation Committee deems important. From time to time, the Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels they believe, based on industry comparables and their general business and industry knowledge and experience, are comparable with executives in other companies of similar size and stage of development operating in the theatrical exhibition industry and similar retail type businesses, while taking into account our relative performance and our own strategic goals.

        We conduct a periodic review of the aggregate level of our executive compensation as part of the annual budget review and annual performance review processes, which includes determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. This review is based on our knowledge of how other theatrical exhibition industry and similar retail type businesses measure their executive performance and on the key operating metrics that are critical in our effort to increase the value of our company.

Current Executive Compensation Program Elements

        Our executive compensation program consists of the elements described in the following sections. The Compensation Committee determines the portion of compensation allocated to each element for each individual Named Executive Officer. Our Compensation Committee expects to continue these policies in the short term but will reevaluate the current policies and practices as it considers advisable.

        The Compensation Committee believes, based on general business and industry experience and knowledge of its members, that the use of the combination of base salary, annual performance bonuses, and long-term incentives (including stock option or other stock-based awards) offers the best approach to achieving our compensation goals, including attracting and retaining talented and capable executives and motivating our executives and other officers to expend maximum effort to improve the business results, earnings and overall value of our business.

Base Salaries

        Base salaries for our Named Executive Officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy, but we do not make any determinations or changes in compensation in reaction to market data alone. The Compensation Committee's goal is to provide total compensation packages that are competitive with prevailing practices in our industry and in the geographic markets in which we conduct business. However, the Compensation Committee retains flexibility within the compensation program to respond to and adjust for specific circumstances and our evolving business environment. Periodically, the Company obtains information regarding the salaries of employees at comparable companies, including approximately 150 multi-unit businesses in the retail, entertainment and food service industries. Base salaries for our Named Executive Officers are reviewed from time to time by the Compensation Committee and may be increased pursuant to such review and/or in accordance with guidelines contained in the various employment agreements in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Base salaries for our Named Executive Officers increased between 3.0% and 6.0% from fiscal 2010 to fiscal 2011.

Annual Performance Bonus

        The Compensation Committee has the authority to award annual performance bonuses to our Named Executive Officers. Under the current employment agreements, each Named Executive Officer is eligible for an annual bonus based on our annual incentive compensation program as it may exist from time to time. We believe that annual bonuses based on performance serve to align the interests of management and stockholders, and our annual bonus program is primarily designed to reward increases in adjusted EBITDA. Individual bonuses are performance based and, as such, can be highly variable from year to year. The annual incentive bonuses for our Named Executive Officers are determined by our Compensation Committee and, except with respect to his own bonus, our chief executive officer, based on our annual incentive compensation program as it may exist from time to time. For fiscal 2011, the annual incentive compensation program was based on a company component and an individual component. The company component was based on attainment of an adjusted EBITDA target of $387,800,000. The plan guideline was that no company performance component of the bonus would be paid below attainment of 90% of targeted adjusted EBITDA and that upon attainment of 100% of targeted adjusted EBITDA, each Named Executive Officer would receive 100% of his assigned bonus target. Upon attainment of 110% of targeted adjusted EBITDA, each Named Executive Officer would receive a maximum of 200% of his assigned bonus target. The individual component of the bonus does not have an adjusted EBITDA threshold but is based on achievement of key performance measures and overall performance and contribution to our strategic and financial goals. Under the annual incentive compensation program, our Compensation Committee and, except with respect to his own bonus, chief executive officer, retain discretion to decrease or increase bonuses relative to the guidelines based on qualitative or other objective factors deemed relevant by the Compensation Committee.

        The following table summarizes the company component upon attainment of 100% of targeted adjusted EBITDA and the individual component of the annual performance bonus plan for fiscal 2011:

	Company Component at 100% Target	Individual Component
Gerardo I. Lopez	$407,700	$101,900
Craig R. Ramsey	212,200	53,050
John D. McDonald	212,200	53,050
Robert J. Lenihan	126,700	84,450
Kevin M. Connor	120,500	80,350
Stephen A. Colanero	140,600	93,750

        Our annual bonuses have historically been paid in cash and traditionally have been paid in a single installment in the first quarter following the completion of a given fiscal year following issuance of our annual audit report. Pursuant to current employment agreements, each Named Executive officer is eligible for an annual bonus pursuant to the annual incentive plan in place at the time. The Compensation Committee has discretion to increase the annual bonus paid to our Named Executive Officers using its judgment if the Company exceeds certain financial goals, or to reward for achievement of individual annual performance objectives. No company component bonuses were earned for fiscal 2011 under the annual incentive compensation program because the Company did not meet the minimum 90% of targeted adjusted EBITDA threshold as established by the Compensation Committee. The individual component of the bonus, which was subject to the approval by the Compensation Committee and the Board of Directors, was determined following a review of each Named Executive Officer's individual performance and contribution to our strategic and financial goals. The individual performance review has been conducted during the first quarter of fiscal 2012 and the individual component bonuses were finalized and approved by the Compensation Committee and the Board of Directors.

Special Incentive Bonus

        Pursuant to his employment agreement, Mr. Gerardo Lopez is entitled to a one-time special incentive bonus of $2,000,000 that vests at the rate of $400,000 per year over five years, effective March 2009, provided that he remains employed on each vesting date. The first three installments of the special incentive bonus are payable on the third anniversary and the fourth and fifth installments are payable upon vesting. The special incentive bonus of $2,000,000 shall immediately vest in full upon Mr. Lopez's involuntary termination within twelve months after a change of control, as defined in the employment agreement. As of March 31, 2011, Mr. Lopez has vested in two-fifths, or $800,000, of this special incentive bonus to be paid on his third anniversary.

Long Term Incentive Equity Awards

        On June 11, 2007, Marquee Merger Sub Inc., a wholly-owned subsidiary of Parent, merged with and into Holdings, with Holdings continuing as the surviving corporation (the "holdco merger"). As a result of the holdco merger, Holdings became a wholly owned subsidiary of Parent, a newly formed entity controlled by the Sponsors. In connection with the holdco merger, on June 11, 2007, Parent amended and restated its 2004 Stock Option Plan ("2004 Stock Option Plan"), which provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and non-qualified stock options to acquire Parent common stock to eligible employees and consultants of Parent and its subsidiaries and non-employee directors of Parent. Options granted under the plan vest in equal installments over three to five years from the grant date, subject to the optionee's continued service with Parent or one of its subsidiaries. The Compensation Committee approved stock option grants to Mr. Stephen Colanero under the 2004 Stock Option Plan on July 8, 2010. On July 23, 2010,

the Board determined that the Company would no longer grant any additional awards of shares of common stock of the Company under the 2004 Stock Option Plan.

        On July 8, 2010, the Board of Directors of Parent and the stockholders of Parent approved the adoption of the AMC Entertainment Holdings, Inc. 2010 Equity Incentive Plan ("2010 Equity Incentive Plan"). The 2010 Equity Incentive Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, other stock-based awards and performance-based compensation awards. During fiscal 2011, the Compensation Committee approved grants of stock options, restricted stock (time vesting), and restricted stock (performance vesting) to the named executive officers. The options granted under the plan vest in equal installments over four years from the grant date, subject to the optionee's continued service with the Company. The restricted share (time vesting) grants vest on the fourth anniversary of the date of grant, subject to the Named Executive Officer's continued service with the Company. The award agreements for the restricted shares (performance vesting) generally provide that 25% of the restricted shares awarded will become vested in each year over a four-year period upon the Company meeting certain pre-established annual performance targets. Because each annual performance target is set at the start of each respective single-fiscal year performance period, only twenty-five percent of the total restricted shares (performance vesting) awarded are deemed granted each year over the four-year period in accordance with Accounting Standards Codification 718-10-55-95. The grant date fair value for the first year's performance period, fiscal 2011, is included in the Summary Compensation Table. The restricted share (performance vesting) grants for fiscal 2011 have a vesting term of approximately one year upon the Company meeting a pre-established annual adjusted EBITDA target of $387,800,000. The Named Executive Officers did not vest in the restricted share (performance vesting) grants for fiscal 2011 as the Company did not meet the adjusted EBITDA target threshold established by the Compensation Committee. Further discussion of the 2010 Equity Incentive Plan compensation for the Named Executive Officers can be found in the Potential Payments Upon Termination or Change in Control section.

Retirement Benefits

        We provide retirement benefits to the Named Executive Officers under both qualified and non-qualified defined-benefit and defined-contribution retirement plans. The Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. ("AMC Defined Benefit Retirement Income Plan") and the AMC 401(k) Savings Plan are both tax-qualified retirement plans in which the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan and on the maximum amount that may be contributed to a qualified defined-contribution plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we had established non-qualified supplemental defined-benefit plans that permit the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board of Directors approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan, effective as of December 31, 2006. The Compensation Committee determined that this type of plan is not as effective as other elements of compensation in aligning executives' interests with the interests of stockholders. As a result, the Compensation Committee determined to freeze these plans. Benefits no longer accrue under the AMC Defined Benefit Retirement Income Plan or the AMC Supplemental Executive Retirement Plan for our Named Executive Officers or for other participants.

        Effective January 1, 2011, under the Company's 401(k) Savings Plan, the Company began to match 100% of each eligible employee's elective contributions up to 3% and 50% of contributions up to 5% of the employee's eligible compensation. During fiscal 2010 and the first three quarters of fiscal 2011, the Company matched 50% of each eligible employee's elective contributions up to 6% of the employee's eligible compensation. During fiscal 2009, the Company matched 100% of elective contributions up to 5% of employee compensation.

        The "Pension Benefits" table and related narrative section "Pension and Other Retirement Plans" below describes our qualified and non-qualified defined-benefit plans in which our Named Executive Officers participate.

Non-Qualified Deferred Compensation Program

        Named Executive Officers are permitted to elect to defer base salaries and their annual bonuses under the AMC Non-Qualified Deferred Compensation Plan. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Companies is also deferred.

        The "Non-Qualified Deferred Compensation" table and related narrative section "Non-Qualified Deferred Compensation Plan" below describe the non-qualified deferred compensation plan and the benefits thereunder.

Severance and Other Benefits Upon Termination of Employment

        We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for each of the Named Executive Officers and for other of our senior officers in their respective employment agreements. The Compensation Committee evaluates the level of severance benefits provided to Named Executive Officers on a case-by-case basis. We consider these severance protections consistent with competitive practices.

        As described in more detail below under "Potential Payments Upon Termination or Change in Control" pursuant to their employment agreements, each of the Named Executive Officers would be entitled to severance benefits in the event of termination of employment by AMCE without cause and certain Named Executive Officers would be entitled to severance benefits due to death or disability. In the case of Mr. Lopez, resignation for good reason would also entitle the employee to severance benefits. We have determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with AMCE and as part of their overall compensation package.

        We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the executives with severance benefits if they terminate their employment within a certain number of days following specified changes in their compensation, responsibilities or benefits following a change in control. No claim for severance due to a change in control has been made by an executive who is a party to an employment agreement providing for such severance benefits since the Marquee Transactions (then a change in control for purposes of the agreements). The severance benefits for these executives are generally determined as if they continued to remain employed by us for two years following their actual termination date.

All Other Compensation

        The other compensation provided to each Named Executive Officer is reported in the All Other Compensation column of the "Summary Compensation Table" below, and is further described in footnote (8) to that table. All other compensation for fiscal 2011 consists of Company matching contributions under our 401(k) savings plan, which is a qualified defined contribution plan, life insurance premiums, relocation expenses, and on-site parking. All other compensation is benchmarked and reviewed, revised and approved by the Compensation Committee every year.

Policy with Respect to Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and the four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and other awards that may be granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of AMCE and its stockholders.

Summary Compensation Table

        The following table presents information regarding compensation of our principal executive officer, our principal financial officer, our three other most highly compensated executive officers for services rendered during fiscal 2011 as well as an additional executive officer whose compensation otherwise would have been subject to reporting had there not been any equity grants and a retention bonus award in fiscal 2011. These individuals are referred to as "Named Executive Officers."

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)(7)	All Other Compensation ($)(8)	Total ($)
Gerardo I. Lopez	2011	$728,000	$400,000	$985,845	$307,819	$203,800	$—	$1,794	$2,627,258
Chief Executive Officer, President	2010	700,003	400,000	—	—	674,240	—	66,220	1,840,463
and Director (Parent, AMCE and	2009	64,615	—	—	2,068,847	—	—	16,570	2,150,032
American Multi-Cinema, Inc.)
Craig R. Ramsey	2011	408,100	—	591,582	184,750	106,100	45,696	14,662	1,350,890
Executive Vice President and	2010	385,000	—	—	—	346,847	83,470	6,656	821,973
Chief Financial Officer (Parent,	2009	383,508	—	—	—	—	—	16,634	400,142
AMCE and American Multi-Cinema, Inc.)
John D. McDonald	2011	408,100	—	591,582	184,750	66,313	85,763	14,536	1,351,044
Executive Vice President North	2010	385,000	—	—	—	344,344	134,080	9,419	872,843
American Operations (Parent,	2009	383,508	—	—	—	—	—	21,626	405,134
AMCE and American Multi-Cinema, Inc.)
Robert J. Lenihan	2011	422,300	—	197,320	61,681	63,338	—	10,311	754,950
President, Film Programming	2010	376,885	—	—	138,833	252,838	—	48,762	817,318
(Parent, AMCE and American

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)(7)	All Other Compensation ($)(8)	Total ($)
Multi-Cinema, Inc.)
Kevin M. Connor	2011	334,750	—	197,320	61,681	80,350	7,016	9,632	690,749
Senior Vice President, General	2010	325,000	—	—	—	260,520	12,201	8,205	605,926
Counsel and Secretary (Parent,	2009	323,658	—	—	—	—	—	16,123	339,781
AMCE and American Multi-
Cinema, Inc.)
Stephen A. Colanero	2011	360,500	100,000	197,320	369,512	117,188	—	28,139	1,172,659
Executive Vice President, and Chief Marketing Officer (Parent, AMCE and American Multi-Cinema, Inc.)

(1)
The principal positions shown are at March 31, 2011. Compensation for Mr. Robert Lenihan and Mr. Stephen Colanero is provided for years where they were Named Executive Officers only.

(2)
The bonus activity for Mr. Lopez reflects the vested portion of his Special Incentive Bonus. Mr. Colanero received a retention bonus on the first anniversary of his employment. The employment agreement for Mr. Colanero entitled him to receive a retention bonus after one year of service.

(3)
As required by SEC Rules, amounts shown in the column, "Stock Awards," presents the aggregate grant date fair value of restricted stock awards granted in the fiscal year in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The number and grant date fair value of restricted stock (time vesting) and restricted stock (performance vesting) awarded each Named Executive Officer appear in the Grants of Plan-Based Awards table. The estimated fair value of the stock at the grant date was approximately $752 per share and was based upon a contemporaneous valuation reflecting market conditions. The valuation assumptions used for the restricted stock awards are provided in Note 9—Stockholder's Equity to our audited consolidated financial statements contained elsewhere in this prospectus. The restricted share (time vesting) grants vest on the fourth anniversary of the date of grant, subject to the Named Executive Officer's continued service with the Company. Of the total restricted share (performance vesting) awards approved by the Compensation Committee, approximately twenty-five percent of the total awards will be granted each year over a four-year period in accordance with ASC 718-10-55-95. Only the restricted share (performance vesting) awards that have been granted (twenty-five percent in fiscal 2011) have been included in the Summary Compensation Table. The restricted share (performance vesting) grants for fiscal 2011 have a vesting term of approximately one year upon the Company meeting a pre-established annual adjusted EBITDA target of $387,800,000. The Named Executive Officers did not vest in the restricted share (performance vesting) grants for fiscal 2011 as the Company did not meet the adjusted EBITDA target threshold established by the Compensation Committee.

(4)
As required by SEC Rules, amounts shown in the column, "Option Awards," presents the aggregate grant date fair value of option awards granted in the fiscal year in accordance with accounting rules ASC 718, Compensation—Stock Compensation. These amounts reflect the Company's cumulative accounting expense over the vesting period and do not correspond to the actual value that will be realized by the Named Executive Officers. Options are to acquire shares of Parent common stock. The valuation assumptions used for the stock option awards are provided in Note 9 to our audited consolidated prospectus financial statements included elsewhere in this prospectus.

In July 2010, the Named Executive Officers received a grant of non-qualified stock options under the 2010 Equity Incentive Plan. The number and grant date fair value of options awarded to each Named Executive Officer appear in the Grants of Plan-Based Awards table. The options vest in four equal annual installments, subject to continued employment. The stock options expire after ten years from the date of the grant. The estimated grant date fair value of the options was $293.72 per share and was determined using the Black-Scholes option-pricing model. The option exercise price was $752 per share. Also, in July 2010, Mr. Colanero received a grant of 1,023 non-qualified stock options under the 2004 Stock Option Plan. These options vest ratably over 5 years, subject to continued employment, with an exercise price of $752 per share. The estimated grant date fair value of the options was $300.91 per share and was determined using the Black-Scholes option-pricing model.

In May 2009, Mr. Robert Lenihan received a stock option grant under the 2004 stock option plan to purchase 1,023 common shares of Parent at a price equal to $339.59 per share. The options will vest in five equal annual installments, subject to continued employment. The options shall expire after ten years from the date of the grant.

In March 2009, Mr. Gerardo Lopez received a stock option grant under the 2004 stock option plan to purchase 15,980.45 common shares of Parent at a price equal to $323.95 per share. The options will vest in five equal annual installments, subject to Mr. Lopez's continued employment. The options shall expire after ten years from the date of the grant.

No option awards granted to Named Executive Officers in the above table were forfeited in fiscal 2011, fiscal 2010 or fiscal 2009.

(5)
For fiscal 2011, the individual component bonus of the annual incentive compensation plan was approved during the first quarter of fiscal 2012 following a review of each Named Executive Officer's individual performance and contribution to the Company's strategic and financial goals. No company component bonuses were earned for fiscal 2011 under the annual incentive compensation program because the Company did not meet the minimum 90% of targeted adjusted EBITDA threshold. For fiscal 2010, bonus amounts were approved for both the company component bonus and the individual component bonus of the annual incentive compensation plan. The Company attained an adjusted EBITDA of 104% of target, which is equivalent to an approximate 142% payout of the assigned bonus target for the company component. No bonuses were earned in fiscal 2009 under the annual incentive bonus program as the Company did not meet the minimum targeted adjusted EBITDA threshold established by the Compensation Committee. Further discussion on the annual incentive bonus program for the Named Executive Officers can be found in the Compensation Discussion and Analysis—Annual Performance Bonus section.

(6)
The following table represents the aggregate increases and decreases in actuarial present value of each officer's accumulated benefit amounts. The aggregate decreases in actuarial present value amounts have been omitted from the Summary Compensation Table:

		Defined Benefit Plan	Supplemental Executive Retirement Plan
Craig R. Ramsey	2011	$17,441	$9,043
	2010	42,764	22,173
	2009	(2,109)	(1,094)
John D. McDonald	2011	44,869	23,264
	2010	87,134	45,179
	2009	(35,248)	(18,276)
Kevin M. Connor	2011	4,966	2,050
	2010	8,635	3,566
	2009	(4,394)	(1,814)

  For fiscal 2009, in accordance with the amended guidance for employers' accounting for defined benefit pension and other postretirement plans in Accounting Standards Codification 715, Compensation—Retirement Benefits, the measurement date used to measure the aggregate change in actuarial present value of accumulated benefit amounts was changed from a measurement date of January 1 to the Company's fiscal year end date, ending on April 2, 2009. See Note 12—Employee Benefit Plans to our audited consolidated financial statements contained elsewhere in this prospectus for more information.

(7)
This column includes the nonqualified deferred compensation above market earnings for the difference between market interest rates determined pursuant to SEC rules and the interest contingently credited by the Company on salary deferred by the Named Executive Officers. For fiscal 2011, above market earnings of 17.6% to 23.8% for Mr. Ramsey and Mr. McDonald were $19,212 and $17,630, respectively. For fiscal 2010, above market earnings of 19.7% to 21.6% for Mr. Ramsey and Mr. McDonald were $18,533 and $1,767, respectively. There were no above market earnings under the nonqualified deferred compensation plan for the Named Executive Officers for fiscal 2009. Further discussion on the nonqualified deferred compensation for the Named Executive Officers can be found in the Compensation Discussion and Analysis—Nonqualified Deferred Compensation section.

(8)
All Other Compensation is comprised of Company matching contributions under our 401(k) savings plan which is a qualified defined contribution plan, life insurance premiums, relocation expenses, and on-site parking. The following table summarizes "All Other Compensation" provided to the Named Executive Officers for fiscal 2011:

	Relocation Expenses	Reimbursement for Taxes Related to Relocation	On-Site Parking	Company Matching Contributions to 401(k) Plan	Life Insurance Premiums	Total
Gerardo I. Lopez	$—	$—	$—	$—	$1,794	$1,794
Craig R. Ramsey	—	—	—	10,825	3,837	14,662
John D. McDonald	—	—	—	12,742	1,794	14,536
Robert J. Lenihan	—	—	736	6,221	3,354	10,311
Kevin M. Connor	—	—	—	8,542	1,090	9,632
Stephen A. Colanero	16,830	9,315	—	1,109	885	28,139

  Infrequently, family of Named Executive Officers ride along on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. The Company does not allocate any incremental cost to the executive for the family member's use.

Compensation of Named Executive Officers

        The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2011. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary and annual bonus.

        The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's base salary and annual bonus is provided below.

        The "Pension Benefits" table and related description of the material terms of our pension plans describe each Named Executive Officer's retirement benefits under the Companies' defined-benefit pension plans to provide context to the amounts listed in the Summary Compensation Table. The "Grant of Plan-based Awards" table and related footnotes provides material terms of the Company's 2010 Equity Incentive Plan and the 2004 Stock Option Plan. The discussion in the section "Potential Payments Upon Termination or Change in Control" explains the potential future payments that may become payable to our Named Executive Officers.

Description of Employment Agreements—Salary and Bonus Amounts

        We have entered into employment agreements with each of Messrs. Lopez, Ramsey, McDonald, Lenihan, Connor, and Colanero. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below.

        Gerardo I. Lopez.    On February 23, 2009, AMC Entertainment entered into an employment agreement with Gerardo I. Lopez to serve as its Chief Executive Officer. The term of the agreement is for three years, with automatic one-year extensions each year. The agreement provides that Mr. Lopez will receive an initial annualized base salary of $700,000. The Board of Directors or Compensation Committee, based on its review, has discretion to increase (but not reduce) the base salary each year. Mr. Lopez's target incentive bonus for fiscal 2011 was equal to 70% of his annual base salary. In addition, Mr. Lopez is receiving a one-time special incentive bonus that vests at the rate of $400,000 per year over five years, effective March 2009, provided he remains employed on each vesting date. The first three installments of the special incentive bonus are payable on the third anniversary and the fourth and fifth installments are payable upon vesting. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. The agreement also provides that Mr. Lopez will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with related business expenses and travel. Change in control, severance arrangements and restrictive covenants in Mr. Lopez's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Craig R. Ramsey.    On July 1, 2001, AMC and AMCE entered into an employment agreement with Craig R. Ramsey, who serves as the Executive Vice President and Chief Financial Officer of the Company and reports directly to AMCE's Chairman of the Board, President and Chief Executive Officer. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Ramsey will receive an initial annualized base salary of $275,000. Subject to their review, the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee have discretion to increase the base salary each year. The agreement also provides for annual bonuses for Mr. Ramsey based on the applicable incentive compensation program of the company and consistent with the determination of the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Ramsey will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control and severance arrangements in Mr. Ramsey's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        John D. McDonald.    On July 1, 2001, AMC and AMC Entertainment entered into an employment agreement with John D. McDonald, who serves as an Executive Vice President, North America Operations. Mr. McDonald reports directly to AMC's President and Chief Operating Officer or such officer's designee. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an initial annualized base salary of $275,000. Subject to their review, the President and Chief Operating Officer of AMC with the approval of AMC Entertainment's Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee have discretion to increase the base salary each year. The agreement also provides for annual bonuses for Mr. McDonald based on the applicable incentive compensation program of the Company and consistent with the determination of the President and Chief Operating Officer of AMC with the approval of AMC Entertainment's Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. McDonald will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control and severance arrangements in Mr. McDonalds' employment agreements are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Robert J. Lenihan.    On April 7, 2009, AMC Entertainment entered into an employment agreement with Robert J. Lenihan who serves as the President of Film Programming. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Lenihan will receive an initial annualized base salary of $410,000. Subject to their review, the Board or the Compensation Committee have discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Lenihan and the target incentive for a particular fiscal year of the Company shall be determined by the Board of Directors or the Compensation Committee, in its sole discretion, based on performance objectives. The target incentive bonus for each fiscal year during the period of employment shall equal 50% of the base salary. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Lenihan will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with carrying out the Executive's duties for the Company. Change in control and severance arrangements in Mr. Lenihan's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Kevin M. Connor.    On November 6, 2002, AMC and AMC Entertainment entered into an employment agreement with Kevin M. Connor who serves as the Senior Vice President, General Counsel and Secretary of the Company. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Connor will receive an initial annualized base salary of $225,000. Subject to their review, the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee have discretion to increase the base salary each year. The agreement also provides for annual bonuses for Mr. Connor based on the applicable incentive compensation program of the Company and consistent with the determination of the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Connor will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control and severance arrangements in Mr. Connor's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Stephen A. Colanero.    On November 24, 2009, AMC Entertainment entered into an employment agreement with Stephen A. Colanero who serves as the Executive Vice President and Chief Marketing Officer. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Colanero will receive an initial annualized base salary of $350,000. The base salary will be reviewed by the Board of Directors or the Compensation Committee on an annual basis and may, in its discretion, increase (but not decrease) the rate then in effect. The agreement also provides for annual bonuses for Mr. Colanero determined by the Board of Directors or the Compensation Committee in its sole discretion, based on performance objectives established with respect to that particular fiscal year. The target incentive bonus for each fiscal year during the period of employment shall equal 65% of the base salary. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Colanero will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred while carrying out his duties for the Company, subject to the Company's expense reimbursement policies. Severance arrangements in Mr. Colanero's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

 Grants of Plan-based Awards—Fiscal 2011

        The following table summarizes plan-based awards granted to named executive officers during fiscal 2011:

									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards					Exercise Or Base Price of Option Awards ($/Sh)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gerardo I. Lopez
AIP—Company(1)	N/A	N/A	$—	$407,700	$815,400	—	—	—	—	—	$—	$—
AIP—Individual(2)	N/A	N/A	—	101,900	203,800	—	—	—	—	—	—	—
2010 Plan-Performance(3)	07/19/2010	07/08/2010	—	—	—	—	262.25	262.25	—	—	—	197,320
2010 Plan-Time(4)	07/19/2010	07/08/2010	—	—	—	—	1,048.00	1,048.00	—	—	—	788,525
2010 Plan-Option(5)	07/19/2010	07/08/2010	—	—	—	—	1,048.00	1,048.00	—	—	752.00	307,819
Craig R. Ramsey
AIP—Company(1)	N/A	N/A	—	212,200	424,400	—	—	—	—	—	—	—
AIP—Individual(2)	N/A	N/A	—	53,050	106,100	—	—	—	—	—	—	—
2010 Plan-Performance(3)	07/19/2010	07/08/2010	—	—	—	—	157.25	157.25	—	—	—	118,316
2010 Plan-Time(4)	07/19/2010	07/08/2010	—	—	—	—	629.00	629.00	—	—	—	473,266
2010 Plan-Option(5)	07/19/2010	07/08/2010	—	—	—	—	629.00	629.00	—	—	752.00	184,750
John D. McDonald
AIP—Company(1)	N/A	N/A	—	212,200	424,400	—	—	—	—	—	—	—
AIP—Individual(2)	N/A	N/A	—	53,050	79,575	—	—	—	—	—	—	—
2010 Plan-Performance(3)	07/19/2010	07/08/2010	—	—	—	—	157.25	157.25	—	—	—	118,316
2010 Plan-Time(4)	07/19/2010	07/08/2010	—	—	—	—	629.00	629.00	—	—	—	473,266
2010 Plan-Option(5)	07/19/2010	07/08/2010	—	—	—	—	629.00	629.00	—	—	752.00	184,750
Robert J. Lenihan
AIP—Company(1)	N/A	N/A	—	126,700	253,400	—	—	—	—	—	—	—
AIP—Individual(2)	N/A	N/A	—	84,450	126,675	—	—	—	—	—	—	—
2010 Plan-Performance(3)	07/19/2010	07/08/2010	—	—	—	—	52.25	52.25	—	—	—	39,314
2010 Plan-Time(4)	07/19/2010	07/08/2010	—	—	—	—	210.00	210.00	—	—	—	158,006
2010 Plan-Option(5)	07/19/2010	07/08/2010	—	—	—	—	210.00	210.00	—	—	752.00	61,681
Kevin M. Connor
AIP—Company(1)	N/A	N/A	—	120,500	241,000	—	—	—	—	—	—	—
AIP—Individual(2)	N/A	N/A	—	80,350	120,525	—	—	—	—	—	—	—
2010 Plan-Performance(3)	07/19/2010	07/08/2010	—	—	—	—	52.25	52.25	—	—	—	39,314
2010 Plan-Time(4)	07/19/2010	07/08/2010	—	—	—	—	210.00	210.00	—	—	—	158,006
2010 Plan-Option(5)	07/19/2010	07/08/2010	—	—	—	—	210.00	210.00	—	—	752.00	61,681
Stephen A. Colanero
AIP—Company(1)	N/A	N/A	—	140,600	281,200	—	—	—	—	—	—	—
AIP—Individual(2)	N/A	N/A	—	93,750	140,625	—	—	—	—	—	—	—
2010 Plan-Performance(3)	07/19/2010	07/08/2010	—	—	—	—	52.25	52.25	—	—	—	39,314
2010 Plan-Time(4)	07/19/2010	07/08/2010	—	—	—	—	210.00	210.00	—	—	—	158,006
2010 Plan-Option(5)	07/19/2010	07/08/2010	—	—	—	—	210.00	210.00	—	—	752.00	61,681
2004 Plan-Option(6)	07/12/2010	07/08/2010	—	—	—	—	1,023.00	1,023.00	—	—	752.00	307,831

(1)
The company component bonus of the annual incentive compensation program ("AIP") was based primarily on attainment of an adjusted EBITDA target of $387,800,000. The plan guideline was that no company performance component of the bonus would be paid below attainment of 90% of targeted adjusted EBITDA and that upon attainment of 100% of targeted adjusted EBITDA, each Named Executive Officer would receive 100% of his assigned bonus target. Upon attainment of 110% of targeted adjusted EBITDA, each Named Executive Officer would receive a maximum of 200% of his assigned bonus target. No company component bonuses were earned for fiscal 2011 under the annual incentive compensation program because the Company did not meet the minimum 90% of targeted adjusted EBITDA threshold.

(2)
The individual component bonus of the annual incentive compensation plan ("AIP") for fiscal 2011 was determined during the first quarter of fiscal 2012 following a review of each Named Executive Officer's individual performance and contribution to the Company's strategic and financial goals.

(3)
The amounts shown in this row presents the number and aggregate grant date fair value of restricted stock (performance vesting) awards granted in July 2010 in accordance with accounting rules ASC 718, Compensation—Stock Compensation. Of the total restricted share (performance vesting) awards approved by the Compensation Committee, approximately twenty-five percent of the total awards will be granted each year over a four-year period in accordance with ASC 718-10-55-95. Only the restricted share (performance vesting) awards that have been granted (twenty-five percent in fiscal 2011) have been included in the Grants of Plan-based Awards Table. The restricted share (performance vesting) grants for fiscal 2011 have a vesting term of approximately one year upon the Company meeting a pre-established annual adjusted EBITDA target of $387,800,000. The estimated fair value of the stock at the grant date was approximately $752 per share and was based upon a contemporaneous valuation reflecting market conditions. The Named Executive Officers did not vest in the restricted share (performance vesting) grants for fiscal 2011 as the Company did not meet the adjusted EBITDA target threshold established by the Compensation Committee.

(4)
The amounts shown in this row presents the number and aggregate grant date fair value of restricted stock (time vesting) awards granted in July 2010 in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The restricted share (time vesting) grants vest on the fourth anniversary of the date of grant, subject to the Named Executive Officer's continued service with the Company. The estimated fair value of the stock at the grant date was approximately $752 per share and was based upon a contemporaneous valuation reflecting market conditions.

(5)
In July 2010, the Named Executive Officers received a grant of non-qualified stock options under the 2010 Equity Incentive Plan. The options vest in four equal annual installments, subject to continued employment. The stock options expire after ten years from the date of the grant. The estimated grant date fair value of the options was $293.72 per share and was determined using the Black-Scholes option-pricing model. The option exercise price was $752 per share.

(6)
In July 2010, Mr. Colanero received a grant of 1,023 non-qualified stock options under the 2004 Stock Option Plan. These options vest ratably over 5 years, subject to continued employment, with an exercise price of $752 per share. The estimated grant date fair value of the options was $300.91 per share and was determined using the Black-Scholes option-pricing model.

        The valuation assumptions used for the stock option and restricted stock awards are provided in Note 9—Stockholder's Equity to our audited consolidated financial statements contained elsewhere in this prospectus.

Outstanding Equity Awards at end of Fiscal 2011

        The following table presents information regarding the outstanding equity awards of Parent common stock held by each of our Named Executive Officers as of March 31, 2011, including the vesting dates for the portions of these awards that had not vested as of that date:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gerardo I. Lopez
2004 Plan-Option(1)	6,392.18000	9,588.27000	—	$323.95	03/06/2019	—	—	—	$—
2010 Plan-Option(5)	—	1,048.00000	—	752.00	07/19/2020	—	—	—	—
2010 Plan-Time(6)	—	—	—	—	—	—	—	1,048.00	788,525.00
Craig R. Ramsey
2004 Plan-Option(2)	4,092.28723	—	—	491.00	12/23/2014	—	—	—	—
2010 Plan-Option(5)	—	629.00000	—	752.00	07/19/2020	—	—	—	—
2010 Plan-Time(6)	—	—	—	—	—	—	—	629.00	473,266.00
John D. McDonald
2004 Plan-Option(2)	2,046.14362	—	—	491.00	12/23/2014	—	—	—	—
2010 Plan-Option(5)	—	629.00000	—	752.00	07/19/2020	—	—	—	—
2010 Plan-Time(6)	—	—	—	—	—	—	—	629.00	473,266.00
Robert J. Lenihan
2004 Plan-Option(3)	204.60000	818.40000	—	339.59	05/28/2019	—	—	—	—
2010 Plan-Option(5)	—	210.00000	—	752.00	07/19/2020	—	—	—	—
2010 Plan-Time(6)	—	—	—	—	—	—	—	210.00	158,006.00
Kevin M. Connor
2004 Plan-Option(2)	2,046.14362	—	—	491.00	12/23/2014	—	—	—	—
2010 Plan-Option(5)	—	210.00000	—	752.00	07/19/2020	—	—	—	—
2010 Plan-Time(6)	—	—	—	—	—	—	—	210.00	158,006.00
Stephen A. Colanero
2004 Plan-Option(4)	—	1,023.00000	—	752.00	07/12/2020	—	—	—	—
2010 Plan-Option(5)	—	210.00000	—	752.00	07/19/2020	—	—	—	—
2010 Plan-Time(6)	—	—	—	—	—	—	—	210.00	158,006.00

(1)
The options vest at a rate of 20% per year commencing on March 6, 2010.

(2)
The options vest at a rate of 20% per year commencing on December 23, 2005. The option exercise price per share of $1,000 was adjusted to $491 per share pursuant to the anti-dilution provisions of the 2004 Stock Option Plan to give effect to the payment of a one-time nonrecurring dividend paid by Parent on June 15, 2007 of $652,800,000 to the holders of its 1,282,750 shares of common stock.

(3)
The options vest at a rate of 20% per year commencing on May 28, 2010.

(4)
The options vest at a rate of 20% per year commencing on July 12, 2011.

(5)
The options vest at a rate of 25% per year commencing on July 19, 2011.

(6)
The restricted stock (time vesting) vests on the fourth anniversary on July 19, 2014.

        The restricted share (performance vesting) grants did not vest in fiscal 2011 and were not included in the "Outstanding Equity Awards at the end of Fiscal 2011" table. Of the total restricted share (performance vesting) awards approved by the Compensation Committee, approximately twenty-five percent of the total awards will be granted each year, starting in fiscal 2011, over a four-year period in accordance with ASC 718-10-55-95. The restricted share (performance vesting) grants have a vesting term of approximately one year upon the Company meeting a pre-established target determined by the Compensation Committee. Seventy-five percent of the total restricted share (performance vesting) awards approved have not been granted as of March 31, 2011 pursuant to ASC 718-10-55-95.

Option Exercises and Stock Vested—Fiscal 2011

        None of our Named Executive Officers exercised options or held any outstanding vested stock awards during fiscal 2011.

Pension Benefits

        The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Gerardo I. Lopez	—	—	$—	$—
Craig R. Ramsey	Defined Benefit Retirement Income Plan	12.00	197,290	—
	Supplemental Executive Retirement Plan	12.00	102,293	—
John D. McDonald	Defined Benefit Retirement Income Plan	31.05	362,740	—
	Supplemental Executive Retirement Plan	31.05	188,078	—
Robert J. Lenihan	—	—	—	—
Kevin M. Connor	Defined Benefit Retirement Income Plan	4.00	32,562	—
	Supplemental Executive Retirement Plan	4.00	13,446	—
Stephen A. Colanero	—	—	—	—

(1)
The accumulated benefit is based on service and earnings considered by the plans for the period through March 31, 2011. It includes the value of contributions made by the Named Executive Officers throughout their careers. The present value has been calculated assuming the Named Executive Officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the plans. The interest assumption is 5.86%. The post-retirement mortality assumption is based on the 2011 IRS Prescribed Mortality-Static Annuitant, male and female mortality table. See Note 12—Employee Benefit Plans to our audited consolidated financial statements included elsewhere in this prospectus for more information.

Pension and Other Retirement Plans

        We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit plans. The AMC Defined Benefit Retirement Income Plan is a tax-qualified retirement plan in which the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have non-qualified supplemental defined-benefit plans that permit the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget

Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board of Directors approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan, effective as of December 31, 2006. As amended, benefits do not accrue after December 31, 2006, but vesting continues for associates with less than five years of vesting service. The material terms of the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan are described below.

        AMC Defined Benefit Retirement Income Plan.    The AMC Defined Benefit Retirement Income Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. As mentioned above, the plan was frozen effective December 31, 2006.

        The plan provides benefits to certain of our employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. Under the defined benefit plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

        AMC Supplemental Executive Retirement Plan.    AMC also sponsors a Supplemental Executive Retirement Plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993 to reduce the amount of compensation which can be taken into account in a qualified retirement plan. The plan was frozen, effective December 31, 2006, and no new participants can enter the plan and no additional benefits can accrue thereafter.

        Subject to the forgoing, any individual who is eligible to receive a benefit from the AMC Defined Benefit Retirement Income Plan after qualifying for early, normal or late retirement benefits thereunder, the amount of which is reduced by application of the maximum limitations imposed by the Internal Revenue Code, is eligible to participate in the Supplemental Executive Retirement Plan.

        The benefit payable to a participant equals the monthly amount the participant would receive under the AMC Defined Benefit Retirement Income Plan without giving effect to the maximum recognizable compensation for qualified retirement plan purposes imposed by the Internal Revenue Code, as amended by Omnibus Budget Reconciliation Act of 1993, less the monthly amount of the retirement benefit actually payable to the participant under the AMC Defined Benefit Retirement Income Plan, each as calculated as of December 31, 2006. The benefit is an amount equal to the actuarial equivalent of his/her benefit, computed by the formula above, payable in either a lump sum (in certain limited circumstances, specified in the plan) or equal semi-annual installments over a period of two to ten years, with such form, and, if applicable, period, having been irrevocably elected by the participant.

        If a participant's employment with AMC terminates for any reason (or no reason) before the earliest date he/she qualifies for early, normal or late retirement benefits under the AMC Defined Benefit Retirement Income Plan, no benefit is payable under the Supplemental Executive Retirement Plan.

 Nonqualified Deferred Compensation

        The following table presents information regarding the contributions to and earnings on the Named Executive Officers' deferred compensation balances during fiscal 2011, and also shows the total deferred amounts for the Named Executive Officers at the end of fiscal 2011:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Gerardo I. Lopez	$—	$400,000	$—	$—	$800,000
Craig R. Ramsey	16,288	—	27,183	—	181,358
John D. McDonald	80,152	—	22,531	—	117,319
Robert J. Lenihan	—	—	—	—	—
Kevin M. Connor	—	—	—	—	—
Stephen A. Colanero	—	—	—	—	—

(1)
The activity for Mr. Lopez reflects the vested portion of his Special Incentive Bonus.

Non-Qualified Deferred Compensation Plan

        AMC permits the Named Executive Officers and other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table on a deferred basis. Deferrals of compensation during fiscal 2011 and in recent years have been made under the AMC Non-Qualified Deferred Compensation Plan. Participants of the plan are able to defer annual salary and bonus (excluding commissions, expense reimbursement or allowances, cash and non-cash fringe benefits and any stock-based incentive compensation). Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. AMC may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by AMC. The deferred compensation account will be distributed either in a lump sum payment or in equal annual installments over a term not to exceed 10 years as elected by the participant and may be distributed pursuant to in-service withdrawals pursuant to certain circumstances. Any such payment shall commence upon the date of a "Qualifying Distribution Event" (as such term is defined in the Non-Qualified Deferred Compensation Plan). The Qualifying Distribution Events are designed to be compliant with Section 409A of the Internal Revenue Code.

        Pursuant to his employment agreement, Mr. Gerardo Lopez is entitled to a one-time special incentive bonus of $2,000,000 that vests at the rate of $400,000 per year over five years, effective March 2009, provided that he remains employed on each vesting date. The first three installments of the special incentive bonus are payable on the third anniversary and the fourth and fifth installments are payable upon vesting. The special incentive bonus of $2,000,000 shall immediately vest in full upon Mr. Lopez's involuntary termination within twelve months after a change of control, as defined in the employment agreement. As of March 31, 2011, Mr. Lopez has vested in two-fifths, or $800,000, of this special incentive bonus to be paid on his third anniversary.

Potential Payments Upon Termination or Change in Control

        The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with Parent and/or a change in control of Parent, changes in responsibilities, salary or benefits. In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control under the terms of our 2010 Equity Incentive Plan. Outstanding option awards held by Mr. Lopez under the 2004 Stock Option Plan, may also be subject to accelerated vesting in connection with a change in control pursuant to the terms of his employment agreement.

        Assumptions.    As prescribed by the SEC's disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on the last business day of fiscal 2011.

Gerardo I. Lopez

        Mr. Lopez's employment agreement, described above under "Employment Agreements—Salary and Bonus Payments," provides for certain benefits to be paid to Mr. Lopez in connection with a termination of his employment with AMC Entertainment Inc. under the circumstances described below.

        Severance Benefits.    In the event Mr. Lopez's employment is terminated as a result of an involuntary termination during the employment term by AMC Entertainment without cause (other than termination due to death or "Disability"), or by Mr. Lopez pursuant to a termination for "Good Reason" or after a "Change of Control" (as those terms are defined in the employment agreement), Mr. Lopez will be entitled to severance pay equal to two times the sum of his base salary plus the average of each Annual Incentive Plan bonus paid to the Executive during the 24 months preceding the severance date. In addition, upon such a qualifying termination, the stock options granted pursuant to the employment agreement and under the 2004 Stock Option Plan and the stock options and restricted stock granted pursuant to the 2010 Equity Incentive Plan shall vest in full. The special incentive bonus equal to $2,000,000, which vests in equal annual installments over five years, shall immediately vest and be paid in full upon the involuntary termination of employment within twelve months after a change of control.

        If Mr. Lopez had terminated employment with us on March 31, 2011 pursuant to his employment agreement under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a cash payment equal to $1,456,000. This amount is derived by multiplying two by the sum of $728,000, which represents Mr. Lopez's annualized base salary rate in effect on March 31, 2011. Mr. Lopez would have been entitled to a cash payment equal to the average of each Annual Incentive Plan bonus paid during the past 24 months. Mr. Lopez received an Annual Incentive Plan bonus in fiscal 2011 and 2010 of $203,800 and $674,240, respectively, which would entitle him to receive an average Annual Incentive Plan cash payment of $439,020. Additionally, Mr. Lopez would have been entitled to accelerated vesting of unvested stock options granted pursuant to the employment agreement with a grant date fair value of $1,241,297 (options were valued based on a Black-Sholes option pricing model as of March 2009) and accelerated vesting of unvested stock options and restricted stock (time vesting and performance vesting) granted pursuant to the 2010 Equity Incentive Plan with a grant date fair value of $1,688,303 (options were valued based on a Black-Sholes option pricing model as of July 2010 and the restricted stock fair value was based upon a contemporaneous valuation reflecting market conditions). We estimated the grant date fair value for seventy-five percent of the total restricted stock (performance vesting) award under the 2010 Equity Incentive Plan, as only the first year or twenty-five percent of the award, which has been granted according to Accounting Standards Codification 718-10-55-95, did not vest and has been forfeited. The special incentive bonus of $2,000,000 shall immediately vest and be paid in full upon Mr. Lopez's involuntary termination within twelve months after a change of control.

Other Named Executive Officers

        The employment agreements for each of the other Named Executive Officers, described above under "Employment Agreements—Salary and Bonus Payments," provide for certain benefits to be paid to the executive in connection with a termination of his employment with AMC or AMC Entertainment under the circumstances described below and/or a change in control of AMC or AMC Entertainment.

        Severance Benefits.    In the event the executive's employment is terminated during the employment term as a result of the executive's death or "Disability" or by AMC or AMC Entertainment pursuant to a "Termination Without Cause" or by the executive following certain changes in his responsibilities, annual base salary or benefits, the executive (or his personal representative) will be entitled to a lump cash severance payment equal to two years of his base salary then in effect. Mr. Lenihan and Mr. Colanero will be entitled to receive cash severance payments equal to two years of their individual base salary in equal installments over a period of twenty-four consecutive months and, pursuant to their employment agreements, are not entitled to severance benefits for an employment termination resulting from death or "Disability".

        Upon a termination of employment with us on March 31, 2011 under the circumstances described in the preceding paragraph, we estimate that each Named Executive Officer (other than Mr. Lopez) would have been entitled to a lump sum cash payment as follows: Mr. Craig Ramsey—$816,200; Mr. John McDonald—$816,200; Mr. Robert Lenihan—$844,600; Mr. Kevin Connor—$669,500; and Mr. Stephen Colanero—$721,000. These amounts are derived by multiplying the respective executive's annualized base salary rate in effect on March 31, 2011 by two.

        Pursuant to the 2010 Equity Incentive Plan, if within one year following a Change of Control, the Named Executive Officer's service is terminated by the Company without cause, the unvested stock options and restricted stock shall vest in full. Upon such a qualifying termination, we estimate that each Named Executive Officer (other than Mr. Lopez) would have been entitled to accelerated vesting of unvested stock options and restricted stock (time vesting and performance vesting) with a grant date fair value as follows: Mr. Craig Ramsey—$1,012,965; Mr. John McDonald—$1,012,965; Mr. Robert Lenihan—$337,628; Mr. Kevin Connor—$337,628; and Mr. Stephen Colanero—$337,628. (Options were valued based on a Black-Sholes option pricing model as of July 2010 and the restricted stock fair value was based upon a contemporaneous valuation reflecting market conditions). We estimated the grant date fair value for seventy-five percent of the total restricted stock (performance vesting) award under the 2010 Equity Incentive Plan, as only the first year or twenty-five percent of the award, which has been granted according to Accounting Standards Codification 718-10-55-95, did not vest and has been forfeited.

        Restrictive Covenants.    Pursuant to each Named Executive Officer's employment agreement, the executive has agreed not to disclose any confidential information of AMC or AMC Entertainment at any time during or after his employment with AMC/AMC Entertainment.

Director Compensation—Fiscal 2011

        The following section presents information regarding the compensation paid during fiscal 2011 to members of our Board of Directors who are not also our employees (referred to herein as "Non-Employee Directors"). The compensation paid to Mr. Gerardo I. Lopez, who is also an employee, is presented above in the Summary Compensation Table and the related explanatory tables. Mr. Lopez did not receive additional compensation for his service as a director.

Non-Employee Directors

        We paid our directors an annual cash retainer of $50,000, plus $1,500 for each meeting of the board of directors they attended in person or by phone, plus $1,000 for each committee meeting they attended. We also reimbursed all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

        The following table presents information regarding the compensation of our non-employee Directors in fiscal 2011:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation ($)	All other Compensation ($)	Total ($)
Aaron J. Stone	$57,000	$—	$—	$—	$—	$—	$57,000
Dr. Dana B. Ardi	$56,000	—	—	—	—	—	$56,000
Stephen P. Murray	$55,500	—	—	—	—	—	$55,500
Stan Parker	$56,000	—	—	—	—	—	$56,000
Philip H. Loughlin	$55,500	—	—	—	—	—	$55,500
Eliot P. S. Merrill	$61,000	—	—	—	—	—	$61,000
Kevin Maroni	$60,000	—	—	—	—	—	$60,000
Travis Reid(1)	$5,000	—	—	—	—	—	$5,000

(1)
On October 15, 2010, Travis Reid resigned from his position as a member of the Company's Board of Directors.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee members whose names appear on the Compensation Committee Report were committee members during all of fiscal 2011, except for Mr. Travis Reid who resigned on October 15, 2010. No member of the Compensation Committee is or has been a former or current executive officer of the Company or has had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has one or more executive officers serving on our Board of Directors or on the Compensation Committee during the fiscal year ended March 31, 2011.

Risk Oversight

        The Board executes its oversight responsibility for risk management directly and through its Committees, as follows:

        The Audit Committee has primary responsibility for overseeing the Company's Enterprise Risk Management, or "ERM", program. The Company's Director of Reporting and Control, who reports to the Committee quarterly, facilitates the ERM program with consideration given to our Annual Operating Plan and with direct input obtained from the Senior Leadership Team, or "SLT", the heads of our principal business and corporate functions, and their direct reports, under the executive sponsorship of our Executive Vice President and Chief Financial Officer, our Senior Vice President of Strategy and Strategic Partnerships and our Senior Vice President and Chief Accounting Officer. The Committee's meeting agendas include discussions of individual risk areas throughout the year, as well as an annual summary of the ERM process.

        The Board's other Committees—oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board of Directors is kept abreast of its Committees' risk oversight and other activities via reports of the Committee Chairmen to the full Board. These reports are presented at every regular

Board meeting and include discussions of Committee agenda topics, including matters involving risk oversight.

        The Board considers specific risk topics, including risks associated with our Annual Operating Plan and our capital structure. In addition, the Board receives detailed regular reports from the members of our SLT that include discussions of the risks and exposures involved in their respective areas of responsibility. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Policies and Practices as They Relate to Risk Management

        The Compensation Committee believes the elements of the Company's executive compensation program effectively link performance-based compensation to financial goals and stockholders' interests without encouraging executives to take unnecessary or excessive risks in the pursuit of those objectives. The Compensation Committee believes that the overall mix of compensation elements is appropriately balanced and does not encourage the taking of short-term risks at the expense of long-term results. Long-term incentives for our executives are awarded in the form of equity instruments reflecting, or valued by reference to, our common stock. Long-term incentive awards are generally made on an annual basis and are subject to a multi-year vesting schedule which helps ensure that award recipients always have significant value tied to long-term stock price performance. The Compensation Committee believes that the combination of granting the majority of long-term incentives in the form of option awards, together with the Company stock actually owned by our executives, appropriately links the long-term interests of executives and stockholders, and balances the short-term nature of annual incentive cash bonuses and any incentives for undue risk-taking in our other compensation arrangements.

Equity Incentive Plans

        As of June 1, 2011, our employees and directors hold outstanding stock options for the purchase of up to approximately 35,691 shares of Parent's common stock. Those options were granted under the AMC Entertainment Holdings, Inc. Amended and Restated 2004 Stock Option Plan (the "2004 Plan") and our 2010 Equity Incentive Plan. As of June 1, 2011, approximately 17,238 of those options had vested and the balance were not vested. The exercise prices of the outstanding options ranged from $323.95 per share to $752 per share and each of those options had a maximum term of ten years from the applicable date of grant.

        The following sections provide more detailed information concerning our incentive plans and the shares that are available for future awards under these plans. Each summary below is qualified in its entirety by the full text of the relevant plan document and/or option agreement, which has been filed with the Securities and Exchange Commission and is an exhibit to the Company's current report on Form 8-K filed on July 14, 2010 and is available through the Securities and Exchange Commission's internet site at http://www.sec.gov.

2004 Plan

        We adopted the 2004 Plan as amended and restated as of July 11, 2007. Under the 2004 Plan, we are generally authorized to grant options to purchase shares of our common stock to certain of our employees, non-employee directors and consultants and certain employees of our subsidiaries. Options under the 2004 Plan are either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options. All options granted under the plan expire no later than ten years from their date of grant. No new awards will be granted under the 2004 Plan after the consummation of this offering.

        Our Compensation Committee administers the 2004 Plan. As is customary in incentive plans of this nature, the number of shares subject to outstanding awards under the 2004 Plan and the exercise prices of those awards, are subject to adjustment in the event of changes in our capital structure, reorganizations and other extraordinary events. In the event of a corporate event (as defined in the plan), the plan administrator has discretion to provide for the accelerated vesting of awards, among other things.

        On July 23, the board of directors of Parent determined that we would no longer grant any awards of shares of common stock of Parent under the 2004 Plan.

2010 Equity Incentive Plan

        On July 8, 2010, our board of directors and our stockholders approved the adoption of the AMC Entertainment Holdings, Inc. 2010 Equity Incentive Plan (the "2010 Plan").

Purpose

        The purpose of the 2010 Plan is to attract, retain and motivate the officers, employees, non-employee directors, and consultants of us, and any of our subsidiaries and affiliates and to promote the success of our business by providing the participants with appropriate incentives.

Administration

        The 2010 Plan will be administered by the Compensation Committee.

Available Shares

        The aggregate number of shares of Parent's common stock for delivery pursuant to awards granted under the 2010 Plan is 39,312 shares (subject to adjustment), which may be either authorized and unissued shares of our common stock or shares of common stock held in or acquired in treasury.

        Subject to adjustment as provided for in the 2010 Plan, (i) the number of shares available for granting incentive stock options under the 2010 Plan will not exceed 19,652 shares and (ii) the maximum number of shares that may be granted to a participant each year is 7,862. To the extent shares subject to an award are not issued or delivered by reason of (i) the expiration, cancellation, forfeiture or other termination of an award, (ii) the withholding of such shares in satisfaction of applicable taxes or (iii) the settlement of all or a portion of an award in cash, then such shares will again be available for issuance under the 2010 Plan.

Eligibility

        Directors, officers and other employees of us and of any of our subsidiaries and affiliates, as well as others performing consulting services for us or any of our subsidiaries or affiliates will be eligible for grants under the 2010 Plan.

Awards

        The 2010 Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights ("SARs"), restricted stock awards, other stock-based awards or performance-based compensation awards.

        Award agreements under the 2010 Plan generally have the following features, subject to change by the Compensation Committee:

  •
  Non-Qualified Stock Option Award Agreement:  25% of the options will vest on each of the first four anniversaries of the date of grant; provided, however, that the options will become fully vested and exercisable if within one year following a Change of Control, the participant's service is terminated by us or any of our affiliates without Cause.

  •
  Restricted Stock Award Agreement (Time Vesting):  The restricted shares will become vested on the fourth anniversary of the date of grant; provided, however, that the restricted shares will become fully vested if, within one year following a Change of Control, the participant's service is terminated by us or any of our affiliates without Cause.

  •
  Restricted Stock Award Agreement (Performance Vesting):  25% of the restricted shares will become vested in each year over a four-year period upon us meeting certain pre-established annual performance targets; provided, however, that the restricted shares will become fully vested if within one year following a Change of Control, the participant's service is terminated by us or any of our affiliates without Cause.

        "Change of Control" unless otherwise specified in the award agreement, means an event or series of events that results in any of the following: (a) a change in our ownership occurs on the date that any one person or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than our subsidiaries, acquires ownership of our stock that, together with stock held by such person or group, constitutes more than fifty percent (50%) of our total voting power. However, if any one person (or more than one person acting as a group) is considered to own more than fifty percent (50%) of the total fair market value or total voting power of our stock prior to the acquisition, any acquisition of additional stock by the same person or persons is not considered to cause a change in our ownership; (b) a change in our effective control occurs if, during any twelve-month period, the individuals, who at the beginning of such period constitute our board of directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of the board of directors, provided, however, that if the election, or nomination for election by our stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board, and provided, further, that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a "Change of Control", and after any such reduction the "Incumbent Board" shall mean the board of directors as so reduced; or (c) a change in the ownership of a substantial portion of our assets occurs on the date that any one person, or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than any of our subsidiaries, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) our assets that have a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all our assets immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of our assets, or the value of the assets being disposed of, determined in good faith by the board of directors without regard to any liabilities associated with such assets; provided, that, in no event shall a Change of Control be deemed to occur under clause (a), (b) or (c) hereof, for purposes of the 2010 Plan and any award agreement, as a result of (i) an initial public offering of our stock or (ii) a change in the majority of the Incumbent Board in connection with an initial public offering of our stock or a secondary public offering of our stock.

        "Cause" means, (i) a material breach by the participant of any of the participant's obligations under any written agreement with us or any of our affiliates, (ii) a material violation by the participant of any of our policies, procedures, rules and regulations applicable to employees generally or to similarly situated employees, in each case, as they may be amended from time to time in our sole discretion; (iii) the failure by the participant to reasonably and substantially perform his or her duties to us or our affiliates (other than as a result of physical or mental illness or injury) or the failure by the participant to comply with reasonable directives of our board of directors; (iv) the participant's willful misconduct (including abuse of controlled substances) or gross negligence that is injurious to us, our affiliates or any of our respective customers, clients or employees; (v) the participant's fraud, embezzlement, misappropriation of funds or beach of fiduciary duty against us or any of our affiliates (or any predecessor thereto or successor thereof); or (vi) the commission by the participant of a felony or other serious crime involving moral turpitude. Notwithstanding the foregoing, if the participant is a party to an employment agreement with us or any of our affiliates at the time of his or her termination of employment and such employment agreement contains a different definition of "cause" (or any derivation thereof), the definition in such employment agreement will control for purposes of the award agreement.

        In consideration for the grants of the awards, the award agreements subject the participants to certain restrictive covenants and confidentiality obligations.

Adjustment

        In the event of any corporate event or transaction involving us, any of our subsidiaries and/or affiliates such as a merger, reorganization, capitalization, stock split, spin-off, or any similar corporate event or transaction, the Compensation Committee will, to prevent dilution or enlargement of participants' rights under the 2010 Plan, substitute or adjust in its sole discretion the awards.

Amendment and Termination

        Subject to the terms of the 2010 Plan, the Compensation Committee, in its sole discretion, may amend, alter, suspend, discontinue or terminate the 2010 Plan, or any part thereof or any award (or award agreement), at any time. In the event any award is subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), the Compensation Committee may amend the 2010 Plan and/or any award agreement without the applicable participant's prior consent to exempt the 2010 Plan and/or any award from the application of Section 409A, preserve the intended tax treatment of any such award or comply with the requirements of Section 409A.

PRINCIPAL STOCKHOLDERS

        All of the issued and outstanding capital stock of AMCE is owned by Parent. Parent has common stock issued and outstanding. The table below sets forth certain information regarding beneficial ownership of the common stock of Parent held as of June 1, 2011 by (i) each of its directors and our Named Executive Officers, (ii) all directors and executive officers of Parent as a group and (iii) each person known by Parent to own beneficially more than 5% of Parent common stock. Parent believes that each individual or entity named has sole investment and voting power with respect to shares of common stock of Parent as beneficially owned by them, except as otherwise noted.

Name and Address	Shares of Class A-1 Common Stock		Shares of Class A-2 Common Stock		Shares of Class N Common Stock	Shares of Class L-1 Common Stock	Shares of Class L-2 Common Stock	Percentage of Ownership
J.P. Morgan Partners (BHCA), L.P. and Related Funds(1)(2)	249,225.00	(2)	249,225.00	(2)	—	—	—	38.97%
Apollo Investment Fund V, L.P. and Related Funds(3)(4)	249,225.00	(4)	249,225.00	(4)	—	—	—	38.97%
Bain Capital Investors, LLC and Related Funds(5)(6)	—		—		—	96,743.45	96,743.45	15.13%
The Carlyle Group Partners III Loews, L.P. and Related Funds(7)(8)	—		—		—	96,743.45	96,743.45	15.13%
Spectrum Equity Investors IV. L.P. and Related Funds(9)(10)	—		—		—	62,598.71	62,598.71	9.79%
Gerardo I. Lopez(11)(12)	—		—		7,040.04200	—	—	*
Craig R. Ramsey(11)(13)	—		—		4,402.53723	—	—	*
John D. McDonald(11)(14)	—		—		2,330.39362	—	—	*
Robert J. Lenihan(11)(15)	—		—		461.70000	—	—	*
Kevin M. Connor(11)(16)	—		—		2,149.64362	—	—	*
Stephen A. Colanero(11)(17)	—		—		257.10000	—	—	*
Dr. Dana B. Ardi(1)	—		—		—	—	—	*
Stephen P. Murray(1)	—		—		—	—	—	*
Stan Parker(18)	—		—		—	—	—	*
Aaron J. Stone(18)	—		—		—	—	—	*
Philip H. Loughlin(5)(6)	—		—		—	—	—	*
Eliot P. S. Merrill(7)	—		—		—	—	—	*
Kevin Maroni(9)(10)	—		—		—	—	—	*
All directors and executive officers as a group (20 persons)	—		—		19,247.31009	—	—	*

*
less than 2%

(1)
Represents 18,012.61 shares of Class A-1 common stock and 18,012.61 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors, L.P., 7,712.95 shares of Class A-1 common stock and 7,712.95 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors Cayman, L.P., 1,011.31 shares of Class A-1 common stock and 1,011.31 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors Cayman II, L.P., 2,767.70 shares of Class A-1 common stock and 2,767.70 shares of Class A-2 common stock owned by AMCE (Ginger), L.P., 1,330.19 shares of Class A-1 common stock and 1,330.19 shares of Class A-2 common stock owned by AMCE (Luke), L.P., 2,881.66 shares of Class A-1 common stock and 2,881.66 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown), L.P., 3,217.09 shares of Class A-1 common stock and 3,217.09 shares of Class A-2 common stock owned by AMCE (Scarlett), L.P., 12,661.15 shares of Class A-1 common stock and 12,661.15 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown) II, L.P., 1,253.55 shares of Class A-1 common stock and 1,253.55 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Fund/AMC/Selldown II, L.P., 7,260.06 shares of Class A-1 common stock and

  7,260.06 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., (collectively, the "Global Investor Funds") and 75,141.71 shares of Class A-1 common stock and 75,141.71 shares of Class A-2 common stock owned by J.P. Morgan Partners (BHCA), L.P. ("JPMP BHCA"). The general partner of the Global Investor Funds is JPMP Global Investors, L.P. ("JPMP Global"). The general partner of JPMP BHCA is JPMP Master Fund Manager, L.P. ("JPMP MFM"). The general partner of JPMP Global and JPMP MFM is JPMP Capital Corp. ("JPMP Capital"), a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company ("JPM Chase"). Each of JPMP Global, JPMP MFM and JPMP Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own the shares held by the Global Investor Funds and JPMP BHCA. Each of JPMP Global, JPMP MFM and JPMP Capital disclaims beneficial ownership of such shares. Voting and investment control over the shares held by the Global Investor Funds and JPMP BHCA is exercised by an investment committee of JPMP Capital. Members of this committee are Ina Drew, John Wilmot and Ana Capella Gomez-Acebo, each of whom disclaims beneficial ownership of such shares.

  Mr. Stephen P. Murray is a Managing Director and Managing Director, President and Chief Executive Officer, respectively, of CCMP Capital Advisors, LLC a private equity firm comprised of the former buyout/growth equity professionals of J.P. Morgan Partners who separated from JPM Chase to form an independent private equity platform. Dr. Dana B. Ardi is the Managing Director and Founder of Corporate Anthropology Advisors, LLC, a consulting company that provides human capital advisory and innovative solutions that build value through organizational design and people development. Through her company, Dr. Ardi has taken the role of Executive Advisor to CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Each of Dr. Ardi and Mr. Murray disclaims any beneficial ownership of any shares beneficially owned by the J.P. Morgan Partners entities, except to the extent of his pecuniary interest therein. JPMP Capital exercises voting and dispositive power over the securities held by the Global Investor Funds and JPMP BHCA. Voting and disposition decisions at JPMP Capital are made by three or more of its officers, and therefore no individual officer of JPMP Capital is the beneficial owner of the securities. The address of Dr. Ardi is 211 Central Park West, New York, New York 10024. The address of Mr. Murray is c/o CCMP Capital Advisors, LLC, 245 Park Avenue, New York, New York 10167, and the address of each of the JPMorgan Partners entities is c/o J.P. Morgan Partners, LLC, 270 Park Avenue, New York, New York 10017, except that the address of each Cayman entity is c/o Walkers SPV Limited, PO Box 908 GT, Walker House, George Town, Grand Cayman, Cayman Islands. Each of the Global Investor Funds, JPMP BHCA, JPMP Global, JPMP MFM and JPMP Capital are part of the J.P. Morgan Partners private equity business unit of JPM Chase. J.P. Morgan Partners is one of our Sponsors.

(2)
Includes 115,975 shares of Class A-1 common stock and 115,975 shares of Class A-2 common stock of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect JPMP designees for Parent's board of directors.

(3)
Represents shares owned by the following group of investment funds: (i) 114,328.50 shares of Class A-1 common stock and 114,328.50 shares of Class A-2 common stock owned by Apollo Investment Fund V, L.P.; (ii) 14,997.29 shares of Class A-1 common stock and 14,997.29 shares of Class A-2 common stock owned by Apollo Overseas Partners V, L.P.; (iii) 1,572.35 shares of Class A-1 common stock and 1,572.35 shares of Class A-2 common stock owned by Apollo Netherlands Partners V(A), L.P.; (iv) 1,108.64 shares of Class A-1 common stock and 1,108.64 shares of Class A-2 common stock owned by Apollo Netherlands Partners V(B), L.P.; and (v) 1,243.22 shares of Class A-1 common stock and 1,243.22 shares of Class A-2 common stock owned by Apollo German Partners V GmbH & Co. KG (collectively, the "Apollo Funds"). Apollo Advisors V, L.P. ("Advisors V") is the general partner or the managing general partner of each of the Apollo Funds. Apollo Capital Management V, Inc. ("ACM V") is the general partner of Advisors V. Apollo Management V, L.P. ("Management V") serves as the day-to-day manager of each of the Apollo Funds. AIF V Management, LLC ("AIF V LLC") is the general partner of Management V and Apollo Management, L.P. ("Apollo Management") is the sole member and manager of AIF V LLC. Each of Advisors V, ACM V, Management V, AIF V LLC and Apollo Management disclaim beneficial ownership of all shares of common stock owned by the Apollo Funds. The address of the Apollo Funds, Advisors V, Management V, AIF V LLC and Apollo Management is c/o Apollo Management, L.P., Two Manhattanville Road, Suite 203, Purchase, New York 10017.

  Leon Black, Joshua Harris and Marc Rowan effectively have the power to exercise voting and investment control over ACM V, with respect to the shares held by the Apollo Funds. Each of Messrs. Black, Harris and Rowan disclaim beneficial ownership of such shares.

(4)
Includes 115,975 shares of Class A-1 common stock and 115,975 shares of Class A-2 common stock of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect Apollo designees to Parent's board of directors.

(5)
Represents shares owned by the following group of investment funds associated with Bain: (i) 64,255.29 shares of Class L-1 common stock and 64,255.29 shares of Class L-2 common stock owned by Bain Capital (Loews) I Partnership, whose administrative member is Bain Capital (Loews) L, L.L.C., whose general partners are Bain Capital (Loews) A Partnership, Bain Capital (Loews) L Partnership and Bain Capital (Loews) P Partnership, each of whose general partners are (x) Bain Capital Holdings (Loews) I, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is Bain Capital Investors, LLC ("BCI") and (y) Bain Capital AIV (Loews) II, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is BCI and (ii) 32,488.16 shares of Class L-1 common stock and 32,488.16 shares of Class L-2 common stock owned by Bain Capital AIV (Loews) II, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is BCI. The address of Mr. Connaughton and each of the Bain entities is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

BCI, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by each of the Bain entities. BCI disclaims beneficial ownership of such shares.

(6)
Voting and investment control over the shares held by Bain Capital (Loews) I Partnership and Bain Capital AIV (Loews) II, L.P. is exercised by the investment committee of BCI. Members of the investment committee are Andrew B. Balson, Steven W. Barnes, Joshua Bekenstein, Edward W. Conard, John P. Connaughton, Paul B. Edgerley, Jordan Hitch, Matthew S. Levin, Ian K. Loring, Philip Loughlin, Mark E. Nunnelly, Stephen G. Pagliuca, Michael Ward and Stephen M. Zide, each of whom disclaims beneficial ownership of the shares.

(7)
Represents shares owned by the following group of investment funds affiliated with Carlyle: (i) 91,610.60 shares of Class L-1 common stock and 91,610.60 shares of Class L-2 common stock owned by Carlyle Partners III Loews, L.P., whose general partner is TC Group III, L.P., whose general partners is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. and (ii) 5,132.86 shares of Class L-1 common stock and 5,132.86 shares of Class L-2 common stock owned by CP III Coinvestment, L.P., whose general partner is TC Group III, L.P., whose general partner is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. Mr. Merrill is a Managing Director of the Carlyle Group, and in such capacity, may be deemed to share beneficial ownership of the shares of common stock held by investment funds associated with or designated by the Carlyle Group. Mr. Merrill expressly disclaims beneficial ownership of the shares held by the investment funds associated with or designated by the Carlyle Group. The address of Mr. Merrill and the Carlyle Group is c/o The Carlyle Group, 520 Madison Avenue, 42nd floor, New York, New York 10022.

(8)
Voting and investment control over the shares held by Carlyle Partners III Loews, L.P. and CP III Coinvestment, L.P. is exercised by the three-person managing board of TCG Holdings, L.L.C. Members of this managing board are William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, each of whom disclaims beneficial ownership of the shares.

(9)
Represents shares owned by the following group of investment funds affiliated with Spectrum: (i) 61,503.23 shares of Class L-1 common stock and 61,503.23 shares of Class L-2 common stock owned by Spectrum Equity Investors IV, L.P., whose general partner is Spectrum Equity Associates IV, L.P., (ii) 363.07 shares of Class L-1 common stock and 363.07 shares of Class L-2 common stock owned by Spectrum Equity Investors Parallel IV, L.P. whose general partner is Spectrum Equity Associates IV, L.P., and (iii) 732.40 shares of Class L-1 common stock and 732.40 shares of Class L-2 common stock owned by Spectrum IV Investment Managers' Fund, L.P. Kevin Maroni is a Senior Managing Director of Spectrum and disclaims beneficial ownership of any shares beneficially owned by Spectrum. The address of Mr. Maroni and Spectrum Equity Investors is c/o Spectrum Equity Investors, One International Place, 29th Floor, Boston, Massachusetts 02110.

  SpectrumEquity Associates IV, L.P., by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by Spectrum Equity Investors IV, L.P. and Spectrum Equity Investors Parallel IV, L.P. Spectrum Equity Associates IV, L.P. disclaims beneficial ownership of such shares.

(10)
Voting and investment control over the shares held by the Spectrum entities is exercised by the investment committees of Spectrum Equity Associates IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. Members of each of these investment committees are Brion B. Applegate, William P. Collatos, Benjamin M. Coughlin, Randy J. Henderson, Michael J. Kennealy, Kevin J. Maroni, Christopher T. Mitchell and Victor E. Parker, each of whom disclaims beneficial ownership of the shares.

(11)
The address of such person is c/o AMC Entertainment Holdings, Inc., 920 Main Street, Kansas City, Missouri 64105.

(12)
Includes 6,654.18000 shares underlying vested options or options vesting within 60 days.

(13)
Includes 4,249.53723 shares underlying vested options or options vesting within 60 days.

(14)
Includes 2,203.39362 shares underlying vested options or options vesting within 60 days.

(15)
Includes 461.70000 shares underlying vested options or options vesting within 60 days.

(16)
Includes 2,098.64362 shares underlying vested options or options vesting within 60 days.

(17)
Includes 257.10000 shares underlying vested options or options vesting within 60 days.

(18)
Although each of Messrs. Parker and Stone may be deemed a beneficial owner of shares of Parent beneficially owned by Apollo due to his affiliation with Apollo and its related investment managers and advisors, each such person disclaims beneficial ownership of any such shares. The address of Messers, Parker and Stone is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The Company seeks to ensure that all transactions with related parties are fair, reasonable and in their best interest. In this regard, generally the board of directors or one of the committees reviews material transactions between the Company and related parties to determine that, in their best business judgment, such transactions meet that standard. The Company believes that each of these transactions described below is on terms at least as favorable to it as could have been obtained from an unaffiliated third party. Set forth below is a description of certain transactions which have occurred since March 29, 2007 or which involve obligations that remain outstanding as of March 31, 2011.

        Parent is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.834%); Apollo (20.834%); Bain Capital Partners (15.126%); The Carlyle Group (15.126%); Spectrum Equity Investors (9.788%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.909%); Co-Investment Partners, L.P. (3.909%); Caisse de Depot et Placement du Quebec (3.127%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.736%); SSB Capital Partners (Master Fund) I, L.P. (1.955%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., and GSO Credit Opportunities Fund (Helios), L.P. (1.564%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (0.782%); Screen Investors 2004, LLC (0.152%); and current and former members of management (0.158%)(1).

        For a description of certain employment agreements between us and Messrs. Gerardo I. Lopez, John D. McDonald, Craig R. Ramsey, and Kevin M. Connor, see "Compensation Discussion and Analysis—Compensation of Named Executive Officers."

Governance Agreements

        In connection with the holdco merger, Parent, Holdings, the Sponsors and the other former continuing stockholders of Holdings, as applicable, entered into various agreements defining the rights of Parent's stockholders with respect to voting, governance and ownership and transfer of the stock of Parent, including an Amended and Restated Certificate of Incorporation of Parent, a Stockholders Agreement, a Voting Agreement among Parent and the former continuing stockholders of Holdings, a Voting Agreement among Parent and the BCS Investors and a Management Stockholders Agreement among Parent and certain members of management of Parent who are stockholders of Parent (collectively, the "Governance Agreements").

        The Governance Agreements provide that the Board of Directors for Parent, Holdings and the Company will consist of up to nine directors, two of whom shall be designated by JPMP, two of whom shall be designated by Apollo, one of whom shall be the Chief Executive Officer of Parent, one of whom shall be designated by The Carlyle Group, one of whom shall be designated by Bain Capital Partners, one of whom shall be designated by Spectrum Equity Investors and one of whom shall be designated by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, voting together, so long as such designee is consented to by each of Bain Capital Partners and The Carlyle Group. Each of the directors respectively designated by JPMP, Apollo, The Carlyle Group, Bain Capital Partners and Spectrum Equity Investors shall have three votes on all matters placed before the Board of Directors of Parent, Holdings and AMCE and each other director will have one vote each. The number of directors respectively designated by the Sponsors will be reduced upon transfers by such Sponsors of ownership in Holdings below certain thresholds.

        The Voting Agreement among Parent, and the pre-existing stockholders of Holdings provides that, until the fifth anniversary of the holdco merger ("Blockout Period"), the pre-existing stockholders of

(1)
All percentage ownerships are approximate.

Holdings (other than Apollo and JPMP) will generally vote their voting shares of capital stock of Parent in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Voting Agreement among Parent and the BCS Investors further provide that during the Blockout Period, the BCS Investors will generally vote their voting shares of capital stocks of Parent on any matter as directed by any two of The Carlyle Group, Bain Capital Partners and Spectrum Equity Investors, except in certain specified instances. In addition, certain actions of Parent, Holdings and/or actions of ours, including, but not limited to, change in control transactions, acquisition or disposition transactions with a value in excess of $10.0 million, the settlement of claims or litigation in excess of $2.5 million, an initial public offering of Parent, hiring or firing a chief executive officer, chief financial officer or chief operating officer, incurring or refinancing indebtedness in excess of $5.0 million or engaging in new lines of business, require the approval of either (i) any three of JPMP, Apollo, The Carlyle Group or Bain Capital Partners or (ii) Spectrum Equity Investors and (a) either JPMP or Apollo and (b) either The Carlyle Group or Bain Capital Partners (the "Requisite Stockholder Majority") if at such time they hold at least a majority of Parent's voting shares.

        Prior to the earlier of the end of the Blockout Period and the completion of an initial public offering of the capital stock of Parent or AMCE (an "IPO"), the Governance Agreements prohibit the Sponsors and the other former stockholders of Parent from transferring any of their interests in Parent, other than certain permitted transfers to affiliates or to persons approved of by the Sponsors. Following the end of the Blockout Period, the Sponsors may transfer their shares subject to the rights described below.

        The Governance Agreements set forth additional transfer provisions for the Sponsors and the other former stockholders of Holdings with respect to the interests in Parent, including the following:

        Right of first offer.    After the Blockout Date and prior to an IPO, Parent and, in the event Parent does not exercise its right of first offer, each of its stockholders, has a right of first offer to purchase (on a pro rata basis in the case of the stockholders) all or any portion of the shares of Parent that a stockholder is proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

        Drag-along rights.    If, prior to an IPO, Sponsors constituting a Requisite Stockholder Majority propose to transfer shares of Parent to an independent third party in a bona fide arm's-length transaction or series of transactions that results in a sale of all or substantially all of Parent or us, such Sponsors may elect to require each of the other stockholders of Parent to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    Subject to the right of first offer described above, if any stockholder proposes to transfer shares of Parent held by it, then such stockholder shall give notice to each other stockholder, who shall each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        Participant rights.    On or prior to an IPO, the Sponsors have the pro rata right to subscribe to any issuance by Parent or any subsidiary of shares of its capital stock or any securities exercisable, convertible or exchangeable for shares of its capital stock, subject to certain exceptions.

        The Governance Agreements also provide for certain registration rights in the event of an initial public offering of Parent, including the following:

        Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, The Carlyle Group and Bain Capital Partners during the first two years following an IPO, each Sponsor has the right at any time following an IPO to make a written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Parent's expense, subject to certain limitations. Subject to the same consent requirement, the non-Sponsor stockholders of Parent as a group shall have the right at any time following an IPO to make one written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200.0 million.

        Piggyback rights.    If Parent at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of Parent for sale to the public under the Securities Act, Parent shall give written notice of the proposed registration to each stockholder, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder has agreed that it will not offer for public sale any equity interests during a period not to exceed 90 days (180 days in the case of the IPO) after the effective date of any registration statement filed by Parent in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Amended and Restated Fee Agreement

        In connection with the holdco merger, Parent, Holdings, AMCE and the Sponsors entered into a Fee Agreement, which provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the earlier of (i) the twelfth anniversary from December 23, 2004, and (ii) such time as the Sponsors own less than 20% in the aggregate of Parent. In addition, the fee agreement provides for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Parent of up to $3.5 million for fees payable by Parent in any single fiscal year in order to maintain its corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. As of March 31, 2011, the Company estimates this amount would be $25.8 million should a change in control transaction or an IPO occur.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

DCIP

        In February 2007, Mr. Travis Reid was hired as the chief executive officer of DCIP, a joint venture between AMCE, Cinemark USA and Regal formed to implement digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. Mr. Reid was a member of the Company's Board of Directors until October 15, 2010.

        On March 10, 2010 DCIP completed its financing transactions for the deployment of digital projection systems to nearly 14,000 movie theatre screens across North America, including screens operated or managed by AMC Entertainment Inc., Cinemark Holdings, Inc. ("Cinemark") and Regal Entertainment Group ("Regal"). At closing the Company contributed 342 projection systems that it owned to DCIP which were recorded at estimated fair value as part of an additional investment in DCIP of $21.8 million. The Company also made cash investments in DCIP of $840,000 at closing and DCIP made a distribution of excess cash to us after the closing date and prior to year-end of $1.3 million. The Company recorded a loss on contribution of the 342 projection systems of $563,000, based on the difference between estimated fair value and its carrying value on the date of contribution. On March 26, 2010 the Company acquired 117 digital projectors from third party lessors for $6.8 million and sold them together with seven digital projectors that it owned to DCIP for $6.6 million. The Company recorded a loss on the sale of these 124 systems to DCIP of $697,000. On September 20, 2010, the Company sold 29 digital projectors in a sale and lease back to DCIP from its Canadian theatres for $1.7 million and incurred a loss of $110,000. On October 29, 2010, the Company sold 57 digital projectors from Kerasotes theatres in a sale and leaseback to DCIP for $3.3 million, with no gain or loss recorded on the projectors. During March of 2011, DCIP completed additional financing of $220.0 million, which the Company believes will allow it to complete its planned digital deployment. As of March 31, 2011 the Company operated approximately 2,300 digital projection systems leased from DCIP pursuant to operating leases and anticipates that it will have deployed over 3,800 of these systems in its existing theatres by the end of fiscal 2012. The additional digital projection systems will allow the Company to add additional 3D enabled screens to its circuit where the Company is generally able to charge a higher admission price than 2D.

Market Making Transactions

        On August 18, 2004, Holdings sold $304.0 million in aggregate principal amount at maturity of its Discount Notes due 2014. On June 9, 2009, AMCE sold $600.0 million in aggregate principal amount of its 2019 Notes. On January 26, 2006, we sold $325.0 million in aggregate principal amount of our 2016 Senior Subordinated Notes. JP Morgan Securities Inc., an affiliate of J.P. Morgan Partners, LLC which owned approximately 20.8% of Holdings prior to the Holdings Merger, was an initial purchaser of these notes. Credit Suisse Securities (USA) LLC, whose affiliates own approximately 1.6% of Parent, was also an initial purchaser of these notes.

        On December 15, 2010, we sold $600.0 million in aggregate principal amount of our 9.75% Senior Subordinated Notes due 2020. J.P. Morgan Securities LLC, an affiliate of J.P. Morgan Partners, LLC which owned approximately 20.8% of Holdings prior to the Holdings Merger, was an initial purchaser of the 2020 Notes.

AMCE Dividend to Holdings

        During April and May of 2009, we made dividend payments to Holdings, and Holdings made dividend payments to its stockholder, Parent, totaling $300.0 million, which were treated as a reduction of additional paid-in capital. Parent made payments to purchase term loans and reduced the principal balance of its Parent Term Loan Facility from $466.9 million to $193.3 million with a portion of the dividend proceeds.

        During September of 2009 and March of 2010, we used cash on hand to pay a dividend distribution to Holdings in an aggregate amount of $15.4 million and $14.6 million, respectively. Holdings and Parent used the available funds to make a cash interest payment on the Holdco Notes and pay corporate overhead expenses incurred in the ordinary course of business.

        During September of 2010, we used cash on hand to pay a dividend distribution to Holdings in an aggregate amount of $15.2 million. Holdings and Parent used the available funds to make a cash interest payment on the 12% Senior Discount Notes due 2014 and pay corporate overhead expenses incurred in the ordinary course of business.

        During December of 2010 and January 2011, we used cash on hand to pay a dividend distribution to Holdings in an aggregate amount of $185.0 million and $76.1 million, respectively. Holdings used the available funds to make a cash payment related to a tender offer for the 12% Senior Discount Notes due 2014.

        During March of 2011, we used cash on hand to pay a dividend distribution to Holdings in an aggregate amount of $1.9 million. Holdings and Parent used the available funds to pay corporate overhead expenses incurred in the ordinary course of business.

Director Independence

        As of June 1, 2011, our Board of Directors was comprised of Dana B. Ardi, Gerardo I. Lopez, Phillip H. Loughlin, Kevin Maroni, Eliot P. S. Merrill, Stephen P. Murray, Stan Parker and Aaron J. Stone. We have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of our board of directors be independent. For purposes of complying with the disclosure requirements of the Securities and Exchange Commission, we have adopted the definition of independence used by the New York Stock Exchange. Under the New York Stock Exchange's definition of independence, none of our directors are independent.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a summary of provisions relating to our indebtedness.

Senior Secured Credit Facility

        On December 15, 2010, we amended our senior secured credit facility, entered into on January 26, 2006 with a syndicate of banks and other financial institutions, which consists of a:

  •
  term loan facility with $142.5 million of term B-1 loans maturing on January 26, 2013 and $476.6 million of term B-2 loans maturing on December 15, 2016; and

  •
  $192.5 million revolving credit facility maturing on December 15, 2015.

        The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

        As of March 31, 2011, we had $615.9 million outstanding under our term loan facility and $180.2 million available under our revolving credit facility.

Interest Rate and Fees

        The borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the base rate of Citibank, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the offered rate for deposits in U.S. dollars appearing on the applicable Telerate screen for the interest period relevant to such borrowing adjusted for certain additional reserves. The current applicable margin for borrowings under the revolving credit facility is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings (which margins may be reduced subject to our attaining certain leverage ratios), the current applicable margin for borrowings of term B-1 loans under the term loan facility is 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings (which margins may be reduced subject to our attaining certain leverage ratios), and the applicable margin for borrowings of term B-2 loans under the term loan facility is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings.

        In addition to paying interest on outstanding principal under the senior secured credit facility, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50%.

Prepayments

        The senior secured credit facility requires us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  after its first full fiscal year after the closing, 50% of AMCE's excess cash flow if AMCE's net senior secured leverage ratio is greater than a certain threshold as of the last day of any fiscal year;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, subject to certain exceptions and limitations; and

  •
  100% of the net proceeds of any incurrence of debt other than debt permitted under the senior secured credit facility.

        We may voluntarily repay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans and if on or prior to December 15, 2011, we make any prepayments of the term B-2 loans in connection with a repricing transaction, or effect an amendment resulting in a repricing transaction, we must pay a prepayment premium of 1.00% of the term B-2 loans being prepaid.

Amortization

        The balance of term B-1 loans and term B-2 loans made under the term loan facility amortize each year in amounts equal to 1% per annum in equal quarterly installments for (a) the first six years and nine months in the case of term B-1 loans, with the remaining amount payable on January 26, 2013, and (b) the first ten years and nine months in the case of term B-2 loans, with the remaining amount payable on December 15, 2016.

        Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity on December 15, 2015.

Guarantee and Security

        All obligations under the senior secured credit facility are unconditionally guaranteed by, subject to certain exceptions, each of our existing and future direct and indirect wholly-owned domestic subsidiaries.

        All obligations under the senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of our assets as well as those of each subsidiary guarantor, including, but not limited to, the following, and subject to certain exceptions:

  •
  a pledge of 100% of the equity interests of substantially all of our domestic subsidiaries and 65% of the equity interests of our "first-tier" foreign subsidiaries; and

  •
  a security interest in substantially all of our tangible and intangible assets as well as those of each subsidiary guarantor.

Certain Covenants and Events of Default

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

  •
  sell assets;

  •
  incur additional indebtedness;

  •
  prepay other indebtedness (including the notes);

  •
  pay dividends and distributions or repurchase our capital stock;

  •
  create liens on assets;

  •
  make investments;

  •
  make certain acquisitions;

  •
  engage in mergers or consolidations;

  •
  engage in certain transactions with affiliates;

  •
  amend certain charter documents and material agreements governing our subordinated indebtedness, including the notes;

  •
  change the business conducted by us and our subsidiaries; and

  •
  enter into agreements that restrict dividends from subsidiaries.

        In addition, the senior secured credit facility requires us, commencing with fiscal quarter ended September 28, 2006, to maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The senior secured credit facility also contains certain customary affirmative covenants and events of default.

Parent Term Loan Facility

        On June 13, 2007, our Parent entered into a $400 million credit agreement, the parent term loan facility, for net proceeds of $396 million, to help finance the dividend paid by Parent to its stockholders of $652.8 million during fiscal year 2008. The parent term loan facility is neither guaranteed by, nor secured by the assets of, AMCE or our subsidiaries. As of March 31, 2011, there was $209.6 million outstanding under the Parent term loan facility.

DESCRIPTION OF SENIOR NOTES

        You can find the definitions of certain terms used in this description under "—Certain Definitions." In this description, the words "we," "us," "our," the issuer," and the "Company" refer only to AMC Entertainment Inc. and not to any of its subsidiaries. References to the "notes" refer to the 8.75% Senior Notes due 2019.

        The Company issued $600.0 million in aggregate principal amount of 8.75% senior notes due 2019 under an indenture dated June 9, 2009 (as amended and restated from time to time, the "Indenture"), between itself, the guarantors party thereto and U.S. Bank National Association, as trustee (the "Trustee").

        The following description is only a summary of the material provisions of the Indenture and Registration Rights Agreement and does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture and the registration rights agreement because those agreements, not this description, define your rights as holders of the notes. You may request copies of the Indenture and the Registration Rights Agreement at our address as indicated under "Where You Can Find More Information About Us." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the indenture.

Brief Description of the Notes and the Guarantees

        The notes:

  •
  are general unsecured senior obligations of the Company;

  •
  rank senior in right of payment to any existing and future Subordinated Indebtedness of the Company, including the Existing Senior Subordinated Notes;

  •
  are equal in right of payment with any existing and future senior Indebtedness of the Company, without giving effect to collateral arrangements;

  •
  are effectively subordinated to any secured Indebtedness of the Company, including Indebtedness under the Credit Facility, as to the assets securing such Indebtedness; and

  •
  fully and unconditionally guaranteed, jointly and severally, on a senior basis by each of the Guarantors;

        The Guarantees:

  •
  are general unsecured senior obligations of such Guarantor;

  •
  rank senior in right of payment to any existing and future subordinated Indebtedness of the Guarantors, including their Guarantees of the Existing Senior Subordinated Notes;

  •
  are equal in right of payment with any existing and future senior Indebtedness of the Guarantors, without giving effect to collateral arrangements; and

  •
  are effectively subordinated to any secured Indebtedness of the Guarantors, including Guarantees of Indebtedness under the Credit Facility, as to the assets securing such Indebtedness.

Principal, Maturity and Interest

        The notes will mature on June 1, 2019. We initially issued $600.0 million of original notes and now, subject to compliance with the limitations described under "—Certain Covenants—Limitation on Consolidated Indebtedness," we can issue an unlimited amount of additional notes in the future as part of the same series or as an additional series. Any additional notes that we issue in the future will be identical in all respects to the notes that we are issuing now, except that notes issued in the future will have different issuance prices and issuance dates. The Company will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        Interest on the notes will accrue at a rate of 8.75% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2009. We will pay interest to those persons who were holders of record at the close of business on or next preceding the interest payment date.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Any additional interest payable as a result of any such increase in interest rate is referred to as "Special Interest."

Ranking

        The notes are our general unsecured obligations and rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the notes, including the Existing Subordinated Notes. The notes rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and are effectively subordinated to all of our secured Indebtedness, including the Indebtedness under the Credit Facility, to the extent of the value of the assets that secure such Indebtedness, and the liabilities of our non-guarantor Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Agreement or other secured Indebtedness, the assets of the Company and the Guarantors that secure secured Indebtedness will be available to pay obligations on the notes and the Subsidiary Guarantees only after all Indebtedness under the Credit Agreement and other secured Indebtedness has been repaid in full from such assets.

        All of the Company's operations are conducted through its subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's subsidiaries have against those subsidiaries.

        Not all of our subsidiaries will Guarantee the notes. The notes are Guaranteed by each of our subsidiaries that Guarantees any of our other Indebtedness, including the Credit Facility. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantor subsidiaries. Our non-guarantor subsidiaries accounted for approximately $18.8 million or 0.8% of our total revenues for the 52 weeks ended March 31, 2011, approximately $125.1 million, or 3.3%, of our total assets and approximately $45.5 million, or 1.3%, of our total liabilities, as of March 31, 2011.

        See "Risk Factors—Risks Related to Our Indebtedness and the Notes—Our substantial debt could adversely affect our operations and your investment in the notes," and "—If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us."

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis the Company's obligations under the notes and all obligations under the Indenture. Such Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantee rank equally in right of payment with other senior unsecured Indebtedness of such Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under such Subsidiary Guarantees.

        Although the Indenture limits the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of it may be Indebtedness of Guarantors and may be secured.

        The Indenture governing the notes provides that the obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving entity in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if:

          (1)   no Default or Event of Default will have occurred or be continuing or would occur as a consequence of a release of the obligations of such Guarantor; and

          (2)   all the obligations of such Guarantor under the Credit Agreement and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction.

        In addition, a Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if (1) the conditions relating to legal defeasance are satisfied in accordance with the Indenture or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the Indenture.

Sinking Fund

        The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

        The notes will not be redeemable at the option of the Company prior to June 1, 2014 (except as provided below). Starting on that date, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on June 1 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2014	104.375%
2015	102.917%
2016	101.458%
2017 and thereafter	100.000%

        Prior to June 1, 2012, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 108.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

          (1)   at least 65% of the original aggregate principal amount of the notes remains outstanding after each such redemption; and

          (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that notes will not be redeemed in an amount less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

        Limitation on Consolidated Indebtedness.    The Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness unless after giving effect to such event on a pro forma basis, each of the following conditions are satisfied: (1) the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event for which internal financial statements are available, taken as one period, is greater than or equal to 2.00 to 1.00 (such condition not being applicable to the Incurrence of Permitted Indebtedness); and (2) with respect to the Incurrence of Senior Indebtedness, the Company's Senior Leverage Ratio is less than or equal to 3.50 to 1.00 (such condition not being applicable to the Incurrence of Permitted Senior Indebtedness).

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Indebtedness and/or Permitted Senior Indebtedness or is entitled to be Incurred pursuant to the ratios set forth in the immediately preceding paragraph, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant.

        Limitation on Restricted Payments.    The Company will not, and will not permit its Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of the Company's Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries;

          (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock; or

          (3)   purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement);

(such payments or any other actions described in (1) through (3) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

          (a)   no Default or Event of Default shall have occurred and be continuing;

          (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Limitation on Consolidated Indebtedness"; and

          (c)   the aggregate amount of all Restricted Payments (other than Restricted Payments permitted by clause (6) of the next succeeding paragraph) declared or made after January 26, 2006 (including the proposed Restricted Payment) does not exceed the sum of:

              (i)  (x) Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 1.70 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on April 2, 2009); plus

             (ii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock; plus

            (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion.

  Notwithstanding the foregoing limitation, the Company or any of its Subsidiaries may:

          (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation;

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock);

          (3)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Capital Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the net proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

          (4)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on Consolidated Indebtedness" and that in each case constitutes Refinancing Indebtedness;

          (5)   in the case of a Subsidiary, pay dividends (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Capital Stock on a pro rata basis;

          (6)   make Restricted Payments in amounts equal to:

            (a)   the amounts required for any direct or indirect parent to pay franchise taxes and other fees required to maintain its legal existence; and

            (b)   an amount not to exceed $3.5 million in any fiscal year to permit any direct or indirect parent to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for any such parent and the Company;

          (7)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest in the event of a Change of Control in accordance with provisions similar to the covenant under "—Change of Control"; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer (as defined herein) as provided in such covenant with respect to the notes offered hereby and has completed the repurchase or redemption of all such notes validly tendered for payment in connection with such Change of Control Offer;

          (8)   the payment of dividends on the Company's common stock (or a Restricted Payment to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity's common stock) of up to 6% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company, other than public offerings with respect to the Company's (or such direct or indirect parent's) common stock registered on Form S-4 or Form S-8; and

          (9)   make other Restricted Payments in an aggregate amount not to exceed $350.0 million.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5.0 million, unless:

          (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

          (2)   such transaction or series of transactions is in the best interests of the Company; and

          (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

          (1)   any transaction pursuant to any contract in existence on the Issue Date;

          (2)   any Restricted Payment permitted to be made pursuant to the provisions of "—Limitation on Restricted Payments" above;

          (3)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary);

          (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries; and

          (5)   the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any agreements that are described in this prospectus under the headings "Management" and "Certain Relationships and Related Party Transactions" and any amendments thereto; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to such agreements shall only be permitted by this clause (5) to the extent that the terms of any such amendment, taken as a whole, are not more disadvantageous to the holders of the notes in any material respect than the terms of such agreements in effect on the Issue Date.

        Limitation on Liens.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries of the Company), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the notes or, in respect of Liens on any Guarantor's property or assets, any Subsidiary Guarantee of such Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

        Future Guarantors.    After the Issue Date, the Company will cause each Subsidiary which guarantees obligations under the Credit Facility, the Existing Notes or any other Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, interest and Special Interest, if any, on the notes on a senior unsecured basis. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Subsidiary Guarantee as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, if a Guarantor is released and discharged in full from its obligations under its Guarantees of (1) the Credit Agreement and related documentation and (2) all other Indebtedness of the Company and its Subsidiaries, then the Subsidiary Guarantee of such Guarantor shall be automatically and unconditionally released and discharged.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings but shall still be obligated to provide such information, documents and reports to the Trustee and the holders of the notes.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Merger and Sale of Substantially All Assets

        The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)   either:

            (a)   the Company will be the continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the

    "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Company under the notes and the Indenture;

          (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

          (3)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Certain Covenants—Limitation on Consolidated Indebtedness"; and

          (4)   each Guarantor (unless it is the other party to the transactions above, in which case clause (1)(b) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the outstanding notes and the Indenture and its obligations under the Registration Rights Agreement shall continue to be in effect.

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes (as described in the Indenture) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the initial purchasers. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. The exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver."

        The provisions of the Indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to AMC Entertainment Inc., Attention: Mr. Kevin M. Connor, Senior Vice President, General Counsel and Secretary, 920 Main Street, Kansas City, Missouri 64105-1977 (telephone: (816) 221-4000).

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person means Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" means, with respect to any specified Person:

        (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

        (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "AMCE Holdings Term Loans" means the term loans under the credit agreement, dated as of June 13, 2007, by and among AMC Entertainment Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other parties named therein.

        "Apollo" means Apollo Management V, L.P., a Delaware limited partnership.

        "Apollo Group" means (i) Apollo; (ii) the Apollo Holders; and (iii) any Affiliate of Apollo (including the Apollo Holders).

        "Apollo Holders" means (i) Apollo Investment Fund V, L.P. ("AIF V"), Apollo Overseas Partners V, L.P. ("AOP V"), Apollo Netherlands Partners V (A), L.P. ("Apollo Netherlands A"), Apollo Netherlands Partners V (B), L.P. ("Apollo Netherland B"), and Apollo German Partners V GmbH & Co KG ("Apollo German Partners") and any other partnership or entity affiliated with and managed by Apollo or its Affiliates to which AIF V, AOP V, Apollo Netherlands A, Apollo Netherlands B or Apollo German Partners assigns any of their respective interests in the Company.

        "Bain Capital Group" means (i) Bain Capital Holdings (Loews) I, L.P., (ii) Bain Capital AIV (Loews) II, L.P. and (iii) any Affiliates of Bain Capital Holdings (Loews) I, L.P. and Bain Capital AIV (Loews) II, L.P.

        "Board of Directors" means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" means a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligations" of any Person means any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Carlyle Group" means (i) TC Group, L.L.C., (ii) Carlyle Partners III Loews, L.P., (iii) CP II Coinvestment, L.P. and (iv) any Affiliates of TC Group, L.L.C., Carlyle Partners III Loews, L.P. and CP II Coinvestment, L.P.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of, after the date of the Indenture, any of the following events:

          (1)   any "person" or "group" as such terms are used in Section 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of the Company;

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

          (4)   a change of control under any of the indentures relating to the Existing Notes.

        "Co-Investors" means Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund II, L.P., SSB Capital Partners (Master Fund) I, L.P., Caisse de Depot et Placement du Quebec, Co-Investment Partners, L.P., CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P., CSFB Credit Opportunities Fund (Helios), L.P., Credit Suisse Anlagestiftung, Pearl Holding Limited, Partners Group Private Equity Performance Holding Limited, Vega Invest (Guernsey) Limited, Alpinvest Partners CS Investments 2003 C.V., Alpinvest Partners Later Stage Co-Investments Custodian II B.V., Alpinvest Partners Later Stage Co-Investments Custodian IIA B.V. and Screen Investors 2004, LLC and their respective Affiliates.

        "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3)   depreciation expense of such Person and its Subsidiaries for such period;

          (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs;

          (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP; and

          (6)   any fees, expenses, charges or premiums relating to any issuance of Capital Stock or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), including, without limitation any fees, expenses or charges related to the offering of the Notes;

provided, however, that corporate overhead expenses payable by Holdings described in clause 6(b) of the second paragraph of the covenant described under "Certain Covenants—Limitation on Restricted Payments," the funds of which are provided by the Company and/or its Subsidiaries shall be deducted in calculating the Consolidated EBITDA of the Company.

        For purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business, at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)   All preopening expense and theatre closure expense which reduced /(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person means, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)   if the Company or any Subsidiary:

            (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated EBITDA Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:

                (i)  the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

               (ii)  if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

    and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

            (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated EBITDA Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period.

          (2)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (3)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person:

          (1)   the sum of:

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

                (i)  amortization of debt discount;

               (ii)  the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest; plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person means, for any period, the consolidated net income (loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" means Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Credit Agreement" means that certain Credit Agreement, dated January 26, 2006, among the Company, as Borrower, the lenders and issuers party thereto, Citicorp North America, Inc., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Credit Facilities" means one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, including, without limitation, the Credit Agreement, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

        "Currency Hedging Obligations" means the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" means the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Equity Offering" means a public or private sale for cash by the Company or of a direct or indirect parent of the Company (the proceeds of which have been contributed to the Company) of common stock or preferred stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to such Person's common stock or preferred stock (other than Redeemable Capital Stock), other than public offerings with respect to such Person's common stock, preferred stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means the Existing AMCE Senior Notes and the Existing AMCE Senior Subordinated Notes.

        "Existing AMCE Senior Notes" means the Company's 8 5/8% Senior Notes due 2012.

        "Existing AMCE Senior Subordinated Notes" means the Company's 8% Senior Subordinated Notes due 2014 and 11% Senior Subordinated Notes due 2016.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States as in effect on the Issue Date, consistently applied.

        "Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" means each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

        "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligation" of any Person means any Currency Hedging Obligation entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations and any obligations of such Person pursuant to any Permitted Interest Rate Protection Agreement.

        "Holdings" means Marquee Holdings Inc., the direct parent company of the Company prior to the Holdings Merger as described under "Prospectus Summary—Recent Developments—Holdings Merger."

        "Holdings Notes" means the 12% Senior Discount Notes due 2014 of Holdings.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a

Subsidiary; and provided further, however, that solely for purposes of determining compliance with "Certain Covenants—Limitation on Consolidated Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" means, with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)   every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

          (5)   all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (6)   all Guaranteed Indebtedness of such Person;

          (7)   all obligations under Interest Rate Protection Agreements of such Person;

          (8)   all Currency Hedging Obligations of such Person;

          (9)   all Capital Lease Obligations of such Person; and

          (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Issue Date" means June 9, 2009, the date on which the original notes were issued.

        "J.P. Morgan Partners Group" means (i) J.P. Morgan Partners, LLC and (ii) any Affiliates of J.P. Morgan Partners, LLC.

        "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" means Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Net Senior Indebtedness" of any Person means, as of any date of determination (a) the aggregate amount of Senior Indebtedness of the Company and its Subsidiaries as of such date less (b) cash and Cash Equivalents of the Company and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

        "Net Senior Secured Indebtedness" of any Person means, as of any date of determination, (a) the aggregate amount of Senior Indebtedness secured by a Lien (other than up to $125.0 million of Capital Lease Obligations) of the Company and its Subsidiaries as of such date less (b) cash and Cash Equivalents of the Company and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

        "Non-Recourse Indebtedness" means Indebtedness as to which:

          (1)   none of the Company or any of its Subsidiaries:

            (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

            (b)   is directly or indirectly liable; and

          (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-Recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" means the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Permitted Holder" means:

          (1)   any member of the Apollo Group;

          (2)   any member of the J.P. Morgan Partners Group;

          (3)   any member of the Bain Capital Group;

          (4)   any member of the Carlyle Group;

          (5)   any member of the Spectrum Group;

          (6)   any "Co-Investor"; provided that to the extent any Co-Investor acquires securities of the Company in excess of the amount of such securities held by such Co-Investor on the Issue Date, such excess securities shall not be deemed to be held by a Permitted Holder; and

          (7)   any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company held by any Person listed in this clause (7), then such securities shall no longer be deemed to be held by a Permitted Holder.

        "Permitted Indebtedness" means the following:

          (1)   Indebtedness of the Company in respect of the notes and Indebtedness of the Guarantors in respect of the Subsidiary Guarantees, in each case issued on the Issue Date, and the related exchange notes and exchange guarantees issued in registered exchange offers pursuant to the registration rights agreements;

          (2)   Indebtedness of the Company or any Guarantor under Credit Facilities together with the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount at any one time outstanding not to exceed $1,150.0 million;

          (3)   Indebtedness of the Company or any Guarantor under the Existing Notes and the Guarantees thereof;

          (4)   Indebtedness of the Company or any of its Subsidiaries outstanding on the Issue Date (other than the Existing Notes or Indebtedness outstanding under the Credit Facility);

          (5)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (6)   Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

          (7)   Indebtedness Incurred to renew, extend, refinance or refund (each, a "refinancing") the Existing Notes or any other Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (8)   Indebtedness of any Subsidiary Incurred in connection with the Guarantee of any Indebtedness of the Company or the Guarantors in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

          (9)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (10) Capital Lease Obligations of the Company or any of its Subsidiaries;

          (11) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (12) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (13) Acquired Indebtedness; provided that such Indebtedness, if Incurred by the Company, would be in compliance with the covenant described under "Certain Covenants—Limitation on Consolidated Indebtedness";

          (14) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

          (15) Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding; and

          (16) Indebtedness of the Company or a Subsidiary Guarantor not otherwise permitted to be Incurred pursuant to clauses (1) through (15) above which, together with any other Indebtedness Incurred pursuant to this clause (16), has an aggregate principal amount that does not exceed $350.0 million at any time outstanding.

        "Permitted Interest Rate Protection Agreements" means, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Liens" means, with respect to any Person:

          (1)   Liens on the property and assets of the Company and the Guarantors securing Indebtedness and Guarantees permitted to be Incurred under the Indenture (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount not to exceed the greater of (a) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Senior Secured Leverage Ratio of the Company to exceed 2.75 to 1.00 and (b) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to clause (2) of the definition of Permitted Indebtedness; provided that in each case the Company may elect pursuant to an Officer's Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of

  Indebtedness under such commitment shall not be deemed, for purposes of this clause (1), to be an Incurrence at such subsequent time;

          (2)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (3)   Liens imposed by law, including carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Company or any Subsidiary, in each case arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due, or are being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

          (4)   Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

          (5)   Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

          (6)   encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (7)   Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

          (8)   leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (9)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that:

            (a)   the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired or constructed and such Indebtedness does not exceed $85.0 million in the aggregate at any one time outstanding and does not exceed the cost of assets or property so acquired or constructed (provided, however, that financing lease obligations reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect shall not be subject to this clause (10)(a)); and

            (b)   such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

          (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

          (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

          (13) Liens existing on the Issue Date (excluding Liens relating to obligations under the Credit Facilities and Liens of the kind referred to in clause (10) above);

          (14) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Subsidiary;

          (15) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Subsidiary;

          (16) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary;

          (17) Liens securing the notes and the Subsidiary Guarantees;

          (18) Liens securing Indebtedness Incurred to refinance Indebtedness that was previously so secured (other than Liens Incurred pursuant to clauses (1), (21) or (22)), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

          (19) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

          (20) Liens securing Construction Indebtedness not to exceed $100.0 million;

          (21) Liens securing letters of credit in an amount not to exceed $25.0 million in the aggregate at any one time; and

          (22) other Liens securing Indebtedness in an amount not to exceed $50.0 million in the aggregate at any one time.

        "Permitted Senior Indebtedness" means the following:

          (1)   Senior Indebtedness of the Company under the Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $1,150.0 million and any related Guarantees by the Guarantors;

          (2)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (3)   Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") any Senior Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (4)   Indebtedness of any Subsidiary incurred in connection with the Guarantee of any Indebtedness of the Company or Guarantors in accordance with the provisions of the Indenture;

          (5)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (6)   Capital Lease Obligations of the Company or any of its Subsidiaries;

          (7)   Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (8)   Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (9)   Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding;

          (10) Letters of credit in an amount not to exceed $25.0 million in the aggregate at any one time; and

          (11) Indebtedness of the Company or a Subsidiary Guarantor not otherwise permitted to be Incurred pursuant to clauses (1) through (10) above which, together with any other Indebtedness Incurred pursuant to this clause (11), has an aggregate principal amount that does not exceed $350.0 million at any time outstanding.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Registration Rights Agreement" means the registration rights agreement among the Company, the Guarantors, and the initial purchasers entered into on the Issue Date regarding the notes and any similar registration rights agreements executed in connection with an offering of any additional notes.

        "Restricted Payments" has the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" means the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after April 2, 2009 to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "SEC" means the Securities and Exchange Commission.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, all amounts payable by the Company and its Subsidiaries under or in respect of Indebtedness of the Company and its Subsidiaries, including the notes and premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any of its Subsidiaries at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

          (1)   any obligation of the Company to any Subsidiary or any obligation of a Subsidiary to the Company or another Subsidiary;

          (2)   any liability for Federal, state, foreign, local or other taxes owed or owing by the Company or any of its Subsidiaries;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (4)   any Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries, as the case may be, including, without limitation, any Subordinated Obligations or Guarantor Subordinated Obligations;

          (5)   any Capital Stock; or

          (6)   the Existing Notes.

        "Senior Leverage Ratio," as of any date of determination, means the ratio of:

          (1)   the sum of the aggregate outstanding Net Senior Indebtedness of the Company and its Subsidiaries as of the date of calculation less cash and Cash Equivalents of the Company and its Subsidiaries as of the date of calculation, in each case on a consolidated basis in accordance with GAAP to

          (2)   Consolidated EBITDA of the Company and its Subsidiaries for the four full fiscal quarters for which internal financial statements are available immediately preceding the date of such determination;

  provided, however, that if the Company or any Subsidiary:

            (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:

                (i)  the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

               (ii)  if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

    and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

            (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period.

        "Senior Secured Leverage Ratio" of any Person means, for any period, the ratio of (a) Net Senior Secured Indebtedness of such Person and its Subsidiaries as of the date of determination to (b) Consolidated EBITDA of such Person for the four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred;

provided, however, that if the Company or any Subsidiary:

          (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Secured Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:

              (i)  the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

             (ii)  if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

  and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

          (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Secured Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Special Interest" means the additional interest, if any, to be paid on the notes as described under "Exchange Offers; Registration Rights"

        "Spectrum Group" means (i) Spectrum Equity Investors IV, L.P., (ii) Spectrum Equity Investors Parallel IV, L.P., (iii) Spectrum IV Investment Managers' Fund, L.P. and (iv) any Affiliates of Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P.

        "Stated Maturity," when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" of any person means:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Subsidiary Guarantee" means, individually, any Guarantee of payment of the notes and exchange notes issued in a registered exchange offer for the notes pursuant to the Registration Rights Agreement and the Indenture by a Guarantor and any supplemental indenture applicable thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the Indenture.

        "Surviving Entity" has the meaning set forth under "Merger and Sale of Substantially All Assets."

        "Theatre Completion" means any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary during any applicable period.

        "Unrestricted Subsidiary" means a Subsidiary of the Company designated in writing to the Trustee:

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)   that has no Subsidiaries.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

        The following will be "Events of Default" under the Indenture:

          (1)   default in the payment of any interest (including Special Interest) on any note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   failure to comply with the covenant described under "Merger and Sale of Substantially All Assets";

          (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid, or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)   any holder of any Indebtedness in excess of $5.0 million in the aggregate of the Company or any Significant Subsidiary shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Significant Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or any Significant Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or any Significant Subsidiary or in accordance with applicable law;

          (7)   one or more final judgments or orders shall be rendered against the Company or any Significant Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; and

          (9)   except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all notes due and payable.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal, premium, if any, and accrued and unpaid interest, if any, of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (A)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (B)  all overdue interest (including Special Interest) on all notes;

            (C)  the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

          (2)   all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

Defeasance and Covenant Defeasance of the Indenture

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantee ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest (including Special Interest) on such notes when such payments are due;

          (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

          (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

          (4)   the defeasance provisions of the Indenture.

        In addition the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Special Interest) on the outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

          (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of this prospectus, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all such notes that have been authenticated, except notes that have been lost, destroyed or wrongfully taken and that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (b)   all notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (3)   the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and the Securities; and

          (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or at the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied at the Company's cost and expense.

Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest (including Special Interest) on, any note, or reduce the principal amount thereof or the rate of interest (including Special Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest (including Special Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

          (3)   reduce the percentage in principal amount of outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults; or

          (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of the obligations of the Company under the Indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; or comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Book-Entry System

        The notes will initially be issued in the form of Global Securities held in book-entry form. The notes will be deposited with the Trustee as custodian for The Depository Trust Company (the "Depository"), and the Depository or its nominee will initially be the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

        Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Security purchased by such persons in this exchange offer. Such accounts shall initially be designated by the initial purchasers with respect to notes placed by the initial purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Euroclear or Cedel. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the Initial Purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Security are exchangeable for certificated notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such Global Security. Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable; at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such notes, to the provisions of such legend.

Concerning the Trustee

        U.S. Bank National Association is the Trustee under the Indenture.

Governing Law

        The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF 2014 NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "we," "us," "our," "the Issuer," "AMC Entertainment," "AMCE," or "Company" refer only to AMC Entertainment Inc. and not to any of its subsidiaries. References to the "notes" refer to the 8% Series B Senior Subordinated Notes due 2014, or the "2014 Notes."

        The Company issued the notes in a private placement (the "Original Notes") under an indenture, dated as of February 24, 2004, among itself and HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA), as trustee (the "Original Indenture"). The net proceeds from the initial sale of the Original Notes was used principally to redeem all of our 9 1/2% Senior Subordinated Notes due 2009 and a portion of our 9 1/2% Senior Subordinated Notes due 2011 and to pay related fees and expenses. We subsequently issued $300 million in aggregate principal amount of our Series B Notes in exchange for the Original Notes pursuant to a registered exchange offer. On December 23, 2004, Marquee Inc. merged with and into AMC Entertainment, with AMC Entertainment as the surviving corporation. The Original Indenture, as supplemented or amended from time to time, is referred to as the "Indenture."

        The following description is a summary of the material provisions of the Indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the Indenture and the registration rights agreement has been filed as an exhibit to the Registration Statement of which this prospectus forms a part (SEC File No. 333-133940), and you can obtain a copy as indicated under "Where You Can Find More Information About Us." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Principal, Maturity and Interest

        The notes will mature on March 1, 2014. We initially issued $300.0 million in aggregate principal amount of notes. We issued notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        Interest on the notes accrues at a rate of 8% per annum and is payable semi-annually in arrears on March 1 and September 1. We will pay interest to those persons who were holders of record at the close of business on February 15 or August 15 next preceding the interest payment date.

        Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

        The notes are:

  •
  senior subordinated unsecured obligations of the Company;

  •
  junior in ranking in right of payment with our existing and future Senior Indebtedness;

  •
  equal in ranking ("pari passu") in right of payment with our existing and future senior subordinated Indebtedness; and

  •
  effectively subordinated to any secured Indebtedness of the Company, including the Credit Facility, as to the assets securing such Indebtedness.

        In addition, all of the Company's operations are conducted through its Subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its Subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's Subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to Subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these Subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its Subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's Subsidiaries have against those Subsidiaries.

        As of March 31, 2011, the total outstanding Senior Indebtedness and Senior Subordinated Indebtedness, including the notes, of the Company and the Guarantors on a consolidated basis, excluding unused commitments made by lenders, was as follows:

  •
  $1,268.8 million approximate outstanding Senior Indebtedness of the Company Guaranteed by the Guarantors (and the Company had commitments of $192.5 million under the Senior Secured Credit Facility, which would constitute Senior Indebtedness of the Company Guaranteed by the Guarantors); and

  •
  $899.4 million approximate outstanding Senior Subordinated Indebtedness of the Company Guaranteed by the Guarantors.

        Not all of our Subsidiaries Guarantee the notes. The notes are guaranteed by each of our Subsidiaries that guarantees our other Indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantor Subsidiaries. Our subsidiaries that are not guarantors accounted for approximately $18.8 million, or 0.8%, of our total revenues for the 52 weeks ended March 31, 2011, approximately $125.1 million, or 3.3%, of our total assets and approximately $45.5 million, or 1.3%, of our total liabilities as of March 31, 2011.

Subordination

        The payment of all Obligations in respect of the notes are subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of the Company.

        In the event of any:

  •
  insolvency of or bankruptcy case or proceeding relating to the Company;

  •
  any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its assets;

  •
  any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary; or

  •
  any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company;

the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Indebtedness, before the Holders will be entitled to receive any payment or distribution of any kind or character from any source (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the Indenture) (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities") on account of all Obligations in respect of the notes or on account of the purchase, deposit for defeasance or redemption or other acquisition of notes.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Indebtedness beyond any applicable grace periods (a "Payment Default") until such Payment Default shall have been cured or waived or have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes for the period specified below ("Payment Blockage Period") upon the occurrence of any default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and receipt by the Trustee of written notice thereof from the representatives of the holders of any Designated Senior Indebtedness.

        The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from such representative and shall end on the earliest of:

          (1)   179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply);

          (2)   the date on which such Non-payment Default is cured, waived or ceases to exist;

          (3)   such Designated Senior Indebtedness has been discharged or paid in full in cash or Cash Equivalents; or

          (4)   such Payment Blockage Period shall have been terminated by written notice to the Trustee from the representative initiating such Payment Blockage Period;

after which the Company will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

        In the event that, notwithstanding the foregoing, the Trustee or any holder of the notes shall have received any payment prohibited by the foregoing, then such payment shall be paid over to the representatives of such Designated Senior Indebtedness initiating the Payment Blockage Period, to be held in trust for distribution to the holders of Senior Indebtedness or, to the extent amounts are not then due in respect of Senior Indebtedness, prompt return to the Company, or otherwise as a court of competent jurisdiction shall direct.

        Failure by the Company to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders will have the right to require repayment of the notes in full. See "—Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full in cash or Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes.

        "Senior Indebtedness" means:

          (1)   all Obligations of the Company, now or hereafter existing, under or in respect of the Credit Facility; and

          (2)   the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the notes and the 9 1/2% Notes due 2009), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

        Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

          (1)   Indebtedness evidenced by the notes;

          (2)   Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company and the notes or the Indebtedness evidenced by the 9 1/2% Notes due 2009;

          (3)   Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company;

          (4)   Indebtedness of the Company to the extent incurred in violation of any covenant of the Indenture;

          (5)   any liability for federal, state or local taxes or other taxes, owed or owing by the Company;

          (6)   trade account payables owed or owing by the Company;

          (7)   amounts owed by the Company for compensation to employees or for services rendered to the Company;

          (8)   Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company; and

          (9)   Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Subsidiary.

        "Designated Senior Indebtedness" means:

          (1)   all Senior Indebtedness under the Credit Facility; and

          (2)   any other Senior Indebtedness:

            (a)   which at the time of determination exceeds $30 million in aggregate principal amount;

            (b)   which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company; and

            (c)   as to which the Trustee has been given written notice of such designation.

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior subordinated basis the Company's obligations under the notes and all obligations under the Indenture. Such Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantee rank equally in right of payment with other senior unsecured Indebtedness of such Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under such Subsidiary Guarantee.

        Although the Indenture limits the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Indebtedness of Guarantors.

        The Indenture governing the notes provides that the obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if:

          (1)   no Default or Event of Default will have occurred or will be continuing or would occur as a consequence of a release of the obligations of such Guarantor;

          (2)   all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction; and

          (3)   the notes are legally defeased, satisfaction of the conditions relating to legal defeasance in accordance with the Indenture.

        In addition, a Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if (1) the Guarantor is released from all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the Indenture.

Sinking Fund

        The notes are not entitled to the benefit of any sinking fund.

Optional Redemption

        The notes are not redeemable at the option of the Company prior to March 1, 2009. Starting on that date, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on March 1 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2009	104.000%
2010	102.667%
2011	101.333%
2012 and thereafter	100.000%

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that Notes will not be redeemed in amount less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

        Limitation on Consolidated Indebtedness.    The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness (excluding Permitted Indebtedness) unless after giving effect to such event on a pro forma basis, the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 2.0:1.

        Limitation on Restricted Payments.    The Company shall not directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries; or

          (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock;

(such payments or any other actions described in (1) and (2) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment

(the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

            (a)   no Default or Event of Default shall have occurred and be continuing;

            (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Consolidated Indebtedness;" and

            (c)   the aggregate amount of all Restricted Payments declared or made after January 27, 1999 (including the proposed Restricted Payment) does not exceed the sum of:

              (i)    (x) Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 2.0 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on January 27, 1999);

              (ii)   the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after January 27, 1999 by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock;

              (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after January 27, 1999 by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion; and

              (iv)  $100.0 million.

As of March 31, 2011, taking into account the calculation required under clause (c) above, the Company could have made Restricted Payments of $289.3 million, subject to the other limitations set forth in the "Limitation on Restricted Payments" covenant and limitations in the Company's other debt instruments and under applicable law.

        Notwithstanding the foregoing limitation, the Company may:

          (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation; or

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock).

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5.0 million, unless:

          (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

          (2)   such transaction or series of transactions is in the best interests of the Company; and

          (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

          (1)   any transaction pursuant to any contract in existence on the Closing Date;

          (2)   any Restricted Payment permitted to be made pursuant to the provisions of "Limitation on Restricted Payments" above;

          (3)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary); and

          (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries.

        Limitation on Senior Subordinated Indebtedness.    The Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes.

Merger and Sale of Substantially All Assets

        The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)   either:

            (a)   the Company shall be the continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Company under the notes and the Indenture;

          (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

          (3)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Certain Covenants—Limitation on Consolidated Indebtedness."

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes (as described in the Indenture) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the initial purchasers of the Original Notes. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. In such circumstances, the subordination provisions in the Indenture could restrict payments to the holders of the notes. Moreover, the exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. See "Risk Factors—We must offer to repurchase the notes upon a change of control, which could result in an event of default under our senior secured credit facility or under the indentures governing the notes." The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver."

        The provisions of the Indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Certain Definitions

        Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person shall mean Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" shall mean, with respect to any specified Person:

          (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Apollo" mean (i) Apollo Management IV, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo IV Holders; (ii) Apollo Management V, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo V Holders; and (iii) their Affiliates.

        "Apollo Group" means (i) Apollo; (ii) the Apollo Holders; (iii) any Affiliate of Apollo (including the Apollo Holders); and (iv) any Person with whom Apollo or any Apollo Holder may be deemed as part of a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

        "Apollo Holders" means (i) Apollo Investment Fund IV, L.P., a Delaware limited partnership ("AIF IV)", and Apollo Overseas Partners IV, L.P., a Cayman Islands exempted limited partnership ("AOP IV" (collectively with AIF IV, referred to as the "Apollo IV Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF IV or AOP IV assigns any of their respective interests in or to the preferred stock; and (ii) Apollo Investment Fund V, L.P., a Delaware limited partnership ("AIF V") and Apollo Overseas Partners V, L.P., a Cayman Islands exempted limited partnership ("AOP V") (collectively with AIF V, referred to as the "Apollo V Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF V or AOP V assigns any of their respective interests in or to the preferred stock.

        "Board of Directors" shall mean the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" shall mean a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligation" of any Person shall mean any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of a real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" shall mean the occurrence of, after the date of the Indenture, either of the following events:

          (1)   any Person (other than a Permitted Holder) or any Persons (other than any Permitted Holders) acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates thereof (other than any Permitted Holders) shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Capital Stock of the Company entitled to vote generally in the election of directors (the determination of aggregate voting power to recognize that the Company's Class B stock currently has ten votes per share and the Company's common stock currently has one vote per share); or

          (2)   any Person (other than a Permitted Holder) or Group (other than any Permitted Holders) together with any Affiliates thereof (other than any Permitted Holders) shall succeed in having a sufficient number of its nominees who are not management nominees elected to the Board of Directors of the Company such that such nominees when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate (other than any Permitted Holder) of such Group, will constitute a majority of the Board of Directors of the Company.

        "Closing Date" shall mean the date on which the notes are originally issued under the Indenture.

        "Consolidated EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3)   depreciation expense of such Person and its Subsidiaries for such period;

          (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; and

          (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP;

provided, however, that, for purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests"

basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)   All preopening expense and theatre closure expense which reduced /(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (2)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person shall mean, without duplication, for any period, as applied to any Person:

          (1)   the sum of:

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

              (i)    amortization of debt discount;

              (ii)   the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest; plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person shall mean, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" shall mean Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Credit Facility" shall mean that certain Amended and Restated Credit Agreement dated as of April 10, 1997, as amended, among the Company, The Bank of Nova Scotia as administrative agent, Bank of America National Trust and Savings Association as document agent, and the various other financial institutions thereto, as the same may be amended from time to time, together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

        "Currency Hedging Obligations" shall mean the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" shall mean the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" shall mean, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

        "Guarantee" shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person shall mean, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" shall mean each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Certain Covenants—Limitation on Consolidated Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" shall mean, with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)   every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

          (5)   all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (6)   all Guaranteed Indebtedness of such Person;

          (7)   all obligations under Interest Rate Protection Agreements of such Person;

          (8)   all Currency Hedging Obligations of such Person;

          (9)   all Capital Lease Obligations of such Person; and

          (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Issue Date" means the date on which the notes are initially issued.

        "Lien" shall mean any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" shall mean Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "Senior Secured Credit Facility" shall mean that certain Credit Agreement, dated as of the date hereof, among the Company, Grupo Cinemex, S.A. de C.V. and Cadena Mexicana de Exhibicion, S.A. de C.V., as Borrowers, the lenders and issuers party thereto, Citicorp North America, Inc., as Administrative Agent, Banco Nacional de Mexico, S.A., Integrante Del Grupo Financiero Banamex, as Mexican Facility Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Non-Recourse Indebtedness" shall mean Indebtedness as to which:

          (1)   none of the Company or any of its Subsidiaries:

            (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

            (b)   is directly or indirectly liable; and

          (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" shall mean the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" shall mean a certificate signed by two Officers.

        "Opinion of Counsel" shall mean a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Permitted Holder" means:

          (1)   Mr. Stanley H. Durwood's surviving spouse and any of his lineal descendants and their respective spouses (collectively, the "Durwood Family") and any Affiliate of any member of the Durwood Family;

          (2)   Mr. Stanley H. Durwood's estate, or any trust established by Mr. Stanley H. Durwood, during any period of administration prior to the distribution of assets to beneficiaries who are Persons described in clause (3) below;

          (3)   any trust which is established solely for the benefit of one or more members of the Durwood Family (whether or not any member of the Durwood Family is a trustee of such trust) or solely for the benefit of one or more charitable organizations or solely for the benefit of a combination of members of the Durwood Family and one or more charitable organizations;

          (4)   any member of the Apollo Group; and

          (5)   any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company held by any Person listed in this clause (5), then such securities shall no longer be deemed to be held by a Permitted Holder.

        "Permitted Indebtedness" shall mean the following:

          (1)   Indebtedness of the Company under the notes;

          (2)   Indebtedness of the Company under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $425.0 million;

          (3)   Indebtedness of the Company or any of its Subsidiaries outstanding on the Closing Date;

          (4)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (5)   Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

          (6)   Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") any Indebtedness outstanding on the Closing Date in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (7)   Indebtedness of any Subsidiary incurred in connection with the Guarantee of any Indebtedness of the Company;

          (8)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (9)   Capital Lease Obligations of the Company or any of its Subsidiaries;

          (10) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (11) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (12) Acquired Indebtedness; provided that such Indebtedness, if incurred by the Company, would be in compliance with "Limitation on Consolidated Indebtedness;"

          (13) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

          (14) Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding; and

          (15) Indebtedness not otherwise permitted to be incurred pursuant to clauses (1) through (14) above which, together with any other Indebtedness pursuant to this clause (15), has an aggregate principal amount that does not exceed $100 million at any time outstanding.

        "Permitted Interest Rate Protection Agreements" shall mean, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Junior Securities" shall mean equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the Indenture.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" means, collectively, the Company's Series A convertible preferred stock and Series B exchangeable preferred stock.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Redeemable Capital Stock" shall mean any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Restricted Payments" shall have the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" shall mean the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after January 27, 1999 to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "S&P" shall mean Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Stated Maturity," when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subsidiary" of any person shall mean:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Surviving Entity" shall have the meaning set forth under "Merger and Sale of Substantially All Assets."

        "Theatre Completion" shall mean any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary during any applicable period.

        "Unrestricted Subsidiary" shall mean a Subsidiary of the Company designated in writing to the Trustee:

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)   that has no Subsidiaries.

        "Weighted Average Life" shall mean, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Events of Default

        The following will be "Events of Default" under the Indenture:

          (1)   default in the payment of any interest (including Special Interest) on any note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   failure to comply with the covenants described under "Merger and Sale of Substantially All Assets;"

          (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or AMC, aggregating $5.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or AMC, aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)   any holder of any Indebtedness in excess of $5.0 million in the aggregate of the Company or AMC shall notify the Trustee of the intended sale or disposition of any assets of the Company or AMC that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or AMC pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or AMC or in accordance with applicable law;

          (7)   one or more final judgments or orders shall be rendered against the Company or AMC for the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; and

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or AMC.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the principal of all notes due and payable; provided, however, that so long as the Credit Facility shall be in full force and effect, if an Event of Default shall occur and be continuing (other than an Event of Default specified in clause (8)), any such acceleration shall not become effective until the earlier of:

          (a)   five Business Days following a delivery of a notice of such acceleration to the agent under the Credit Facility; and

          (b)   the acceleration of any amounts under the Credit Facility.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgement or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (A)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (B)  all overdue interest (including Special Interest) on all notes;

            (C)  the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

          (2)   all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

Defeasance and Covenant Defeasance of the Indenture

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest (including Special Interest) on such notes when such payments are due;

          (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

          (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

          (4)   the defeasance provisions of the Indenture.

        In addition the Company may, at its option and at any time, elect to be released from its obligations with respect to certain of its restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Special Interest) on the outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

          (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest (including Special Interest) on, any note, or reduce the principal amount thereof or the rate of interest (including Special Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest (including Special Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

          (3)   reduce the percentage in principal amount of outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults;

          (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

          (5)   modify any of the provisions of the Indenture relating to the subordination of the notes in a manner adverse to any holder of notes.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of the obligations of the Company under the Indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions; or comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Book-Entry System

        The notes were initially issued in the form of Global Securities held in book-entry form. The notes were deposited with the Trustee as custodian for The Depository Trust Company (the "Depository"), and the Depository or its nominee will initially be the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository. References to the "initial purchasers" below are to the initial purchasers of the Original Notes.

        Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Security purchased by such persons in this offering. Such accounts shall initially be designated by the initial purchasers with respect to notes placed by the initial purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Euroclear or Cedel. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Security are exchangeable for certificated notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such Global Security. Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such notes, to the provisions of such legend.

Concerning the Trustee

        HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA) is the Trustee under the Indenture.

        HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA) is also the trustee under the indentures relating to the Senior Notes, the 2016 Notes and the 12% Senior Discount Notes due 2014 issued by Marquee Holdings Inc.

Governing Law

        The Indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF 2020 NOTES

General

        You can find the definitions of certain terms used in this description under "—Certain Definitions." In this description, the words "we," "us," "our," the issuer," and the "Company" refer only to AMC Entertainment Inc. and not to any of its subsidiaries.

        The Company issued $600.0 million in aggregate principal amount of 9.75% Senior Subordinated Notes due 2020 under an indenture dated December 15, 2010 (as amended and restated from time to time, the "Indenture"), between itself, the guarantors party thereto and U.S. Bank National Association, as trustee (the "Trustee").

        The Issuer will issue the exchange notes under the Indenture. The terms of the exchange notes are identical in all material respects to the original notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. References to the "notes" refer to both the original notes and exchange notes.

        The following description is only a summary of the material provisions of the Indenture and Registration Rights Agreement and does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture and the Registration Rights Agreement because those agreements, not this description, define your rights as holders of the notes. You may request copies of the Indenture and Registration Rights Agreement at our address set forth address indicated under "Where You Can Find More Information About Us." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the indenture.

Brief Description of the Notes and the Guarantees

        The notes:

  •
  are general unsecured senior subordinated obligations of the Company;

  •
  are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by each of the Guarantors;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including Indebtedness under the Credit Facility and the Existing Senior Notes; and

  •
  are pari passu in right of payment with any future Senior Subordinated Indebtedness of the Company, including the Existing Senior Subordinated Notes.

        The Guarantees:

  •
  are general unsecured senior subordinated obligations of each Guarantor;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor; and

  •
  are pari passu in right of payment with any future Senior Subordinated Indebtedness of each Guarantor.

Principal, Maturity and Interest

        The notes will mature on December 1, 2020. We initially issued up to $600.0 million of original notes now and, subject to compliance with the limitations described under "—Certain

Covenants—Limitation on Consolidated Indebtedness", we can issue an unlimited amount of additional notes in the future as part of the same series or as an additional series. Any additional notes that we issue in the future will be identical in all respects to the notes that we are issuing now, except that notes issued in the future will have different issuance prices and issuance dates. The Company will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        Interest on the notes will accrue at a rate of 9.75% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2011. We will pay interest to those persons who were holders of record at the close of business on May 15 or November 15 next preceding the interest payment date.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Any additional interest payable as a result of any such increase in interest rate is referred to as "Special Interest."

Subordination

        The payment of all Obligations in respect of the notes and the Subsidiary Guarantees will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of the Company and the Guarantors, as applicable.

        In the event of any:

  •
  insolvency of or bankruptcy case or proceeding relating to the Company or any Guarantor;

  •
  any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company, any Guarantor or to their respective assets;

  •
  any liquidation, dissolution or other winding-up of the Company or any Guarantor, whether voluntary or involuntary; or

  •
  any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company or any Guarantor;

the holders of Senior Indebtedness of the Company or such Guarantor, as the case may be, will first be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Indebtedness, before the Holders will be entitled to receive any payment or distribution of any kind or character from any source (other than any payment or distribution in the form of Permitted Junior Securities) on account of all Obligations in respect of the notes or on account of the purchase, deposit for defeasance or redemption or other acquisition of notes.

        As of March 31, 2011, the total outstanding Senior Indebtedness and Senior Subordinated Indebtedness, including the notes, of the Company and the Guarantors on a consolidated basis, excluding unused commitments made by lenders, was as follows:

  •
  $1,268.8 million approximate outstanding Senior Indebtedness of the Company Guaranteed by the Guarantors (and the Company had commitments of $192.5 million under the Credit Agreement, which would constitute Senior Indebtedness of the Company Guaranteed by the Guarantors); and

  •
  $899.4 million approximate outstanding Senior Subordinated Indebtedness of the Company Guaranteed by the Guarantors.

Ranking

        The notes are unsecured obligations of the Company and the Subsidiary Guarantees are unsecured obligations of the Guarantors. Secured Indebtedness of the Company and the Guarantors will be effectively senior to the notes and the Subsidiary Guarantees, respectively, to the extent of the value of the assets securing such Indebtedness. As of March 31, 2011, the Company had $681.6 million of Secured Indebtedness, consisting of borrowings under the Credit Agreement and capital and financing lease obligations. In addition, as of March 31, 2011, the Company's non-guarantor Subsidiaries had $45.5 million of total Indebtedness (including trade payables), all of which was structurally senior to the notes.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or Government Securities previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Indebtedness beyond any applicable grace periods (a "Payment Default") until such Payment Default shall have been cured or waived or have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or Government Securities previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes for the period specified below ("Payment Blockage Period") upon the occurrence of any default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and receipt by the Trustee of written notice thereof from the representatives of the holders of any Designated Senior Indebtedness.

        The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from such representative and shall end on the earliest of:

          (1)   179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply);

          (2)   the date on which such Non-payment Default is cured, waived or ceases to exist;

          (3)   such Designated Senior Indebtedness has been discharged or paid in full in cash or Cash Equivalents; or

          (4)   such Payment Blockage Period shall have been terminated by written notice to the Trustee from the representative initiating such Payment Blockage Period;

after which the Company will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

        In the event that, notwithstanding the foregoing, the Trustee or any holder of the notes shall have received any payment prohibited by the foregoing, then such payment shall be paid over to the representatives of such Designated Senior Indebtedness initiating the Payment Blockage Period, to be held in trust for distribution to the holders of Senior Indebtedness or, to the extent amounts are not then due in respect of Senior Indebtedness, prompt return to the Company, or otherwise as a court of competent jurisdiction shall direct.

        Failure by the Company to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders will have the right to require repayment of the notes in full. See "—Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full in cash or Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes.

        The Subsidiary Guarantee of each of the Guarantors will be subordinated to Senior Indebtedness of such Guarantor to the same extent and in the same manner as the notes are subordinated to Senior Indebtedness of the Company. Payments under the Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full in cash of all Indebtedness under the Credit Agreement and all other Senior Indebtedness of such Guarantor, including Senior Indebtedness incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the notes by the Company to the prior payment in full of Senior Indebtedness of the Company.

        All of the Company's operations are conducted through its subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's subsidiaries have against those subsidiaries.

        Not all of our subsidiaries will Guarantee the notes. The notes are Guaranteed by each of our subsidiaries that Guarantees any of our other Indebtedness, including the Credit Agreement. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantors subsidiaries. For the 52 weeks ended March 31, 2011, our subsidiaries that are not guarantors accounted for approximately $18.8 million, or 0.8%, of our total revenues and as of March 31, 2011, approximately $125.1 million, or 3.3%, of our total assets and approximately $45.5 million, or 1.3%, of our total liabilities.

        See "Risk Factors—Risks Related to Our Indebtedness and The Notes—Our substantial debt could adversely affect our operations and your investment in the notes", and "—If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us."

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior subordinated unsecured basis the Company's obligations under the notes and all obligations under the Indenture. The Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantee rank junior in right of payment with all Senior Indebtedness of such Guarantor and equally in right of payment with other Senior Subordinated Indebtedness of such Guarantor.

        Although the Indenture limits the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of it may be Indebtedness of Guarantors and/or may be Senior Indebtedness and/or may be secured.

        The Indenture governing the notes provides that the obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving entity in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if:

          (1)   no Default or Event of Default will have occurred or be continuing or would occur as a consequence of a release of the obligations of such Guarantor; and

          (2)   all the obligations of such Guarantor under the Credit Agreement and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction.

        In addition, a Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if (1) the conditions relating to legal defeasance are satisfied in accordance with the Indenture or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the Indenture.

Sinking Fund

        The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

        The notes will not be redeemable at the option of the Company prior to December 1, 2015 (except as provided below). Starting on that date, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on December 1 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2015	104.875%
2016	103.250%
2017	101.625%
2018 and thereafter	100.000%

        Prior to December 1, 2013, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

          (1)   at least 65% of the original aggregate principal amount of the notes remains outstanding after each such redemption; and

          (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that notes will not be redeemed in an amount less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

        Limitation on Consolidated Indebtedness.    The Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness unless after giving effect to such event on a pro forma basis, the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event for which internal financial statements are available, taken as one period, is greater than or equal to 2.00 to 1.00 (such condition not being applicable to the Incurrence of Permitted Indebtedness).

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Indebtedness or is entitled to be Incurred pursuant to the ratio set forth in the immediately preceding paragraph, the Company is entitled to Incur such Indebtedness in part under any combination thereof, and the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant.

        Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of "Indebtedness" will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

        Limitation on Restricted Payments.    The Company will not, and will not permit its Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of the Company's Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries; or

          (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock;

(such payments or any other actions described in (1) and (2) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

          (a)   no Default or Event of Default shall have occurred and be continuing;

          (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Limitation on Consolidated Indebtedness"; and

          (c)   the aggregate amount of all Restricted Payments (other than Restricted Payments permitted by clause (4) of the next succeeding paragraph) declared or made after April 2, 2009 (including the proposed Restricted Payment) does not exceed the sum of:

              (i)  (x) Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 1.70 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on April 2, 2009); plus

             (ii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock; plus

            (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion.

        As of March 31, 2011, the Company would have been able to make approximately $289.3 million of restricted payments under the foregoing clause (c) and clause (6) below; provided that the Company's ability to make restricted payments may be further restricted by the other limitations set forth in this covenant, by the covenants governing the Company's other Indebtedness or by applicable law.

        Notwithstanding the foregoing limitation, the Company or any of its Subsidiaries may:

          (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation;

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock);

          (3)   in the case of a Subsidiary, pay dividends (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Capital Stock on a pro rata basis;

          (4)   make Restricted Payments in amounts equal to:

            (a)   the amounts required for any direct or indirect parent to pay franchise taxes and other fees required to maintain its legal existence; and

            (b)   an amount not to exceed $3.5 million in any fiscal year to permit any direct or indirect parent to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for any such parent and the Company;

          (5)   the payment of dividends on the Company's common stock (or a Restricted Payment to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity's common stock) of up to 6% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company, other than public offerings with respect to the Company's (or such direct or indirect parent's) common stock registered on Form S-4 or Form S-8; and

          (6)   make other Restricted Payments in an aggregate amount not to exceed $350.0 million.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5.0 million, unless:

        (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

        (2)   such transaction or series of transactions is in the best interests of the Company; and

        (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

        (1)   any transaction pursuant to any contract in existence on the Issue Date;

        (2)   any Restricted Payment permitted to be made pursuant to the provisions of "—Limitation on Restricted Payments" above;

        (3)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary);

        (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries; and

        (5)   the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any agreements that are described in this prospectus under the headings "Management" and "Certain Relationships and Related Party Transactions" and any amendments thereto; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to such agreements shall only be permitted by this clause (5) to the extent that the terms of any such amendment, taken as a whole, are not more disadvantageous to the holders of the notes in any material respect than the terms of such agreements in effect on the Issue Date.

        Limitation on Senior Subordinated Indebtedness.    The Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes. No Guarantor will Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of such Guarantor and senior in right of payment to such Guarantor's Subsidiary Guarantee.

        Future Guarantors.    After the Issue Date, the Company will cause each Subsidiary which guarantees obligations under the Credit Agreement, the Existing Notes or any other Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, interest and Special Interest, if any, on the notes on a senior subordinated basis. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Subsidiary Guarantee as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, if a Guarantor is released and discharged in full from its obligations under its Guarantees of (1) the Credit Agreement and related documentation and (2) all other Indebtedness of the Company and its Subsidiaries, then the Subsidiary Guarantee of such Guarantor shall be automatically and unconditionally released and discharged.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings but shall still be obligated to provide such information, documents and reports to the Trustee and the holders of the notes.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Merger and Sale of Substantially All Assets

        The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)   either:

            (a)   the Company will be the continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Company under the notes and the Indenture;

          (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

          (3)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Certain Covenants—Limitation on Consolidated Indebtedness"; and

          (4)   each Guarantor (unless it is the other party to the transactions above, in which case clause (1)(b) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the outstanding notes and the Indenture and its obligations under the Registration Rights Agreement shall continue to be in effect.

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes (as described in the Indenture) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the initial purchasers. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. In such circumstances, the subordination provisions in the Indenture could restrict payments to the holders of the notes. Moreover, the exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. See "Risk Factors—We must offer to repurchase the notes upon a change of control, which could result in an event of default under our senior secured credit facility or under the indentures governing the notes." The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver."

        The provisions of the Indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to AMC Entertainment Inc., Attention: Mr. Kevin M. Connor, Senior Vice President, General Counsel and Secretary, 920 Main Street, Kansas City, Missouri 64105-1977 (telephone: (816) 221-4000).

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person means Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" means, with respect to any specified Person:

          (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Apollo" means Apollo Management V, L.P., a Delaware limited partnership.

        "Apollo Group" means (i) Apollo; (ii) the Apollo Holders; and (iii) any Affiliate of Apollo (including the Apollo Holders).

        "Apollo Holders" means (i) Apollo Investment Fund V, L.P. ("AIF V"), Apollo Overseas Partners V, L.P. ("AOP V"), Apollo Netherlands Partners V (A), L.P. ("Apollo Netherlands A"), Apollo Netherlands Partners V (B), L.P. ("Apollo Netherlands B"), and Apollo German Partners V GmbH & Co KG ("Apollo German Partners") and any other partnership or entity affiliated with and managed by

Apollo or its Affiliates to which AIF V, AOP V, Apollo Netherlands A, Apollo Netherlands B or Apollo German Partners assigns any of their respective interests in the Company.

        "Bain Capital Group" means (i) Bain Capital Holdings (Loews) I, L.P., (ii) Bain Capital AIV (Loews) II, L.P. and (iii) any Affiliates of Bain Capital Holdings (Loews) I, L.P. and Bain Capital AIV (Loews) II, L.P.

        "Board of Directors" means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" means a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligations" of any Person means any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Carlyle Group" means (i) TC Group, L.L.C., (ii) Carlyle Partners III Loews, L.P., (iii) CP II Coinvestment, L.P. and (iv) any Affiliates of TC Group, L.L.C., Carlyle Partners III Loews, L.P. and CP II Coinvestment, L.P.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of, after the date of the Indenture, any of the following events:

          (1)   any "person" or "group" as such terms are used in Section 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of the Company;

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

          (4)   a change of control under any of the indentures relating to the Existing Notes.

        "Co-Investors" means Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund II, L.P., SSB Capital Partners (Master Fund) I, L.P., Caisse de Depot et Placement du Quebec, Co-Investment Partners, L.P., CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P., CSFB Credit Opportunities Fund (Helios), L.P., Credit Suisse Anlagestiftung, Pearl Holding Limited, Partners Group Private Equity Performance Holding Limited, Vega Invest (Guernsey) Limited, Alpinvest Partners CS Investments 2003 C.V., Alpinvest Partners Later Stage Co-Investments Custodian II B.V., Alpinvest Partners Later Stage Co-Investments Custodian IIA B.V. and Screen Investors 2004, LLC and their respective Affiliates.

        "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3)   depreciation expense of such Person and its Subsidiaries for such period;

          (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs;

          (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP; and

          (6)   any fees, expenses, charges or premiums relating to any issuance of Capital Stock or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), including, without limitation any fees, expenses or charges related to the offering of the Notes;

provided, however, that corporate overhead expenses payable by Marquee described in clause 4(b) of the second paragraph of the covenant described under "Certain Covenants—Limitation on Restricted

Payments", the funds of which are provided by the Company and/or its Subsidiaries shall be deducted in calculating the Consolidated EBITDA of the Company.

        For purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)   All preopening expense and theatre closure expense which reduced/(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person means, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)   if the Company or any Subsidiary:

            (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated EBITDA Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:

              (i)    the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

              (ii)   if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

        and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

            (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated EBITDA Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest

    Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

          (2)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (3)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person:

          (1)   the sum of:

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

              (i)    amortization of debt discount;

              (ii)   the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest; plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person means, for any period, the consolidated net income (loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" means Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Credit Agreement" means that certain Credit Agreement, dated January 26, 2006, among the Company, as Borrower, the lenders and issuers party thereto, Citicorp North America, Inc., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Credit Facilities" means one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, including, without limitation, the Credit Agreement, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

        "Currency Hedging Obligations" means the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" means the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Designated Senior Indebtedness" means:

          (1)   all Senior Indebtedness under the Credit Agreement; and

          (2)   any other Senior Indebtedness:

            (a)   which at the time of determination exceeds $30.0 million in aggregate principal amount;

            (b)   which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company or any Guarantor, as applicable; and

            (c)   as to which the Trustee has been given written notice of such designation.

        "Equity Offering" means a public or private sale for cash by the Company or of a direct or indirect parent of the Company (the proceeds of which have been contributed to the Company) of common stock or preferred stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to such Person's common stock or preferred stock (other than Redeemable Capital Stock), other than public offerings with respect to such Person's common stock, preferred stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means the Existing Senior Notes and the Existing Senior Subordinated Notes.

        "Existing Senior Notes" means the Company's 8.75% Senior Notes due 2019.

        "Existing Senior Subordinated Notes" means the Company's 8% Senior Subordinated Notes due 2014 and 11% Senior Subordinated Notes due 2016.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States as in effect on the Issue Date, consistently applied.

        "Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" means each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "Certain Covenants—Limitation on Consolidated Indebtedness", amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" means, with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)   every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

          (5)   all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (6)   all Guaranteed Indebtedness of such Person;

          (7)   all obligations under Interest Rate Protection Agreements of such Person;

          (8)   all Currency Hedging Obligations of such Person;

          (9)   all Capital Lease Obligations of such Person; and

          (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Issue Date" means December 15, 2010, the date on which the original notes were issued.

        "J.P. Morgan Partners Group" means (i) J.P. Morgan Partners, LLC and (ii) any Affiliates of J.P. Morgan Partners, LLC.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" means Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Non-Recourse Indebtedness" means Indebtedness as to which:

          (1)   none of the Company or any of its Subsidiaries:

            (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

            (b)   is directly or indirectly liable; and

          (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-Recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" means the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Permitted Holder" means:

          (1)   any member of the Apollo Group;

          (2)   any member of the J.P. Morgan Partners Group;

          (3)   any member of the Bain Capital Group;

          (4)   any member of the Carlyle Group;

          (5)   any member of the Spectrum Group;

          (6)   any "Co-Investor"; provided that to the extent any Co-Investor acquires securities of the Company in excess of the amount of such securities held by such Co-Investor on the Issue Date, such excess securities shall not be deemed to be held by a Permitted Holder;

          (7)   any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company held by any Person listed in this clause (7), then such securities shall no longer be deemed to be held by a Permitted Holder; and

          (8)   any Person with respect to which no "person" or "group" as such terms are used in Section 13(d) and 14(d) of the Exchange Act is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have

  "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly of 50% or more of the total voting power of the Voting Stock of such Person.

        "Permitted Indebtedness" means the following:

          (1)   Indebtedness of the Company in respect of the notes and Indebtedness of the Guarantors in respect of the Subsidiary Guarantees, in each case issued on the Issue Date, and the related exchange notes and exchange guarantees issued in registered exchange offers pursuant to the registration rights agreements;

          (2)   Indebtedness of the Company or any Guarantor under Credit Facilities together with the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount at any one time outstanding not to exceed $1,150.0 million;

          (3)   Indebtedness of the Company or any Guarantor under the Existing Notes and the Guarantees thereof;

          (4)   Indebtedness of the Company or any of its Subsidiaries outstanding on the Issue Date (other than the Existing Notes or Indebtedness outstanding under the Credit Facility);

          (5)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (6)   Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

          (7)   Indebtedness Incurred to renew, extend, refinance or refund (each, a "refinancing") the Existing Notes or any other Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (8)   Indebtedness of any Subsidiary Incurred in connection with the Guarantee of any Indebtedness of the Company or the Guarantors in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

          (9)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (10) Capital Lease Obligations of the Company or any of its Subsidiaries;

          (11) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (12) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (13) Acquired Indebtedness; provided that such Indebtedness, if Incurred by the Company, would be in compliance with the covenant described under "Certain Covenants—Limitation on Consolidated Indebtedness";

          (14) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

          (15) Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding; and

          (16) Indebtedness of the Company or a Subsidiary Guarantor not otherwise permitted to be Incurred pursuant to clauses (1) through (15) above which, together with any other Indebtedness Incurred pursuant to this clause (16), has an aggregate principal amount that does not exceed $350.0 million at any time outstanding.

        "Permitted Interest Rate Protection Agreements" means, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Junior Securities" means equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the Indenture.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Registration Rights Agreement" means the registration rights agreement among the Company, the Guarantors, and the initial purchasers entered into on the Issue Date regarding the notes and any similar registration rights agreement executed in connection with an offering of any additional notes.

        "Restricted Payments" has the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" means the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after April 2, 2009 to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "SEC" means the Securities and Exchange Commission.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, all amounts payable by the Company and its Subsidiaries under or in respect of Indebtedness of the Company and its Subsidiaries, including the notes and premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any of its Subsidiaries at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

          (1)   any obligation of the Company to any Subsidiary or any obligation of a Subsidiary to the Company or another Subsidiary;

          (2)   any liability for Federal, state, foreign, local or other taxes owed or owing by the Company or any of its Subsidiaries;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (4)   any Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries, as the case may be, including, without limitation, any Subordinated Obligations or Guarantor Subordinated Obligations;

          (5)   any Capital Stock; or

          (6)   the notes or the Existing Senior Subordinated Notes.

        "Senior Subordinated Indebtedness" means (i) with respect to the Company, the notes, the Existing Senior Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to have the same ranking as the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness and (ii) with respect to any Guarantor, the Subsidiary Guarantees, the Guarantees of the Existing Senior Subordinated Notes and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to have the same ranking as the Subsidiary Guarantees in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Guarantor which is not Senior Indebtedness.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Special Interest" means the additional interest, if any, to be paid on the notes as described under "Exchange Offer; Registration Rights."

        "Spectrum Group" means (i) Spectrum Equity Investors IV, L.P., (ii) Spectrum Equity Investors Parallel IV, L.P., (iii) Spectrum IV Investment Managers' Fund, L.P. and (iv) any Affiliates of Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P.

        "Stated Maturity", when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" of any person means:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Subsidiary Guarantee" means, individually, any Guarantee of payment of the notes and exchange notes issued in a registered exchange offer for the notes pursuant to the Registration Rights Agreement and the Indenture by a Guarantor and any supplemental indenture applicable thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the Indenture.

        "Surviving Entity" has the meaning set forth under "Merger and Sale of Substantially All Assets."

        "Theatre Completion" means any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary during any applicable period.

        "Unrestricted Subsidiary" means a Subsidiary of the Company designated in writing to the Trustee:

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)   that has no Subsidiaries.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

        The following will be "Events of Default" under the Indenture:

          (1)   default in the payment of any interest (including Special Interest) on any note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   failure to comply with the covenant described under "Merger and Sale of Substantially All Assets";

          (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid, or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)   any holder of any Indebtedness in excess of $5.0 million in the aggregate of the Company or any Significant Subsidiary shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Significant Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or any Significant Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or any Significant Subsidiary or in accordance with applicable law;

          (7)   one or more final judgments or orders shall be rendered against the Company or any Significant Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; and

          (9)   except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all notes due and payable; provided, however, that so long as the Credit Agreement shall be in full force and effect, if an Event of Default shall occur and be continuing (other than an Event of Default specified in clause (8)), any such acceleration shall not become effective until the earlier of:

          (a)   five Business Days following a delivery of a notice of such acceleration to the agent under the Credit Agreement; and

          (b)   the acceleration of any amounts under the Credit Agreement.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal, premium, if any, and accrued and unpaid interest, if any, of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (A)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (B)  all overdue interest (including Special Interest) on all notes;

            (C)  the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

          (2)   all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

Defeasance and Covenant Defeasance of the Indenture

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantee ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:

        (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest (including Special Interest) on such notes when such payments are due;

        (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

        (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

        (4)   the defeasance provisions of the Indenture.

        In addition the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

        (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Special Interest) on the outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

        (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

          (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

          (b)   since the date of this prospectus, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

        (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

        (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

        (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

        (1)   either:

          (a)   all such notes that have been authenticated, except notes that have been lost, destroyed or wrongfully taken and that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

          (b)   all notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

        (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

        (3)   the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and the Securities; and

        (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or at the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied at the Company's cost and expense.

Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

        (1)   change the Stated Maturity of the principal of, or any installment of interest (including Special Interest) on, any note, or reduce the principal amount thereof or the rate of interest (including Special Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest (including Special Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

        (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

        (3)   reduce the percentage in principal amount of outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults;

        (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

        (5)   modify any of the provisions of the Indenture relating to the subordination of the notes in a manner adverse to any holder of notes.
        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of the obligations of the Company under the Indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions; or comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Book-Entry System

        The notes will initially be issued in the form of Global Securities held in book-entry form. The notes will be deposited with the Trustee as custodian for The Depository Trust Company (the "Depository"), and the Depository or its nominee will initially be the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

        Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Security purchased by such persons in this exchange offer. Such accounts shall initially be designated by the initial purchasers with respect to notes placed by the initial purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Euroclear or Cedel. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised the Company that the Depository is a limited- purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Security are exchangeable for certificated notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such Global Security. Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable; at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such notes, to the provisions of such legend.

Concerning the Trustee

        U.S. Bank National Association is the Trustee under the Indenture.

Governing Law

        The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences of those persons who are original beneficial owners of the notes, who purchase notes at their initial issue price for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Code, which we refer to as "Holders." This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons such as banks or other financial institutions, partnerships or other pass-through entities, regulated investment companies, real estate investment trusts, persons holding the notes as part of a hedging, integrated or conversion transaction, constructive sale or "straddle," U.S. expatriates, persons subject to the alternative minimum tax, dealers or traders in securities or currencies, holders whose functional currency is not the U.S. dollar, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies and insurance companies. This summary does not address estate and gift tax consequences or tax consequences under any state, local or foreign laws. We have not sought any ruling from the Internal Revenue Service (the "IRS"), with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

        For purposes of the following summary, a "U.S. Holder" is a Holder that is: (i) a citizen or individual resident of the U.S. as determined for U.S. federal income tax purposes; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the U.S. is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

        A "Non-U.S. Holder" is a Holder that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

        If a partnership (or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) is a beneficial owner of notes, the U.S. federal income tax treatment of a partner (or other owner) generally will depend upon the status of the partner (or other owner) and the activities of the entity. Partners (or other owners) of such entities that are considering the purchase of notes should consult their tax advisors regarding the tax consequences of acquiring, owning and disposing of notes.

        This summary is for general information only and is not intended to be and should not be construed to be, legal or tax advice to any particular holder of notes, and no opinion or representation with respect to the U.S. federal income tax consequences to any Holder or prospective Holder is made. Persons considering the purchase of notes should consult their own tax advisor regarding the application of U.S. federal, state and local tax laws, as well as any applicable foreign tax laws, to their particular situation.

U.S. Federal Income Taxation of U.S. Holders

Payment of interest

        Payments of interest on the notes will generally be treated as "qualified stated interest" for U.S. federal income tax purposes taxable as ordinary interest income at the time it accrues or is received by a U.S. Holder in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

Disposition of notes

        Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which is treated as interest as described above) and (ii) such Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally equals the cost of the note to such Holder decreased by any payments (other than payments of qualified stated interest) received by such holder with respect to the note.

        Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the note is more than twelve months. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses by U.S. Holders is subject to limitations under the Code.

U.S. Federal Income Taxation of Non-U.S. Holders

Payment of Interest

        Subject to the discussion of backup withholding below, payments of interest on the notes by us or any of our agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax under the "portfolio interest exemption," provided that such payments are not effectively connected with the conduct of a U.S. trade or business conducted by the Non-U.S. Holder, and in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S. and:

  (1)
  the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  (2)
  the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us (within the meaning of Section 864(d)(4) of the Code);

  (3)
  the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

  (4)
  either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that such a certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof.

        If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest exemption," payments of interest made to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed: (1) IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable treaty (a "Treaty Exemption"), or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to regular graduated U.S. tax rates as described below).

        The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form to also provide its U.S. taxpayer identification number.

        We suggest that holders consult their own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

        If interest on a note is effectively connected with a U.S. trade or business of the Non-U.S. Holder, and if required by an applicable treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder, then although exempt from the withholding tax described above, will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Holder is a foreign corporation and, if required by an applicable treaty, interest is attributable to a U.S. permanent establishment, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note which is effectively connected with a U.S. trade or business will be included in such foreign corporation's earnings and profits.

Disposition of notes

        No withholding of U.S. federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or disposition of a note (except for gain or income attributable to accrued but unpaid interest not previously included in income, which is treated as interest as described above).

        A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a note (other than to the extent required under the rules for interest on gain treated as interest, as described above) unless the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met or such gain or income is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder and if required by an applicable treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder.

Information Reporting and Backup Withholding

U.S. Holders

        For each calendar year in which the notes are outstanding, we are required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. Certain payments of principal, and the proceeds of disposition of a note before maturity, are also generally subject to information reporting.

        In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law, is notified by the IRS that it has failed to properly report payments of interest or dividends or fails to certify, under penalties of perjury, that it has furnished the correct taxpayer identification number and that it has not been notified by the IRS that it is not subject to backup withholding, we, our agent or paying agents, or a broker may be required to withhold tax at a rate of 28% of each payment of interest and principal on the notes and on the proceeds from a sale of the notes. The backup withholding obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption. Backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

Non-U.S. Holders

        U.S. backup withholding tax will not apply to payments on a note or proceeds from the sale of a note payable to a Non-U.S. Holder" if the certification described in "U.S. Federal Income Taxation of Non-U.S. Holders—Payment of interest is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable treaty.

        Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund, or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

Recently Enacted Federal Tax Legislation

        The Hiring Incentives to Restore Employment Act, Pub. L. No. 111-147, recently passed by the United States Congress generally imposes a withholding tax at a rate of 30% on payments to certain non-U.S. entities (including financial intermediaries), after December 31, 2012, including interest on, and the gross proceeds of dispositions of, U.S. notes, other than such payments that are made on "obligations" that were outstanding on March 18, 2012, unless various U.S. information reporting and due diligence requirements that are different from, and in addition to, the beneficial owner certification requirements described above have been satisfied (generally relating to ownership by U.S. persons of interests in or accounts with such entities). U.S. Holders and Non-U.S. Holders are urged to consult with their tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

        In addition, the Health Care and Education Reconciliation Act of 2010 (the "Reconciliation Act"), Pub. L. No. 111-152, recently passed by the United States Congress, will require certain individuals, estates and trusts to pay a 3.8% Medicare surtax on "net investment income" including, among other things, interest, dividends, annuities, royalties, rents, gross income from a trade or business involving passive activities, and net gain from disposition of property (other than property held in a trade or business). This surtax will apply for taxable years beginning after December 31, 2012 and may apply in respect of the notes. U.S. Holders and Non-U.S. Holders are urged to consult with their tax advisors regarding the effect, if any, of the Reconciliation Act on their ownership and disposition of the notes.

 PLAN OF DISTRIBUTION

        This prospectus has been prepared for use by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market making transactions effected from time to time. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. may act as principals or agents in these transactions. These sales will be made at prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. We have agreed to indemnify Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute payments which Credit Suisse Securities (USA) LLC or J.P. Morgan Securities Inc. might be required to make in respect thereof.

        J.P. Morgan Securities Inc. is an affiliate of JPMP, which owned approximately 20.78% of Marquee Holdings Inc. prior to the Holdings Merger. Certain of our directors are employed by JPMP. See "Management" and "Certain Relationships and Related Transactions" for a summary of certain relationships between us and J.P. Morgan Securities Inc. and its affiliates.

        We have been advised by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. that, subject to applicable laws and regulations, each of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. currently intends to make a market in the notes. However, neither Credit Suisse Securities (USA) LLC nor J.P. Morgan Securities Inc. is not obligated to do so and each may discontinue its market making activities at any time without notice. In addition, such market making activities will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk factors—You cannot be sure that an active trading market will develop for the notes."

LEGAL MATTERS

        The validity of the notes and guarantees will be passed upon for us by O'Melveny & Myers LLP, New York, New York. The due authorization by certain guarantors of their guarantees under the laws of their respective states of organization will be passed upon for us by Quarles & Brady LLP, Cohn Birnbaum & Shea P.C., Hackman Hulett & Cracraft, LLP, Ballard Spahr Andrews & Ingersoll, LLP, Ropes & Gray LLP, Warner Norcross & Judd LLP, Lathrop & Gage LLP, Porter, Wright, Morris & Arthur LLP, and Fulbright & Jaworski LLP.

EXPERTS

        The consolidated financial statements of AMC Entertainment Inc. as of March 31, 2011 and April 1, 2010, and for the fiscal years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the March 31, 2011, consolidated financial statements contains an explanatory paragraph that states that the Company changed its accounting treatment for business combinations due to the adoption of new accounting requirements issued by the FASB.

        The consolidated financial statements of AMC Entertainment Inc. for the fiscal year ended April 2, 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of National CineMedia, LLC as of December 30, 2010 and December 31, 2009 and for the years ended December 30, 2010, December 31, 2009 and January 1, 2009 included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of the Kerasotes Showplace Theatres Sold to AMC Entertainment Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph that describes the allocation of certain account balances from the Theatres' parent company, Kerasotes Showplace Theatres, LLC, and explains that the financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Theatres had operated as an unaffiliated company), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

        We have filed a registration statement on Form S-1 to register with the SEC the securities covered by this prospectus. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

        We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
AMC Entertainment Inc.:

        We have audited the accompanying consolidated balance sheets of AMC Entertainment Inc. (and subsidiaries) as of March 31, 2011 and April 1, 2010, and the related consolidated statements of operations, stockholder's equity, and cash flows for the 52-week periods then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMC Entertainment Inc. (and subsidiaries) as of March 31, 2011 and April 1, 2010, and the results of their operations and their cash flows for the 52-week periods then ended, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, the Company changed its accounting treatment for business combinations due to the adoption of new accounting requirements issued by the FASB, as of April 3, 2009.

                      /s/ KPMG LLP

Kansas City, Missouri
June 3, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of AMC Entertainment, Inc.:

        In our opinion, the accompanying consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of AMC Entertainment, Inc. and its subsidiaries (the "Company") for the 52 week period ended April 2, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
May 21, 2009

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
Revenues
Admissions	$1,697,858	$1,711,853	$1,580,328
Concessions	664,108	646,716	626,251
Other theatre	61,002	59,170	58,908

Total revenues	2,422,968	2,417,739	2,265,487

Operating Costs and Expenses
Film exhibition costs	887,758	928,632	842,656
Concession costs	83,187	72,854	67,779
Operating expense	713,846	610,774	576,022
Rent	475,810	440,664	448,803
General and administrative:
Merger, acquisition and transaction costs	14,085	2,280	650
Management fee	5,000	5,000	5,000
Other	58,136	57,858	53,628
Depreciation and amortization	212,413	188,342	201,413
Impairment of long-lived assets	12,779	3,765	73,547

Operating costs and expenses	2,463,014	2,310,169	2,269,498

Operating income (loss)	(40,046)	107,570	(4,011)
Other expense (income)
Other expense (income)	13,716	(2,559)	(14,139)
Interest expense
Corporate borrowings	143,522	126,458	115,757
Capital and financing lease obligations	6,198	5,652	5,990
Equity in earnings of non-consolidated entities	(17,178)	(30,300)	(24,823)
Gain on NCM transactions	(64,441)	—	—
Investment income	(391)	(205)	(1,696)

Total other expense	81,426	99,046	81,089

Earnings (loss) from continuing operations before income taxes	(121,472)	8,524	(85,100)
Income tax provision (benefit)	1,950	(68,800)	5,800

Earnings (loss) from continuing operations	(123,422)	77,324	(90,900)
Earnings (loss) from discontinued operations, net of income taxes	569	(7,534)	9,728

Net earnings (loss)	$(122,853)	$69,790	$(81,172)

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	March 31, 2011	April 1, 2010
Assets
Current assets:
Cash and equivalents	$301,158	$495,343
Receivables, net of allowance for doubtful accounts of $2,036 and $2,103	26,692	25,545
Other current assets	88,149	73,312

Total current assets	415,999	594,200
Property, net	958,722	863,532
Intangible assets, net	149,493	148,432
Goodwill	1,923,667	1,814,738
Other long-term assets	292,364	232,275

Total assets	$3,740,245	$3,653,177

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$165,416	$175,142
Accrued expenses and other liabilities	138,987	139,581
Deferred revenues and income	141,237	125,842
Current maturities of corporate borrowings and capital and financing lease obligations	9,955	10,463

Total current liabilities	455,595	451,028
Corporate borrowings	2,096,040	1,826,354
Capital and financing lease obligations	62,220	53,323
Deferred revenues for exhibitor services agreement	333,792	252,322
Other long-term liabilities	432,439	309,591

Total liabilities	3,380,086	2,892,618

Commitments and contingencies
Stockholder's equity:
Common Stock, 1 share issued with 1¢ par value	—	—
Additional paid-in capital	551,955	828,687
Accumulated other comprehensive loss	(3,991)	(3,176)
Accumulated deficit	(187,805)	(64,952)

Total stockholder's equity	360,159	760,559

Total liabilities and stockholder's equity	$3,740,245	$3,653,177

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
Cash flows from operating activities:
Net earnings (loss)	$(122,853)	$69,790	$(81,172)
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Depreciation and amortization	212,413	188,342	222,483
Impairment of long-lived assets	12,779	3,765	73,547
Deferred income taxes	—	(66,500)	400
Loss on extinguishment and modification of debt	11,806	3,468	—
Gain on NCM transactions	(64,441)	—	—
Theatre and other closure expense	60,763	2,573	(2,262)
Loss (gain) on disposition of Cinemex	(569)	7,534	(14,772)
Loss (gain) on dispositions	(9,719)	1,260	(2,265)
Equity in earnings and losses from non-consolidated entities, net of distributions	18,715	5,862	6,600
Change in assets and liabilities, net of acquisition:
Receivables	4,261	(2,136)	9,010
Other assets	671	2,323	(2,861)
Accounts payable	(30,487)	13,383	20,423
Accrued expenses and other liabilities	(538)	38,030	(17,819)
Other, net	(729)	(9,679)	(10,611)

Net cash provided by operating activities	92,072	258,015	200,701

Cash flows from investing activities:
Capital expenditures	(129,347)	(97,011)	(121,456)
Acquisition of Kerasotes, net of cash acquired	(280,606)	—	—
Proceeds from NCM, Inc. stock sale	102,224	—	—
Proceeds from disposition of long-term assets	58,391	—	—
Purchase of digital projection equipment for sale/leaseback	—	(6,784)	—
Proceeds from sale/leaseback of digital projection equipment	4,905	6,570	—
Proceeds on disposition of Fandango	—	—	2,383
Proceeds on disposition of Cinemex, net of cash disposed	1,840	4,315	224,378
LCE screen integration	—	(81)	(4,700)
Other, net	(7,444)	(3,346)	320

Net cash provided by (used in) investing activities	(250,037)	(96,337)	100,925

Cash flows from financing activities:
Proceeds from issuance of Senior Subordinated Notes due 2020	600,000	—	—
Proceeds from issuance of Senior Fixed Rate Notes due 2019	—	585,492	—
Repurchase of Senior Fixed Rate Notes due 2012	—	(250,000)	—
Repurchase of Senior Subordinated Notes due 2016	(325,000)	—	—
Payment of tender offer and consent solicitation consideration on Senior Subordinated Notes due 2016	(5,801)	—	—
Principal payments under Term Loan	(6,500)	(6,500)	(6,500)
Principal payments under capital and financing lease obligations	(4,194)	(3,423)	(3,452)
Deferred financing costs	(14,642)	(16,434)	(525)
Change in construction payables	(727)	6,714	(9,331)
Borrowing (repayment) under Revolving Credit Facility	—	(185,000)	185,000
Dividends paid to Marquee Holdings Inc.	(278,258)	(329,981)	(35,989)

Net cash provided by (used in) financing activities	(35,122)	(199,132)	129,203
Effect of exchange rate changes on cash and equivalents	(1,098)	(1,212)	(3,001)

Net increase (decrease) in cash and equivalents	(194,185)	(38,666)	427,828
Cash and equivalents at beginning of year	495,343	534,009	106,181

Cash and equivalents at end of year	$301,158	$495,343	$534,009

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (refunded) during the period for:
Interest (including amounts capitalized of $64, $14, and $415)	$150,618	$118,895	$125,935
Income taxes, net	729	(2,033)	16,731
Schedule of non-cash investing and financing activities:
Investment in NCM (See Note 6—Investments)	$86,159	$2,290	$5,453
Investment in DCIP (See Note 6—Investments)	—	21,768	—
Investment in RealD Inc. (See Note 6—Investments)	27,586	—	—
See Note 2—Acquisition for non-cash activities related to acquisition.

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital		Accumulated Deficit	Total Stockholder's Equity
(In thousands, except share and per share data)	Shares	Amount
April 3, 2008 through March 31, 2011
Balance, April 3, 2008	1	$—	$1,190,651	$(3,668)	$(53,488)	$1,133,495
Comprehensive loss:
Net loss	—	—	—	—	(81,172)	(81,172)
Foreign currency translation adjustment	—	—	—	25,558	—	25,558
Change in fair value of cash flow hedges	—	—	—	(1,833)	—	(1,833)
Losses on interest rate swaps reclassified to interest expense corporate borrowings	—	—	—	5,230	—	5,230
Pension and other benefit adjustments	—	—	—	(8,117)	—	(8,117)
Unrealized loss on marketable securities	—	—	—	(109)	—	(109)

Comprehensive loss						(60,443)
ASC 715 (formerly SFAS 158) adoption adjustment	—	—	—	—	(82)	(82)
Stock-based compensation—options	—	—	2,622	—	—	2,622
Dividends to Marquee Holdings Inc.	—	—	(35,989)	—	—	(35,989)

Balance April 2, 2009	1	—	1,157,284	17,061	(134,742)	1,039,603
Comprehensive earnings:
Net earnings	—	—	—	—	69,790	69,790
Foreign currency translation adjustment	—	—	—	(13,021)	—	(13,021)
Change in fair value of cash flow hedges	—	—	—	(6)	—	(6)
Losses on interest rate swaps reclassified to interest expense corporate borrowings	—	—	—	558	—	558
Pension and other benefit adjustments	—	—	—	(8,499)	—	(8,499)
Unrealized loss on marketable securities	—	—	—	731	—	731

Comprehensive earnings						49,553
Stock-based compensation—options	—	—	1,384	—	—	1,384
Dividends to Marquee Holdings Inc.	—	—	(329,981)	—	—	(329,981)

Balance April 1, 2010	1	—	828,687	(3,176)	(64,952)	760,559
Comprehensive loss:
Net loss	—	—	—	—	(122,853)	(122,853)
Foreign currency translation adjustment	—	—	—	(5,678)	—	(5,678)
Pension and other benefit adjustments	—	—	—	(1,109)	—	(1,109)
Unrealized gain on marketable securities	—	—	—	5,972	—	5,972

Comprehensive loss						(123,668)
Stock-based compensation	—	—	1,526	—	—	1,526
Dividends to Marquee Holdings Inc.	—	—	(278,258)	—	—	(278,258)

Balance March 31, 2011	1	$—	$551,955	$(3,991)	$(187,805)	$360,159

See Notes to Consolidated Financial Statements

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

        AMC Entertainment Inc. ("AMCE" or the "Company") is an intermediate holding company, which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiaries, and AMC Entertainment International, Inc. ("AMCEI") and its subsidiaries (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the theatrical exhibition business and owns, operates or has interests in theatres located in the United States, Canada, China (Hong Kong), France and the United Kingdom. The Company discontinued its operations in Mexico during the third quarter of fiscal 2009. The Company's theatrical exhibition business is conducted through AMC and its subsidiaries and AMCEI.

        AMCE is a wholly owned subsidiary of AMC Entertainment Holdings, Inc. ("Parent"), which is owned by J.P. Morgan Partners, LLC and certain related investment funds ("JPMP"), Apollo Management, L.P. and certain related investment funds ("Apollo"), affiliates of Bain Capital Partners ("Bain"), The Carlyle Group ("Carlyle") and Spectrum Equity Investors ("Spectrum") (collectively the "Sponsors").

        On March 31, 2011, Marquee Holdings Inc. ("Holdings"), a direct, wholly-owned subsidiary of Parent and a holding company, the sole asset of which consisted of the capital stock of AMCE, was merged with and into Parent, with Parent continuing as the surviving entity. As a result of the merger, AMCE became a direct subsidiary of Parent.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used for, but not limited to: (1) Impairments, (2) Film exhibition costs, (3) Income and operating taxes, (4) Theatre and Other Closure Expense (Income), and (5) Gift card and packaged ticket revenues. Actual results could differ from those estimates.

        Principles of Consolidation:    The consolidated financial statements include the accounts of AMCE and all subsidiaries, as discussed above. All significant intercompany balances and transactions have been eliminated in consolidation. There are no noncontrolling (minority) interests in the Company's consolidated subsidiaries; consequently, all of its stockholder's equity, net earnings (loss) and comprehensive earnings (loss) for the periods presented are attributable to controlling interests.

        Fiscal Year:    The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. Fiscal 2011, fiscal 2010, and fiscal 2009 reflect 52 week periods.

        Revenues:    Revenues are recognized when admissions and concessions sales are received at the theatres. The Company defers 100% of the revenue associated with the sales of gift cards and packaged tickets until such time as the items are redeemed or management believes future redemption to be remote based upon applicable laws and regulations. During fiscal 2009, management changed its estimate of redemption rates for packaged tickets. Management believes the 18 month estimate and revised redemption rates are supported by its continued development of specific historical redemption patterns for gift cards and that they are reflective of management's current best estimate. These changes in estimate had the effect of increasing other theatre revenues and earnings from continuing operations by approximately $2,600,000 and $1,600,000, respectively, during fiscal 2009. During the

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

fiscal years ended March 31, 2011, April 1, 2010, and April 2, 2009, the Company recognized $14,131,000, $13,591,000, and $14,139,000 of income, respectively, related to the derecognition of gift card liabilities where management believes future redemption to be remote which was recorded in other expense (income) in the Consolidated Statements of Operations.

        Film Exhibition Costs:    Film exhibition costs are accrued based on the applicable box office receipts and estimates of the final settlement to the film licenses. Film exhibition costs include certain advertising costs. As of March 31, 2011 and April 1, 2010, the Company recorded film payables of $62,598,000 and $78,499,000, respectively, which is included in accounts payable in the accompanying Consolidated Balance Sheets.

        Concession Costs:    The Company records payments from vendors as a reduction of concession costs when earned unless it is determined that the payment was for the fair value of services provided to the vendor where the benefit to the vendor is sufficiently separable from the Company's purchase of the vendor's products. In the latter instance, revenue is recorded when and if the consideration received is in excess of fair value, which excess is recorded as a reduction of concession costs. In addition, if the payment from the vendor is for a reimbursement of expenses, then those expenses are offset.

        Screen Advertising:    On March 29, 2005, the Company and Regal Entertainment Group combined their respective cinema screen advertising businesses into a new joint venture company called National CineMedia, LLC ("NCM") and on July 15, 2005, Cinemark Holdings, Inc. ("Cinemark") joined NCM, as one of the founding members. NCM engages in the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content. The Company records its share of on-screen advertising revenues generated by NCM in other theatre revenues.

        Guest Frequency Program:    The Company has a guest frequency program, AMC Stubs, which allows members to earn $10 for each $100 purchase completed at its theatres. Amounts earned are redeemable by members on future purchases at the Company's theatres. The value of amounts earned are included in deferred revenues and income and recorded as a reduction in admissions and concessions revenues at the time the amounts are earned, based on the selling price of awards that are projected to be redeemed. Earned awards must be redeemed no later than 90 days from the date of issuance. The Company accounts for membership fee revenue for its guest frequency program on a deferred basis, net of estimated refunds, whereby revenue is recognized ratably over the one-year membership period.

        Advertising Costs:    The Company expenses advertising costs as incurred and does not have any direct-response advertising recorded as assets. Advertising costs were $6,723,000, $9,103,000 and $18,121,000 for the periods ended March 31, 2011, April 1, 2010 and April 2, 2009, respectively, and are recorded in operating expense in the accompanying Consolidated Statements of Operations.

        Cash and Equivalents:    Under the Company's cash management system, checks issued but not presented to banks frequently result in book overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The change in book overdrafts are reported as a component of operating cash flows for accounts payable as they do not represent bank overdrafts. The

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

amount of these checks included in accounts payable as of March 31, 2011 and April 1, 2010 was $54,619,000 and $60,943,000, respectively. All highly liquid debt instruments and investments purchased with an original maturity of three months or less are classified as cash equivalents.

        Intangible Assets:    Intangible assets are recorded at cost or fair value, in the case of intangible assets resulting from acquisitions, and are comprised of lease rights, amounts assigned to theatre leases acquired under favorable terms, customer relationship intangible assets, management contracts, trademarks and trade names each of which are being amortized on a straight-line basis over the estimated remaining useful lives of the assets except for a customer relationship intangible asset, the AMC trademark and the Kerasotes trade names. The customer relationship intangible asset is amortized over eight years based upon the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise used up. This pattern indicates that over 2/3rds of the cash flow generated from the asset is derived during the first five years. The AMC trademark and Kerasotes trade names are considered indefinite lived intangible assets, and therefore are not amortized but rather evaluated for impairment annually. In fiscal 2011, 2010 and 2009, the Company impaired favorable lease intangible assets in the amount of $1,334,000, $0 and $1,364,000, respectively.

        Investments:    The Company accounts for its investments in non-consolidated entities using either the cost or equity methods of accounting as appropriate, and has recorded the investments within other long-term assets in its Consolidated Balance Sheets and records equity in earnings and losses of those entities accounted for following the equity method of accounting within equity in earnings of non-consolidated entities in its Consolidated Statements of Operations. The Company follows the guidance in ASC 323-30-35-3, which prescribes the use of the equity method for investments where the Company has significant influence. The Company classifies gains and losses on sales of and changes of interest in equity method investments within equity in earnings of non-consolidated entities or in separate line items on the face of the Consolidated Statements of Operations when material, and classifies gains and losses on sales of investments accounted for using the cost method in investment income. Gains and losses on cash sales are recorded using the weighted average cost of all interests in the investments. Gains and losses related to non-cash negative common unit adjustments are recorded using the weighted average cost of those units accounted for as Tranche 2 Investments in NCM which were received in connection with prior common unit adjustments. See Note 6—Investments for further discussion of our investments in NCM. As of March 31, 2011, the Company holds equity method investments comprised of a 15.66% interest in NCM, a joint venture that markets and sells cinema advertising and promotions; a 26.22% interest in Movietickets.com, a joint venture that provides moviegoers with a way to buy movie tickets online, access local showtime information, view trailers and read reviews; a 29% interest in Digital Cinema Implementation Partners LLC, a joint venture charged with implementing digital cinema in the Company's theatres; a 50% ownership interest in two U.S. motion picture theatres and one IMAX screen; and a 50% interest in Midland Empire Partners, LLC, a joint venture developing live and film entertainment venues in the Power & Light District of Kansas City, Missouri. During fiscal 2011, the Company formed a motion picture distribution company, Open Road Films and holds a 50% ownership interest. At March 31, 2011, the Company's recorded investments are less than its proportional ownership of the underlying equity in these entities by approximately $8,307,000, excluding NCM. Included in equity in earnings of non-consolidated entities for the 52 weeks ended March 31, 2011 is an impairment charge of $8,825,000 related to a joint

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

venture investment in Midland Empire Partners, LLC. The decline in the fair market value of the investment was considered other than temporary due to inadequate projected future cash flows. Included in equity in earnings of non-consolidated entities for the 52 weeks ended April 2, 2009 is an impairment charge of $2,742,000 related to a theatre joint venture investment. The decline in the fair market value of the investment was considered other than temporary due to competitive theatre builds.

        The Company's investment in RealD Inc. is an available-for-sale marketable equity security and is carried at fair value (Level 1). Unrealized gains and losses on available-for-sale securities are included in the Company's Consolidated Balance Sheets as a component of accumulated other comprehensive loss. See Note 6—Investments for further discussion of our investment in RealD Inc.

        Goodwill:    Goodwill represents the excess of cost over fair value of net tangible and identifiable intangible assets related to acquisitions. The Company is not required to amortize goodwill as a charge to earnings; however, the Company is required to conduct an annual review of goodwill for impairment.

        The Company's recorded goodwill was $1,923,667,000 and $1,814,738,000 as of March 31, 2011 and April 1, 2010, respectively. The Company evaluates goodwill and its trademarks for impairment annually as of the beginning of the fourth fiscal quarter or more frequently as specific events or circumstances dictate. The Company's goodwill is recorded in its Theatrical Exhibition operating segment which is also the reporting unit for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value the Company is required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The Company determines fair value by using an enterprise valuation methodology determined by applying multiples to cash flow estimates less net indebtedness, which the Company believes is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples and discount rates to be used in determining fair value and such management estimates fall under Level 3 within the fair value measurement hierarchy, see Note 15—Fair Value Measurements.

        The Company performed its annual impairment analysis during the fourth quarter of fiscal 2011. The fair value of the Company's Theatrical Exhibition operations exceed the carrying value by more than 10% and management does not believe that impairment is probable.

        Other Long-term Assets:    Other long-term assets are comprised principally of investments in partnerships and joint ventures, costs incurred in connection with the issuance of debt securities, which are being amortized to interest expense over the respective lives of the issuances, and capitalized computer software, which is amortized over the estimated useful life of the software.

        Leases:    The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 15 to 20 years, with certain leases containing options to extend the leases for up to an additional 20 years. The Company does not believe that exercise of the renewal options are reasonably assured at the inception of the lease agreements and, therefore, considers the initial base term as the lease term. Lease terms vary but generally the leases provide for fixed and escalating rentals, contingent escalating rentals based on the Consumer

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Price Index not to exceed certain specified amounts and contingent rentals based on revenues with a guaranteed minimum.

        The Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has "control and access" to the leased premises, which is generally a date prior to the "lease commencement date" in the lease agreement. Rent expense related to any "rent holiday" is recorded as operating expense, until construction of the leased premises is complete and the premises are ready for their intended use. Rent charges upon completion of the leased premises subsequent to the theatre opening date are expensed as a component of rent expense.

        Occasionally, the Company will receive amounts from developers in excess of the costs incurred related to the construction of the leased premises. The Company records the excess amounts received from developers as deferred rent and amortizes the balance as a reduction to rent expense over the base term of the lease agreement.

        The Company evaluates the classification of its leases following the guidance in ASC 840-10-25. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals over the base term of the lease using the Company's incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that generally corresponds with the base term of the lease.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed upon amount to be reimbursed from the developer. ASC 840-40-05-5 requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period and therefore is required to account for these projects as sale and leaseback transactions. As a result, the Company has recorded $42,190,000 and $30,956,000 as financing lease obligations for failed sale leaseback transactions on its Consolidated Balance Sheets related to these types of projects as of March 31, 2011 and April 1, 2010, respectively.

        Sale and Leaseback Transactions:    The Company accounts for the sale and leaseback of real estate assets in accordance with ASC 840-40. Losses on sale leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining base term of the lease.

        Impairment of Long-lived Assets:    The Company reviews long-lived assets, including definite-lived intangibles, investments in non-consolidated subsidiaries accounted for under the equity method, marketable equity securities and internal use software for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company identifies impairments related to internal use software when management determines that the remaining carrying value of the software will not be realized through future use. The Company reviews internal management reports on a quarterly basis as well as monitors current and potential future competition in the markets where it operates for indicators of triggering events or circumstances that indicate potential impairment of individual theatre assets. The Company evaluates theatres using historical and projected data of theatre level cash flow as its primary indicator of potential impairment

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

and considers the seasonality of its business when making these evaluations. The Company performs impairment analysis during the fourth quarter because Christmas and New Year's holiday results comprise a significant portion of the Company's operating cash flow and the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of the impairment analysis. Under these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date for the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period unless it is probable the lease period will be extended and may be less than the remaining lease period when the Company does not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. The fair value of furniture, fixtures and equipment has been determined using similar asset sales and in some instances with the assistance of third party valuation studies. The discount rate used in determining the present value of the estimated future cash flows was based on management's expected return on assets during fiscal 2011.

        There is considerable management judgment necessary to determine the estimated future cash flows and fair values of our theatres and other long-lived assets, and, accordingly, actual results could vary significantly from such estimates which fall under Level 3 within the fair value measurement hierarchy, see Note 15—Fair Value Measurements. During fiscal 2011, the Company recognized non-cash impairment losses of $21,604,000 related to long-term assets. The Company recognized an impairment loss of $11,445,000 on seven theatres with 75 screens (in Arizona, California, Maryland, Missouri and New York), which was related to property, net and $1,334,000 related to intangibles, net. The Company also adjusted the carrying value of a joint venture investment, Midland Empire Partners, LLC which resulted in an impairment charge of $8,825,000.

        Impairment losses in the Consolidated Statements of Operations are included in the following captions:

(In thousands)	52 weeks Ended March 31, 2011	52 weeks Ended April 1, 2010	52 weeks Ended April 2, 2009
Impairment of long-lived assets	$12,779	$3,765	$73,547
Equity in earnings of non-consolidated entities	8,825	—	2,742
Investment income	—	—	1,512

Total impairment losses	$21,604	$3,765	$77,801

        Foreign Currency Translation:    Operations outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of accumulated other comprehensive loss. Gains and losses from foreign currency transactions, except those intercompany transactions of a long-term investment nature, are included in net earnings (loss).

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Stock-based Compensation:    AMCE has no stock-based compensation arrangements of its own; however its parent, AMC Entertainment Holdings, Inc. has granted stock options and restricted stock awards. The options and restricted stock have been accounted for using the fair value method of accounting for stock-based compensation arrangements, and the Company has valued the options using the Black-Scholes formula and has elected to use the simplified method for estimating the expected term of "plain vanilla" share option grants as it does not have enough historical experience to provide a reasonable estimate. See Note 9—Stockholder's Equity for further information.

        Income and Operating Taxes:    The Company accounts for income taxes in accordance with ASC 740-10. Under ASC 740-10, deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded by the asset and liability method. This method gives consideration to the future tax consequences of deferred income or expense items and recognizes changes in income tax laws in the period of enactment. The statement of operations effect is generally derived from changes in deferred income taxes on the balance sheet.

        AMCE entered into a tax sharing agreement with Parent under which AMCE agreed to make cash payments to Parent to enable it to pay any (i) federal, state or local income taxes to the extent that such income taxes are directly attributable to AMCE or its subsidiaries' income and (ii) franchise taxes and other fees required to maintain Parent's legal existence.

        Casualty Insurance:    For fiscal 2011, the Company was self-insured for general liability up to $500,000 per occurrence and carried a $400,000 deductible limit per occurrence for workers compensation claims. Effective April 1, 2011, the Company is self-insured for general liability up to $1,000,000 per occurrence and carries a $500,000 deductible limit per occurrence for workers compensation claims. The Company utilizes actuarial projections of its ultimate losses to calculate its reserves and expense. The actuarial method includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not yet been reported. As of March 31, 2011 and April 1, 2010, the Company had recorded casualty insurance reserves of $14,420,000 and $16,253,000, respectively, net of estimated insurance recoveries. The Company recorded expenses related to general liability and workers compensation claims of $12,398,000, $11,363,000 and $10,537,000 for the periods ended March 31, 2011, April 1, 2010 and April 2, 2009, respectively.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Other Expense (Income):    The following table sets forth the components of other expense (income):

	Fifty-two Weeks Ended
(In thousands)	March 31, 2011	April 1, 2010	April 2, 2009
Loss on redemption of 8 5/8% Senior Notes due 2012	$—	$11,276	$—
Loss on redemption of 11% Senior Subordinated Notes due 2016	24,332	—	—
Loss on modification of Senior Secured Credit Facility Term Loan due 2013	3,289	—	—
Loss on modification of Senior Secured Credit Facility Revolver	367	—	—
Gift card redemptions considered to be remote	(14,131)	(13,591)	(14,139)
Other income	(141)	(244)	—

Other expense (income)	$13,716	$(2,559)	$(14,139)

        New Accounting Pronouncements:    In January 2010, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2010-06, Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements, ("ASU 2010-06"). This Update provides a greater level of disaggregated information and enhanced disclosures about valuation techniques and inputs to fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009 and is effective for the Company as of the end of fiscal 2010 except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years and was effective for the Company as of the beginning of fiscal 2011. See Note 12—Employee Benefit Plans and Note 15—Fair Value Measurements for required disclosures.

        In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements—A Consensus of the FASB Emerging Issues Task Force, ("ASU 2009-13"). This Update provides amendments to the criteria in Subtopic 605-25 that addresses how to separate multiple-deliverable arrangements and how to measure and allocate arrangement consideration to one or more units of accounting. In addition, this amendment significantly expands the disclosure requirements related to multiple-deliverable revenue arrangements. ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and is effective for the Company as of the beginning of fiscal 2012. Early adoption is permitted. The Company does not expect the adoption of ASU 2009-13 to have a material impact on the Company's consolidated financial position, cash flows, or results of operations.

        In December 2007, the FASB revised ASC 805, Business Combinations, which addresses the accounting and disclosure for identifiable assets acquired, liabilities assumed, and noncontrolling interests in a business combination. This statement requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

purchase method); expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in income, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred rather than being capitalized as part of the cost of acquisition. This standard became effective in the first quarter of fiscal 2010. The Company changed its accounting treatment for business combinations on a prospective basis. In addition, the reversal of valuation allowance for deferred tax assets related to business combinations will flow through the Company's income tax provision, on a prospective basis, as opposed to goodwill.

NOTE 2—ACQUISITION

        On May 24, 2010, the Company completed the acquisition of substantially all of the assets (92 theatres and 928 screens) of Kerasotes Showplace Theatres, LLC ("Kerasotes"). Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres feature stadium seating and almost 90 percent have been built since 1994. The Company acquired Kerasotes based on their highly complementary geographic presence in certain key markets. Additionally, the Company expects to realize synergies and cost savings related to the Kerasotes acquisition as a result of moving to the Company's operating practices, decreasing costs for newspaper advertising and concessions and general and administrative expense savings, particularly with respect to the consolidation of corporate related functions and elimination of redundancies. The purchase price for the Kerasotes theatres paid in cash at closing was $276,798,000, net of cash acquired, and was subject to working capital and other purchase price adjustments as described in the Unit Purchase Agreement. The Company paid working capital and other purchase price adjustments of $3,808,000 during the second quarter of fiscal 2011, based on the final closing date working capital and deferred revenue amounts, and has included this amount as part of the total purchase price.

        The acquisition of Kerasotes is being treated as a purchase in accordance with Accounting Standards Codification, ("ASC") 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the transaction. The allocation of purchase price is based on management's judgment after evaluating several factors, including bid prices

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 2—ACQUISITION (Continued)

from potential buyers and a valuation assessment. The following is a summary of the final allocation of the purchase price:

(In thousands)	Total
Cash	$809
Receivables, net(1)	3,832
Other current assets	13,428
Property, net	201,520
Intangible assets, net(2)	17,387
Goodwill(3)	119,874
Other long-term assets	4,531
Accounts payable	(13,538)
Accrued expenses and other liabilities	(12,439)
Deferred revenues and income	(1,806)
Capital and financing lease obligations	(12,583)
Other long-term liabilities(4)	(39,600)

Total purchase price	$281,415

(1)
Receivables consist of trade receivables recorded at fair value. The Company did not acquire any other class of receivables as a result of the acquisition of Kerasotes.

(2)
Intangible assets consist of certain Kerasotes' trade names, a non-compete agreement, and favorable leases. See Note 5—Goodwill and Other Intangible Assets for further information.

(3)
Goodwill arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations. Amounts recorded for goodwill are not subject to amortization and are expected to be deductible for tax purposes.

(4)
Other long-term liabilities consist of certain theatre and ground leases that have been identified as unfavorable.

        During the fifty-two weeks ended March 31, 2011, the Company incurred acquisition-related costs for Kerasotes of approximately $12,600,000, which are included in general and administrative expense: merger, acquisition and transaction costs in the Consolidated Statements of Operations.

        In connection with the acquisition of Kerasotes, the Company divested of seven Kerasotes theatres with 85 screens as required by the Antitrust Division of the United States Department of Justice. The Company also sold the Kerasotes digital projector systems, one vacant theatre that had previously been closed by Kerasotes, and closed another Kerasotes theatre. Proceeds from the divested and closed theatres and other property exceeded the carrying amount by approximately $10,945,000, which was recorded as a reduction to goodwill.

        The Company was also required by the Antitrust Division of the United States Department of Justice to divest of four AMC theatres with 57 screens. The Company recorded a gain on disposition of assets of $10,056,000 for one divested AMC theatre with 14 screens during the fifty-two weeks ended

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 2—ACQUISITION (Continued)

March 31, 2011, which reduced operating expenses by approximately $10,056,000. Additionally, the Company acquired two theatres with 26 screens that were received in exchange for three of the AMC theatres with 43 screens. The Company recorded revenues of approximately $225,200,000 from May 24, 2010 through March 31, 2011 resulting from the acquisition of Kerasotes, and recorded operating costs and expenses of approximately $237,500,000, including $30,900,000 of depreciation and amortization and $12,600,000 of merger, acquisition and transaction costs. The Company recorded $934,000 of other expense related to Kerasotes.

        The unaudited pro forma financial information presented below sets forth the Company's historical statements of operations for the periods indicated and gives effect to the acquisition as if the business combination and required divestitures had occurred as of the beginning of fiscal 2010. Such information is presented for comparative purposes to the Consolidated Statements of Operations only and does not purport to represent what the Company's results of operations would actually have been had these

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 2—ACQUISITION (Continued)

transactions occurred on the date indicated or to project its results of operations for any future period or date.

(In thousands)	52 Weeks Ended Pro forma March 31, 2011	52 Weeks Ended Pro forma April 1, 2010
	(unaudited)	(unaudited)
Revenues
Admissions	$1,716,426	$1,889,149
Concessions	672,761	727,481
Other theatre	61,790	67,125

Total revenues	2,450,977	2,683,755

Operating Costs and Expenses
Film exhibition costs	897,590	1,021,725
Concession costs	84,616	82,717
Operating expense	729,833	680,638
Rent	480,016	479,290
General and administrative:
Merger, acquisition and transaction costs*	14,085	2,280
Management fee	5,000	5,000
Other	59,787	74,825
Depreciation and amortization	216,095	214,382
Impairment of long-lived assets	12,779	3,765

Operating costs and expenses	2,499,801	2,564,622

Operating income (loss)	(48,824)	119,133
Other expense (income)
Other expense (income)	13,716	(2,559)
Interest expense
Corporate borrowings	143,522	126,458
Capital and financing lease obligations	6,370	6,768
Equity in earnings of non-consolidated entities	(17,178)	(30,300)
Gain on NCM transactions	(64,441)	—
Investment income	(391)	(7)

Total other expense	81,598	100,360

Earnings (loss) from continuing operations before income taxes	(130,422)	18,773
Income tax provision (benefit)	(1,450)	(65,000)

Earnings (loss) from continuing operations	(128,972)	83,773
Earnings (loss) from discontinued operations, net of income taxes	569	(7,534)

Net earnings (loss)	$(128,403)	$76,239

*
Primarily represents non-recurring transaction costs for the acquisition and related transactions.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 2—ACQUISITION (Continued)

	52 Weeks Ended Pro forma March 31, 2011	52 Weeks Ended Pro forma April 1, 2010
	(unaudited)	(unaudited)
Average Screens—continuing operations(1)	5,173	5,271

(1)
Includes consolidated theatres only.

NOTE 3—DISCONTINUED OPERATIONS

        On December 29, 2008, we sold all of our interests in Cinemex, which then operated 44 theatres with 493 screens primarily in the Mexico City Metropolitan Area, to Entretenimiento GM de Mexico S.A. de C.V. ("Entretenimiento"). The purchase price received at the date of the sale and in accordance with the Stock Purchase Agreement was $248,141,000. During the year ended April 1, 2010, we received payments of $4,315,000 for purchase price related to tax payments and refunds, and a working capital calculation and post closing adjustments. During the year ended March 31, 2011, we received payments, net of legal fees, of $1,840,000 of the purchase price related to tax payments and refunds. Additionally as of March 31, 2011, we estimate that we are contractually entitled to receive an additional $7,251,000 of the purchase price related to tax payments and refunds. While we believe we are entitled to these amounts from Cinemex, the collection will require litigation which was initiated by us on April 30, 2010. Resolution could take place over a prolonged period. In fiscal 2010, as a result of the litigation, we established an allowance for doubtful accounts related to this receivable and further directly charged off certain amounts as uncollectible with an offsetting charge of $8,861,000 recorded to loss on disposal included as a component of discontinued operations. The Company does not have any significant continuing involvement in the operations of the Cinemex theatres after the disposition. The results of operations of the Cinemex theatres have been classified as discontinued operations for all periods presented.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 3—DISCONTINUED OPERATIONS (Continued)

        Components of amounts reflected as earnings (loss) from discontinued operations in the Company's Consolidated Statements of Operations are presented in the following table:

Statements of operations data:

(In thousands)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
Revenues
Admissions	$—	$—	$62,009
Concessions	—	—	44,744
Other theatre	—	—	21,755

Total revenues	—	—	128,508

Operating Costs and Expenses
Film exhibition costs	—	—	27,338
Concession costs	—	—	10,158
Operating expense	—	—	32,699
Rent	—	—	14,934
General and administrative—other	—	—	8,880
Depreciation and amortization	—	—	21,070
Loss (gain) on disposal	(569)	7,534	(14,772)

Operating costs and expenses	(569)	7,534	100,307

Operating income (loss)	569	(7,534)	28,201
Other Expense (Income)
Other expense	—	—	416
Interest expense
Corporate borrowings	—	—	7,299
Capital and financing lease obligations	—	—	582
Investment income	—	—	(1,124)

Total other expense	—	—	7,173

Earnings (loss) before income taxes	569	(7,534)	21,028
Income tax provision	—	—	11,300

Net earnings (loss) from discontinued operations	$569	$(7,534)	$9,728

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 4—PROPERTY

        A summary of property is as follows:

(In thousands)	March 31, 2011	April 1, 2010
Property owned:
Land	$51,161	$43,384
Buildings and improvements	184,671	157,142
Leasehold improvements	884,214	824,461
Furniture, fixtures and equipment	1,338,915	1,243,323

	2,458,961	2,268,310
Less-accumulated depreciation and amortization	1,515,466	1,421,367

	943,495	846,943

Property leased under capital leases:
Buildings and improvements	33,864	33,864
Less-accumulated amortization	18,637	17,275

	15,227	16,589

	$958,722	$863,532

        Property is recorded at cost or fair value, in the case of property resulting from acquisitions. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the expected useful lives of the assets. The estimated useful lives are as follows:

Buildings and improvements	5 to 40 years
Leasehold improvements	1 to 20 years
Furniture, fixtures and equipment	1 to 10 years

        Expenditures for additions (including interest during construction) and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are included in operating expense in the accompanying Consolidated Statements of Operations.

        Depreciation expense was $182,939,000, $163,506,000, and $174,851,000 for the periods ended March 31, 2011, April 1, 2010, and April 2, 2009, respectively.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS

        Activity of goodwill is presented below.

(In thousands)
Balance as of April 1, 2010 and April 2, 2009	$1,814,738
Acquisition of Kerasotes	119,874
Goodwill allocated to sales(1)	(10,945)

Balance as of March 31, 2011	$1,923,667

(1)
Reduction in goodwill for sales of eight Kerasotes theatres, digital projector systems and early closure of one theatre. Subsequent to the acquisition, the Company was required to sell certain acquired theatres to comply with government requirements related to the sale. No gains or losses were recorded for these transactions.

        Activity of other intangible assets is presented below:

		March 31, 2011		April 1, 2010
(In thousands)	Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable Intangible Assets:
Favorable leases	2 to 10 years	$110,231	$(55,227)	$104,646	$(44,127)
Guest frequency program	2 years	46,000	(41,906)	46,000	(38,870)
Loews' trade name	—	2,300	(2,300)	2,300	(1,920)
Loews' management contracts	12 to 20 years	35,400	(29,570)	35,400	(29,209)
Non-compete agreement	4 years	6,406	(1,084)	—	—
Other intangible assets	11 years	13,309	(13,122)	13,309	(13,097)

Total, amortizable		$213,646	$(143,209)	$201,655	$(127,223)

Unamortized Intangible Assets:
AMC trademark		$74,000		$74,000
Kerasotes trade names		5,056		—

Total, unamortizable		$79,056		$74,000

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

        Additional information for Kerasotes intangible assets acquired on May 24, 2010 is presented below:

(In thousands)	Weighted Average Amortization Period	Gross Carrying Amount
Acquired Intangible Assets:
Amortizable Intangible Assets:
Favorable leases	3.6 years	$5,585
Non-compete agreement	5 years	6,406
Management agreement(1)		340

Total, amortizable	4.3 years	$12,331

Unamortizable Intangible Assets:
Kerasotes trade names		$5,056

(1)
The management agreement intangible asset was disposed of as required by the Department of Justice.

        Amortization expense associated with the intangible assets noted above is as follows:

(In thousands)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
Recorded amortization	$14,652	$13,934	$21,481

        Estimated amortization expense for the next five fiscal years for intangible assets is projected below:

(In thousands)	2012	2013	2014	2015	2016
Projected amortization expense	$13,782	$12,350	$9,284	$8,427	$7,061

NOTE 6—INVESTMENTS

        Investments in non-consolidated affiliates and certain other investments accounted for under the equity method generally include all entities in which the Company or its subsidiaries have significant influence, but not more than 50% voting control. Investments in non-consolidated affiliates as of March 31, 2011, include a 15.66% interest in National CineMedia, LLC ("NCM"), a 50% interest in two U.S. motion picture theatres and one IMAX screen, a 26.22% equity interest in Movietickets.com, Inc. ("MTC"), a 50% interest in Midland Empire Partners, LLC and a 29% interest in Digital Cinema Implementation Partners, LLC ("DCIP"). During fiscal 2011, the Company and Regal Entertainment Group ("Regal") formed a motion picture distribution company, Open Road Films, and each holds a 50% ownership interest. Indebtedness held by equity method investees is non-recourse to the Company.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 6—INVESTMENTS (Continued)

RealD Inc. Common Stock

        The Company holds an investment in RealD Inc. common stock, which is accounted for as an equity security, available for sale, and is recorded in the Consolidated Balance Sheets in other long-term assets at fair value (Level 1). Under its RealD Inc. motion picture license agreement, the Company received a ten-year option to purchase 1,222,780 shares of RealD Inc. common stock at approximately $0.00667 per share. The stock options vested in 3 tranches upon the achievement of screen installation targets and were valued at the underlying stock price at the date of vesting. The fair market value of the RealD Inc. common stock is recorded in other long-term assets with an offsetting entry recorded to other long-term liabilities. The aggregate deferred lease incentive recorded in other long-term liabilities was $27,586,000 and is being amortized on a straight-line basis over the remaining terms of the license agreements, which range from approximately 8.6 years to approximately 9.9 years, to reduce RealD license expense recorded in the statement of operations under operating expense. As of March 31, 2011, the unamortized deferred lease incentive balance included in other long-term liabilities was $26,678,000. Any fair value adjustments of RealD Inc. common stock will be recorded to other long-term assets with an offsetting entry to accumulated other comprehensive loss.

DCIP Transactions

        On March 10, 2010, DCIP completed its financing of $660.0 million for the deployment of digital projection systems to nearly 14,000 movie theatre screens across North America, including screens operated or managed by the Company, Cinemark Holdings, Inc. ("Cinemark") and Regal. At closing the Company contributed 342 projection systems that it owned to DCIP, which were recorded at estimated fair value as part of an additional investment in DCIP of $21,768,000. The Company also made cash investments in DCIP of $840,000 at closing and DCIP made a distribution of excess cash to us after the closing date and prior to fiscal 2010 year-end of $1,262,000. The Company recorded a loss on contribution of the 342 projection systems of $563,000, based on the difference between estimated fair value and the carrying value on the date of contribution. On March 26, 2010 the Company acquired 117 digital projectors from third party lessors for $6,784,000 and sold them together with seven digital projectors that it owned to DCIP for $6,570,000. The Company recorded a loss on the sale of these 124 systems to DCIP of $697,000. On September 20, 2010, the Company sold 29 digital projectors in a sale and lease back to DCIP from its Canadian theatres for $1,655,000 and incurred a loss of $110,000. On October 29, 2010, the Company sold 57 digital projectors from Kerasotes theatres in a sale and leaseback to DCIP for $3,250,000, with no gain or loss recorded on the projectors.

        The digital projection systems leased from DCIP and its affiliates will replace most of the Company's existing 35 millimeter projection systems in its U.S. theatres. The Company adjusted its estimated depreciable lives for its existing equipment that will be replaced and has accelerated the depreciation of these existing 35 millimeter projection systems, based on the estimated digital projection system deployment timeframe. The net book value of the equipment expected to be replaced as of March 31, 2011 is $5,700,000. The projected depreciation expense related to these assets as a result of the acceleration related to our digital deployment plan is $3,800,000, $1,500,000, and $400,000 in fiscal years 2012, 2013, and 2014.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 6—INVESTMENTS (Continued)

NCM Transactions

        On March 29, 2005, the Company along with Regal combined their screen advertising operations to form NCM. On July 15, 2005, Cinemark joined the NCM joint venture by contributing its screen advertising business. On February 13, 2007, National CineMedia, Inc. ("NCM, Inc."), a newly formed entity that now serves as the sole manager of NCM, closed its initial public offering, or IPO, of 42,000,000 shares of its common stock at a price of $21.00 per share.

        In connection with the completion of NCM, Inc.'s IPO, on February 13, 2007, the Company entered into the Third Amended and Restated Limited Liability Company Operating Agreement (the "NCM Operating Agreement") among the Company, Regal and Cinemark (the "Founding Members"). Pursuant to the NCM Operating Agreement, the members are granted a redemption right to exchange common units of NCM for, at the option of NCM, Inc., NCM, Inc. shares of common stock on a one-for-one basis, or a cash payment equal to the market price of one share of NCM, Inc.'s common stock. Upon execution of the NCM Operating Agreement, each existing preferred unit of NCM held by the Founding Members was redeemed in exchange for $13.7782 per unit, resulting in the cancellation of each preferred unit. NCM used the proceeds of a new $725,000,000 term loan facility and $59,800,000 of net proceeds from the NCM, Inc. IPO to redeem the outstanding preferred units. The Company received approximately $259,347,000 in the aggregate for the redemption of all its preferred units in NCM. The Company received approximately $26,467,000 from selling common units in NCM to NCM, Inc. in connection with the exercise of the underwriters' over-allotment option in the NCM, Inc. IPO.

        Also in connection with the completion of NCM, Inc.'s IPO, the Company agreed to modify NCM's payment obligations under the prior Exhibitor Services Agreement ("ESA") in exchange for approximately $231,308,000. The ESA provides a term of 30 years for advertising and approximately five year terms (with automatic renewal provisions) for meeting event and digital programming services, and provides NCM with a five year right of first refusal for the services beginning one year prior to the end of the term. The ESA also changed the basis upon which the Company is paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee is now composed of a fixed payment per patron and a fixed payment per digital screen, which increases by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. The theatre access fee paid in the aggregate to the Founding Members will not be less than 12% of NCM's aggregate advertising revenue, or it will be adjusted upward to meet this minimum payment. Additionally, the Company entered into the First Amended and Restated Loews Screen Integration Agreement with NCM on February 13, 2007, pursuant to which the Company paid NCM an amount that approximated the EBITDA that NCM would have generated if it had been able to sell advertising in the Loews Cineplex Entertainment Corporation ("Loews") theatre chain on an exclusive basis commencing upon the completion of NCM, Inc.'s IPO, and NCM issued to AMC common membership units in NCM, increasing the Company's ownership interest to approximately 33.7%; such Loews payments were made quarterly until the former screen advertising agreements expired in fiscal 2009. The Loews Screen Integration payments totaling $15,982,000 have been paid in full in fiscal 2010. The Company is also required to purchase from NCM any on-screen advertising time provided to the Company's beverage concessionaire at a negotiated rate. In addition, the Company expects to receive

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 6—INVESTMENTS (Continued)

mandatory quarterly distributions of excess cash from NCM. Immediately following the NCM, Inc. IPO, the Company held an 18.6% interest in NCM.

        As a result of NCM, Inc.'s IPO and debt financing, the Company recorded a change of interest gain of $132,622,000 and received distributions in excess of its investment in NCM related to the redemption of preferred and common units of $106,188,000. The Company reduced its investment in NCM to zero and recognized the change of interest gain and the excess distribution in earnings as it has not guaranteed any obligations of NCM and is not otherwise committed to provide further financial support for NCM.

        Annual adjustments to the common membership units are made pursuant to the Common Unit Adjustment Agreement dated as of February 13, 2007 between NCM, Inc. and the Founding Members. The Common Unit Adjustment Agreement was created to account for changes in the number of theatre screens operated by each of the Founding Members. Prior to fiscal 2011, each of the Founding Members has increased the number of screens it operates through acquisitions and newly built theatres. Since these incremental screens and increased attendance in turn provide for additional advertising revenues to NCM, NCM agreed to compensate the Founding Members by issuing additional common membership units to the Founding Members in consideration for their increased attendance and overall contribution to the joint venture. The Common Unit Adjustment Agreement also provides protection to NCM in that the Founding Members may be required to transfer or surrender common units to NCM based on certain limited events, including declines in attendance and the number of screens operated. As a result, each Founding Member's equity ownership interests are proportionately adjusted to reflect the risks and rewards relative to their contributions to the joint venture.

        The Common Unit Adjustment Agreement provides that transfers of common units are solely between the Founding Members and NCM. There are no transfers of units among the Founding Members. In addition, there are no circumstances under which common units would be surrendered by the Company to NCM in the event of an acquisition by one of the Founding Members. However, adjustments to the common units owned by one of the Founding Members will result in an adjustment to the Company's equity ownership interest percentage in NCM.

        Pursuant to our Common Unit Adjustment Agreement, from time to time, common units of NCM held by the Founding Members will be adjusted up or down through a formula ("Common Unit Adjustment") primarily based on increases or decreases in the number of theatre screens operated and theatre attendance generated by each Founding Member. The common unit adjustment is computed annually, except that an earlier common unit adjustment will occur for a Founding Member if its acquisition or disposition of theatres, in a single transaction or cumulatively since the most recent common unit adjustment, will cause a change of 2% or more in the total annual attendance of all of the Founding Members. In the event that a common unit adjustment is determined to be a negative number, the Founding Member shall cause, at its election, either (a) the transfer and surrender to NCM of a number of common units equal to all or part of such Founding Member's common unit adjustment or (b) pay to NCM, an amount equal to such Founding Member's common unit adjustment calculated in accordance with the Common Unit Adjustment Agreement.

        Effective March 27, 2008, the Company received 939,853 common membership units of NCM as a result of the Common Unit Adjustment, increasing the Company's interest in NCM to 19.1%. The

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 6—INVESTMENTS (Continued)

Company recorded the additional units received as a result of the Common Unit Adjustment at a fair value of $21,598,000, based on a price for shares of NCM, Inc. on March 26, 2008, of $22.98 per share, and as a new investment (Tranche 2 Investment), with an offsetting adjustment to deferred revenue. Effective May 29, 2008, NCM issued 2,913,754 common membership units to another Founding Member due to an acquisition, which caused a decrease in the Company's ownership share from 19.1% to 18.52%. Effective March 17, 2009, the Company received 406,371 common membership units of NCM as a result of the Common Unit Adjustment, increasing the Company's interest in NCM to 18.53%. The Company recorded these additional units at a fair value of $5,453,000, based on a price for shares of NCM, Inc. on March 17, 2009, of $13.42 per share, with an offsetting adjustment to deferred revenue. Effective March 17, 2010, the Company received 127,290 common membership units of NCM. As a result of the Common Unit Adjustment among the Founding Members, the Company's interest in NCM decreased to 18.23% as of April 1, 2010. The Company recorded the additional units received at a fair value of $2,290,000, based on a price for shares of NCM, Inc. on March 17, 2010, of $17.99 per share, with an offsetting adjustment to deferred revenue. Effective June 14, 2010 and with a settlement date of June 28, 2010, the Company received 6,510,209 common membership units in NCM as a result of an Extraordinary Common Unit Adjustment in connection with the Company's acquisition of Kerasotes. The Company recorded the additional units at a fair value of $111,520,000, based on a price for shares of NCM, Inc. on June 14, 2010, of $17.13 per share, with an offsetting adjustment to deferred revenue. As a result of the Extraordinary Common Unit Adjustment, the Company's interest in NCM increased to 23.05%.

        All of the Company's NCM membership units are redeemable for, at the option of NCM, Inc., cash or shares of common stock of NCM, Inc. on a share-for-share basis. On August 18, 2010, the Company sold 6,500,000 shares of common stock of NCM, Inc. in an underwritten public offering for $16.00 per share and reduced the Company's related investment in NCM by $36,709,000, the average carrying amount of all shares owned. Net proceeds received on this sale were $99,840,000 after deducting related underwriting fees and professional and consulting costs of $4,160,000, resulting in a gain on sale of $63,131,000. In addition, on September 8, 2010, the Company sold 155,193 shares of NCM, Inc. to the underwriters to cover over-allotments for $16.00 per share and reduced the Company's related investment in NCM by $867,000, the average carrying amount of all shares owned. Net proceeds received on this sale were $2,384,000 after deducting related underwriting fees and professional and consulting costs of $99,000, resulting in a gain on sale of $1,517,000. As a result of the membership unit conversions and sales, the Company's ownership interest in NCM was reduced to 17.02% as of September 30, 2010.

        Effective March 17, 2011, the Company was notified by NCM that its Common Unit Adjustment Agreement was determined to be a negative number. The Company elected to surrender 1,479,638 common membership units to satisfy the Common Unit Adjustment, leaving it with 17,323,782 units, or a 15.66% ownership interest in NCM as of March 31, 2011. The Company recorded the surrendered common units as a reduction to deferred revenues for exhibitor services agreement at fair value of $25,361,000, based on a price per share of NCM, Inc. of $17.14 on March 17, 2011, and recorded the reduction of the Company's NCM investment at weighted average cost for Tranche 2 Investments of $25,568,000, resulting in a loss on the surrender of the units of $207,000. The gain from the NCM, Inc. stock sales and the loss from the surrendered NCM common units are reported as Gain from NCM transactions on the Consolidated Statements of Operations.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 6—INVESTMENTS (Continued)

        The NCM, Inc. IPO and related transactions have the effect of reducing the amounts NCM, Inc. would otherwise pay in the future to various tax authorities as a result of an increase in its proportionate share of tax basis in NCM's tangible and intangible assets. On the IPO date, NCM, Inc. and the Founding Members entered into a tax receivable agreement. Under the terms of this agreement, NCM, Inc. will make cash payments to the Founding Members in amounts equal to 90% of NCM, Inc.'s actual tax benefit realized from the tax amortization of the intangible assets described above. For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing NCM, Inc.'s actual income and franchise tax liability to the amount of such taxes that NCM, Inc. would have been required to pay had there been no increase in NCM Inc.'s proportionate share of tax basis in NCM's tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement shall generally apply to NCM, Inc.'s taxable years up to and including the 30th anniversary date of the NCM, Inc. IPO and related transactions. Pursuant to the terms of the tax receivable agreement, the Company received payments of $3,796,000 from NCM, Inc. in fiscal year 2009 with respect to NCM, Inc.'s 2007 taxable year, and in fiscal year 2010, the Company received payments of $8,788,000 with respect to NCM, Inc.'s 2008 and 2009 taxable year. In fiscal 2011, the Company received $6,637,000 with respect to NCM, Inc.'s 2008 and 2010 taxable years. Distributions received under the tax receivable agreement from NCM, Inc. were recorded as additional proceeds received related to the Company's Tranche 1 or 2 Investments and were recorded in earnings in a similar fashion to the proceeds received from the NCM, Inc. IPO and the receipt of excess cash distributions.

        As of March 31, 2011, the Company owns 17,323,782 units or a 15.66% interest in NCM. As a founding member, the Company has the ability to exercise significant influence over the governance of NCM, and, accordingly accounts for its investment following the equity method. The fair market value of the units in National CineMedia, LLC was approximately $323,435,000 based on a price for shares of NCM, Inc. on March 31, 2011 of $18.67 per share.

Related Party Transactions

        As of March 31, 2011 and April 1, 2010, the Company has recorded $1,708,000 and $1,462,000, respectively, of amounts due from NCM related to on-screen advertising revenue. As of March 31, 2011 and April 1, 2010, the Company had recorded $1,355,000 and $1,502,000, respectively, of amounts due to NCM related to the ESA. The Company recorded revenues for advertising from NCM of $22,408,000, $20,352,000 and $19,116,000 during the fiscal years ended March 31, 2011, April 1, 2010, and April 2, 2009, respectively. The Company recorded expenses related to its beverage advertising agreement with NCM of $12,458,000, $12,107,000 and $15,118,000 during fiscal years 2011, 2010, and 2009, respectively.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 6—INVESTMENTS (Continued)

        As of March 31, 2011 and April 1, 2010, the Company has recorded $3,376,000 and $162,000, respectively, of amounts due from DCIP related to equipment purchases made on behalf of DCIP for the installation of digital projection systems. The Company pays equipment rent monthly, in advance, to DCIP and has recorded prepaid rent of $275,000 and $43,000 as of March 31, 2011 and April 1, 2010, respectively. The Company records the equipment rental expense on a straight-line basis including scheduled escalations of rent to commence after six and one-half years from the initial deployment date. The difference between the cash rent and straight-line rent is recorded to deferred rent, in other long-term liabilities. As of March 31, 2011 and April 1, 2010, the Company has recorded $1,471,000 and $43,000 of deferred rent, respectively. The Company recorded digital equipment rental expense of $2,975,000 and $45,000 during the fifty-two weeks ended March 31, 2011 and April 1, 2010, respectively.

Summary Financial Information

        Investments in non-consolidated affiliates accounted for under the equity method as of March 31, 2011, include a 15.66% interest in National CineMedia, LLC ("NCM"), a 50% interest in two U.S. motion picture theatres and one IMAX screen, a 26.22% equity interest in Movietickets.com, Inc. ("MTC"), a 50% interest in Midland Empire Partners, LLC, a 29% interest in Digital Cinema Implementation Partners, LLC ("DCIP"), and a 50% interest in Open Road Films.

        Condensed financial information of the Company's non-consolidated equity method investments is shown below. Amounts are presented under U.S. GAAP for the periods of ownership by the Company.

Financial Condition:

	March 31, 2011
(In thousands)	NCM	Other	Total
Current assets	$70,582	$68,500	$139,082
Noncurrent assets	301,600	736,490	1,038,090
Total assets	372,182	804,990	1,177,172
Current liabilities	33,216	75,901	109,117
Noncurrent liabilities	847,482	593,477	1,440,959
Total liabilities	880,698	669,378	1,550,076
Stockholders' equity (deficit)	(508,516)	135,612	(372,904)
Liabilities and stockholders' deficit	372,182	804,990	1,177,172
The Company's recorded investment(1)	74,551	28,084	102,635

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 6—INVESTMENTS (Continued)

	April 1, 2010
(In thousands)	NCM	Other	Total
Current assets	$88,906	$56,113	$145,019
Noncurrent assets	212,398	174,432	386,830
Total assets	301,304	230,545	531,849
Current liabilities	32,094	6,427	38,521
Noncurrent liabilities	869,335	91,330	960,665
Total liabilities	901,429	97,757	999,186
Stockholders' equity (deficit)	(600,125)	132,788	(467,337)
Liabilities and stockholders' deficit	301,304	230,545	531,849
The Company's recorded investment(1)	28,826	41,096	69,922

(1)
Certain differences in the Company's recorded investment, for one U.S. motion picture theatre where it has a 50% interest, and its proportional ownership share resulting from the acquisition of the asset in a business combination where the investment was initially recorded at fair value, are amortized to equity in (earnings) or losses over the estimated useful life of approximately 20 years for the underlying building.

Operating Results:

	52 Weeks Ended
(In thousands) March 31, 2011	NCM	Other	Total
Revenues	$413,639	$85,539	$499,178
Operating costs and expenses	281,716	107,374	389,090
Net earnings	131,923	(21,835)	110,088
The Company's recorded equity in earnings	32,851	(15,673)	17,178

	52 Weeks Ended
(In thousands) April 1, 2010	NCM	Other	Total
Revenues	$391,815	$40,736	$432,551
Operating costs and expenses	262,578	48,241	310,819
Net earnings	129,237	(7,505)	121,732
The Company's recorded equity in earnings	34,436	(4,136)	30,300

	52 Weeks Ended
(In thousands) April 2, 2009	NCM	Other	Total
Revenues	$380,382	$39,019	$419,401
Operating costs and expenses	277,359	41,415	318,774
Net earnings	103,023	(2,396)	100,627
The Company's recorded equity in earnings	27,654	(2,831)	24,823

        The Company reviews investments in non-consolidated subsidiaries accounted for under the equity method for impairment whenever events or changes in circumstances indicate that the carrying amount

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 6—INVESTMENTS (Continued)

of the investment may not be fully recoverable. The Company reviews unaudited financial statements on a quarterly basis and audited financial statements on an annual basis for indicators of triggering events or circumstances that indicate the potential impairment of these investments as well as current equity prices for its investment in NCM LLC and discounted projections of cash flows for certain of its other investees. Additionally, the Company has quarterly discussions with the management of significant investees to assist in the identification of any factors that might indicate the potential for impairment. In order to determine whether the carrying value of investments may have experienced an "other-than-temporary" decline in value necessitating the write-down of the recorded investment, the Company considers the period of time during which the fair value of the investment remains substantially below the recorded amounts, the investees financial condition and quality of assets, the length of time the investee has been operating, the severity and nature of losses sustained in current and prior years, a reduction or cessation in the investee's dividend payments, suspension of trading in the security, qualifications in accountant's reports due to liquidity or going concern issues, investee announcement of adverse changes, downgrading of investee debt, regulatory actions, changes in reserves for product liability, loss of a principal customer, negative operating cash flows or working capital deficiencies and the recording of an impairment charge by the investee for goodwill, intangible or long-lived assets. Once a determination is made that an other-than-temporary impairment exists, the Company writes down its investment to fair value.

        Included in equity in earnings of non-consolidated entities for the fifty-two weeks ended March 31, 2011 is an impairment charge of $8,825,000 related to a joint venture investment. The decline in the fair market value of the investment was considered other than temporary due to inadequate projected cash flows, the nature of losses sustained in current and prior years, negative operating cash flows and the length of time the investee has been operating. Included in equity in earnings of non-consolidated entities for the fifty-two weeks ended April 2, 2009 is an impairment charge of $2,742,000 related to a theatre joint venture investment. The decline in the fair market value of the investment was considered other than temporary due to competitive theatre builds. The impairment charges related to joint venture investments are included with equity in earnings of non-consolidated entities on the Consolidated Statements of Operations.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 6—INVESTMENTS (Continued)

        The Company recorded the following changes in the carrying amount of its investment in NCM and equity in earnings of NCM during the fifty-two weeks ended April 2, 2009, April 1, 2010, and March 31, 2011.

(In thousands)	Investment in NCM(1)	Deferred Revenue(2)	Due to NCM(3)	Cash Received (Paid)	Equity in (Earnings) Losses	Advertising (Revenue)	(Gain) Loss on NCM Transactions
Ending balance April 3, 2008	$21,598	$(250,312)	$(4,649)	$—	$—	$—	$—
Receipt under Tax Receivable Agreement	—	—	—	3,796	(3,796)	—	—
Receipt of Common Units	5,453	(5,453)	—	—	—	—	—
Receipt of excess cash distributions	(1,241)	—	—	24,308	(23,067)	—	—
Payments on Loews' Screen Integration Agreement	—	—	4,700	(4,700)	—	—	—
Increase Loews' Screen Integration Liability	—	—	(132)	—	132	—	—
Change in interest loss(4)	(83)	—	—	—	83	—	—
Amortization of deferred revenue	—	2,601	—	—	—	(2,601)	—
Equity in earnings(5)	1,006	—	—	—	(1,006)	—	—

Ending balance April 2, 2009	$26,733	$(253,164)	$(81)	$23,404	$(27,654)	$(2,601)	$—

Receipt under Tax Receivable Agreement	$—	$—	$—	$8,788	$(8,788)	$—	$—
Receipt of Common Units	2,290	(2,290)	—	—	—	—	—
Receipt of excess cash distributions	(1,847)	—	—	25,827	(23,980)	—	—
Payments on Loews' Screen Integration Agreement	—	—	81	(81)	—	—	—
Receipt of tax credits	(1)	—	—	18	(17)	—	—
Change in interest loss(4)	(57)	—	—	—	57	—	—
Amortization of deferred revenue	—	3,132	—	—	—	(3,132)	—
Equity in earnings(5)	1,708	—	—	—	(1,708)	—	—

Ending balance April 1, 2010	$28,826	$(252,322)	$—	$34,552	$(34,436)	$(3,132)	$—

Receipt of Common Units	$111,520	$(111,520)	$—	$—	$—	$—	$—
Exchange and sale of NCM stock(6)	(37,576)	—	—	102,224	—	—	(64,648)
Surrender of Common Units(7)	(25,568)	25,361	—	—	—	—	207
Receipt of excess cash distributions	(8,592)	—	—	28,843	(20,251)	—	—
Receipt under Tax Receivable Agreement	(1,815)	—	—	6,637	(4,822)	—	—
Receipt of tax credits	(7)	—	—	22	(15)	—	—
Amortization of deferred revenue	—	4,689	—	—	—	(4,689)	—
Equity in earnings(5)	7,763	—	—	—	(7,763)	—	—

Ending balance March 31, 2011	$74,551	$(333,792)	$—	$137,726	$(32,851)	$(4,689)	$(64,441)

(1)
The NCM common membership units held by the Company immediately following the NCM, Inc. IPO are carried at zero cost (Tranche 1 Investment). As provided under the Common Unit Adjustment Agreement dated as of February 13, 2007, the Company received additional NCM common membership units in fiscal 2009, 2010, and 2011, valued at $5,453,000, $2,290,000 and $111,520,000, respectively (Tranche 2 Investments).

(2)
Represents the unamortized portion of the Exhibitors Services Agreement (ESA) modification payments received from NCM. Such amounts are being amortized to "Other theatre revenues" over a 30 year period ending in 2036, using a units-of-revenue method, as described in ASC 470-10-35 (formerly EITF 88-18, Sales of Future Revenues).

(3)
Represents the amount due to NCM under the Loews Screen Integration Agreement that was fully paid in April 2009.

(4)
AMC's ownership share decreased from 19.1% to 18.52% effective May 29, 2008 due to NCM's issuance of 2,913,754 common membership units to another founding member due to an acquisition. In fiscal 2010, AMC's ownership share decreased to 18.23% due to the allocation of the annual Common Unit Adjustment.

(5)
Represents equity in earnings on the Tranche 2 Investments only.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 6—INVESTMENTS (Continued)

(6)
All of the Company's NCM membership units are redeemable for, at the option of NCM, cash or shares of common stock of NCM, Inc. on a share-for-share basis. On August 18, 2010, the Company sold 6,500,000 shares of common stock of NCM, Inc. in an underwritten public offering for $16.00 per share and reduced the Company's related investment in NCM by $36,709,000, the average carrying amount of all shares owned. Net proceeds received on this sale were $99,840,000 after deducting related underwriting fees and professional and consulting costs of $4,160,000, resulting in a gain on sale of $63,131,000. In addition, on September 8, 2010, the Company sold 155,193 shares of NCM, Inc. to the underwriters to cover over-allotments for $16.00 per share and reduced the Company's related investment in NCM by $867,000, the average carrying amount of all shares owned. Net proceeds received on this sale were $2,384,000 after deducting related underwriting fees and professional and consulting costs of $99,000, resulting in a gain on sale of $1,517,000.

(7)
As a result of theatre dispositions and closings and a related decline in attendance, the NCM Common Unit Adjustment for calendar 2010 called for a reduction in common units. The Company elected to surrender 1,479,638 common units effective March 17, 2011 at a fair value of $25,361,000 and a weighted average cost basis for Tranche 2 Investments of $25,568,000, resulting in a loss of $207,000. The fair value of the units surrendered reduced the deferred revenues for exhibitor services agreement available for amortization to advertising income for future periods.

Equity Method Accounting for Tranche 1 and Tranche 2 Investments in NCM

        Following the NCM IPO, the Company will not recognize undistributed equity in the earnings on the original NCM membership units (Tranche 1 Investment) until NCM's future net earnings, less distributions received, surpass the amount of the excess distribution. The Company will recognize equity in earnings only to the extent it receives cash distributions from NCM. The Company considers the excess distribution described above as an advance on NCM's future earnings and, accordingly, future earnings of NCM should not be recognized through the application of equity method accounting until such time as the Company's share of NCM's future earnings, net of distributions received, exceeds the excess distribution. The Company believes that the accounting model provided by ASC 323-10-35-22 for recognition of equity investee losses in excess of an investor's basis is analogous to the accounting for equity income subsequent to recognizing an excess distribution.

        The Company has received 7,983,723 additional units in NCM subsequent to the IPO as a result of Common Unit Adjustments received from March 27, 2008 through June 14, 2010 (Tranche 2 Investments). The Company follows the guidance in ASC 323-10-35-29 (formerly EITF 02-18, Accounting for Subsequent Investments in an Investee after Suspension of Equity Loss Recognition) by analogy, which also refers to AICPA Technical Practice Aid 2220.14. Both sets of literature indicate that if a subsequent investment is made in an equity method investee that has experienced significant losses, the investor must determine if the subsequent investment constitutes funding of prior losses. The Company concluded that the construction or acquisition of new theatres that has led to the Common Unit adjustments included in its Tranche 2 Investments equates to making additional investments in NCM. The Company has evaluated the receipt of the additional common units in NCM and the assets exchanged for these additional units and has determined that the right to use its incremental new screens would not be considered funding of prior losses. This determination was formed by considering that (i) NCM does not receive any additional funds from the Tranche 2 Investments, (ii) both NCM and AMC record their respective increases to Members' Equity and Investment at the same amount (fair value of the units issued), (iii) the additional investments result in additional ownership in NCM and (iv) the investments in additional common units are not subordinate to the other equity of NCM. As such, the additional common units received would be accounted for as a Tranche 2 Investment separate from the Company's initial investment following the equity method. The Company's Tranche 2 Investments correspond with the NCM Members' equity amounts in its capital account.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 7—SUPPLEMENTAL BALANCE SHEET INFORMATION

        Other assets and liabilities consist of the following:

(In thousands)	March 31, 2011	April 1, 2010
Other current assets:
Prepaid rent	$38,250	$34,442
Income taxes receivable	516	1,737
Prepaid insurance and other	12,191	12,127
Merchandise inventory	10,214	8,222
Deferred tax asset	21,100	10,000
Other	5,878	6,784

	$88,149	$73,312

Other long-term assets:
Investments in real estate	$10,504	$5,126
Deferred financing costs	31,107	27,684
Investments in equity method investees	102,635	69,922
Computer software	26,049	28,817
Deferred tax asset	83,400	94,500
Investment in RealD Inc. common stock	33,455	—
Other	5,214	6,226

	$292,364	$232,275

Accrued expenses and other liabilities:
Taxes other than income	$44,460	$39,462
Interest	37,231	26,018
Payroll and vacation	9,516	8,327
Current portion of casualty claims and premiums	6,043	6,005
Accrued bonus	6,164	15,964
Theatre and other closure	6,935	6,694
Accrued licensing and percentage rent	8,058	17,926
Current portion of pension and other benefits liabilities	1,292	1,423
Other	19,288	17,762

	$138,987	$139,581

Other long-term liabilities:
Unfavorable lease obligations	$143,426	$128,027
Deferred rent	112,762	98,034
Pension and other benefits	41,198	42,545
Deferred gain on sale and leaseback transactions	16,656	17,454
Deferred lease incentive	26,678	—
Tax liability	7,000	7,000
Casualty claims and premiums	10,299	12,250
Theatre and other closure	66,917	—
Other	7,503	4,281

	$432,439	$309,591

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS

        A summary of the carrying value of corporate borrowings and capital and financing lease obligations is as follows:

(In thousands)	March 31, 2011	April 1, 2010
Senior Secured Credit Facility-Term Loan due 2013 (1.75% as of March 31, 2011)	$141,779	$622,375
Senior Secured Credit Facility-Term Loan due 2016 (3.50% as of March 31, 2011)	474,096	—
Senior Secured Credit Facility-Revolver	—	—
8% Senior Subordinated Notes due 2014	299,402	299,227
11% Senior Subordinated Notes due 2016	—	325,000
8.75% Senior Fixed Rate Notes due 2019	587,263	586,252
9.75% Senior Subordinated Notes due 2020	600,000	—
Capital and financing lease obligations, 9% - 11.5%	65,675	57,286

	2,168,215	1,890,140
Less: current maturities	(9,955)	(10,463)

	$2,158,260	$1,879,677

        Minimum annual payments required under existing capital and financing lease obligations (net present value thereof) and maturities of corporate borrowings as of March 31, 2011 are as follows:

	Capital and Financing Lease Obligations
				Principal Amount of Corporate Borrowings
(In thousands)	Minimum Lease Payments	Less Interest	Principal		Total
2012	$9,424	$5,969	$3,455	$6,500	$9,955
2013	8,456	5,649	2,807	145,287	148,094
2014	8,107	5,378	2,729	305,004	307,733
2015	8,129	5,089	3,040	5,004	8,044
2016	8,235	4,760	3,475	5,004	8,479
Thereafter	72,699	22,530	50,169	1,649,076	1,699,245

Total	$115,050	$49,375	$65,675	$2,115,875	$2,181,550

Senior Secured Credit Facility

        The senior secured credit facility is with a syndicate of banks and other financial institutions and, prior to the third amendment on December 15, 2010, had provided AMC Entertainment financing of up to $850,000,000, consisting of a $650,000,000 term loan facility with a maturity date of January 26, 2013 and a $200,000,000 revolving credit facility that matures in 2012. The revolving credit facility includes borrowing capacity available for letters of credit and for swingline borrowings on same-day notice. On December 15, 2010, the Company entered into a third amendment to its Senior Secured Credit Agreement dated as of January 26, 2006 to, among other things: (i) extend the maturity of the term loans held by accepting lenders and to increase the interest rate with respect to such term loans,

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

(ii) replace the Company's existing revolving credit facility (with higher interest rates and a longer maturity than the existing revolving credit facility), and (iii) amend certain of the existing covenants therein. The following are key terms of the amendment:

  •
  The term loan maturity was extended to December 15, 2016 (the "Term Loan due 2016") for the then aggregate principal amount of $476,597,000 held by lenders who consented to the amendment. The remaining aggregate term loan principal amount of $142,528,000 will mature on January 26, 2013 (the "Term Loan due 2013"). Borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at the Company's option, either a base rate or LIBOR. The current applicable margin for borrowings under the Term Loan due 2013 is 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings and the applicable margin for borrowings under the Term Loan due 2016 is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings. The Company will repay $374,088 of the Term Loan due 2013 quarterly through September 30, 2012, with any remaining balance due on January 26, 2013 and repay $1,250,912 of the Term Loan due 2016 quarterly through September 30, 2016, with any remaining balance due on December 15, 2016. AMC Entertainment may voluntarily repay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

  •
  The new five-year revolving credit facility includes a borrowing capacity of $192,500,000 through December 15, 2015 and is available for letters of credit and for swingline borrowings on same-day notice. The current applicable margin for borrowings under the revolving credit facility is 2.00% with respect to base rate borrowings and 3.00% with respect to LIBOR borrowings. The Company is required to pay an unused commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. It will also pay customary letter of credit fees. As of March 31, 2011, AMC Entertainment had approximately $12,274,000 in outstanding letters of credit issued under the credit facility, leaving $180,226,000 available to borrow against the revolving credit facility.

        The Company recorded a loss on the modification of the Senior Secured Credit Agreement of $3,656,000 in Other expense during the fifty-two weeks ended March 31, 2011, which included third party modification fees and other expenses of $3,289,000 and previously capitalized financing fees related to the revolving credit facility of $367,000. The Company capitalized deferred financing costs paid to creditors of $1,943,000 related to the modification of the Senior Secured Credit Agreement during the year ended March 31, 2011.

        All obligations under the senior secured credit facility are guaranteed by each of AMC Entertainment's wholly-owned domestic subsidiaries. All obligations under the senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations), are secured by substantially all of AMC Entertainment's assets as well as those of each subsidiary guarantor.

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, AMC Entertainment's ability, and the ability of its subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the notes); pay dividends

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

and distributions or repurchase their capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, including the 8% Senior Subordinated Notes due 2014, the 8.75% Senior Notes due 2019, and the 9.75% Senior Subordinated Notes due 2020; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

        In addition, the senior secured credit facility requires, commencing with the fiscal quarter ended September 28, 2006, that AMC Entertainment and its subsidiaries maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The senior secured credit facility also contains certain customary affirmative covenants and events of default.

        AMCE is restricted, in certain circumstances, from paying dividends to Parent by the terms of the indentures governing its outstanding senior and subordinated notes and its senior secured credit facility. AMCE has not guaranteed the indebtedness of Parent nor pledged any of its assets as collateral to secure debt of Parent.

Notes Due 2014

        On February 24, 2004, AMC Entertainment sold $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "Notes due 2014"). AMC Entertainment applied the net proceeds from the sale of Notes due 2014, plus cash on hand, to redeem all outstanding $200,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2009 and $83,406,000 aggregate principal amount of its Notes due 2011. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September. The Notes due 2014 are redeemable at the option of AMC Entertainment, in whole or in part, at any time on or after March 1, 2009 at 104% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus in each case interest accrued to the redemption date. The Notes due 2014 are unsecured senior subordinated indebtedness and subordinated to all existing and future senior indebtedness of AMC Entertainment.

        In connection with the merger, in which the Company was acquired by Holdings in fiscal 2005, the carrying value of the Notes due 2014 was adjusted to fair value. As a result, a discount of $1,500,000 was recorded and will be amortized to interest expense over the remaining term of the notes.

        The indenture relating to our Notes due 2014 allows us to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under our senior secured credit facility. The indenture also allows us to incur any amount of additional debt as long as we can satisfy the coverage ratio of each indenture, after giving effect to the event on a pro forma basis (under the indenture for the Notes due 2014). Under the indenture for the Notes due 2014 (the Company's most restrictive indenture), we could borrow approximately $466,600,000 (assuming an interest rate of 8.75% per annum on the additional indebtedness) in addition to specified permitted indebtedness. If we cannot satisfy the coverage ratios of the indentures, generally we can incur, in addition to amounts borrowed under the senior secured credit facility, no more than $100,000,000 of new "permitted

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

indebtedness" under the terms of the indentures relating to the Notes due 2014 and the Parent Term Loan Facility.

Notes Due 2016

        Concurrently with the 9.75% Senior Subordinated Notes due 2020 ("Notes due 2020") offering, the Company launched a cash tender offer and consent solicitation for any and all of its then outstanding $325,000,000 aggregate principal amount 11% Senior Subordinated Notes due 2016 (the "Notes due 2016") at a purchase price of $1,031 plus a $30 consent fee for each $1,000 of principal amount of outstanding Notes due 2016 validly tendered and accepted by the Company on or before the early tender date (the "Cash Tender Offer"). The Company used the net proceeds from the issuance of the Notes due 2020 on December 15, 2010 to pay the consideration for the Cash Tender Offer plus accrued and unpaid interest on $95,098,000 principal amount of Notes due 2016 validly tendered. The Company recorded a loss on extinguishment related to the Cash Tender Offer of $7,631,000 in Other expense during the fifty-two weeks ended March 31, 2011, which included previously capitalized deferred financing fees of $1,681,000, a tender offer and consent fee paid to the holders of $5,801,000 and other expenses of $149,000. The Company redeemed the remaining $229,902,000 aggregate principal amount outstanding Notes due 2016 at a price of $1,055 per $1,000 principal amount on February 1, 2011 in accordance with the terms of the indenture. The Company recorded a loss on extinguishment related to the Cash Tender Offer of $16,701,000 in Other expense during the fifty-two weeks ended March 31, 2011, which included previously capitalized deferred financing fees of $3,958,000, a tender offer and consent fee paid to the holders of $12,644,000 and other expenses of $99,000.

Notes Due 2019

        On June 9, 2009, AMC Entertainment issued $600,000,000 aggregate principal amount of 8.75% Senior Notes due 2019 (the "Notes due 2019") issued under an indenture (the "Indenture"), with U.S. Bank, National Association, as trustee. The Company applied the net proceeds from the sale of Notes due 2019 to redeem the then outstanding $250,000,000 aggregate principal amount of its 8 5/8% Senior Notes due 2012 (the "Fixed Notes due 2012"). On June 9, 2009, the Company redeemed $238,065,000 principal amount of the Fixed Notes due 2012 at a purchase price of $1,000 plus a $30 consent fee for each $1,000 of principal amount, plus accrued and unpaid interest, of the outstanding Fixed Notes due 2012 that were validly tendered and accepted by the Company on or before the early tender date (the "Cash Tender Offer"). The Company recorded a loss on extinguishment related to the Cash Tender Offer of $10,826,000 in Other expense during the fifty-two weeks ended April 1, 2010, which included previously capitalized deferred financing fees of $3,312,000, a consent fee paid to the holders of $7,142,000 and other expenses of $372,000. On August 15, 2009, the Company redeemed the remaining $11,935,000 of Fixed Notes due 2012 at a price of $1,021.56 per $1,000 principal in accordance with the terms of the indenture. The Company recorded a loss of $450,000 in Other expense related to the extinguishment of the remaining Fixed Notes due 2012 during the fifty-two weeks ended April 1, 2010, which included previously capitalized deferred financing fees of $157,000, consent fee paid to the holders of $257,000 and other expenses of $36,000.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

        The Notes due 2019 bear interest at a rate of 8.75% per annum, payable on June 1 and December 1 of each year (commencing on December 1, 2009), and have a maturity date of June 1, 2019. The Notes due 2019 are redeemable at our option in whole or in part, at any time on or after June 1, 2014 at 104.375% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2017, plus accrued and unpaid interest to the redemption date. In addition, AMC Entertainment may redeem up to 35% of the aggregate principal amount of the notes using net proceeds from certain equity offerings completed on or prior to June 1, 2012 at a redemption price of 108.75%. The Company capitalized deferred financing costs of $16,259,000 related to the issuance of the Notes due 2019 during the year ended April 1, 2010.

        The Notes due 2019 are general unsecured senior obligations of AMC Entertainment, fully and unconditionally guaranteed, jointly and severally, on a senior basis by each of AMC Entertainment's existing and future domestic restricted subsidiaries that guarantee AMC Entertainment's other indebtedness.

        The indenture governing the Notes due 2019 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets. It also contains provisions subordinating AMC Entertainment's obligations under the Notes due 2019 to AMC Entertainment's obligations under its senior secured credit facility and other senior indebtedness. The Notes due 2019 were issued at a 2.418% discount which is amortized to interest expense following the interest method over the term of the notes.

Notes Due 2020

        On December 15, 2010, the Company completed the offering of $600,000,000 aggregate principal amount of its 9.75% Senior Subordinated Notes due 2020 (the "Notes due 2020"). The Notes due 2020 mature on December 1, 2020, pursuant to an indenture dated as of December 15, 2010, among the Company, the Guarantors named therein and U.S. Bank National Association, as trustee (the "Indenture"). The Company will pay interest on the Notes due 2020 at 9.75% per annum, semi-annually in arrears on June 1 and December 1, commencing on June 1, 2011. The Company may redeem some or all of the Notes due 2020 at any time on or after December 1, 2015 at 104.875% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after December 1, 2018, plus accrued and unpaid interest to the redemption date. In addition, the Company may redeem up to 35% of the aggregate principal amount of the Notes due 2020 using net proceeds from certain equity offerings completed prior to December 1, 2013 at a redemption price of 109.75%. The Company capitalized deferred financing costs of $12,699,000 related to the issuance of Notes due 2020 during the year ended March 31, 2011. The Notes due 2020 are unsecured senior subordinated indebtedness and subordinated to all existing and future senior indebtedness of AMC Entertainment.

        The Indenture provides that the Notes due 2020 are general unsecured senior subordinated obligations of the Company and are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by all of its existing and future domestic restricted subsidiaries that guarantee its other indebtedness.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

        The indenture governing the Notes due 2020 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets.

        As of March 31, 2011, the Company was in compliance with all financial covenants relating to the Senior Secured Credit Facility, the Notes due 2014, the Notes due 2019, and the Notes due 2020.

Change of Control

        Upon a change of control (as defined in the indentures), AMCE would be required to make an offer to repurchase all of the outstanding Notes due 2014, Notes due 2019, and Notes due 2020 at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Sponsors are considered Permitted Holders as defined in each of the indentures and as such could create certain voting arrangements that would not constitute a change of control under the indentures.

Holdings Discount Notes Due 2014

        To help finance the merger with Holdings, Holdings issued $304,000,000 aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 ("Discount Notes due 2014") for gross proceeds of $169,917,760. Holdings was a holding company with no operations of its own and had no ability to service interest or principal on the Discount Notes due 2014 other than through any dividends it received from AMCE. On any interest payment date prior to August 15, 2009, Holdings was permitted to commence paying cash interest (from and after such interest payment date) in which case (i) Holdings would be obligated to pay cash interest on each subsequent interest payment date, (ii) the notes would cease to accrete after such interest payment date and (iii) the outstanding principal amount at the maturity of each note would be equal to the accreted value of such notes as of such interest payment date. Holdings commenced paying cash interest on August 16, 2007 and made its first semi-annual interest payment on February 15, 2008 at which time the principal became fixed at $240,795,000.

        Concurrently with the Notes due 2020 offering on December 15, 2010, Holdings launched a cash tender offer and consent solicitation for any and all of its outstanding $240,795,000 aggregate principal amount (accreted value) of its Discount Notes due 2014 at a purchase price of $797 plus a $30 consent fee for each $1,000 face amount (or $792.09 accreted value) of the then outstanding Discount Notes due 2014 validly tendered and accepted by Holdings. AMCE used cash on hand to make a dividend payment of $185,034,000 on December 15, 2010 to its stockholder, Holdings, which was treated as a reduction of additional paid-in capital. Holdings used the funds received from AMCE to pay the consideration for the Discount Notes due 2014 cash tender offer plus accrued and unpaid interest on $170,684,000 principal amount (accreted value) of the Discount Notes due 2014 validly tendered. Holdings redeemed the remaining $70,111,000 (accreted value) outstanding Discount Notes due 2014 at a price of $823.77 per $1,000 face amount (or $792.09 accreted value) on January 3, 2011, using funds from an additional dividend received from AMCE of $76,141,000.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

Parent Term Loan Facility

        To help finance the dividend paid by Parent to its stockholders discussed in Note 9—Stockholder's Equity, Parent entered into a $400,000,000 Credit Agreement dated as of June 13, 2007 ("Parent Term Loan Facility") for net proceeds of $396,000,000. Costs related to the issuance of the Parent Term Loan Facility were capitalized and are charged to interest expense, following the interest method, over the life of the Parent Term Loan Facility. During fiscal 2010, Parent made payments to purchase term loans and reduce the principal balance of its Parent Term Loan Facility from $466,936,000 to $193,290,000 with a portion of the dividend provided by the Company. As of March 31, 2011, the principal balance of the Parent Term Loan Facility, including unpaid interest, was $209,954,000 and the interest rate on borrowings thereunder was approximately 5.30% per annum.

        Parent is a holding company with no operations of its own and has no ability to service interest or principal on the Parent Term Loan Facility other than through dividends it may receive from AMCE. AMCE is restricted, in certain circumstances, from paying dividends to Parent by the terms of the indentures governing its Notes due 2014, Notes due 2019, Notes due 2020 and the senior secured credit facility. AMCE has not guaranteed the indebtedness of Parent nor pledged any of its assets as collateral and the obligation is not reflected on AMCE's balance sheet.

        Borrowings under the Parent Term Loan Facility bear interest at a rate equal to an applicable margin plus, at the Parent's option, either a base rate or LIBOR. The initial applicable margin for borrowings under the Parent Term Loan Facility is 4.00% with respect to base rate borrowings and 5.00% with respect to LIBOR borrowings. Interest on borrowings under the Parent Term Loan Facility is payable on each March 15, June 15, September 15, and December 15, beginning September 15, 2007 by adding such interest for the applicable period to the principal amount of the outstanding loans. Parent is required to pay an administrative agent fee to the lenders under the Parent Term Loan Facility of $100,000 annually.

        Parent may voluntarily repay outstanding loans under the Parent Term Loan Facility, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid at any time at 100% of principal. Unpaid principal and interest on outstanding loans under the Parent Term Loan Facility are required to be repaid upon maturity on June 13, 2012.

        Upon a change of control (as defined in the Parent Term Loan Facility), Lenders have the right to require Parent to prepay the Parent Term Loan Facility at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest. The Sponsors are considered Permitted Holders as defined in the Parent Term Loan Facility and as such could create certain voting arrangements that would not constitute a change of control under the Parent Term Loan Facility. In the event of a qualified equity issuance offer as defined in the Parent Term Loan Facility, Parent will, to the extent lawful, prepay the maximum principal amount of loans properly tendered that may be purchased out of any qualified equity issuance net proceeds at a prepayment price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment.

        The Parent Term Loan Facility contains certain covenants that, among other things, may limit the ability of the Parent to incur additional indebtedness and pay dividends or make distributions in respect of its capital stocks, and this obligation is not reflected on AMCE's balance sheet.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 9—STOCKHOLDER'S EQUITY

        AMCE has one share of Common Stock issued as of March 31, 2011 which is owned by Parent.

        On June 20, 2005, Holdings entered into a merger agreement ("Merger Agreement") with LCE Holdings, Inc. ("LCE Holdings"), the parent of Loews Cineplex Entertainment Corporation ("Loews"), pursuant to which LCE Holdings merged with and into Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMCE, with AMCE continuing after the merger (the "Merger" and collectively, the "Mergers"). The transaction closed on January 26, 2006.

        Pursuant to the terms of the Merger Agreement, on January 26, 2006, in connection with the consummation of the Merger, Holdings issued 256,085.61252 voting shares of Class L-1 Common Stock, par value $0.01 per share ("Class L-1 Common Stock"), 256,085.61252 voting shares of Class L-2 Common Stock, par value $0.01 per share ("Class L-2 Common Stock" and, together with the Class L-1 Common Stock, the "Class L Common Stock"), 382,475 voting shares of Class A-1 Common Stock, par value $0.01 per share (the "Class A-1 Common Stock"), 382,475 voting shares of Class A-2 Common Stock, par value $0.01 per share (the "Class A-2 Common Stock" and, together with the Class A-1 Common Stock, the "Class A Common Stock"), and 5,128.77496 nonvoting shares of Class N Common Stock, par value $0.01 per share (the Class N Common Stock"), such that (i) the former non-management stockholders of LCE Holdings, including the Bain Investors, the Carlyle Investors and the Spectrum Investors (collectively, the "Former LCE Sponsors"), hold all of the outstanding shares of Class L Common Stock, (ii) the pre-existing non-management stockholders of Holdings, including the JPMP Investors and the Apollo Investors (collectively, the "Pre-Existing Holdings Sponsors" and, the Pre-Existing Holdings Sponsors together with the Former LCE Sponsors, the "Sponsors") and other co-investors (the "Coinvestors"), held all of the outstanding shares of Class A Common Stock, and (iii) management stockholders of Holdings (the "Management Stockholders" and, together with the Sponsors and Coinvestors, the "Stockholders") hold all of the non-voting Class N Common Stock.

        The Class L Common Stock, Class A Common Stock and Class N Common Stock will automatically convert on a one-for-one basis into shares of Residual Common Stock, par value $0.01 per share, upon (i) written consent of each of the Sponsors or (ii) the completion of an initial public offering of capital stock of Parent, Holdings or AMCE (an "IPO").

        The issuance of the equity securities was exempt from registration under the Securities Act of 1933 and the rules promulgated thereunder (the "Securities Act") in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

        On June 11, 2007, Marquee Merger Sub Inc. ("merger sub"), a wholly-owned subsidiary of Parent, merged with and into Holdings, with Holdings continuing as the surviving corporation ("holdco merger"). As a result of the holdco merger, (i) Holdings became a wholly owned subsidiary of Parent, a newly formed entity controlled by the Sponsors, (ii) each share of Holdings' common stock that was issued and outstanding immediately prior to the effective time of the holdco merger was automatically converted into a substantially identical share of common stock of Parent, and (iii) as further described in this report, each of Holdings' governance agreements was superseded by a substantially identical governance agreement entered into by and among Parent, the Sponsors and Holdings' other

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 9—STOCKHOLDER'S EQUITY (Continued)

stockholders. The holdco merger was effected by the Sponsors to facilitate a previously announced debt financing by Parent and a related dividend to its stockholders.

        On October 2, 2008 and March 24, 2009, AMCE used cash on hand to pay dividend distributions to its stockholder, Holdings, in aggregate amounts of $18,420,000 and $17,569,000, respectively. Holdings and Parent used the available funds to make cash interest payments on the Senior Discount Notes due 2014, repurchase treasury stock and make payments related to liability classified options, and pay corporate expenses incurred in the ordinary course of business.

        During April and May of 2009, AMCE made dividend payments to its stockholder, Holdings, and Holdings made dividend payments to its stockholder, Parent, totaling $300,000,000, which were treated as a reduction of additional paid-in capital. Parent made payments to purchase term loans and reduced the principal balance of its Parent Term Loan Facility from $466,936,000 to $193,290,000 with a portion of the dividend proceeds.

        During September of 2009 and March of 2010, AMCE used cash on hand to pay a dividend distribution to Holdings in an aggregate amount of $15,351,000 and $14,630,000, respectively. Holdings and Parent used the available funds to make a cash interest payment on the Holdco Notes and pay corporate overhead expenses incurred in the ordinary course of business.

        During September of 2010, AMCE used cash on hand to pay a dividend distribution to Holdings in an aggregate amount of $15,184,000. Holdings and Parent used the available funds to make a cash interest payment on the 12% Senior Discount Notes due 2014 and pay corporate overhead expenses incurred in the ordinary course of business.

        During December of 2010 and January 2011, AMCE used cash on hand to pay a dividend distribution to Holdings in an aggregate amount of $185,034,000 and $76,141,000, respectively. Holdings used the available funds to make a cash payment related to a tender offer for the 12% Senior Discount Notes due 2014.

        During March of 2011, AMCE used cash on hand to pay a dividend distribution to Holdings in an aggregate amount of $1,899,000. Holdings and Parent used the available funds to pay corporate overhead expenses incurred in the ordinary course of business.

Common Stock Rights and Privileges

        Parent's Class A-1 voting Common Stock, Class A-2 voting Common Stock, Class N nonvoting Common Stock, Class L-1 voting Common Stock and Class L-2 voting Common Stock entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions with respect to dividends. Additionally, each share of Class A Common Stock, Class L Common Stock and Class N Common Stock shall automatically convert into one share of Residual Common Stock on a one-for-one basis immediately prior to the consummation of an Initial Public Offering.

Stock-Based Compensation

        The Company has no stock-based compensation arrangements of its own, but Parent has amended and restated its 2004 Stock Option Plan ("2004 Stock Option Plan") and the 2010 Equity Incentive

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 9—STOCKHOLDER'S EQUITY (Continued)

Plan. The Company has recorded stock-based compensation expense of $1,526,000, $1,384,000, and $2,622,000 within general and administrative: other during each of the fifty-two weeks ended March 31, 2011, April 1, 2010, and April 2, 2009, respectively. Compensation expense for stock options and restricted stock are recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company's financial statements reflect an increase to additional paid-in capital related to stock-based compensation for awards and all outstanding options of $1,526,000 and $1,384,000 during fiscal 2011 and 2010, respectively.

        As of March 31, 2011, there was approximately $6,379,000 of total estimated unrecognized compensation cost related to nonvested stock-based compensation arrangements under both the 2010 Equity Incentive Plan and the 2004 Stock Option Plan expected to be recognized over a weighted average 3.3 years.

2004 Stock Option Plan

        Parent has adopted a stock-based compensation plan that permits a maximum of 49,107.44681 options to be issued on Parent's stock under the 2004 Stock Option Plan. The stock options have a ten year term and generally step vest in equal amounts from one to three or five years from the date of the grant. Vesting may accelerate for a certain participant if there is a change of control (as defined in the employee agreement). All outstanding options have been granted to employees of the Company.

        The Company accounts for stock options using the fair value method of accounting and has elected to use the simplified method for estimating the expected term of "plain vanilla" share option grants, as it does not have enough historical experience to provide a reasonable estimate. The Company has valued the options granted during the fifty-two weeks ended April 1, 2010 using the Black-Scholes option pricing model, which included a valuation prepared by management on behalf of the Compensation Committee of the Board of Directors of Parent. This reflected market conditions as of May 28, 2009 which indicated a fair value price per share of the underlying shares of $339.59 per share, a purchase of 2,542 shares by Parent for $323.95 per share from the Company's former Chief Executive Officer pursuant to his Separation and General Release Agreement dated February 23, 2009 and a sale of 385.862 shares by Parent to the Company's current Chief Executive Officer pursuant to his Employment Agreement dated February 23, 2009 for $323.95 per share. See Assumptions Used to Estimate Option Values below for further information regarding assumptions used in determining fair value.

        On July 8, 2010, the Board approved a grant of 1,023 non-qualified stock options to a certain employee of the Company under the amended and restated 2004 Stock Option Plan. These options vest ratably over 5 years with an exercise price of $752 per share. Expense for this award will be recognized on a straight-line basis over the vesting period. The estimated grant date fair value of the options granted on 1,023 shares was $300.91 per share, or $308,000, and was determined using the Black-Scholes option-pricing model. The option exercise price was $752 per share, and the estimated fair value of the shares was $752, resulting in $0 intrinsic value for the option grant. See 2010 Equity Incentive Plan below for further information regarding assumptions used in determining fair value.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 9—STOCKHOLDER'S EQUITY (Continued)

        On July 23, 2010, the Board of Directors of Parent (the "Board") determined that the Company would no longer grant any awards of shares of common stock of Parent under the 2004 Stock Option Plan.

2010 Equity Incentive Plan

        On July 8, 2010, the Board and the stockholders of Parent approved the adoption of the AMC Entertainment Holdings, Inc. 2010 Equity Incentive Plan (the "Plan"). The Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights ("SARs"), restricted stock awards, other stock-based awards or performance-based compensation awards.

        Subject to adjustment as provided for in the Plan, (i) the aggregate number of shares of common stock of Parent available for delivery pursuant to awards granted under the Plan is 39,312 shares, (ii) the number of shares available for granting incentive stock options under the Plan will not exceed 19,652 shares and (iii) the maximum number of shares that may be granted to a participant each year is 7,862.

        On July 8, 2010, the Board approved the grants of 5,399 non-qualified stock options, 5,399 restricted stock (time vesting), and 5,404 restricted stock (performance vesting) to certain of its employees. On February 1, 2011, the Board approved the grants of 137 non-qualified stock options, 137 restricted stock (time vesting), and 138 restricted stock (performance vesting) to certain of its employees. The estimated fair value of the stock at the grant date of July 8, 2010 was approximately $752 per share and was based upon a contemporaneous valuation reflecting market conditions. The award agreements under the Plan generally have the following features, subject to discretionary approval by Parent's compensation committee:

  •
  Non-Qualified Stock Option Award Agreement:    The Board approved the grant of 5,536 stock options, of which 5,484 stock options have been granted. Twenty-five percent of the options will vest on each of the first four anniversaries of the date of grant; provided, however, that the options will become fully vested and exercisable if within one year following a Change of Control (as defined in the Plan), the participant's service is terminated by the Company without cause. The stock options have a ten year term from the date of grant. The estimated grant date fair value of the options granted on 5,484 shares was $293.72 per share, or $1,611,000, and was determined using the Black-Scholes option-pricing model. The option exercise price was $752 per share, and the estimated fair value of the shares was $752, resulting in $0 intrinsic value for the option grants.

  •
  Restricted Stock Award Agreement (Time Vesting):    The Board approved the grant of 5,536 shares of restricted stock (time vesting), of which 5,484 shares have been granted. The restricted shares will become vested on the fourth anniversary of the date of grant; provided, however, that the restricted shares will become fully vested if within one year following a Change of Control, the participant's service is terminated by the Company without cause. The estimated grant date fair value for the 5,484 shares of restricted stock (time vesting) granted was $4,124,000, or approximately $752 per share.

  •
  Restricted Stock Award Agreement (Performance Vesting):    The Board approved the grant of 5,542 shares of restricted stock (performance vesting), of which approximately 1,372 shares have

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 9—STOCKHOLDER'S EQUITY (Continued)

    been granted. Approximately twenty-five percent of the total 5,542 restricted shares approved by the Board will be granted each year over a four-year period. Each grant has a vesting term of approximately one year upon the Company meeting certain pre-established annual performance targets; provided, however, that the restricted shares will become fully vested if within one year following a Change of Control, the participant's service is terminated by the Company without cause. The fiscal 2011 performance target was established at the grant date following ASC 718-10-55-95 and the estimated grant date fair value was $1,032,000, or approximately $752 per share. During the third quarter of fiscal 2011, it was determined to be improbable for the Company to meet its pre-established annual performance target for fiscal 2011. The Company discontinued recognizing compensation cost for the restricted stock (performance vesting) grant for fiscal 2011 and reversed compensation cost previously recognized in prior quarters.

Stock Option Activity

        A summary of Parent's stock option activity under both the 2004 Option Plan and the 2010 Equity Incentive Plan is as follows:

	March 31, 2011		April 1, 2010		April 2, 2009
	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	31,597.1680905	$383.58	26,811.1680905	$391.43	36,521.356392	$491.00
Granted(1)	6,507.00000	752.00	4,786.00000	339.59	15,980.45000	323.95
Forfeited	(1,615.40000)	368.18	—	—	(25,690.6383015)	491.00
Exercised	(804.60000)	452.57	—	—	—	—

Outstanding at end of year and expected to vest(1)(2)	35,684.1680905	$449.93	31,597.1680905	$383.58	26,811.1680905	$391.43

Exercisable at end of year(3)	17,238.4980902	$423.70	14,026.8080901	$452.94	8,784.574472	$491.00

Available for grant at end of year(4)	28,568.0000000		9,325.7042495		14,111.7042495

(1)
The weighted average remaining contractual life for outstanding options was 7.0 years, 7.6 years, and 8.3 years for fiscal 2011, 2010 and 2009, respectively. During fiscal 2011, 6,507 options were granted at an exercise price of $752. The options granted were based on an estimated fair value of $752 of common stock, resulting in an intrinsic value for the options on the grant date of $0. During fiscal 2010, 4,786 options were granted on May 28, 2009 at an exercise price of $339.59, based on an estimated fair value of $339.59 of common stock on May 28, 2009, resulting in an intrinsic value for the options on the grant date of $0. During fiscal 2009, 15,980.45 options were granted on March 6, 2009 at an exercise price of $323.95, based on an estimated fair value of $323.95 of common stock on March 6, 2009, resulting in an intrinsic value for the options on the grant date of $0.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 9—STOCKHOLDER'S EQUITY (Continued)

(2)
The aggregate estimated intrinsic value for these options was approximately $10,800,000 as of March 31, 2011.

(3)
The aggregate estimated intrinsic value for these options was approximately $5,700,000 as of March 31, 2011.

(4)
At March 31, 2011, the shares available for grant were under the 2010 Equity Incentive Plan, and include all types of shares available for grant under the 2010 Equity Incentive Plan. The shares available for grant at March 31, 2011 were reduced by 5,372 shares of unvested restricted stock (time vesting). Also, at March 31, 2011, the shares available for grant do not include the awards approved by the Board that have not been granted, which includes 52 stock option shares, 52 shares of restricted stock (time vesting), and 4,170 shares of restricted stock (performance vesting).

        For options exercised, intrinsic value is calculated as the difference between the market price on the date of exercise (determined using the most recent contemporaneous valuation prior to the exercise) and the exercise price of the options. The total intrinsic value of options exercised was $241,000 during fiscal 2011 and there were no options exercised during fiscal 2010 and 2009. Parent received outstanding shares, instead of cash, from the exercise of stock options during fiscal 2011 to satisfy the aggregate strike price of approximately $364,000.

Assumptions Used To Estimate Option Values

        The following table reflects the weighted average fair value per option granted during each year under the 2004 Option Plan and the 2010 Equity Incentive Plan, as well as the significant assumptions used in determining weighted average fair value using the Black-Scholes option-pricing model:

	March 31, 2011		April 1, 2010	April 2, 2009
	2010 Plan	2004 Plan	2004 Plan	2004 Plan
Weighted average fair value of options on grant date	$293.72	$300.91	$135.71	$129.46
Risk-free interest rate	2.50%	2.58%	2.6%	2.6%
Expected life (years)	6.25	6.50	6.5	6.5
Expected volatility(1)	35.0%	35.0%	35.0%	35.0%
Expected dividend yield	—	—	—	—

(1)
The Company uses share values of its publicly traded competitor peer group for purposes of calculating volatility.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 9—STOCKHOLDER'S EQUITY (Continued)

Restricted Stock Activity

        The following table represents the restricted stock activity:

	Shares of Restricted Stock	Weighted Average Grant Date Fair Value
Unvested at April 1, 2010	—	$—
Granted	6,856	752.00
Forfeited/canceled(1)	(1,484)	752.00

Unvested at March 31, 2011	5,372	$752.00

(1)
The Company did not meet its pre-established annual performance target for fiscal 2011, and therefore, the restricted stock (performance vesting) grant was canceled.

NOTE 10—INCOME TAXES

        Income tax provision reflected in the Consolidated Statements of Operations for the periods in the three years ended March 31, 2011 consists of the following components:

(In thousands)	March 31, 2011	April 1, 2010	April 2, 2009
Current:
Federal	$—	$(2,800)	$—
Foreign	—	—	13,200
State	1,950	500	3,500

Total current	1,950	(2,300)	16,700

Deferred:
Federal	—	(66,500)	—
Foreign	—	—	(1,900)
State	—	—	2,300

Total deferred	—	(66,500)	400

Total provision (benefit)	1,950	(68,800)	17,100
Tax provision from discontinued operations	—	—	(11,300)

Total provision (benefit) from continuing operations	$1,950	$(68,800)	$5,800

        AMCE has recorded no alternative minimum taxes as the consolidated tax group for which AMCE is a member expects no alternative minimum tax liability and pursuant to the tax sharing arrangement in place, AMCE has no liability.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 10—INCOME TAXES (Continued)

        Pre-tax income (losses) consisted of the following:

(In thousands)	March 31, 2011	April 1, 2010	April 2, 2009
Domestic	$(121,243)	$8,740	$(71,080)
Foreign	340	(7,750)	7,008

Total	$(120,903)	$990	$(64,072)

        The difference between the effective tax rate on earnings (loss) from continuing operations before income taxes and the U.S. federal income tax statutory rate is as follows:

(In thousands)	March 31, 2011	April 1, 2010	April 2, 2009
Income tax expense (benefit) at the federal statutory rate	$(42,515)	$2,983	$(29,785)
Effect of:
State income taxes	1,950	500	5,800
Change in ASC 740 (formerly FIN 48) reserve	(300)	200	(6,370)
Permanent items	—	(540)	—
Change in ASC 740 (formerly APB 23) assertion	—	—	401
Valuation allowance	42,815	(71,765)	35,565
Other, net	—	(178)	189

Income tax expense (benefit)	$1,950	$(68,800)	$5,800

Effective income tax rate	(1.6)%	(807.1)%	(6.8)%

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 10—INCOME TAXES (Continued)

        The significant components of deferred income tax assets and liabilities as of March 31, 2011 and April 1, 2010 are as follows:

	March 31, 2011		April 1, 2010
	Deferred Income Tax		Deferred Income Tax
(In thousands)	Assets	Liabilities	Assets	Liabilities
Property	$7,385	$—	$—	$(1,948)
Investments in equity method investees	—	(77,522)	—	(57,109)
Intangible assets	—	(26,266)	—	(31,875)
Pension postretirement and deferred compensation	18,481	—	19,149	—
Accrued reserves and liabilities	48,954	—	21,588	—
Deferred revenue	158,354	—	113,667	—
Deferred rents	116,513	—	100,561	—
Alternative minimum tax and other credit carryovers	13,901	—	13,058	—
Charitable contributions	1,642	—	1,198	—
Net operating loss carryforward	172,279	—	189,243	—

Total	$537,509	$(103,788)	$458,464	$(90,932)
Less: Valuation allowance	(329,221)	—	(263,032)	—

Total deferred income taxes(1)	$208,288	$(103,788)	$195,432	$(90,932)

(1)
See Note 7—Supplemental Balance Sheet Information for additional disclosures about net current deferred tax assets and net non-current deferred tax liabilities.

        A rollforward of the Company's valuation allowance for deferred tax assets is as follows:

(In thousands)	Balance at Beginning of Period	Additions Charged (Credited) to Revenues, Costs and Expenses	Charged (Credited) to Goodwill	Charged (Credited) to Other Accounts		Deductions and Write-offs		Balance at End of Period
Fiscal Year 2011
Valuation Allowance—deferred income tax assets	$263,032	42,815		23,374	(1)	—		$329,221
Fiscal Year 2010
Valuation Allowance—deferred income tax assets	$281,442	(71,765)	—	53,355	(2)	—		$263,032
Fiscal Year 2009
Valuation Allowance—deferred income tax assets	$340,367	35,565	(31,515)	(10,835)	(3)	(52,140)	(4)	$281,442

(1)
Primarily relates to an increase in the valuation allowance related to the intercompany tax sharing agreement with Parent. Pursuant to this tax sharing agreement, the separate company losses of Parent related to tax interest expense are available to offset taxable income generated by the

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 10—INCOME TAXES (Continued)

  Company. During fiscal 2011 deferred tax assets and corresponding valuation allowance were contributed from Parent to the Company.

(2)
Primarily relates to intercompany tax sharing agreement with Parent and Holdings and an increase in the valuation allowance, with a corresponding increase in the related deferred tax asset, to present previously unrecognized state net operating loss carryforwards and their corresponding valuation allowance.

(3)
Primarily relates to a reduction in the valuation allowance, with a corresponding reduction in the related deferred tax asset, to present net operating loss carryforwards related to uncertain tax positions on a net basis.

(4)
Elimination of Cinemex deferred tax asset and change in valuation allowance through discontinued operations.

        The Company's federal income tax loss carryforward of $454,450,000 will begin to expire in 2020 and will completely expire in 2030 and will be limited annually due to certain change in ownership provisions of the Internal Revenue Code. The Company also has state income tax loss carryforwards of $839,666,000 which may be used over various periods ranging from 1 to 20 years.

        Parent completed the repurchase of certain term loans under the Parent term Loan Facility in fiscal 2010. Based upon the historical tax sharing arrangement, Parent should utilize the Company's net operating losses in future years. During fiscal 2010, the Company reversed $1,500,000 of its valuation allowance through the income statement in anticipation of future utilization by Parent. As of April 2, 2009, the Company reversed $31,000,000 of its valuation allowance through Goodwill in anticipation of future utilization by Parent.

        During fiscal 2010, management believed it was more likely than not that the Company had the ability to execute a feasible and prudent tax strategy that would provide for the realization of net operating losses that expire through 2022 by converting certain limited partnership units into common stock. Management has reduced its overall valuation allowance by $65,000,000 in fiscal 2010 for the estimated amount of net operating losses that would be realized as a result of this potential action.

        The Company has recorded a valuation allowance against its remaining net deferred tax asset in U.S. and foreign jurisdictions of $329,221,000 as of March 31, 2011.

        A reconciliation of the change in the amount of unrecognized tax benefits during the year ended March 31, 2011 was as follows:

(In millions)	March 31, 2011	April 1, 2010	April 2, 2009
Balance at Beginning of Period	$28.5	$28.3	$34.4
Gross Increases—Current Period Tax Positions	0.7	0.7	0.7
Gross Decreases—Tax Position in Prior Periods	—	(0.5)	(2.2)
Expired Attributes	(1.0)	—	—
Lapse of Statute of Limitations	—	—	(4.6)

Balance at End of Period	$28.2	$28.5	$28.3

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 10—INCOME TAXES (Continued)

        As of March 31, 2011, the Company has recognized a $7,000,000 liability for uncertain tax positions and a $7,000,000 deferred tax asset for net operating losses on the balance sheet. These uncertain positions were taken in tax years where the Company generated positive taxable income and they were previously netted against deferred tax assets on the balance sheet.

        The Company's effective tax rate would not be significantly impacted by the ultimate resolution of the uncertain tax positions because of the retention of a valuation allowance against most of its net operating loss carryforwards.

        The Company recognizes income tax-related interest expense and penalties as income tax expense and general and administrative expense, respectively. The liabilities for interest and penalties increased by $187,000 and $101,000, as of March 31, 2011 and April 1, 2010, respectively.

        There are currently unrecognized tax benefits which the Company anticipates will be resolved in the next 12 months; however, the Company is unable at this time to estimate what the impact on its unrecognized tax benefits will be.

        The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. An IRS examination of the tax years February 28, 2002 through December 31, 2003 of the former Loews Cineplex Entertainment Corporation and subsidiaries was concluded during fiscal 2007. An IRS examination for the tax years ended March 31, 2005 and March 30, 2006 was completed during 2009. Generally, tax years beginning after March 28, 2002 are still open to examination by various taxing authorities. Additionally, the Company has net operating loss ("NOL") carryforwards for tax years ended October 31, 2000 through March 28, 2002 in the U.S. and various state jurisdictions which have carryforwards of varying lengths of time. These NOLs are subject to adjustment based on the statute of limitations of the return in which they are utilized, not the year in which they are generated. Various state, local and foreign income tax returns are also under examination by taxing authorities. The Company does not believe that the outcome of any examination will have a material impact on its financial statements.

NOTE 11—LEASES

        Beginning in fiscal 1998, the Company has completed numerous real estate lease agreements with Entertainment Properties Trust ("EPT") including transactions accounted for as sale and leaseback transactions in accordance with Accounting Standards Codification No. 840, Leases. The leases are triple net leases that require the Company to pay substantially all expenses associated with the operation of the theatres such as taxes and other charges, insurance, utilities, service, maintenance and any ground lease payments. As of March 31, 2011, the Company leased from EPT 41 theatres with 849 screens located in the United States and Canada.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 11—LEASES (Continued)

        Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancelable terms in excess of one year as of March 31, 2011:

(In thousands)	Minimum operating lease payments
2012	$422,605
2013	426,255
2014	407,275
2015	402,757
2016	390,583
Thereafter	2,240,031

Total minimum payments required	$4,289,506

        As of March 31, 2011, the Company has a lease agreement for one theatre with 12 screens which is under construction and is expected to open in fiscal 2012. Included above are digital projector equipment leases payable to DCIP.

        Included in other long-term liabilities as of March 31, 2011 and April 1, 2010 is $112,762,000 and $98,034,000, respectively, of deferred rent representing future minimum rental payments for leases with scheduled rent increases, and $143,426,000 and $128,027,000, respectively, for unfavorable lease liabilities.

        Rent expense is summarized as follows:

(In thousands)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
Minimum rentals	$422,351	$391,493	$398,289
Common area expenses	46,208	41,189	43,409
Percentage rentals based on revenues	7,251	7,982	7,105

Rent	475,810	440,664	448,803
General and administrative and other	4,665	1,427	1,227

Total	$480,475	$442,091	$450,030

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 12—EMPLOYEE BENEFIT PLANS

        The Company sponsors frozen non-contributory qualified and non-qualified defined benefit pension plans generally covering all employees who, prior to the freeze, were age 21 or older and had completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who were not covered by a collective bargaining agreement. The Company also offers eligible retirees the opportunity to participate in a health plan (medical and dental). Certain employees are eligible for subsidized postretirement medical benefits. The eligibility for these benefits is based upon a participant's age and service as of January 1, 2009. The Company also sponsors a postretirement deferred compensation plan.

        In the fourth quarter of fiscal 2009, the Company recorded a curtailment gain of $1,072,000 as a result of the retirement of its former chief executive officer on February 23, 2009. The curtailment gain relates to the Retirement Enhancement Plan which included only one active unvested participant and one retired vested participant. Because the former chief executive officer had not vested in his eligible benefit, his retirement created a significant elimination of the accrual of deferred benefits for his future services.

        On May 2, 2008, the Company's Board of Directors approved revisions to the Company's Post Retirement Medical and Life Insurance Plan effective January 1, 2009 and on July 3, 2008 the changes were communicated to the plan participants. As a result of these revisions, the Company recorded a negative prior service cost of $5,969,000 through other comprehensive income to be amortized over eleven years starting in fiscal 2010, based on expected future service of the remaining participants.

        Effective March 29, 2007, the Company adopted the amended guidance for employers' accounting for defined benefit pension and other postretirement plans in ASC 715, Compensation—Retirement Benefits, ("ASC 715"). ASC 715 requires that, effective for fiscal years ending after December 15, 2008 the assumptions used to measure annual pension and retiree medical expense be determined as of the balance sheet date and all plan assets and liabilities be reported as of that date. Accordingly, as of the beginning of fiscal 2009, the Company changed the measurement date for the annual pension and postretirement medical expense and all plan assets and liabilities by applying the transition option under which a 15 month measurement was determined as of January 1, 2008, that covers the period to the Company's year-end balance sheet date. As a result of this change in measurement date, the Company recorded an $82,000 loss to fiscal 2009 opening accumulated deficit and a $411,000 unrealized loss to other comprehensive income.

        On November 7, 2006, the Company's Board of Directors approved an amendment to freeze the Company's Defined Benefit Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Enhancement Plan (the "Plans") as of December 31, 2006. On December 20, 2006 the Company amended and restated the Plans to implement the freeze as of December 31, 2006. As a result of the freeze there will be no further benefits accrued after December 31, 2006, but continued vesting for associates with less than five years of vesting service. The Company will continue to fund existing benefit obligations and there will be no new participants in the future.

        The measurement date used to determine pension and other postretirement benefits is March 31, 2011.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

        Net periodic benefit cost for the plans consists of the following:

	Pension Benefits			Other Benefits
(In thousands)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
Components of net periodic benefit cost:
Service cost	$180	$180	$369	$154	$210	$402
Interest cost	4,612	4,403	4,468	1,275	1,296	1,111
Expected return on plan assets	(3,986)	(2,990)	(5,098)	—	—	—
Amortization of prior service credit	—	—	—	(865)	(543)	(407)
Amortization of net transition obligation	—	—	28	—	—	—
Amortization of net (gain) loss	137	134	(1,622)	—	(278)	(69)
Curtailment	—	—	(1,072)	—	—	—

Net periodic benefit cost	$943	$1,727	$(2,927)	$564	$685	$1,037

        The following table summarizes the changes in other comprehensive income:

	Pension Benefits		Other Benefits
(In thousands)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
Net (gain) loss	$773	$4,224	$(109)	$7,315
Net prior service credit	—	—	(283)	(3,727)
Amortization of net gain (loss)	(137)	(134)	—	278
Amortization of prior service credit	—	—	865	543

Total recognized in other comprehensive income	$636	$4,090	$473	$4,409
Net periodic benefit cost	943	1,727	564	685

Total recognized in net periodic benefit cost and other comprehensive income	$1,579	$5,817	$1,037	$5,094

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

        The following tables set forth the plan's change in benefit obligations and plan assets and the accrued liability for benefit costs included in the Consolidated Balance Sheets:

	Pension Benefits		Other Benefits
(In thousands)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
Change in benefit obligation:
Benefit obligation at beginning of period	$76,441	$60,690	$21,984	$18,101
Service cost	180	180	154	210
Interest cost	4,612	4,403	1,275	1,296
Plan participant's contributions	—	—	469	417
Actuarial (gain) loss	3,271	13,694	(108)	7,315
Plan amendment	—	—	(288)	(3,727)
Benefits paid	(4,154)	(2,526)	(1,570)	(1,628)

Benefit obligation at end of period	$80,350	$76,441	$21,916	$21,984

	Pension Benefits		Other Benefits
(In thousands)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
Change in plan assets:
Fair value of plan assets at beginning of period	$54,457	$39,600	$—	$—
Actual return on plan assets gain (loss)	6,446	12,461	—	—
Employer contribution	3,027	4,922	1,101	1,211
Plan participant's contributions	—	—	469	417
Benefits paid	(4,154)	(2,526)	(1,570)	(1,628)

Fair value of plan assets at end of period	$59,776	$54,457	$—	$—

Net liability for benefit cost:
Funded status	$(20,574)	$(21,984)	$(21,916)	$(21,984)

	Pension Benefits		Other Benefits
(In thousands)	March 31, 2011	April 1, 2010	March 31, 2011	April 1, 2010
Amounts recognized in the Balance Sheet:
Accrued expenses and other liabilities	$(208)	$(192)	$(1,084)	$(1,231)
Other long-term liabilities	(20,366)	(21,792)	(20,832)	(20,753)

Net liability recognized	$(20,574)	$(21,984)	$(21,916)	$(21,984)

Aggregate accumulated benefit obligation	$(80,350)	$(76,441)	$(21,916)	$(21,984)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

        The following table summarizes pension plans with accumulated benefit obligations and projected benefit obligations in excess of plan assets:

	Pension Benefits
(In thousands)	March 31, 2011	April 1, 2010
Aggregated accumulated benefit obligation	$(80,350)	$(75,997)
Aggregated projected benefit obligation	(80,350)	(75,997)
Aggregated fair value of plan assets	59,776	53,977

        Amounts recognized in accumulated other comprehensive income consist of the following:

	Pension Benefits		Other Benefits
(In thousands)	March 31, 2011	April 1, 2010	March 31, 2011	April 1, 2010
Net actuarial (gain) loss	$6,029	$5,393	$1,498	$1,607
Prior service credit	—	—	(8,164)	(8,746)

        Amounts in accumulated other comprehensive income (loss) expected to be recognized in components of net periodic pension cost in fiscal 2012 are as follows:

(In thousands)	Pension Benefits	Other Benefits
Net actuarial loss	$5	$—
Prior service credit	—	(890)

Total	$5	$(890)

Actuarial Assumptions

        The weighted-average assumptions used to determine benefit obligations are as follows:

	Pension Benefits		Other Benefits
	March 31, 2011	April 1, 2010	March 31, 2011	April 1, 2010
Discount rate	5.86%	6.16%	5.51%	5.97%
Rate of compensation increase	N/A	N/A	N/A	N/A

        The weighted-average assumptions used to determine net periodic benefit cost are as follows:

	Pension Benefits			Other Benefits
	52 Weeks Ended March 31, 2011	52 Weeks ended April 1, 2010	52 Weeks ended April 2, 2009	52 Weeks Ended March 31, 2011	52 Weeks ended April 1, 2010	52 Weeks ended April 2, 2009
Discount rate	6.16%	7.43%	6.25%	5.97%	7.42%	6.25%
Expected long-term return on plan assets	8.00%	8.00%	8.25%	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	5.00%

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

        In developing the expected long-term rate of return on plan assets at each measurement date, the Company considers the plan assets' historical returns, asset allocations, and the anticipated future economic environment and long-term performance of the asset classes. While appropriate consideration is given to recent and historical investment performance, the assumption represents management's best estimate of the long-term prospective return.

        For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 2011 was 9.0% for medical and 4.0% for dental and vision. The rates were assumed to decrease gradually to 5.0% for medical in 2019 and remain at 4.0% for dental. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of March 31, 2011 by $2,190,000 and the aggregate of the service and interest cost components of postretirement expense for fiscal 2012 by $139,000. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement obligation for fiscal 2012 by $1,866,000 and the aggregate service and interest cost components of postretirement expense for fiscal 2012 by $119,000. The Company's retiree health plan provides a benefit to its retirees that is at least actuarially equivalent to the benefit provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("Medicare Part D").

Cash Flows

        The Company expects to contribute $4,869,000 to the pension plans during fiscal 2012.

        The following table provides the benefits expected to be paid (inclusive of benefits attributable to estimated future employee service) in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter:

(In thousands)	Pension Benefits	Other Benefits Net of Medicare Part D Adjustments	Medicare Part D Adjustments
2012	$2,340	$1,084	$73
2013	2,193	1,117	82
2014	2,763	1,154	91
2015	2,355	1,171	101
2016	3,006	1,208	109
Years 2017 - 2020	21,157	6,628	680

Pension Plan Assets

        The Company's investment objectives for its defined benefit pension plan investments are: (1) to preserve the real value of its principal; (2) to maximize a real long-term return with respect to the plan assets consistent with minimizing risk; (3) to achieve and maintain adequate asset coverage for accrued benefits under the plan; and (4) to maintain sufficient liquidity for payment of the plan obligations and

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

expenses. The Company uses a diversified allocation of equity, debt, and real estate exposures that are customized to the Plan's cash flow benefit needs. The target allocations for plan assets are as follows:

Asset Category	Target Allocation
Fixed income(1)	26%
High yield bond fund	4%
Equity Securities—U.S. companies	33%
Equity Securities—International companies	16%
Collective trust fund	9%
Real Estate	7%
Commodities broad basket fund	5%

100%

(1)
Includes U.S. Treasury Securities and Bond market fund

        Valuation Techniques.    The fair values classified within Level 1 of the valuation hierarchy were determined using quoted market prices from actively traded markets. Pooled separate accounts and collective trust funds were classified within Level 2 hierarchy, which were not publicly quoted, as the underlying assets have observable Level 1 quoted pricing inputs which were used in determining the fair value of these investments.

        The fair value of the pension plan assets at March 31, 2011, by asset class are as follows:

		Fair Value Measurements at March 31, 2011 Using
(In thousands)	Total Carrying Value at March 31, 2011	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents	$32	$32	$—	$—
U.S. Treasury Securities	2,601	2,601	—	—
Equity securities:
U.S. companies	19,149	2,880	16,269	—
International companies	9,648	9,648	—	—
Bond market fund	12,288	12,288	—	—
Collective trust fund	5,817	—	5,817	—
Commodities broad basket fund	3,608	3,608	—	—
High yield bond fund	2,733	—	2,733	—
Real estate(1)	3,900	—	3,900	—

Total assets at fair value	$59,776	$31,057	$28,719	$—

(1)
This pooled separate account invests mainly in commercial real estate and includes mortgage loans which are backed by the associated properties. These real estate investments had a temporary withdrawal limitation related to past turmoil in the credit markets that resulted in a slowdown in the sale of commercial real estate assets. The temporary withdrawal limitation restriction ended

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

  March 25, 2011, and therefore the assets were transferred out of Level 3 pricing inputs and into Level 2 pricing inputs.

        The fair value of the pension plan assets at April 1, 2010, by asset class are as follows:

		Fair Value Measurements at April 1, 2010 Using
(In thousands)	Total Carrying Value at April 1, 2010	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents	$544	$544	$—	$—
U.S. Treasury Securities	2,464	2,464	—	—
Equity securities:
U.S. companies	21,734	3,595	18,139	—
International companies	8,686	8,686	—	—
Bond market fund	8,403	8,403	—	—
Collective trust fund	5,132	—	5,132	—
Commodities broad basket fund	1,443	1,443	—	—
High yield bond fund	2,387	—	2,387	—
Inflation-protected bond fund	788	—	788	—
Intermediate-term bond fund	1,057	—	1,057	—
Real estate(1)	1,819	—	—	1,819

Total assets at fair value	$54,457	$25,135	$27,503	$1,819

(1)
This pooled separate account invests mainly in commercial real estate and includes mortgage loans which are backed by the associated properties. These underlying real estate investments have unobservable Level 3 pricing inputs due to a restriction. The fair values have been estimated based on independent appraisals or cash flow projections.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(In thousands)	Real Estate
Balance at April 2, 2009	$2,283
Purchases, sales, issuances, and settlements, net	36
Unrealized loss relating to instruments still held at end of year	(500)

Balance at April 1, 2010	1,819
Purchases	1,593
Unrealized gain relating to instruments still held at end of year	482
Transfers out of Level 3	(3,894)

Balance at March 31, 2011	$—

Defined Contribution Plan

        The Company sponsors a voluntary 401(k) savings plan covering certain employees age 21 or older and who are not covered by a collective bargaining agreement. Effective January 1, 2011, under the

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

Company's 401(k) Savings Plan, the Company began to match 100% of each eligible employee's elective contributions up to 3% and 50% of contributions up to 5% of the employee's eligible compensation. During fiscal 2010 and the first three quarters of fiscal 2011, the Company matched 50% of each eligible employee's elective contributions up to 6% of the employee's eligible compensation. During fiscal 2009, the Company matched 100% of elective contributions up to 5% of employee compensation. The Company's expense under the 401(k) savings plan was $1,650,000, $1,654,000, and $2,374,000 for the periods ended March 31, 2011, April 1, 2010 and April 2, 2009, respectively.

Union-Sponsored Plans

        Certain theatre employees are covered by union-sponsored pension and health and welfare plans. Company contributions into these plans are determined in accordance with provisions of negotiated labor contracts. Contributions aggregated $380,000, $501,000, and $559,000, for the periods ended March 31, 2011, April 1, 2010 and April 2, 2009, respectively.

        On November 7, 2008, the Company received notice of a written demand for payment of a partial withdrawal liability assessment from a collectively bargained multiemployer pension plan that covers certain of its unionized theatre employees. Based on a payment schedule that the Company received from this plan in December 2008, the Company began making quarterly payments on January 1, 2009 related to the $5,279,000 in partial withdrawal liability. In the second quarter of fiscal 2010, the Company made a complete withdrawal from the plan which triggered an additional liability of $1,422,000 which was assessed by the plan on April 19, 2010.

        During fiscal 2011, the Company recorded an estimated withdrawal liability of $3,040,000 related to three multiemployer pension plans where it had ceased making contributions. The plans have not yet delivered an assessment of the withdrawal liability to the Company.

        As of March 31, 2011, the Company's liability related to these collectively bargained multiemployer pension plan withdrawals, net of quarterly payments, is $4,261,000. The Company estimates its potential complete withdrawal liability from its other multiemployer pension plans is less than $100,000.

NOTE 13—COMMITMENTS AND CONTINGENCIES

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that the Company's stadium style theatres violated the ADA and related regulations. The Department alleged the Company had failed to provide persons in wheelchairs seating arrangements with lines-of-sight comparable to the general public. The Department alleged various non-line-of-sight violations as well.

        As to line-of-sight matters, the trial court entered summary judgment in favor of the Department as to both liability and as to the appropriate remedy. On December 5, 2008, the Ninth Circuit Court of

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

Appeals reversed the trial court as to the appropriate remedy and remanded the case back to the trial court for findings consistent with its decision. The Company and the Department reached a settlement regarding the extent of betterments and remedies required for line-of-sight violations which the parties believe are consistent with the Ninth Circuit's decision. The trial court approved the settlement on November 29, 2010. The betterments will be made over a 5 year term and the Company estimates the unpaid cost of such betterments to be approximately $5,000,000. The Company has recorded a liability of $37,500 for compensation to claimants pursuant to the settlement.

        As to the non-line-of-sight aspects of the case, on January 21, 2003, the trial court entered summary judgment in favor of the Department on matters such as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. On December 5, 2003, the trial court entered a consent order and final judgment on non-line-of-sight issues under which the Company agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently the Company estimates that remaining betterments are required at approximately 40 stadium-style theatres. The Company estimates that the unpaid costs of these betterments will be approximately $13,160,000. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        Michael Bateman v. American Multi-Cinema, Inc. (No. CV07-00171). In January 2007, a class action complaint was filed against the Company in the Central District of the United States District Court of California (the "District Court") alleging violations of the Fair and Accurate Credit Transactions Act ("FACTA"). FACTA provides in part that neither expiration dates nor more than the last 5 numbers of a credit or debit card may be printed on receipts given to customers. FACTA imposes significant penalties upon violators where the violation is deemed to have been willful. Otherwise damages are limited to actual losses incurred by the card holder. On March 21, 2011, the District Court granted preliminary approval of the settlement, preliminarily certifying a class action for settlement purposes only. The settlement is not expected to have a material adverse impact to the Company's financial condition.

        On May 14, 2009, Harout Jarchafjian filed a similar lawsuit alleging that the Company willfully violated FACTA and seeking statutory damages, but without alleging any actual injury (Jarchafjian v. American Multi-Cinema, Inc. (C.D. Cal. Case No. CV09-03434). The parties have reached a tentative settlement, subject to court approval, which is not expected to have a material adverse impact to the Company's financial condition.

        In addition to the cases noted above, the Company is also currently a party to various ordinary course claims from vendors (including concession suppliers and motion picture distributors), landlords and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Except as described above, management believes that the ultimate outcome of such other matters, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes could occur. An

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

unfavorable outcome could include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

NOTE 14—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        The Company has provided reserves for estimated losses from theatres and screens which have been permanently closed and vacant space with no right to future use. As of March 31, 2011, the Company has reserved $73,852,000 for lease terminations which have either not been consummated or paid, related primarily to twelve theatres and vacant restaurant space. The Company is obligated under long-term lease commitments with remaining terms of up to 17 years for theatres which have been closed. As of March 31, 2011, base rents aggregated approximately $10,551,000 annually and $73,865,000 over the remaining terms of the leases.

        A rollforward of reserves for theatre and other closure is as follows:

	Fifty-two Week Period	Fifty-two Week Period	Fifty-two Week Period
(In thousands)	March 31, 2011	April 1, 2010	April 2, 2009
Beginning balance	$6,694	$7,386	$10,844
Theatre and other closure (income) expense	60,763	2,573	(2,262)
Transfer of property tax liability	550	715	63
Transfer of deferred rent obligations	11,230	2,112	2,828
Net book value of abandoned property	(1,819)	—	—
Cash (payments) receipts, net	(3,566)	(6,092)	(4,087)

Ending balance	$73,852	$6,694	$7,386

        The current portion of the ending balance is included with accrued expenses and other liabilities and the long-term portion of the ending balance is included with other long-term liabilities in the accompanying Consolidated Balance Sheets.

        During the fourth quarter of fiscal year ending March 31, 2011, the Company evaluated excess capacity and vacant and under-utilized retail space throughout the theatre circuit. On March 28, 2011, management decided to permanently close 73 underperforming screens and auditoriums in six theatre locations in the United States and Canada while continuing to operate 89 screens at these locations. The permanently closed screens are physically segregated from the screens that will remain in operation and access to the closed space is restricted. Additionally, management decided to discontinue development of and cease use of (including for storage) certain vacant and under-utilized retail space at four other theatres in the United States and the United Kingdom. As a result of closing the screens and auditoriums and discontinuing the development of and use of the other spaces, the Company recorded a charge of $55,015,000 for theatre and other closure expense, which is included in operating expense in the Consolidated Statements of Operations during the fiscal year ending March 31, 2011. The charge to theatre and other closure expense reflects the discounted contractual amounts of the existing lease obligations of $53,561,000 for the remaining 7 to 13 year terms of the leases as well as

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 14—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS (Continued)

expenses incurred for related asset removal and shutdown costs of $1,454,000. A significant portion of each of the affected properties will be closed and no longer used. The charges to theatre and other closure expense do not result in any new, increased or accelerated obligations for cash payments related to the underlying long-term operating lease agreements.

        In addition to the auditorium closures, the Company permanently closed 22 theatres with 144 screens in the U.S. during the fifty-two weeks ended March 31, 2011. The Company recorded $5,748,000 for theatre and other closure expense, which is included in operating expense in the Consolidated Statements of Operations, due primarily to the remaining lease terms of 5 theatre closures and accretion of the closure liability related to theatres closed during prior periods. Of the theatre closures in fiscal 2011, 9 theatres with 35 screens are owned properties that will be marketed for sale; 7 theatres with 67 screens that had leases were allowed to expire; a single screen theatre with a management agreement was allowed to expire; and 5 theatres with 41 screens were closed with remaining lease terms in excess of one month.

        During the fifty-two weeks ended April 1, 2010, the Company recognized $2,573,000 of theatre and other closure expense due primarily to closure of one theatre and accretion of the closure liability related to theatres closed during prior periods. During the fifty-two weeks ended April 2, 2009, the Company recognized $2,262,000 of theatre and other closure income due primarily to lease terminations negotiated on favorable terms for two theatres that were closed during this period. The Company did not receive cash payments in connection with the lease terminations, but recognized income from the write-off of the unamortized deferred rent liability.

        Theatre and other closure reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for the base rents, taxes and maintenance. As of March 31, 2011, the future lease obligations are discounted at annual rates ranging from 7.55% to 9.0%.

NOTE 15—FAIR VALUE MEASUREMENTS

        Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts. The inputs used to develop these fair value measurements are established in a hierarchy, which ranks the quality and reliability of the information used to determine the fair values. The fair value classification is based on levels of inputs. Assets and liabilities that are carried at fair value are classified and disclosed in one of the following categories:

    Level 1:    Quoted market prices in active markets for identical assets or liabilities.

    Level 2:    Observable market based inputs or unobservable inputs that are corroborated by market data.

    Level 3:    Unobservable inputs that are not corroborated by market data.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 15—FAIR VALUE MEASUREMENTS

        Recurring Fair Value Measurements.    The following table summarizes the fair value hierarchy of the Company's financial assets and liabilities carried at fair value on a recurring basis as of March 31, 2011:

		Fair Value Measurements at March 31, 2011 Using
(In thousands)	Total Carrying Value at March 31, 2011	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and Equivalents:
Money Market Mutual Funds	$77	$77	$—	$—
Restricted short-term investments	2,284	2,284	—	—
Other long-term assets:
Equity securities, available-for-sale:
RealD Inc. Common Stock	33,455	33,455	—	—
Mutual Fund Large U.S. Equity	2,532	2,532	—	—
Mutual Fund Small/Mid U.S. Equity	291	291	—	—
Mutual Fund International	121	121	—	—
Mutual Fund Broad U.S. Equity	26	26	—	—
Mutual Fund Balance	56	56	—	—
Mutual Fund Fixed Income	262	262	—	—

Total assets at fair value	$39,104	$39,104	$—	$—

Liabilities:	—	—	—	—

Total liabilities at fair value	$—	$—	$—	$—

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 15—FAIR VALUE MEASUREMENTS (Continued)

        The following table summarizes the fair value hierarchy of the Company's financial assets and liabilities carried at fair value on a recurring basis as of April 1, 2010:

		Fair Value Measurements at April 1, 2010 Using
(In thousands)	Total Carrying Value at April 1, 2010	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and Equivalents:
Money Market Mutual Funds	$20,223	$20,223	$—	$—
Other long-term assets:
Equity securities, available-for-sale:
Mutual Fund Large U.S. Equity	2,601	2,601	—	—
Mutual Fund Small/Mid U.S. Equity	187	187	—	—
Mutual Fund International	55	55	—	—
Mutual Fund Broad U.S. Equity	19	19	—	—
Mutual Fund Balance	41	41	—	—
Mutual Fund Fixed Income	283	283	—	—

Total assets at fair value	$23,409	$23,409	$—	$—

Liabilities:	—	—	—	—

Total liabilities at fair value	$—	$—	$—	$—

        Valuation Techniques.    The Company's money market mutual funds are invested in funds that seek to preserve principal, are highly liquid, and therefore are recorded on the balance sheet at the principal amounts deposited, which equals fair value. The restricted short-term investments are liquid, overnight deposits which are held as collateral for the Company's letters of credits, and are measured at fair value using principal amounts deposited plus any interest paid. The equity securities, available-for-sale, primarily consist of common stock and mutual funds invested in equity, fixed income, and international funds and are measured at fair value using quoted market prices and are classified. The Company is no longer restricted from selling its RealD Inc. common stock shares acquired during fiscal 2011 and, as a result, during the fourth quarter of fiscal 2011, transferred the fair value amounts in the hierarchy table from Level 2 to Level 1. The fair value of RealD Inc. common stock at March 31, 2011 was measured using quoted market prices. See Note 6—Investments, for further information regarding RealD Inc. common stock. The unrecognized gain on the equity securities recorded in accumulated other comprehensive loss as of March 31, 2011 was $6,436,000.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 15—FAIR VALUE MEASUREMENTS (Continued)

        Nonrecurring Fair Value Measurements.    The following table summarizes the fair value hierarchy of the Company's assets that were measured at fair value on a nonrecurring basis:

		Fair Value Measurements at March 31, 2011 Using
(In thousands)	Total Carrying Value at March 31, 2011	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Losses
Property, net:
Property owned, net	$10,351	—	—	$10,351	$11,445
Intangible assets, net:
Favorable lease, net	—	—	—	—	1,334
Other long-term assets:
Investment in a joint venture	236	—	—	236	8,825

		Fair Value Measurements at April 1, 2010 Using
(In thousands)	Total Carrying Value at April 1, 2010	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Losses
Property, net:
Property owned, net	$6,570	$—	$—	$6,570	$2,330
Other long-term assets:
Long-lived assets held and used	3,765	—	—	3,765	1,435

        In accordance with the provisions of the impairment of long-lived assets subsections of FASB Codification Subtopic 360-10, long-lived assets held and used that were considered impaired were written down to their fair value at March 31, 2011 and April 1, 2010 of $10,587,000 and $10,335,000, respectively. For the fifty-two weeks ending March 31, 2011, $12,779,000 was recorded as an impairment of long-lived assets and $8,825,000 was recorded as a charge to equity in earnings of non-consolidated entities. For the fifty-two weeks ending April 1, 2010, $3,765,000 was recorded as an impairment of long-lived assets.

        Other Fair Value Measurement Disclosures.    The Company is required to disclose the fair value of financial instruments that are not recognized in the statement of financial position, for which it is practicable to estimate that value. At March 31, 2011, the carrying amount of the Company's liabilities for corporate borrowings was $2,102,540,000 and the fair value was approximately $2,212,100,000. At April 1, 2010, the carrying amount of the corporate borrowings was $1,832,854,000 and the fair value was approximately $1,891,002,000. Quoted market prices were used to value publicly held corporate borrowings. The carrying value of cash and equivalents approximates fair value because of the short duration of those instruments.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 16—OPERATING SEGMENT

        The Company reports information about operating segments in accordance with ASC 280-10, Segment Reporting, which requires financial information to be reported based on the way management organizes segments within a company for making operating decisions and evaluating performance. The Company has identified one reportable segment for its theatrical exhibition operations. Prior to fiscal 2009, the Company had three operating segments which consisted of United States and Canada Theatrical Exhibition, International Theatrical Exhibition, and Other. The reduction in the number of operating segments was a result of the disposition of Cinemex in December 2008. Cinemex was previously reported in the International Theatrical Exhibition operating segment and accounted for a substantial majority of that segment. In addition, in the second quarter of fiscal 2009, the Company consolidated the Other operating segment with the United States and Canada Theatrical Exhibition operating segment due to a previous contribution of advertising net assets to NCM. During fiscal 2009, the United States and Canada Theatrical Exhibition operating segment was renamed the Theatrical Exhibition operating segment.

        Information about the Company's revenues and assets by geographic area is as follows:

Revenues (In thousands)	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
United States	$2,332,543	$2,328,069	$2,184,686
Canada	71,654	70,260	61,830
France	5,661	5,979	5,015
United Kingdom	13,110	13,431	13,956

Total revenues	$2,422,968	$2,417,739	$2,265,487

Long-term assets, net (In thousands)	March 31, 2011	April 1, 2010
United States	$3,321,059	$3,055,448
Canada	2,434	2,891
France	522	568
United Kingdom	231	70

Total long-term assets(1)	$3,324,246	$3,058,977

(1)
Long-term assets are comprised of property, intangible assets, goodwill and other long-term assets.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, Financial statements of guarantors and issuers of guaranteed securities registered or being registered. Each of the subsidiary guarantors are 100% owned by AMCE. The subsidiary guarantees of AMCE's Notes due 2014, Notes due 2019, and Notes due 2020 are full and unconditional and joint and several. There are significant restrictions on the Company's ability to obtain funds from any of its subsidiaries through dividends, loans or advances. The Company and its subsidiary guarantor's investments in its consolidated subsidiaries are presented under the equity method of accounting.

Fifty-two weeks ended March 31, 2011:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,684,903	$12,955	$—	$1,697,858
Concessions	—	659,500	4,608	—	664,108
Other theatre	—	59,794	1,208	—	61,002

Total revenues	—	2,404,197	18,771	—	2,422,968
Costs and Expenses
Film exhibition costs	—	882,053	5,705	—	887,758
Concession costs	—	82,181	1,006	—	83,187
Operating expense	—	691,777	22,069	—	713,846
Rent	—	467,951	7,859	—	475,810
General and administrative:
Merger, acquisition and transaction costs	—	14,085	—	—	14,085
Management fee	—	5,000	—	—	5,000
Other	—	58,011	125	—	58,136
Depreciation and amortization	—	212,132	281	—	212,413
Impairment of long-lived assets	—	12,779	—	—	12,779

Operating costs and expenses	—	2,425,969	37,045	—	2,463,014

Operating loss	—	(21,772)	(18,274)	—	(40,046)
Other expense (income)
Equity in (earnings) loss of consolidated subsidiaries	135,042	28,545	—	(163,587)	—
Other expense	367	13,349	—	—	13,716
Interest expense
Corporate borrowings	143,562	181,973	—	(182,013)	143,522
Capital and financing lease obligations	—	6,198	—	—	6,198
Equity in (earnings) loss of non-consolidated entities	(490)	(26,959)	10,271	—	(17,178)
Gain on NCM transactions	—	(64,441)	—	—	(64,441)
Investment income	(156,328)	(26,076)	—	182,013	(391)

Total other expense	122,153	112,589	10,271	(163,587)	81,426

Loss from continuing operations before income taxes	(122,153)	(134,361)	(28,545)	163,587	(121,472)
Income tax provision	700	1,250	—	—	1,950

Loss from continuing operations	(122,853)	(135,611)	(28,545)	163,587	(123,422)
Earnings from discontinued operations, net of income taxes	—	569	—	—	569

Net loss	$(122,853)	$(135,042)	$(28,545)	$163,587	$(122,853)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended April 1, 2010:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,698,522	$13,331	$—	$1,711,853
Concessions	—	641,845	4,871	—	646,716
Other theatre	—	57,962	1,208	—	59,170

Total revenues	—	2,398,329	19,410	—	2,417,739
Costs and Expenses
Film exhibition costs	—	922,825	5,807	—	928,632
Concession costs	—	71,883	971	—	72,854
Operating expense	—	603,740	7,034	—	610,774
Rent	—	433,108	7,556	—	440,664
General and administrative:
Merger, acquisition and transaction costs	—	2,280	—	—	2,280
Management fee	—	5,000	—	—	5,000
Other	—	57,755	103	—	57,858
Depreciation and amortization	—	187,720	622	—	188,342
Impairment of long-lived assets	—	3,765	—	—	3,765

Operating costs and expenses	—	2,288,076	22,093	—	2,310,169

Operating income (loss)	—	110,253	(2,683)	—	107,570
Other expense (income)
Equity in (earnings) loss of consolidated subsidiaries	(28,844)	6,799	—	22,045	—
Other income	—	(2,559)	—	—	(2,559)
Interest expense
Corporate borrowings	126,085	159,923	—	(159,550)	126,458
Capital and financing lease obligations	—	5,652	—	—	5,652
Equity in (earnings) loss of non-consolidated entities	(1,517)	(32,915)	4,132	—	(30,300)
Investment income	(137,914)	(21,825)	(16)	159,550	(205)

Total other expense (income)	(42,190)	115,075	4,116	22,045	99,046

Earnings (loss) from continuing operations before income taxes	42,190	(4,822)	(6,799)	(22,045)	8,524
Income tax benefit	(27,600)	(41,200)	—	—	(68,800)

Earnings (loss) from continuing operations	69,790	36,378	(6,799)	(22,045)	77,324
Loss from discontinued operations, net of income taxes	—	(7,534)	—	—	(7,534)

Net earnings (loss)	$69,790	$28,844	$(6,799)	$(22,045)	$69,790

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended April 2, 2009:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,567,717	$12,611	$—	$1,580,328
Concessions	—	621,228	5,023	—	626,251
Other theatre	—	57,572	1,336	—	58,908

Total revenues	—	2,246,517	18,970	—	2,265,487
Costs and Expenses
Film exhibition costs	—	836,877	5,779	—	842,656
Concession costs	—	66,650	1,129	—	67,779
Operating expense	—	569,642	6,380	—	576,022
Rent	—	440,823	7,980	—	448,803
General and administrative:
Merger, acquisition and transaction costs	—	650	—	—	650
Management fee	—	5,000	—	—	5,000
Other	—	53,496	132	—	53,628
Depreciation and amortization	—	201,095	318	—	201,413
Impairment of long-lived assets	—	73,547	—	—	73,547

Operating costs and expenses	—	2,247,780	21,718	—	2,269,498

Operating loss	—	(1,263)	(2,748)	—	(4,011)
Other expense (income)
Equity in earnings (loss) of consolidated subsidiaries	95,497	2,079	—	(97,576)	—
Other income	—	(14,139)	—	—	(14,139)
Interest expense
Corporate borrowings	115,881	151,966	—	(152,090)	115,757
Capital and financing lease obligations	—	5,990	—	—	5,990
Equity in (earnings) loss of non-consolidated entities	(1,280)	(27,024)	3,481	—	(24,823)
Investment income	(129,512)	(23,838)	(436)	152,090	(1,696)

Total other expense (income)	80,586	95,034	3,045	(97,576)	81,089

Loss from continuing operations before income taxes	(80,586)	(96,297)	(5,793)	97,576	(85,100)
Income tax provision	2,300	3,500	—	—	5,800

Loss from continuing operations	(82,886)	(99,797)	(5,793)	97,576	(90,900)
Earnings from discontinued operations, net of income taxes	1,714	4,300	3,714	—	9,728

Net loss	$(81,172)	$(95,497)	$(2,079)	$97,576	$(81,172)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

March 31, 2011:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$—	$261,096	$40,062	$—	$301,158
Receivables, net	129	26,341	222	—	26,692
Other current assets	—	85,987	2,162	—	88,149

Total current assets	129	373,424	42,446	—	415,999
Investment in equity of subsidiaries	(235,409)	79,567	—	155,842	—
Property, net	—	957,738	984	—	958,722
Intangible assets, net	—	149,493	—	—	149,493
Intercompany advances	2,694,299	(2,775,489)	81,190	—	—
Goodwill	—	1,923,667	—	—	1,923,667
Other long-term assets	37,278	254,629	457	—	292,364

Total assets	$2,496,297	$963,029	$125,077	$155,842	$3,740,245

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$164,553	$863	$—	$165,416
Accrued expenses and other liabilities	33,598	104,519	870	—	138,987
Deferred revenues and income	—	140,766	471	—	141,237
Current maturities of corporate borrowings and capital and financing lease obligations	6,500	3,455	—	—	9,955

Total current liabilities	40,098	413,293	2,204	—	455,595
Corporate borrowings	2,096,040	—	—	—	2,096,040
Capital and financing lease obligations	—	62,220	—	—	62,220
Deferred revenues for exhibitor services agreement	—	333,792	—	—	333,792
Other long-term liabilities	—	389,133	43,306	—	432,439

Total liabilities	2,136,138	1,198,438	45,510	—	3,380,086
Stockholder's equity (deficit)	360,159	(235,409)	79,567	155,842	360,159

Total liabilities and stockholder's equity	$2,496,297	$963,029	$125,077	$155,842	$3,740,245

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

April 1, 2010:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$—	$455,242	$40,101	$—	$495,343
Receivables, net	13	24,448	1,084	—	25,545
Other current assets	—	71,467	1,845	—	73,312

Total current assets	13	551,157	43,030	—	594,200
Investment in equity of subsidiaries	(161,239)	106,304	—	54,935	—
Property, net	—	862,651	881	—	863,532
Intangible assets, net	—	148,432	—	—	148,432
Intercompany advances	2,743,747	(2,825,700)	81,953	—	—
Goodwill	—	1,814,738	—	—	1,814,738
Other long-term assets	33,367	189,428	9,480	—	232,275

Total assets	$2,615,888	$847,010	$135,344	$54,935	$3,653,177

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$174,251	$891	$—	$175,142
Accrued expenses and other liabilities	22,475	116,839	267	—	139,581
Deferred revenues and income	—	125,376	466	—	125,842
Current maturities of corporate borrowings and capital and financing lease obligations	6,500	3,963	—	—	10,463

Total current liabilities	28,975	420,429	1,624	—	451,028
Corporate borrowings	1,826,354	—	—	—	1,826,354
Capital and financing lease obligations	—	53,323	—	—	53,323
Deferred revenues for exhibitor services agreement	—	252,322	—	—	252,322
Other long-term liabilities	—	282,175	27,416	—	309,591

Total liabilities	1,855,329	1,008,249	29,040	—	2,892,618
Stockholder's equity (deficit)	760,559	(161,239)	106,304	54,935	760,559

Total liabilities and stockholder's equity	$2,615,888	$847,010	$135,344	$54,935	$3,653,177

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended March 31, 2011:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by operating activities	$47,587	$44,144	$341	$—	$92,072

Cash flows from investing activities:
Capital expenditures	—	(128,952)	(395)	—	(129,347)
Acquisition of Kerasotes, net of cash acquired	—	(280,606)	—	—	(280,606)
Proceeds from NCM, Inc. stock sale	—	102,224	—	—	102,224
Proceeds from disposition of long-term assets	—	58,391	—	—	58,391
Proceeds from sale/leaseback of digital projection equipment	—	4,905	—	—	4,905
Proceeds from disposition of Cinemex	—	1,840	—	—	1,840
Other, net	—	(7,644)	200	—	(7,444)

Net cash used in investing activities	—	(249,842)	(195)	—	(250,037)

Cash flows from financing activities:
Proceeds from issuance of Senior Subordinated Notes due 2020	600,000	—	—	—	600,000
Repurchase of Senior Subordinated Notes due 2016	(325,000)	—	—	—	(325,000)
Payment of tender offer and consent solicitation consideration on Senior Subordinated Notes due 2016	(5,801)	—	—	—	(5,801)
Principal payments under Term Loan	(6,500)	—	—	—	(6,500)
Principal payments under capital and financing lease obligations	—	(4,194)	—	—	(4,194)
Deferred financing costs	(14,642)	—	—	—	(14,642)
Change in construction payables	—	(727)	—	—	(727)
Dividends paid to Marquee Holdings Inc.	(278,258)	—	—	—	(278,258)
Change in intercompany advances	(17,386)	16,623	763	—	—

Net cash provided by (used in) financing activities	(47,587)	11,702	763	—	(35,122)

Effect of exchange rate changes on cash and equivalents	—	(150)	(948)	—	(1,098)

Net decrease in cash and equivalents	—	(194,146)	(39)	—	(194,185)
Cash and equivalents at beginning of period	—	455,242	40,101	—	495,343

Cash and equivalents at end of period	$—	$261,096	$40,062	$—	$301,158

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended April 1, 2010:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by operating activities	$36,859	$222,266	$(1,110)	$—	$258,015

Cash flows from investing activities:
Capital expenditures	—	(96,826)	(185)	—	(97,011)
Purchase of digital projection equipment for sale/leaseback	—	(6,784)	—	—	(6,784)
Proceeds from sale/leaseback of digital projection equipment	—	6,570	—	—	6,570
Proceeds from disposition of Cinemex	—	4,315	—	—	4,315
LCE screen integration	—	(81)	—	—	(81)
Other, net	—	2,654	(6,000)	—	(3,346)

Net cash provided by investing activities	—	(90,152)	(6,185)	—	(96,337)

Cash flows from financing activities:
Proceeds from issuance of Senior Notes due 2019	585,492	—	—	—	585,492
Repurchase of Senior Fixed Rate Notes due 2012	(250,000)	—	—	—	(250,000)
Principal payments under Term Loan	(6,500)	—	—	—	(6,500)
Principal payments under capital and financing lease obligations	—	(3,423)	—	—	(3,423)
Deferred financing costs	(16,434)	—	—	—	(16,434)
Change in construction payables	—	6,714	—	—	6,714
Repayment under Revolving Credit Facility	(185,000)	—	—	—	(185,000)
Dividends paid to Marquee Holdings Inc.	(329,981)	—	—	—	(329,981)
Change in intercompany advances	165,564	(168,963)	3,399	—	—

Net cash provided by (used in) financing activities	(36,859)	(165,672)	3,399	—	(199,132)

Effect of exchange rate changes on cash and equivalents	—	—	(1,212)	—	(1,212)

Net increase (decrease) in cash and equivalents	—	(33,558)	(5,108)	—	(38,666)
Cash and equivalents at beginning of period	—	488,800	45,209	—	534,009

Cash and equivalents at end of period	$—	$455,242	$40,101	$—	$495,343

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended April 2, 2009:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by operating activities	$15,401	$173,229	$12,071	$—	$200,701

Cash flows from investing activities:
Capital expenditures	—	(107,718)	(13,738)	—	(121,456)
Proceeds from disposition of Fandango	—	2,383	—	—	2,383
Proceeds from disposition of Cinemex, net of cash disposed	244,095	—	(19,717)	—	224,378
LCE screen integration	—	(4,700)	—	—	(4,700)
Other, net	—	262	58	—	320

Net cash provided by investing activities	244,095	(109,773)	(33,397)	—	100,925

Cash flows from financing activities:
Principal payments on Term Loan	(6,500)	—	—	—	(6,500)
Principal payments under capital and financing lease obligations	—	(3,048)	(404)	—	(3,452)
Deferred financing costs	—	(525)	—	—	(525)
Change in construction payables	—	(9,331)	—	—	(9,331)
Borrowing under Revolver Credit Facility	185,000	—	—	—	185,000
Dividends paid to Marquee Holdings Inc.	(35,989)	—	—	—	(35,989)
Change in intercompany advances	(402,007)	402,936	(929)	—	—

Net cash provided by financing activities	(259,496)	390,032	(1,333)	—	129,203

Effect of exchange rate changes on cash and equivalents	—	—	(3,001)	—	(3,001)

Net increase (decrease) in cash and equivalents	—	453,488	(25,660)	—	427,828
Cash and equivalents at beginning of period	—	35,312	70,869	—	106,181

Cash and equivalents at end of period	$—	$488,800	$45,209	$—	$534,009

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 18—RELATED PARTY TRANSACTIONS

Governance Agreements

        Agreements entered into by AMC Entertainment Holdings, Inc., the Sponsors and Holdings' other stockholders (collectively, the "Governance Agreements"), provide that the Board of Directors for Parent consist of up to nine directors, two of whom are designated by JPMP, two of whom are designated by Apollo, one of whom is the Chief Executive Officer of Parent, one of whom is designated by Carlyle, one of whom is designated by Bain, one of whom is designated by Spectrum and one of whom is designated by Bain, Carlyle and Spectrum, voting together, so long as such designee was consented to by each of Bain and Carlyle. Each of the directors respectively designated by JPMP, Apollo, Carlyle, Bain and Spectrum have three votes on all matters placed before the Board of Directors of Holdings and AMCE and the Chief Executive Officer of Parent and the director designated by Carlyle, Bain and Spectrum voting together have one vote each. The number of directors respectively designated by the Sponsors is to be reduced upon a decrease in such Sponsors' ownership in Parent below certain thresholds.

        The Voting Agreement among Parent and the pre-existing stockholders of Holdings provides that, until the fifth anniversary of the Mergers (the "Blockout Period"), the former continuing stockholders of Holdings (other than Apollo and JPMP) would generally vote their voting shares of capital stock of Parent in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Voting Agreement among Parent and the former stockholders of LCE Holdings further provides that during the Blockout Period, the former LCE Holdings stockholders would generally vote their voting shares of capital stock of Parent on any matter as directed by any two of Carlyle, Bain and Spectrum, except in certain specified instances. In addition, certain actions of Parent, including, but not limited to, change in control transactions, acquisition or disposition transactions with a value in excess of $10,000,000, the settlement of claims or litigation in excess of $2,500,000, an initial public offering of Parent, hiring or firing a chief executive officer, chief financial officer or chief operating officer, incurring or refinancing indebtedness in excess of $5,000,000 or engaging in new lines of business, require the approval of either (i) any three of JPMP, Apollo, Carlyle or Bain or (ii) Spectrum and (a) either JPMP or Apollo and (b) either Carlyle or Bain (the "Requisite Stockholder Majority") if at such time the Sponsors collectively held at least a majority of Parent's voting shares.

        Prior to the earlier of the end of the Blockout Period and the completion of an initial public offering of the capital stock of Parent, Holdings or AMCE, the Governance Agreements prohibit the Sponsors and the other pre-existing stockholders of Holdings from transferring any of their interests in Parent, other than (i) certain permitted transfers to affiliates or to persons approved of by the Sponsors and (ii) transfers after the Blockout Period subject to the rights described below.

        The Governance Agreements set forth additional transfer provisions for the Sponsors and the other pre-existing stockholders of Holdings with respect to the interests in Parent, including the following:

        Right of first offer.    After the Blockout Date and prior to an initial public offering, Parent and, in the event Parent does not exercise its right of first offer, each of the Sponsors and the other preexisting stockholders of Holdings, have a right of first offer to purchase (on a pro rata basis in the case of the stockholders) all or any portion of the shares of Parent that a Sponsor or other former continuing

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 18—RELATED PARTY TRANSACTIONS (Continued)

stockholder of Holdings was proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

        Drag-along rights.    If, prior to an initial public offering, Sponsors constituting a Requisite Stockholder Majority propose to transfer shares of Parent to an independent third party in a bona fide arm's-length transaction or series of transactions that resulted in a sale of all or substantially all of Parent, such Sponsors may have elected to require each of the other stockholders of Holdings to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    Subject to the right of first offer described above, if any Sponsor or other former continuing stockholder of Holdings proposes to transfer shares of Parent held by it, then such stockholder would give notice to each other stockholder, who would each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        Participant rights.    On or prior to an initial public offering, the Sponsors and the other pre-existing stockholders of Holdings have the pro rata right to subscribe to any issuance by Parent or any subsidiary of shares of its capital stock or any securities exercisable, convertible or exchangeable for shares of its capital stock, subject to certain exceptions.

        The Governance Agreements also provide for certain registration rights in the event of an initial public offering of Parent, including the following:

        Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, Carlyle and Bain during the first two years following an initial public offering, each Sponsor has the right at any time following an initial public offering to make a written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Parent's expense, subject to certain limitations. Subject to the same consent requirement, the other pre-existing stockholders of Holdings as a group have the right at any time following an initial public offering to make one written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200,000,000.

        Piggyback rights.    If Parent at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of Parent for sale to the public under the Securities Act, Parent must give written notice of the proposed registration to each stockholder, who then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder agrees that it would not offer for public sale any equity interests during a period not to exceed 90 days (180 days in the case of an initial public offering) after the effective date of any registration statement filed by Parent in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 18—RELATED PARTY TRANSACTIONS (Continued)

Amended and Restated Fee Agreement

        In connection with the merger with LCE Holdings Inc., Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement, which provided for an annual management fee of $5,000,000, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the earliest of (i) the twelfth anniversary from December 23, 2004, and (ii) such time as the sponsors own less than 20% in the aggregate of Parent. In addition, the fee agreement provided for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Holdings of up to $3,500,000 for fees payable by Holdings in any single fiscal year in order to maintain AMCE's and its corporate existence, corporate overhead expenses and salaries or other compensation of certain employees. The Amended and Restated Fee Agreement terminated on June 11, 2007, the date of the holdco merger, and was superseded by a substantially identical agreement entered into by AMC Entertainment Holdings, Inc., Holdings, AMCE, the Sponsors and Holdings' other stockholders.

        Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. As of March 31, 2011, the Company estimates this amount would be $25,835,000. The Company expects to record any lump sum payment to the Sponsors as a dividend.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

        Parent is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.834%); Apollo (20.834%); Bain Capital Partners (15.126%); The Carlyle Group (15.126%); Spectrum Equity Investors (9.788%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.909%); Co-Investment Partners, L.P. (3.909%); Caisse de Depot et Placement du Quebec (3.127%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.736%); SSB Capital Partners (Master Fund) I, L.P. (1.955%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., and GSO Credit Opportunities Fund (Helios), L.P. (1.564%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (0.782%); Screen Investors 2004, LLC (0.152%); and current and former members of management (0.158%)(1).

(1)
All percentage ownerships are approximate.

Control Arrangement

        The Sponsors have the ability to control the Company's affairs and policies and the election of directors and appointment of management.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 31, 2011, April 1, 2010 and April 2, 2009

NOTE 18—RELATED PARTY TRANSACTIONS (Continued)

DCIP

        In February 2007, Mr. Travis Reid was hired as the chief executive officer of DCIP, a joint venture between AMCE, Cinemark and Regal formed to explore the possibility of implementing digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. Mr. Reid was a member of the Company's Board of Directors until October 15, 2010. See Note 6—Investments, for a discussion of transactions with DCIP.

Market Making Transactions

        On June 9, 2009, AMCE sold $600,000,000 in aggregate principal amount of its Senior Notes due 2019. On December 15, 2010, AMCE sold $600,000,000 in aggregate principal amount of its 9.75% Senior Subordinated Notes due 2020. J.P. Morgan Securities LLC, an affiliate of J.P. Morgan Partners, LLC, which owns approximately 20.8% of Parent, and Credit Suisse Securities (USA) LLC, whose affiliates own approximately 1.62% of Parent, were initial purchasers of the Notes due 2019 and Notes due 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
National CineMedia, LLC
Centennial, Colorado

        We have audited the accompanying balance sheets of National CineMedia, LLC (the "Company") as of December 30, 2010 and December 31, 2009, and the related statements of operations, members' equity (deficit), and cash flows for the years ended December 30, 2010, December 31, 2009 and January 1, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 30, 2010 and December 31, 2009, and the results of its operations and its cash flows for the years ended December 30, 2010, December 31, 2009 and January 1, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 24, 2011

NATIONAL CINEMEDIA, LLC

BALANCE SHEETS

(In millions)

	December 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13.8	$37.8
Receivables, net of allowance of $3.7 and $3.6 million, respectively	100.1	89.0
Prepaid expenses	1.7	1.5
Prepaid management fees to managing member	0.8	0.6

Total current assets	116.4	128.9
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $46.4 and $39.3 million, respectively	19.8	23.7
INTANGIBLE ASSETS, net of accumulated amortization of $10.8 and $4.4 million, respectively	275.2	134.2
OTHER ASSETS:
Debt issuance costs, net	7.3	9.2
Other investment	6.7	7.4
Other long-term assets	0.6	1.0

Total other assets	14.6	17.6

TOTAL	$426.0	$304.4

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Amounts due to founding members	25.2	29.8
Amounts due to managing member	28.2	22.9
Accrued expenses	8.6	12.4
Current portion of long-term debt	1.2	4.3
Current portion of interest rate swap agreements	25.3	24.4
Accrued payroll and related expenses	9.3	6.6
Accounts payable	10.5	11.3
Deferred revenue and other current liabilities	3.8	2.8

Total current liabilities	112.1	114.5
NON-CURRENT LIABILITIES:
Borrowings	775.0	799.0
Interest rate swap agreements	45.5	30.2
Other long-term liabilities	0.0	0.3

Total non-current liabilities	820.5	829.5

Total liabilities	932.6	944.0

COMMITMENTS AND CONTINGENCIES (NOTE 11)
MEMBERS' EQUITY/(DEFICIT)	(506.6)	(639.6)

TOTAL	$426.0	$304.4

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF OPERATIONS

(In millions)

	Year Ended December 30, 2010	Year Ended December 31, 2009	Year Ended January 1, 2009
REVENUE:
Advertising (including revenue from founding members of $38.5, $38.2 and $45.6 million, respectively)	$379.4	$335.1	$330.3
Fathom Events	48.0	45.5	38.9
Other	0.1	0.1	0.3

Total	427.5	380.7	369.5

OPERATING EXPENSES:
Advertising operating costs	21.7	20.0	18.7
Fathom Events operating costs (including costs to founding members of $7.3, $6.7, and $6.0 million, respectively)	32.4	29.1	25.1
Network costs	20.0	18.6	17.0
Theatre access fees—founding members	52.6	52.7	49.8
Selling and marketing costs	57.9	50.2	47.9
Administrative costs	17.9	14.8	14.5
Administrative fee—managing member	16.6	10.8	9.7
Severance plan costs	0.0	0.0	0.5
Depreciation and amortization	17.8	15.6	12.4
Other costs	0.0	0.7	0.7

Total	236.9	212.5	196.3

OPERATING INCOME	190.6	168.2	173.2
Interest Expense and Other, Net:
Borrowings	44.4	47.1	51.8
Change in derivative fair value	5.3	(7.0)	14.2
Interest income and other	0.2	(2.0)	(0.2)

Total	49.9	38.1	65.8
Impairment and related loss	0.0	0.0	11.5

INCOME BEFORE INCOME TAXES	140.7	130.1	95.9

Provision for Income Taxes	0.5	0.8	0.6
Equity loss from investment, net	0.7	0.8	0.0

NET INCOME	$139.5	$128.5	$95.3

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF MEMBERS' EQUITY/(DEFICIT)

(In millions)

Total
Balance—December 27, 2007	$(713.8)
Contribution of severance plan payments	0.5
Capital contribution from managing member	0.6
Capital contribution from founding members	4.7
Distribution to managing member	(55.5)
Distribution to founding members	(75.5)
Units issued for purchase of intangible asset	116.1
Comprehensive Income:
Unrealized (loss) on cash flow hedge	(59.1)
Net income	95.3

Total Comprehensive Income	36.2
Share-based compensation expense	1.1

Balance—January 1, 2009	$(685.6)

Capital contribution from founding members	0.1
Distribution to managing member	(57.8)
Distribution to founding members	(81.5)
Units issued for purchase of intangible asset	28.5
Comprehensive Income:
Unrealized (loss) on cash flow hedge	26.1
Net income	128.5

Total Comprehensive Income	154.6
Share-based compensation expense	2.1

Balance—December 31, 2009	$(639.6)

Capital contribution from managing member	3.5
Distribution to managing member	(71.0)
Distribution to founding members	(85.1)
Units issued for purchase of intangible asset	151.3
Comprehensive Income:
Unrealized (loss) on cash flow hedge	(10.9)
Net income	139.5

Total Comprehensive Income	128.6
Share-based compensation expense	5.7

Balance—December 30, 2010	$(506.6)

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 30, 2010	Year Ended December 31, 2009	Year Ended January 1, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$139.5	$128.5	$95.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17.8	15.6	12.4
Non-cash severance and share-based compensation	5.6	2.0	1.5
Non-cash impairment and related loss	0.0	0.0	11.5
Net unrealized loss (gain) on hedging transactions	5.3	(7.0)	14.2
Equity loss from investment	0.7	0.8	0.0
Amortization of debt issuance costs	1.9	1.9	1.9
Other non-cash operating activities	0.6	0.0	0.0
Changes in operating assets and liabilities:
Receivables—net	(11.1)	3.0	(0.4)
Accounts payable and accrued expenses	(1.6)	6.9	(0.7)
Amounts due to founding members and managing member	4.1	1.2	0.4
Other operating	0.8	(3.5)	0.1

Net cash provided by operating activities	163.6	149.4	136.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10.1)	(8.4)	(16.6)
Proceeds from sale of property and equipment to founding member	3.0	0.0	0.0
Increase in investment in affiliate	0.0	(2.0)	0.0

Net cash used in investing activities	(7.1)	(10.4)	(16.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	124.3	0.0	139.0
Repayments of borrowings	(152.5)	(3.0)	(124.0)
Founding members and managing member integration payments	3.9	3.6	10.3
Distributions to founding members and managing member	(159.6)	(135.9)	(118.3)
Unit settlement for share-based compensation	3.4	0.0	0.0

Net cash used in financing activities	(180.5)	(135.3)	(93.0)

CHANGE IN CASH AND CASH EQUIVALENTS	(24.0)	3.7	26.6
CASH AND CASH EQUIVALENTS:
Beginning of period	37.8	34.1	7.5

End of period	$13.8	$37.8	$34.1

Supplemental disclosure of non-cash financing and investing activity:
Contribution for severance plan payments	$0.0	$0.0	$0.5
Purchase of an intangible asset with subsidiary equity	$151.3	$28.5	$116.1
Settlement of put liability by issuance of debt	$0.0	$7.0	$0.0
Assets acquired in settlement of put liability	$0.0	$2.5	$0.0
Supplemental disclosure of cash flow information:
Cash paid for interest	$49.8	$38.8	$48.3
Cash paid for income taxes	$0.5	$0.8	$0.6

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

  Description of Business

        National CineMedia, LLC ("NCM LLC" or "the Company") commenced operations on April 1, 2005 and operates the largest digital in-theatre network in North America, allowing NCM LLC to distribute advertising, Fathom entertainment programming events and corporate events under long-term exhibitor services agreements ("ESAs") with American Multi-Cinema, Inc. ("AMC"), a wholly owned subsidiary of AMC Entertainment, Inc. ("AMCE"), Regal Cinemas, Inc., a wholly owned subsidiary of Regal Entertainment Group ("Regal"), and Cinemark USA, Inc. ("Cinemark USA"), a wholly owned subsidiary of Cinemark Holdings, Inc. ("Cinemark"). AMC, Regal and Cinemark and their affiliates are referred to in this document as "founding members". NCM LLC also provides such services to certain third-party theatre circuits under "network affiliate" agreements, which expire at various dates.

        At December 30, 2010, NCM LLC had 110,752,192 common membership units outstanding, of which 53,549,477 (48.3%) were owned by NCM, Inc., 21,452,792 (19.4%) were owned by Regal, 18,803,420 (17.0%) were owned by AMC, and 16,946,503 (15.3%) were owned by Cinemark. The membership units held by the founding members are exchangeable into NCM, Inc. common stock on a one-for-one basis. During the third quarter of 2010, AMC and Regal completed a common unit membership redemption and an underwritten public offering of an aggregate 10,955,471 shares of National CineMedia, Inc.'s ("NCM, Inc." or "managing member"), common stock (see Note 7).

  Basis of Presentation

        The Company has prepared its financial statements and related notes in accordance with accounting principles generally accepted in the United States of America ("GAAP") and the rules and regulations of the Securities and Exchange Commission ("SEC").

        On February 13, 2007, NCM, Inc., a Company formed by NCM LLC and incorporated in the State of Delaware with the sole purpose of becoming a member and sole manager of NCM LLC, completed its initial public offering ("IPO"). The Company's business is seasonal and for this and other reasons operating results for interim periods may not be indicative of the Company's full year results or future performance. As a result of the various related-party agreements discussed in Note 7, the operating results as presented are not necessarily indicative of the results that might have occurred if all agreements were with non-related third parties.

        Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to the reserve for uncollectible accounts receivable, and equity-based compensation. Actual results could differ from those estimates.

        Reclassifications—Certain reclassifications of previously reported amounts within operating activities in the statement of cash flows have been made to conform to the current year presentation.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES

        Accounting Period—The Company operates on a 52-week fiscal year, with the fiscal year ending on the first Thursday after December 25, which, in certain years, results in a 53-week year, as was the case for fiscal year 2008.

        Segment Reporting—Segments are accounted for under ASC 280 Segment Reporting. Refer to Note 14.

        Revenue Recognition—Advertising revenue is recognized in the period in which an advertising contract is fulfilled against the contracted theatre attendees. Advertising revenue is recorded net of make-good provisions to account for delivered attendance that is less than contracted attendance. When remaining delivered attendance is provided in subsequent periods, that portion of the revenue earned is recognized in that period. Deferred revenue refers to the unearned portion of advertising contracts. All deferred revenue is classified as a current liability. Fathom Events revenue is recognized in the period in which the event is held.

        Barter Transactions—The Company enters into barter transactions that exchange advertising program time for products and services used principally for selling and marketing activities. The Company records barter transactions at the estimated fair value of the advertising exchanged based on fair value received for similar advertising from cash paying customers. Revenues for advertising barter transactions are recognized when advertising is provided, and products and services received are charged to expense when used. The Company limits the use of such barter transactions to items and services for which it would otherwise have paid cash. Any timing differences between the delivery of the bartered revenue and the use of the bartered expense products and services are recorded through deferred revenue. Revenue and expense from barter transactions for the year ended December 30, 2010 were $1.5 million and $1.1 million, respectively and were not material to the Company's statement of operations for the years ended December 31, 2009 and January 1, 2009.

        Operating Costs—Advertising related operating costs primarily include personnel and other costs related to advertising fulfillment, and to a lesser degree, production costs of non-digital advertising, and payments due to unaffiliated theatre circuits under the network affiliate agreements.

        Fathom Events operating costs include equipment rental, catering, movie tickets acquired primarily from the founding members, revenue share under the amended and restated ESAs and other direct costs of the meeting or event.

        Payment to the founding members of a theatre access fee is comprised of a payment per theatre attendee and a payment per digital screen, both of which escalate over time.

        Network costs include personnel, satellite bandwidth, repairs, and other costs of maintaining and operating the digital network and preparing advertising and other content for transmission across the digital network. These costs are not specifically allocable between the advertising business and the Fathom Events business.

        Leases—The Company leases various office facilities under operating leases with terms ranging from 3 to 15 years. The Company calculates straight-line rent expense over the initial lease term and renewals that are reasonably assured.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Advertising Costs—Costs related to advertising and other promotional expenditures are expensed as incurred. Due to the nature of the business, the Company has an insignificant amount of advertising costs included in selling and marketing costs on the statement of operations.

        Cash and Cash Equivalents—All highly liquid debt instruments and investments purchased with an original maturity of three months or less are classified as cash equivalents and are considered available for sale securities. There are cash balances in a bank in excess of the federally insured limits or in the form of a money market demand account with a major financial institution.

        Restricted Cash—At December 30, 2010 and December 31, 2009, other non-current assets included restricted cash of $0.3 million, which secures a letter of credit used as a lease deposit on NCM LLC's New York office.

        Receivables—Bad debts are provided for using the allowance for doubtful accounts method based on historical experience and management's evaluation of outstanding receivables at the end of the period. Receivables are written off when management determines amounts are uncollectible. Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. At December 30, 2010, there was two advertising agency groups through which the Company sources national advertising revenue representing approximately 17% and 21%, of the Company's outstanding gross receivable balance, respectively; however, none of the individual contracts related to the advertising agencies were more than 10% of advertising revenue. At December 31, 2009 there was one advertising agency group through which the Company sources national advertising revenue representing approximately 19% of the Company's outstanding gross receivable balance; however, none of the individual contracts related to the advertising agency were more than 10% of advertising revenue. The collectability risk is reduced by dealing with large, national advertising agencies who have strong reputations in the advertising industry and clients with stable financial positions.

        Receivables consisted of the following, in millions:

	As of December 30, 2010	As of December 31, 2009
Trade accounts	$100.9	$91.6
Other	2.9	1.0
Less allowance for doubtful accounts	(3.7)	(3.6)

Total	$100.1	$89.0

        Allowance for doubtful accounts consisted of the following, in millions:

	Years Ended
	December 30, 2010	December 31, 2009	January 1, 2009
Balance at beginning of period	$3.6	$2.6	$1.5
Provision for bad debt	2.3	2.4	2.3
Write-offs, net	(2.2)	(1.4)	(1.2)

Balance at end of period	$3.7	$3.6	$2.6

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Long-lived Assets—Property and equipment is stated at cost, net of accumulated depreciation or amortization. Refer to Note 4. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed currently. In general, the equipment associated with the digital network that is located within the theatre is owned by the founding members, while equipment outside the theatre is owned by the Company. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Equipment	4 - 10 years
Computer hardware and software	3 - 5 years
Leasehold improvements	Lesser of lease term or asset life

        Software and web site development costs developed or obtained for internal use are accounted for in accordance with ASC Subtopic 350-40 Internal Use Software and ASC Subtopic 350-50 Website Development Costs. The subtopics require the capitalization of certain costs incurred in developing or obtaining software for internal use. The majority of software costs and web site development costs, which are included in equipment, are depreciated over three to five years. As of December 30, 2010 and December 31, 2009, the Company had a net book value of $9.2 million and $11.0 million, respectively, of capitalized software and web site development costs. Approximately $6.5 million, $6.7 million and $4.9 million was recorded for the years ended December 30, 2010, December 31, 2009 and January 1, 2009, respectively, in depreciation expense. For the years ended December 30, 2010, December 31, 2009 and January 1, 2009 the Company recorded $1.2 million, $1.6 million and $1.2 million in research and development expense, respectively.

        Construction in progress includes costs relating to installations of equipment into affiliate theatres. Assets under construction are not depreciated until placed into service.

        The Company assesses impairment of long-lived assets pursuant with ASC 360 Property, Plant and Equipment annually. This includes determining if certain triggering events have occurred that could affect the value of an asset. Thus far, we have recorded no impairment charges related to long-lived assets.

        Intangible assets—Intangible assets consist of contractual rights and are stated at cost, net of accumulated amortization. Refer to Note 5. The Company records amortization using the straight-line method over the estimated useful life of the intangibles, corresponding to the term of the ESAs. During the year ended December 30, 2010, NCM LLC recorded an intangible asset of $111.5 million, which is amortized over a weighted average amortization period of 26.7 years, and a second addition of $39.8 million, which is amortized over a weighted average amortization period of 27.0 years. As of December 30, 2010, the gross carrying amount of the intangible assets is $286.0 million, with a remaining weighted average amortization period of 27.0 years.

        Amounts Due to Founding Members—Amounts due to founding members in the 2010 and 2009 periods include amounts due for the theatre access fee, offset by a receivable for advertising time purchased by the founding members, as well as revenue share earned for Fathom Events plus any amounts outstanding under other contractually obligated payments. Payments to or received from the founding members against outstanding balances are made monthly.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Amounts Due to Managing Member—Amounts due to the managing member include amounts due under the NCM LLC Operating Agreement and other contractually obligated payments. Payments to or received from the managing member against outstanding balances are made periodically.

        Income Taxes—As a limited liability company, NCM LLC's taxable income or loss is allocated to the founding members and managing member and, therefore, the only provision for income taxes included in the financial statements is for income-based state and local taxes.

        Accumulated Other Comprehensive Loss—Accumulated other comprehensive loss is composed of the following (in millions):

	Year Ended December 30, 2010	Year Ended December 31, 2009	Year Ended January 1, 2009
Beginning Balance	$(47.4)	$(73.5)	$(14.4)
Change in fair value on cash flow hedge	(12.2)	24.8	(59.5)
Reclassifications into earnings	1.3	1.3	0.4

Ending Balance	$(58.3)	$(47.4)	$(73.5)

        Debt Issuance Costs—In relation to the issuance of long-term debt discussed in Note 8, there is a balance of $7.3 million and $9.2 million in deferred financing costs as of December 30, 2010 and December 31, 2009, respectively. These debt issuance costs are being amortized over the terms of the underlying obligation and are included in interest expense. For each of the years ended December 30, 2010, December 31, 2009, and January 1, 2009 we amortized $1.9 million.

        Other Investment—Through March 15, 2010, the Company accounted for its investment in RMG Networks, Inc., ("RMG") (formerly Danoo, Inc.) under the equity method of accounting as required by ASC 323-10 Investments—Equity Method and Joint Ventures ("ASC 323-10") because we exerted "significant influence" over, but did not control, the policy and decisions of RMG, due to ownership of approximately 24% of the issued and outstanding preferred and common stock of RMG. During the first quarter of 2010, RMG sold additional common stock to other third party investors for cash, which reduced the Company's ownership in RMG resulting in cost method accounting. At December 30, 2010, the Company's ownership in RMG was approximately 19% of the issued and outstanding preferred and common stock of RMG. The investment in RMG and the Company's share of its operating results through December 30, 2010 are not material to the Company's financial position or results of operations and as a result summarized financial information is not presented. Refer to Note 11 and 12 for additional discussion.

        Share-Based Compensation—Stock-based employee compensation is accounted for at fair value under ASC 718 Compensation—Stock Compensation. Refer to Note 9.

        Derivative Instruments—Derivative Instruments are accounted for under ASC 815 Derivatives and Hedging. Refer to Note 13.

        Current Liabilities—For the year ended December 31, 2009, the Company presented the liability for interest rate swap agreements in a single line on its Balance Sheet in other non-current liabilities. However, after further review, the Company determined that the current portion of the liability should

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

be reclassified and presented with total current liabilities. As a result, the Company has restated its Balance Sheet to reflect this classification. The correction has no effect on total assets, total liabilities, total equity/(deficit), the Statements of Operations, or the Cash Flows from Operations.

        The following is a summary of the effects of the restatement on our Balance Sheet as of December 31, 2009:

	BALANCE SHEET As of December 31, 2009
	As Previously Reported	As Restated
Current portion of interest rate swap agreements	0.0	$24.4
Total current liabilities	$90.1	$114.5
Interest rate swap agreements	$54.6	$30.2
Total non-current liabilities	$853.9	$829.5

3. RECENT ACCOUNTING PRONOUNCEMENTS

        In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, which revises the existing multiple-element revenue arrangements guidance and changes the determination of when the individual deliverables included in a multiple-element revenue arrangement may be treated as separate units of accounting, modifies the manner in which the transaction consideration is allocated across the separately identified deliverables and expands the disclosures required for multiple-element revenue arrangements. The pronouncement is effective for revenue arrangements entered into or materially modified in fiscal years beginning after June 15, 2010. The Company does not expect the pronouncement to have a material effect on its financial statements.

        In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements, which requires additional disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2 and 3. The Company adopted this pronouncement effective January 1, 2010 with no impact on its financial statements.

        The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

4. PROPERTY AND EQUIPMENT

	As of December 30, 2010	As of December 31, 2009
	(in millions)
Equipment, computer hardware and software	$63.3	$60.6
Leasehold Improvements	1.7	1.6
Less accumulated depreciation	(46.4)	(39.3)

Subtotal	18.6	22.9
Construction in Progress	1.2	0.8

Total property and equipment	$19.8	$23.7

        For the years ended December 30, 2010, December 31, 2009, and January 1, 2009, the Company recorded depreciation of $11.4 million, $12.5 million, and $10.2 million, respectively.

5. INTANGIBLE ASSETS

        During the second quarter of 2010, NCM LLC issued 6,510,209 common membership units to a subsidiary of AMCE as a result of that subsidiary's acquisition of Kerasotes Showplace Theatres, LLC (the "AMC Kerasotes Acquisition"). Such issuance provided NCM LLC with exclusive access, in accordance with the ESA, to the net new theatre screens and attendees added by AMCE to NCM LLC's network since the date of the last annual common unit adjustment through the date of the AMC Kerasotes Acquisition. As a result, NCM LLC recorded an intangible asset at the market value of the common membership units equal to $111.5 million. During the first quarter of 2010, NCM LLC issued 2,212,219 common membership units to its founding members in exchange for the rights to exclusive access, in accordance with the ESA, to net new theatre screens and projected attendees added by the founding members to NCM LLC's network during 2009. As a result, NCM LLC recorded an intangible asset at the market value of the common membership units equal to $39.8 million. During the first quarter of 2009, NCM LLC issued 2,126,104 common membership units to its founding members in exchange for the rights to exclusive access to net new theatre screens and projected attendees added by the founding members to NCM LLC's network. The Company recorded an intangible asset at the market value of the common membership units equal to $28.5 million. The Company based the fair value of the intangible assets on the market value of the common membership units issued on the date of grants, which are freely convertible into the Company's common stock.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

5. INTANGIBLE ASSETS (Continued)

        Pursuant to ASC 350-10 Intangibles—Goodwill and Other, the intangible assets have a finite useful life and the Company amortizes the assets over the remaining useful life corresponding with the ESAs. Amortization of the asset related to Regal Consolidated Theatres will not begin until after 2011 since the Company will not have access to on-screen advertising in the Regal Consolidated Theatres until the run-out of their existing on-screen advertising agreement.

	As of December 30, 2010	As of December 31, 2009
	(in millions)
Beginning balance	$134.2	$111.8
Purchase of intangible asset subject to amortization	151.3	28.5
Less integration payments(1)	(3.9)	(3.2)
Less amortization expense	(6.4)	(2.9)

Total intangible assets	$275.2	$134.2

(1)
See Note 7 for further information on integration payments.

        For the years ended December 30, 2010, December 31, 2009 and January 1, 2009 the Company recorded amortization of $6.4 million, $2.9 million and $1.5 million, respectively.

        The estimated aggregate amortization expense for each of the five succeeding years is as follows (in millions):

2011	$9.9
2012	10.5
2013	10.5
2014	10.5
2015	10.5

6. ACCRUED EXPENSES

	As of December 30, 2010	As of December 31, 2009
	(in millions)
Make-good reserve	$2.8	$0.3
Accrued interest	2.1	9.8
Other accrued expenses	3.7	2.3

Total accrued expenses	$8.6	$12.4

7. RELATED-PARTY TRANSACTIONS

        Pursuant to the ESAs, the Company makes monthly theatre access fee payments to the founding members, comprised of a payment per theatre attendee and a payment per digital screen with respect to the founding member theatres included in our network. The total theatre access fee to the founding members for the years ended December 30, 2010, December 31, 2009 and January 1, 2009 was $52.6 million, $52.7 million and $49.8 million, respectively.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. RELATED-PARTY TRANSACTIONS (Continued)

        Under the ESAs, for the years ended December 30, 2010 and December 31, 2009, the founding members purchased 60 seconds of on-screen advertising time (with a right to purchase up to 90 seconds) from NCM LLC to satisfy their obligations under their beverage concessionaire agreements at a specified 30 second equivalent cost per thousand ("CPM") impressions. For the year ended January 1, 2009, two of the founding members purchased 90 seconds and one purchased 60 seconds of on-screen advertising time under their beverage concessionaire agreement. The total revenue related to the beverage concessionaire agreements for the years ended December 30, 2010, December 31, 2009 and January 1, 2009 was $37.2 million, $36.3 million and $43.3 million, respectively. In addition, the Company made payments to the founding members for use of their screens and theatres for its Fathom Events businesses. These payments are at rates (percentage of event revenue) included in the ESAs based on the nature of the event. Payments to the founding members for these events totaled $7.3 million, $6.7 million, and $6.0 million for the years ended December 30, 2010, December 31, 2009 and January 1, 2009, respectively.

        Also, pursuant to the terms of the NCM LLC Operating Agreement in place since the completion of the IPO, NCM LLC is required to make mandatory distributions on a proportionate basis to its members of available cash, as defined in the NCM LLC Operating Agreement, on a quarterly basis in arrears. Distributions for the years ended December 30, 2010, December 31, 2009, and January 1, 2009 are as follows (in millions):

	2010	2009	2008
AMC	$28.8	$25.8	$24.3
Cinemark	24.0	20.8	18.5
Regal	32.3	34.9	32.7
NCM, Inc.	71.0	57.8	55.6

Total	$156.1	$139.3	$131.1

        The available cash payment by NCM LLC to its founding members for the quarter ended December 30, 2010 of $25.7 million was included in amounts due to founding members at December 30, 2010 and will be made in the first quarter of 2011. The available cash payment by NCM LLC to its managing member for the quarter ended December 30, 2010 of $24.1 million was included in amounts due to managing member as of December 30, 2010 and will be made in the first quarter of 2011.

        On January 26, 2006, AMC acquired the Loews Cineplex Entertainment Inc. ("AMC Loews") theatre circuit. The Loews screen integration agreement, effective as of January 5, 2007 and amended and restated as of February 13, 2007, between NCM LLC and AMC, committed AMC to cause substantially all of the theatres it acquired as part of the Loews theatre circuit to be included in the NCM digital network in accordance with the ESAs on June 1, 2008. In accordance with the Loews screen integration agreement, prior to June 1, 2008 AMC paid the Company amounts based on an agreed-upon calculation to reflect cash amounts that approximated what NCM LLC would have generated if the Company sold on-screen advertising in the Loews theatre chain on an exclusive basis. These AMC Loews payments were made on a quarterly basis in arrears through May 31, 2008, with the exception of Star Theatres, which were paid through February 2009 in accordance with certain run-out provisions. For the years ended December 31, 2009 and January 1, 2009, the AMC Loews payment was

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. RELATED-PARTY TRANSACTIONS (Continued)

$0.1 million and $4.7 million, respectively. The AMC Loews payment was recorded directly to NCM LLC's members' equity account.

        On April 30, 2008, Regal acquired Consolidated Theatres and NCM issued common membership units to Regal upon the closing of its acquisition in exchange for the right to exclusive access to the theatres. The Consolidated Theatres had a pre-existing advertising agreement and, as a result, Regal must make "integration" payments pursuant to the ESAs on a quarterly basis in arrears through mid-2011 in accordance with certain run-out provisions. For the years ended December 30, 2010, December 31, 2009 and January 1, 2009, the Consolidated Theatres payment was $3.9 million, $3.2 million and $2.8 million, respectively and represents a cash element of the consideration received for the common membership units issued. The Consolidated Theatres payment of $1.2 million for the quarter ended December 30, 2010 was included in amounts due from founding members at December 30, 2010 and will be received in the first quarter of 2011.

        In connection with AMC's acquisition of Kerasotes, AMC reimbursed NCM LLC approximately $3.0 million for the net book value of NCM LLC capital expenditures invested in digital network technology within the acquired Kerasotes theatres prior to the acquisition date.

        Amounts due to founding members at December 30, 2010 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theatre access fees, net of beverage revenues	$0.5	$0.4	$0.5	$1.4
Cost and other reimbursement	(0.2)	(0.5)	(0.0)	(0.7)
Distributions payable, net	8.5	7.6	8.4	24.5

Total	$8.8	$7.5	$8.9	$25.2

        Amounts due to founding members at December 31, 2009 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theatre access fees, net of beverage revenues	$0.5	$0.4	$0.5	$1.4
Cost and other reimbursement	(0.5)	(0.5)	(0.5)	(1.5)
Distributions payable, net	9.9	7.9	12.1	29.9

Total	$9.9	$7.8	$12.1	$29.8

  Other

        During the years ended December 30, 2010, December 31, 2009 and January 1, 2009, AMC, Cinemark and Regal purchased $1.3 million, $1.9 million and $2.3 million respectively, of NCM LLC's advertising inventory for their own use. The value of such purchases are calculated by reference to NCM LLC's advertising rate card and included in advertising revenue.

        Included in selling and marketing costs and Fathom Events operating costs is $2.5 million, $2.1 million and $2.7 million for the years ended December 30, 2010, December 31, 2009 and January 1, 2009 respectively, related to purchases of movie tickets and concession products from the

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. RELATED-PARTY TRANSACTIONS (Continued)

founding members primarily for marketing to NCM LLC's advertising clients and marketing resale to Fathom Business customers.

  Related Party Affiliates

        During 2009, NCM LLC entered into a digital content agreement and a Fathom agreement with LA Live Cinemas LLC ("LA Live"), an affiliate of Regal, for NCM LLC to provide in-theatre advertising and Fathom Events services to LA Live in its theatre complex. The affiliate agreement was entered into at terms that are similar to those of our other advertising affiliates. LA Live joined the NCM LLC advertising network during the fourth quarter of 2009. Included in advertising operating costs and Fathom Events operating costs is $0.1 million for the year ended December 30, 2010, for payments made to the affiliate under the agreement. As of December 30, 2010 approximately $0.1 million is included in accounts payable for amounts due to LA Live under the agreement.

        During 2009, NCM LLC entered into a network affiliate agreement with Starplex Operating L.P. ("Starplex"), an affiliate of Cinemark, for NCM LLC to provide in-theatre advertising services to Starplex in its theatre locations. The affiliate agreement was entered into at terms that are similar to those of our other advertising affiliates. Starplex joined the NCM LLC advertising network in the first quarter of 2010. Included in advertising operating costs is $1.3 million for the year ended December 30, 2010, for payments made to the affiliate under the agreement. As of December 30, 2010, approximately $0.5 million is included in accounts payable for amounts due to Starplex under the agreement.

  Common Unit Membership Redemption

        The NCM LLC Operating Agreement provides a redemption right of the founding members to exchange common membership units of NCM LLC for shares of the Company's common stock on a one-for-one basis, or at the Company's option, a cash payment equal to the market price of one share of NCM, Inc. common stock. During the third quarter of 2010, AMC and Regal exercised the redemption right of an aggregate 10,955,471 common membership units, whereby AMC and Regal surrendered 6,655,193 and 4,300,278 common membership units to NCM LLC for cancellation, respectively. The Company contributed an aggregate 10,955,471 shares of its common stock to NCM LLC in exchange for a like number of newly issued common membership units. NCM LLC then distributed the shares of common stock to AMC and Regal to complete the redemptions. Such redemptions took place immediately prior to the closing of the underwritten public offering and the subsequent closing of the overallotment option; in each case the NCM, Inc. common stock was sold at a price to the public of $16.00 per share by AMC and Regal. NCM, Inc. did not receive any proceeds from the sale of its common stock by AMC and Regal. Pursuant to ASC 810-10-45, the Company accounted for the change in its ownership interest in NCM LLC as an equity transaction and no gain or loss was recognized in net income.

  National CineMedia, Inc.

        Pursuant to the NCM LLC Operating Agreement, as the sole manager of NCM LLC, NCM, Inc. provides certain specific management services to NCM LLC, including those services of the positions of president and chief executive officer, president of sales and chief marketing officer, executive vice president and chief financial officer, executive vice president and chief operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses NCM, Inc. for

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. RELATED-PARTY TRANSACTIONS (Continued)

compensation and other expenses of the officers and for certain out-of-pocket costs. During the years ended December 30, 2010, December 31, 2009 and January 1, 2009, NCM LLC paid NCM, Inc. $16.6 million, $10.8 million and $9.7 million, respectively, for these services and expenses. The payments for estimated management services related to employment are made one month in advance. At December 30, 2010 and December 31, 2009, $0.8 million and $0.6 million, respectively, has been paid in advance and is reflected as prepaid management fees to managing member in the accompanying financial statements. NCM LLC also provides administrative and support services to NCM, Inc. such as office facilities, equipment, supplies, payroll and accounting and financial reporting at no charge. Based on the limited activities of NCM, Inc. as a standalone entity, the Company does not believe such unreimbursed costs are significant. The management services agreement also provides that NCM LLC employees may participate in the NCM, Inc. equity incentive plan (see Note 9).

        Amounts due to/from managing member were comprised of the following (in millions):

	As of December 30, 2010	As of December 31, 2009
Distributions payable	$24.1	$22.0
Cost and other reimbursement	4.1	0.9

Total	$28.2	$22.9

8. BORROWINGS

        On February 13, 2007, concurrently with the closing of the IPO of NCM, Inc., NCM LLC entered into a senior secured credit facility with a group of lenders. The facility consists of a six-year $80.0 million revolving credit facility and an eight-year, $725.0 million term loan facility. The revolving credit facility portion is available, subject to certain conditions, for general corporate purposes of the Company in the ordinary course of business and for other transactions permitted under the credit agreement, and a portion is available for letters of credit.

        The outstanding balance of the term loan facility at December 30, 2010 and December 31, 2009 was $725.0 million. The outstanding balance under the revolving credit facility at December 30, 2010 and December 31, 2009 was $50.0 million and $74.0 million, respectively. As of December 30, 2010, the effective rate on the term loan was 5.61% including the effect of the interest rate swaps (both those accounted for as hedges and those that are not). The interest rate swaps hedged $550.0 million of the $725.0 million term loan at a fixed interest rate of 6.734% while the unhedged portion was at an interest rate of 2.06%. The weighted-average interest rate on the unhedged revolver was 2.01%. Commencing with the fourth fiscal quarter in fiscal year 2009, the applicable margin for the revolving credit facility is determined quarterly and is subject to adjustment based upon a net senior secured leverage ratio for NCM LLC and its subsidiaries (the ratio of secured funded debt less unrestricted cash and cash equivalents, over a non-GAAP measure defined in the credit agreement). The senior secured credit facility also contains a number of covenants and financial ratio requirements, with which the Company was in compliance at December 30, 2010, including the net senior secured leverage ratio. There are no distribution restrictions as long as the Company is in compliance with its debt covenants. As of December 30, 2010, its net senior secured leverage ratio was 3.5 times the covenant. The debt covenants also require 50% of the term loan, or $362.5 million to be hedged at a fixed rate. As of December 30, 2010, the Company had approximately $550 million or 76% hedged. Of the $550.0 million that is hedged, $137.5 million was transferred from Lehman Brothers Special Financing

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. BORROWINGS (Continued)

("LBSF") to Barclays Bank PLC ("Barclays") in February 2010. See Note 13 for an additional discussion of the interest rate swaps.

        NCM LLC, Lehman Brothers Holdings Inc. ("Lehman") and Barclays entered into an agreement in March 2010 whereby Lehman resigned its agency function and restructured its outstanding $14.0 million revolving credit loan. NCM LLC and the remaining revolving credit lenders consented to the appointment of Barclays as successor administrative agent and swing line lender under the credit agreement. Additionally, the revolving credit commitments of Lehman were reduced to zero and the aggregate revolving credit commitments were reduced to $66.0 million. The $14.0 million outstanding principal of the revolving credit loans held by Lehman will not be repaid in connection with any future prepayments of revolving credit loans, but rather Lehman's share of the revolving credit facility will be paid in full by NCM LLC, along with any accrued and unpaid fees and interest, on the revolving credit termination date, February 13, 2013.

        On March 19, 2009, the Company gave an $8.5 million note payable to Credit Suisse, Cayman Islands Branch ("Credit Suisse") with no stated interest to settle the $10.0 million contingent put obligation and to acquire the $20.7 million outstanding principal balance of debt of IdeaCast, Inc. ("IdeaCast") (together with all accrued interest and other lender costs required to be reimbursed by IdeaCast). Quarterly payments to Credit Suisse began on April 15, 2009 and will continue through January 15, 2011. At issuance the Company recorded the note at a present value of $7.0 million. At December 30, 2010 and December 31, 2009, $1.2 million and $4.3 million, respectively, of the balance was recorded in current liabilities. Interest on the note is accreted at the Company's estimated incremental cost of debt based on then current market indicators over the term of the loan to interest expense. The amount of interest expense recognized on the note for the years ended December 30, 2010 and December 31, 2009 was $0.5 million and $0.7 million, respectively.

  Future Maturities of Borrowings

        The scheduled annual maturities on the credit facility for the next five years as of December 30, 2010 are as follows (in millions):

2011	$1.2
2012	0.0
2013	50.0
2014	0.0
2015	725.0

Total	$776.2

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

9. SHARE-BASED COMPENSATION

        At the date of the IPO, the Company adopted the NCM, Inc. 2007 Equity Incentive Plan. As of December 30, 2010, there were 7,076,000 shares of common stock available for issuance or delivery under the Equity Incentive Plan of which 1,690,186 remain available for grants as of December 30, 2010. Options awarded under the Equity Incentive Plan are granted with an exercise price equal to the market price of NCM, Inc. common stock on the date of the grant. Upon vesting of the awards, NCM LLC will issue common membership units to the Company equal to the number of shares of the Company's common stock represented by such awards. Under the fair value recognition provisions of ASC 718, the Company recognizes stock-based compensation net of an estimated forfeiture rate, and therefore only recognizes stock-based compensation cost for those shares expected to vest over the requisite service period of the award. Options and non-vested restricted stock vest annually over a three or five-year period and options have either 10-year or 15-year contractual terms. A forfeiture rate of 5% was estimated to reflect the potential separation of employees.

        The recognized expense, including equity based compensation costs of NCM, Inc. employees, is included in the operating results of NCM LLC. The Company recognized $7.0 million, $3.1 million and $2.1 million for the years ended December 30, 2010, December 31, 2009 and January 1, 2009, respectively, of share-based compensation expense for these options and $0.1 million were capitalized during each of the years ended December 30, 2010, December 31, 2009 and January 1, 2009, respectively. As of December 30, 2010, unrecognized compensation cost related to nonvested options was approximately $9.1 million, which will be recognized over a weighted average remaining period of 1.70 years.

        The weighted average grant date fair value of granted options was $4.84, $2.17 and $3.77 for the years ended December 30, 2010, December 31, 2009 and January 1, 2009, respectively. The intrinsic value of options exercised during the year was $2.2 million, $0.2 million and $0.2 million for the years ended December 30, 2010, December 31, 2009, and January 1, 2009, respectively. During the year ended December 30, 2010 there was $4.9 million of cash received on options exercised and an immaterial amount for the year December 31, 2009. The total fair value of awards vested during the years ended December 30, 2010 and December 31, 2009 was $3.2 million and $0.3 million, respectively.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, which requires that the Company make estimates of various factors. The following assumptions were used in the valuation of the options:

	Fiscal 2010	Fiscal 2009	Fiscal 2008
Expected life of options	6.0 years	6.5 years	6.5 years
Risk free interest rate	1.38% to 3.76%	2.23% to 3.70%	3.74% to 4.09%
Expected volatility	39%	30%	30%
Dividend yield	3.8% to 4.0%	3%	3%

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

9. SHARE-BASED COMPENSATION (Continued)

        Activity in the Equity Incentive Plan, as converted, is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at December 31, 2009	3,126,560	$14.51
Granted	1,186,507	17.62
Exercised	(388,302)	12.64
Forfeited	(48,541)	13.36

Outstanding at December 30, 2010	3,876,224	$15.55	9.0	$18.1
Exercisable at December 30, 2010	1,030,120	16.45	9.1	$4.2
Vested and Expected to Vest at December 30, 2010	3,839,382	15.55	9.0	$18.0

        The following table summarizes information about the stock options at December 30, 2010, including the weighted average remaining contractual life and weighted average exercise price:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding as of Dec. 30, 2010	Weighted Average Remaining Life (in years)	Weighted Average Exercise Price	Number Exercisable as of Dec. 30, 2010	Weighted Average Exercise Price
$5.35 - $10.41	908,640	8.0	$9.06	175,554	$9.02
$10.42 - $16.66	1,250,143	10.0	16.09	578,485	16.20
$16.67 - $16.97	973,996	9.0	16.97	0	0.0
$16.98 - $19.43	383,079	9.2	18.79	73,330	18.70
$19.44 - $29.05	360,366	7.5	22.74	202,751	22.78

	3,876,224	9.0	$15.55	1,030,120	$16.45

        Non-vested (Restricted) Stock—NCM, Inc. has a non-vested stock program as part of the Equity Incentive Plan. The plan provides for non-vested stock awards to officers, board members and other key employees, including employees of NCM LLC. Under the non-vested stock program, common stock of NCM, Inc. may be granted at no cost to officers, board members and key employees, subject to a continued employment restriction and as such restrictions lapse, the award vests in that proportion. The participants are entitled to cash dividends from NCM, Inc. and to vote their respective shares, although the sale and transfer of such shares is prohibited and the shares are subject to forfeiture during the restricted period. Additionally the accrued cash dividends for the 2009 and 2010 grants are subject to forfeiture during the restricted period. The shares are also subject to the terms and provisions of the Equity Incentive Plan. Non-vested stock awards granted in 2010 include performance vesting conditions, which permit vesting to the extent that NCM, Inc. achieves specified non-GAAP targets at the end of the three-year period. Non-vested stock granted to non-employee directors vest after one year. Compensation cost is valued based on the market price on the grant date and is expensed over the vesting period.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

9. SHARE-BASED COMPENSATION (Continued)

        The following table represents the shares of non-vested stock:

	Shares	Weighted Average Grant- Date Fair Value
Non-vested as of December 31, 2009	590,374	$13.15
Granted	429,585	17.24
Forfeited	(8,011)	15.84
Vested	(96,364)	16.18

Non-vested as of December 30, 2010	915,584	$16.77

        The recognized expense, including the equity based compensation costs of NCM, Inc. employees, is included in the operating results of NCM LLC. The Company recorded $7.0 million, $2.4 million and $1.3 million in compensation expense related to such outstanding non-vested shares during the years ended December 30, 2010, December 31, 2009 and January 1, 2009. Of the $7.0 million in compensation expense for the year ended December 30, 2010, $1.6 million was related to NCM, Inc.'s expected over performance of the specified non-GAAP targets for the 2009 and 2010 grants. During the year ended December 30, 2010 there was $0.1 million capitalized and an immaterial amount for the years ended December 31, 2009 and January 1, 2009. As of December 30, 2010, unrecognized compensation cost related to non-vested stock was approximately $11.2 million, which will be recognized over a weighted average remaining period of 1.82 years. The weighted average grant date fair value of non-vested stock was $17.24, $9.50 and $18.97 for the years ended December 30, 2010, December 31, 2009 and January 1, 2009, respectively. The total fair value of awards vested was $1.6 million, $0.3 million and $2.1 million during the years ended December 30, 2010, December 31, 2009 and January 1, 2009.

10. EMPLOYEE BENEFIT PLANS

        NCM LLC sponsors the NCM 401(k) Profit Sharing Plan (the "Plan") under Section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. Employee contributions are invested in various investment funds based upon election made by the employee. The recognized expense, including the discretionary contributions of NCM, Inc. employees, is included in the operating results of NCM LLC. The Company made discretionary contributions of $0.9 million, $0.8 million and $0.8 million during the years ended December 30, 2010, December 31, 2009 and January 1, 2009, respectively.

11. COMMITMENTS AND CONTINGENCIES

  Legal actions

        The Company is subject to claims and legal actions in the ordinary course of business. The Company believes such claims will not have a material adverse effect on its financial position or results of operations.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES (Continued)

  Operating Commitments

        The Company leases office facilities for its headquarters in Centennial, Colorado and also in various cities for its sales and marketing personnel as sales offices. The Company has no capital lease obligations. Total lease expense for the years ended December 30, 2010, December 31, 2009 and January 1, 2009, was $2.2 million, $2.3 million and $2.0 million, respectively.

        Future minimum lease payments under noncancelable operating leases as of December 30, 2010 are as follows (in millions):

2011	$1.6
2012	2.2
2013	2.2
2014	2.2
2015	2.1
Thereafter	9.1

Total	$19.4

  Contingent Put Obligation

        On April 29, 2008, NCM LLC, IdeaCast, the IdeaCast lender and certain of its stockholders agreed to a financial restructuring of IdeaCast. Among other things, the restructuring resulted in the lender being granted an option to "put," or require NCM LLC to purchase, up to $10 million of the funded convertible debt at par, on or after December 31, 2010 through March 31, 2011. The put was accounted for under ASC 460-10 Guarantees. During the fourth quarter of 2008, the Company determined that the initial investment and call right in IdeaCast were other-than-temporarily impaired due to IdeaCast's defaults on its senior debt and liquidity issues and that the put obligation was probable. The Company estimated a liability at January 1, 2009 of $4.5 million, which represented the excess of the estimated probable loss on the put (net of estimated recoveries from the net assets of IdeaCast that serve as collateral for the convertible debt) obligation over the unamortized ASC 460-10 liability. The total amount of the impairment and related loss recorded in the fourth quarter of 2008 was $11.5 million.

        On March 19, 2009, NCM LLC, IdeaCast and IdeaCast's lender agreed to certain transactions with respect to the IdeaCast Credit Agreement. Among other things, these agreements resulted in (i) the termination of the Put and the Call; (ii) the transfer, sale and assignment by IdeaCast's lender to NCM LLC of all of its right, title and interest under the Credit Agreement, including without limitation the loans outstanding under the Credit Agreement; (iii) the resignation of IdeaCast's lender, and the appointment of NCM LLC, as administrative agent and collateral agent under the Credit Agreement; and (iv) the delivery by NCM LLC to IdeaCast's lender of a non-interest bearing promissory note in the amount of $8.5 million payable through January 2011. On June 16, 2009, NCM LLC's interest in the Credit Agreement was assigned to NCM Out-Of-Home, LLC ("OOH"), which was a wholly-owned subsidiary of NCM LLC. OOH was also appointed as administrative agent and collateral agent under the Credit Agreement. On June 16, 2009, OOH, as IdeaCast's senior secured lender, foreclosed on substantially all of the assets of IdeaCast, consisting of certain tangible and intangible assets (primarily equipment, business processes and contracts with health clubs and programming partners). The assets

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES (Continued)

were valued at approximately $8.2 million. On June 29, 2009, NCM LLC transferred its ownership interest in OOH to RMG, a digital advertising company, in exchange for approximately 24% of the equity (excluding out-of-the-money warrants) of RMG on a fully diluted basis through a combination of convertible preferred stock, common stock and common stock warrants (refer to Note 2-Other Investment). The Company's investment in RMG was valued at the fair value of the assets contributed.

  Minimum Revenue Guarantees

        As part of the network affiliate agreements entered in the ordinary course of business under which the Company sells advertising for display in various theatre chains other than those of the founding members of NCM LLC, the Company has agreed to certain minimum revenue guarantees. If an affiliate achieves the attendance set forth in their respective agreement, the Company has guaranteed minimum revenue for the network affiliate per attendee if such amount paid under the revenue share arrangement is less than its guaranteed amount. The amount and term varies for each network affiliate, but initial terms range from two to five years, prior to any renewal periods. The maximum potential amount of future payments the Company could be required to make pursuant to the minimum revenue guarantees is $14.0 million over the remaining terms of the network affiliate agreements. As of December 30, 2010 and December 31, 2009 the Company had no liabilities recorded for these obligations as such guarantees are less than the expected share of revenue paid to the affiliate.

12. FAIR VALUE MEASUREMENTS

  Fair Value of Financial Instruments

        The carrying amounts of cash and cash equivalents and other notes payable as reported in the Company's balance sheets approximate their fair value due to their short maturity. The carrying amount of the revolving credit facility is considered a reasonable estimate of fair value due to its floating-rate terms. The carrying amounts and fair values of interest rate swap agreements are the same since the Company accounts for these instruments at fair value. The Company has estimated the fair value of its term loan based on an average of three non-binding broker quotes and the Company's analysis to be $713.3 million and $688.8 million at December 30, 2010 and December 31, 2009, respectively. The carrying value of the term loan was $725.0 million as of December 30, 2010 and December 31, 2009.

        The fair value of the investment in RMG networks has not been estimated at December 30, 2010 as there were no monetary equity events or changes in circumstances that may have a significant adverse effect on the fair value of the investment, and as it is not practicable to do so because RMG is not a publicly traded company. The carrying amount of the Company's investment was $6.7 million and $7.4 million as of December 30, 2010 and December 31, 2009, respectively. Refer to Note 2—Other Investment.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

12. FAIR VALUE MEASUREMENTS (Continued)

        Recurring Measurements—The fair values of the Company's assets and liabilities measured on a recurring basis pursuant to ASC 820-10 Fair Value Measurements and Disclosures are as follows (in millions):

		Fair Value Measurements at Reporting Date Using
	As of December 30, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
LIABILITIES:	(25.3)	0.0	(25.3)	0.0
Current Portion of Interest Rate Swap Agreements(1)
Interest Rate Swap Agreements(1)	(45.5)	0.0	(45.5)	0.0

	$(70.8)	$0.0	$(70.8)	$0.0

(1)
Interest Rate Swap Agreements—Refer to Note 13.

13. DERIVATIVE INSTRUMENTS

        NCM LLC has interest rate swap agreements with four counterparties that, at their inception, qualified for and were designated as cash flow hedges against interest rate exposure on $550.0 million of the variable rate debt obligations under the senior secured credit facility. The interest rate swap agreements have the effect of converting a portion of the Company's variable rate debt to a fixed rate of 6.734%. All interest rate swaps were entered into for risk management purposes. The Company has no derivatives for other purposes.

        Effective February 8, 2010, NCM LLC entered into a novation agreement with LBSF and Barclays whereby LBSF transferred to Barclays all the rights, liabilities, duties and obligations of NCM LLC's interest rate swap agreement with LBSF with identical terms. NCM LLC accepted Barclays as its sole counterparty with respect to the new agreement. The term runs until February 13, 2015, subject to earlier termination upon the occurrence of certain specified events. Subject to the terms of the new agreement, NCM LLC or Barclays will make payments at specified intervals based on the variance between LIBOR and a fixed rate of 4.984% on a notional amount of $137.5 million. NCM LLC effectively pays a rate of 6.734% on this notional amount inclusive of the 1.75% margin currently required by NCM LLC's credit agreement. The agreement with Barclays is secured by the assets of NCM LLC on a pari passu basis with the credit agreement and the other interest rates swaps that were entered into by NCM LLC. In consideration of LBSF entering into the transfer, NCM LLC agreed to pay to LBSF the full amount of interest rate swap payments withheld since LBSF's default, aggregating $7.0 million, and an immaterial amount of penalty interest.

        Cash flow hedge accounting was discontinued on September 15, 2008 due to the event of default created by the bankruptcy of Lehman and the inability of the Company to continue to demonstrate the swap would be effective. The Company did not elect cash flow hedge accounting and the interest rate swap with Barclays is recorded at fair value with any change in the fair value recorded in the statement of operations. There was a $4.0 million increase, $8.3 million decrease and $13.8 million increase in the

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

13. DERIVATIVE INSTRUMENTS (Continued)

fair value of the liability for the years ended December 30, 2010, December 31, 2009 and January 1, 2009, respectively, which the Company recorded as a component of interest expense and other, net.

        In accordance with ASC 815 Derivatives and Hedging, the net derivative loss as of September 14, 2008 related to the discontinued cash flow hedge with LBSF shall continue to be reported in accumulated other comprehensive income unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period. Accordingly, the net derivative loss is being amortized to interest expense over the remaining term of the interest rate swap through February 13, 2015. The amount amortized during the years ended December 30, 2010, December 31, 2009 and January 1, 2009 were $1.3 million, $1.3 million and $0.4 million, respectively. The Company estimates approximately $1.3 million will be amortized to interest expense and other, net in the next 12 months.

        Both at inception and on an on-going basis the Company performs an effectiveness test using the hypothetical derivative method. The fair values of the interest rate swaps with the counterparties other than Barclays (representing notional amounts of $412.5 million associated with a like amount of the variable rate debt) are recorded on the Company's balance sheet as a liability with the change in fair value recorded in other comprehensive income since the instruments were determined to be perfectly effective at December 30, 2010 and December 31, 2009. There were no amounts reclassified into current earnings due to ineffectiveness during the periods presented other than as described herein.

        The fair value of the Company's interest rate swap is based on dealer quotes, and represents an estimate of the amount the Company would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates and the forward yield curve for 3-month LIBOR.

        As of December 30, 2010 and December 31, 2009, the estimated fair value and line item caption of derivative instruments recorded were as follows (in millions):

	Liability Derivatives
	As of December 30, 2010		As of December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments in cash flow hedges:
Current portion of interest rate swap agreements	Current Liabilities	$19.0	Current Liabilities	$18.3
Interest Rate Swaps	Other Liabilities	$34.1	Other Liabilities	$22.6
Derivatives not designated as hedging instruments:
Current portion of interest rate swap agreements	Current Liabilities	$6.3	Current Liabilities	$6.1
Interest Rate Swaps	Other Liabilities	$11.4	Other Liabilities	$7.6

Total derivatives		$70.8		$54.6

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

13. DERIVATIVE INSTRUMENTS (Continued)

        The effect of derivative instruments in cash flow hedge relationships on the financial statements for the years ended December 30, 2010, December 31, 2009 and January 1, 2009 were as follows (in millions):

	Unrealized Gain (Loss) Recognized in NCM LLC's OCI (Pre-tax)			Realized Gain (Loss) Recognized in Interest Expense (Pre-tax)
	Year Ended Dec. 30, 2010	Year Ended Dec. 31, 2009	Year Ended Jan. 1, 2009	Year Ended Dec. 30, 2010	Year Ended Dec. 31, 2009	Year Ended Jan. 1, 2009
Interest Rate Swaps	($30.3)	$9.3	$(67.9)	($19.4)	$(16.7)	$(8.8)

        There was $1.3 million, $1.3 million and $0.4 million of ineffectiveness recognized for the years ended December 30, 2010, December 31, 2009 and January 1, 2009, respectively.

        The effect of derivatives not designated as hedging instruments under ASC 815 on the financial statements for the years ended December 30, 2010, December 31, 2009 and January 1, 2009 were as follows (in millions):

	Gain or (Loss) Recognized in Interest Expense and Other, Net (Pre-tax) for the Years Ended
	December 30, 2010	December 31, 2009	January 1, 2009
Borrowings	$(6.2)	$(6.2)	$(1.0)
Change in derivative fair value	(5.3)	7.0	(14.2)

Total	$(11.5)	$0.8	$(15.2)

14. SEGMENT REPORTING

        Advertising is the principal business activity of the Company and is the Company's reportable segment under the requirements of ASC 280, Segment Reporting. Advertising revenue accounts for 88.7%, 88.0% and 89.4%, of revenue for the years ended December 30, 2010, December 31, 2009 and January 1, 2009, respectively. Fathom Consumer Events and Fathom Business Events are operating segments under ASC 280, but do not meet the quantitative thresholds for segment reporting. The following table presents revenues less directly identifiable expenses to arrive at operating income net of direct expenses for the advertising reportable segment, the combined Fathom Events operating segments, and network, administrative and unallocated costs. Management does not evaluate its segments on a fully allocated cost basis. Therefore, the measure of segment operating income net of direct expenses shown below is not prepared on the same basis as operating income in the statement of operations and the results below are not indicative of what segment results of operations would have been had it been operated on a fully allocated cost basis. Management cautions that it would be inappropriate to assume that unallocated operating costs are incurred proportional to segment revenue or any directly identifiable segment expenses. Unallocated operating costs consist primarily of network costs, general and administrative costs and other unallocated costs including depreciation and

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

14. SEGMENT REPORTING (Continued)

amortization. Management does not track segment assets and, therefore, segment asset information is not presented.

	Year Ended December 30, 2010 (in millions)
	Advertising	Fathom Events and Other	Network, Administrative and Unallocated Costs	Total
Revenue	$379.4	$48.0	$0.1	$427.5
Operating costs	74.3	32.4		106.7
Selling and marketing costs	46.5	8.1	3.3	57.9
Other costs	3.2	0.8		4.0

Operating income, net of direct expenses	$255.4	$6.7
Network, administrative and other costs			68.3	68.3

Total Operating Income				$190.6

	Year Ended December 31, 2009 (in millions)
	Advertising	Fathom Events and Other	Network, Administrative and Unallocated Costs	Total
Revenue	$335.1	$45.5	$0.1	$380.7
Operating costs	72.7	29.1		101.8
Selling and marketing costs	40.6	8.6	1.0	50.2
Other costs	2.8	0.9		3.7

Operating income, net of direct expenses	$219.0	$6.9
Network, administrative and other costs			56.8	56.8

Total Operating Income				$168.2

	Year Ended January 1, 2009 (in millions)
	Advertising	Fathom Events and Other	Network, Administrative and Unallocated Costs	Total
Revenue	$330.3	$38.9	$0.3	$369.5
Operating costs	68.5	25.1		93.6
Selling and marketing costs	38.5	8.3	1.1	47.9
Other costs	2.8	0.8		3.6

Operating income, net of direct expenses	$220.5	$4.7
Network, administrative and other costs			51.2	51.2

Total Operating Income				$173.2

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

14. SEGMENT REPORTING (Continued)

        The following is a summary of revenues by category (in millions):

	Years Ended
	December 30, 2010	December 31, 2009	January 1, 2009
National Advertising Revenue	$271.9	$236.8	$223.1
Founding Member Advertising Revenue	37.2	36.3	43.3
Regional Advertising Revenue	70.3	62.0	63.9
Fathom Consumer Revenue	31.5	28.6	20.2
Fathom Business Revenue	16.5	16.9	18.7
Other Revenue	0.1	0.1	0.3

Total Revenues	$427.5	$380.7	$369.5

15. SUBSEQUENT EVENTS

        ASC Topic 855-10, Subsequent Events (formerly SFAS No. 165, Subsequent Events) requires the Company to disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued. For the year ended December 30, 2010, the Company evaluated, for potential recognition and disclosure, events that occurred prior to the inclusion of the Company's financial statements in NCM, Inc.'s Annual Report on Form 10-K for the year ended December 30, 2010 on February 25, 2010.

INDEPENDENT AUDITORS' REPORT

To the Member and Board of Directors of
Kerasotes Showplace Theatres, LLC
Chicago, Illinois

        We have audited the accompanying statements of assets and liabilities of the Kerasotes Showplace Theatres Sold to AMC Entertainment Inc. (the "Theatres") as of December 31, 2009, and 2008, and the related statements of income and cash flows for the years ended December 31, 2009, 2008 and 2007. These financial statements are the responsibility of the Theatres' management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Theatres' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Kerasotes Showplace Theatres Sold to AMC Entertainment Inc. as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years ended December 31, 2009, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, these financial statements pertain to the Kerasotes Showplace Theatres Sold to AMC Entertainment Inc. by Kerasotes Showplace Theatres, LLC (the "Parent"). The accompanying financial statements have been prepared from the records maintained by the Parent and may not necessarily be indicative of the conditions that would have existed or the results of the operations if the Theatres had been operated as an unaffiliated company. Portions of certain assets, liabilities, income and expenses represent allocations made from the Parent to the Theatres that are applicable to the Parent as a whole.

/s/ Deloitte & Touche LLP

Chicago, Illinois
July 13, 2010

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

STATEMENTS OF ASSETS AND LIABILITIES

As of December 31, 2009 and 2008

	2009	2008
Assets
Current Assets:
Due from Parent	$30,233,158	$67,321,610
Accounts receivable	4,227,816	5,167,257
Inventories	1,550,867	1,533,362
Other current assets	5,737,930	4,609,948

Total current assets	41,749,771	78,632,177

Property and Equipment:
Land	11,471,194	11,471,193
Land improvements	17,632,816	17,577,549
Buildings and improvements	85,905,548	85,899,287
Leasehold improvements	21,903,276	21,593,529
Equipment	170,476,408	166,604,851
Construction in progress	76,113	49,364

Total property and equipment	307,465,355	303,195,773

Less accumulated depreciation	(170,779,219)	(151,025,656)

Property and equipment—net	136,686,136	152,170,117

Other Assets:
Goodwill	24,153,064	24,153,064
Intangible assets—net	25,963,411	27,408,299
Other assets	687,762	700,115

Total other assets	50,804,237	52,261,478

Total	$229,240,144	$283,063,772

Liabilities and Net Assets
Current Liabilities:
Accounts payable	$4,356,479	$8,244,810
Accrued payroll and payroll taxes	4,851,429	1,926,996
Accrued property taxes	10,938,383	12,204,983
Other accrued expenses	13,879,500	12,430,529
Other accrued taxes	1,221,388	831,361
Deferred revenue and other liabilities	6,060,329	5,632,324
Current portion of developer reimbursements	262,588	56,221
Current portion of long-term debt to Parent	665,613	40,665,612
Current portion of deferred gain	7,347,616	7,347,616

Total current liabilities	49,583,325	89,340,452
Long-Term Liabilities:
Developer reimbursements	16,784,275	14,793,366
Long-term debt to Parent	24,849,121	54,538,009
Deferred gain from sale-leaseback transactions	113,048,858	120,396,474
Deferred rent and other long-term liabilities	7,364,737	9,891,240

Total liabilities	211,630,316	288,959,541
Commitments and Contingencies	—	—
Net Assets	17,609,828	(5,895,769)

Total	$229,240,144	$283,063,772

See Notes to Financial Statements.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

STATEMENTS OF INCOME

For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Revenues:
Box office revenue	$211,489,296	$188,536,649	$167,070,271
Concession revenue	97,914,429	90,516,423	82,910,994
Other operating revenue	16,560,734	9,664,611	9,101,016

Total revenues	325,964,459	288,717,683	259,082,281

Operating Revenues:
Film expense and advertising costs	117,493,029	105,299,786	93,013,579
Cost of concession sales	11,911,423	10,528,086	9,046,089
General and administrative expenses	17,011,193	16,671,037	14,904,875
Theatre occupancy costs	65,318,610	65,629,446	49,988,848
Depreciation and amortization	21,893,823	23,947,330	24,110,749
Other operating expenses	68,827,081	62,971,984	54,287,656
Amortization of deferred gain	(7,347,616)	(7,268,376)	(5,543,587)

Total operating expenses	295,107,543	277,779,293	239,808,209

Income from operations	30,856,916	10,938,390	19,274,072

Other Expenses
Interest expense to Parent	(4,150,202)	(5,215,322)	(11,133,088)
Other income and expenses—net	(3,291,037)	(279,297)	(4,005,048)

Total other expenses	(7,441,239)	(5,494,619)	(15,138,136)

Net Income	$23,415,677	$5,443,771	$4,135,936

See Notes to Financial Statements.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2009, 2008, and 2007

	2009	2008	2007
Cash flows from operating activities:
Net income	$23,415,677	$5,443,771	$4,135,936
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	21,893,823	23,947,330	24,110,749
Amortization of debt issuance costs and other noncash interest expense	1,270,351	656,131	922,721
Loss on disposal of property	46,874	519,715	3,902,837
Amortization of deferred gain	(7,347,616)	(7,268,376)	(5,543,587)
Loss from equity investment in Kerasotes Colorado Cinema, LLC	—	—	228,795
Changes in:
Accounts receivable	(285,560)	(1,836,196)	(212,753)
Inventories	(17,505)	(57,658)	(36,189)
Other assets	44,184	(484,661)	(2,543,722)
Accounts payable	(2,691,554)	(438,787)	3,413,292
Other current liabilities	5,253,179	367,259	3,663,650
Deferred rent and other long-term liabilities	(337,764)	1,404,736	2,773,609

Net cash flows from operating activities	41,244,089	22,253,264	34,815,338

Cash flows from investing activities:
Capital expenditures	(7,515,670)	(5,778,911)	(26,915,634)
Construction costs reimbursable by developers	—	(14,750,000)	—
Cash paid for capitalized interest	—	(336,858)	(184,912)
Proceeds from sale of property	68,638	98,383,985	100,083,847
Purchase of Kerasotes Colorado Cinemas—net of cash acquired	—	817,305	(52,622,350)
Acquisition of theatres	—	(75,517,400)	(12,652,954)

Net cash flows from investing activities	(7,447,032)	2,818,121	7,707,997

Cash flows from financing activities:
Proceeds from borrowings from Parent	—	30,454,014	82,697,526
Principal payments on borrowings from Parent	(69,688,884)	(31,700,000)	(103,437,522)
Due from Parent	37,088,452	(37,325,532)	(20,567,887)
Principal payments on developer reimbursement financing obligations	(244,492)	(24,867)	—
Payment of debt issuance costs	(2,177,133)		(1,215,452)
Proceeds from developer reimbursements for construction costs	1,225,000	13,525,000	—

Net cash flows from financing activities	(33,797,057)	(25,071,385)	(42,523,335)

Net change in cash	—	—	—
Cash—beginning of year	—	—	—

Cash—end of year	$—	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid during the year for:
Interest—net of amount capitalized	$2,972,064	$4,383,172	$10,539,433

Replacement tax	$3,444	$14,404	$—

SUPPLEMENTAL DISCLOSURES OF NONCASH OPERATING, INVESTING, AND FINANCING ACTIVITIES:
Sale-leaseback deferred gain (amortization over 20 years)	$—	$19,017,834	$25,594,136

Amounts reflected in accounts payable and fixed assets at year-end	$190,204	$1,386,981	$—

Amounts reflected in accrued expenses and fixed assets at year-end	$1,032	$1,329,377	$144,246

See Notes to Financial Statements.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

1. THE THEATRES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The principal business of the Kerasotes Showplace Theatres Sold to AMC Entertainment Inc (such theatres are hereafter referred to as the "Theatres") is the operation of motion picture theatres. Box office admission and concession sales are the Theatres' primary sources of revenue.

        The Theatres' operations are primarily located throughout the Midwest in the states of Illinois, Indiana, Iowa, Missouri, Minnesota, and Ohio. Over the years, the Theatres have grown through the construction and acquisition of theatres, most recently in the states of Colorado, Wisconsin, and California.

        The Theatres are not a separate legal entity, and were operated by Kerasotes Showplace Theatres, LLC (the "Parent") during the periods presented. On December 9, 2009, the Parent agreed to sell these theatre assets comprising a substantial majority of the Parent's theatres and transfer related liabilities to AMC Entertainment Inc. ("AMC") (the "Sale"); this sale was closed on May 24, 2010. Further discussion of the Sale is included in Note 2.

        Management's Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Preopening Expenses—Costs incurred prior to opening of a new theatre are expensed as incurred. These costs include advertising and other start-up costs incurred prior to the operation of new theatres and are reported in their respective lines in the statements of income.

        Accounts Receivable—An allowance for doubtful accounts is provided only if specific accounts are considered uncollectible. If items become uncollectible, they will be charged to operations when that determination is made. Management determined no allowance was required as of December 31, 2009 or 2008.

        Inventories—Inventories consist primarily of concession items and are carried at the lower of cost, determined by the first-in, first-out method, or market.

        Property and Equipment—Property and equipment, consisting of buildings, land and leasehold improvements, and equipment, are carried at cost, less accumulated depreciation computed using both straight-line and accelerated methods. Land improvements are depreciated over an estimated useful life of 15 years. Buildings and improvements are depreciated over an estimated useful life of 39 years. Leasehold improvements are depreciated over the shorter of the lease term or economic life of the asset. Equipment is depreciated over an estimated useful life of five to seven years. Interest capitalized on Theatre-managed construction projects totaled $0 and $336,858 for the years ended December 31, 2009 and 2008.

        Leases—A significant portion of the Theatres' operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 15 to 20 years, with certain leases containing options to extend for up to an additional 20 years. The Theatres do not believe that exercise

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

1. THE THEATRES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of the renewal options in its leases is reasonably assured at the inception of the lease agreements and therefore considers the initial base term the lease term. The leases provide for fixed and escalating rentals, contingent escalating rentals based on the consumer price index with a contractual floor and ceiling, and contingent rentals, including those that are based on revenues with a guaranteed minimum. As of December 31, 2009, all leases qualified as operating leases.

        The Theatres record rent expense for their operating leases on a straight-line basis over the base term of the lease agreements, commencing with the date the Theatres have control and access to leased premises.

        Occasionally, the Theatres are responsible for the construction of theatres subject to operating leases and receive reimbursement from the property developer for construction costs incurred. The Theatres evaluate these leases to determine who the accounting owner is during the construction period. For leases where the Theatres are determined to be the accounting owner during construction, they account for receipt of developer reimbursements under prevailing sale-leaseback accounting guidance. The Theatres have constructed four theatres subject to the circumstances described for which they have determined certain terms of the leases to be prohibited forms of continuing involvement. As a result, the Theatres have recorded developer reimbursement financing obligations of $17,046,863 and $14,849,587 in their statements of assets and liabilities as of December 31, 2009 and 2008, respectively, for operating leases related to these projects. The current portion of developer reimbursement financing obligations was $262,588 and $56,221, respectively, as of December 31, 2009 and 2008.

        Business Combinations—The Theatres account for their acquisitions of theatres using the purchase method. The purchase method requires that the Theatres estimate the fair value of the individual assets and liabilities acquired. The allocation of purchase price is based on management's judgment, including valuation assessments.

        Goodwill—The Theatres evaluate their goodwill for impairment annually during the fourth quarter, or more frequently, if events or changes in circumstances indicate that an asset might be impaired. The evaluation is performed using a two-step process. In the first step, the fair value of a reporting unit is compared with its carrying amount, including goodwill. If the estimated fair value of a reporting unit is less than its carrying amount, then a second step must be completed in order to determine the amount of the goodwill impairment that should be recorded. In the second step, the implied fair value of a reporting unit's goodwill is determined by allocating the reporting unit's fair value to all of its assets and liabilities other than goodwill (including any unrecognized intangible assets) in a manner similar to a business combination. The resulting implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge is recorded for the difference if the implied goodwill is less than the carrying amount.

        The assumptions used in the estimate of fair value are generally consistent with the past performance of a reporting unit and are also consistent with the projections and assumptions that are used in current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. The Theatres recorded no goodwill impairment during the years ended December 31, 2009, 2008, or 2007.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

1. THE THEATRES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The changes in the carrying amount of goodwill during the fiscal years ended December 31, 2009 and 2008 are as follows:

Balance—January 1, 2008	$12,810,797
Purchase price adjustment—KCC acquisition	(817,305)
Finalization of purchase accounting	2,335,779
Star acquisition	9,823,793

Balance—December 31, 2008	24,153,064

Balance—December 31, 2009	$24,153,064

        Intangible Assets—As of December 31, 2009, definite-lived intangible assets were $25,963,411, net of accumulated amortization of $4,186,285. As of December 31, 2008, definite-lived intangible assets were $27,408,299, net of accumulated amortization of $2,741,397. These intangible assets consisted primarily of the intangible value associated with the operating leases that were acquired in the acquisitions discussed in Note 5. Amortization expense was $1,444,888, $1,902,252, and $839,145 for fiscal years 2009, 2008, and 2007, respectively, and is recorded in depreciation and amortization expense in the statements of income.

        Amortization expense is expected to be as follows:

Years Ending December 31	Amount
2010	$1,514,507
2011	1,514,507
2012	1,514,507
2013	1,514,507
2014	1,514,507
Thereafter	18,390,876

Total	$25,963,411

        Other Assets—As of December 31, 2009, debt issuance costs were $1,858,065, net of accumulated amortization of $1,393,590. As of December 31, 2008, other assets include debt issuance costs $698,253, net of accumulated amortization of $644,899. Costs resulting from the issuance of debt are capitalized and amortized over the term of the related debt agreement. Amortization expense of $1,017,322, $531,677, and $922,721 for fiscal years 2009, 2008, and 2007, respectively, is recorded in interest expense in the statements of income.

        Long-Lived Assets—The Theatres review the carrying value of their long-lived assets, including property and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the assets, less estimated future cash outflows, are less than the carrying amount, an impairment loss would be recognized. No impairment loss was recognized during the years ended December 31, 2009, 2008, and 2007.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

1. THE THEATRES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Revenue Recognition—Revenues include box office receipts, sales of concessions merchandise, advertising revenues, and other miscellaneous revenues, primarily fees for theatre rentals. The Theatres recognize box office and concession revenues at the point of sale and other revenues when earned.

        The Theatres sell gift certificates and gift cards both in the theatres and online. These receipts are excluded from revenues until the date the gift certificates and gift cards are redeemed. The Theatres recognize gift certificate breakage when its future performance obligation is determined to be remote. Gift certificate breakage was $777,298, $355,118, and $2,817,092, respectively, for the years ended December 31, 2009, 2008, and 2007. Gift certificate breakage is recorded as a component of other operating revenue in the statements of income.

        Operating Expenses—Film rental costs are recorded as revenue is earned based upon the terms of the respective film license arrangements. Advertising costs are expensed as incurred. Other operating expenses are principally comprised of payroll and benefits costs, utilities, maintenance, repairs, and other general operating expenses. The balance of operating expenses incurred by the corporate function is classified as general and administrative expenses. Theatre occupancy costs include rent, property taxes, and other occupancy costs.

        Vendor Allowances—The Theatres receive volume-based purchase rebates from vendors. These rebates are recorded as a reduction of inventories upon receipt and recognized as a reduction of the cost of concession sales when merchandise is sold.

        Comprehensive Income—Comprehensive income equals net income for all periods presented.

2. THE SALE

        As mentioned in Note 1, on December 9, 2009, the Parent agreed to sell certain theatre assets comprising a substantial majority of the Parent's theatres and transfer related liabilities to AMC; this sale closed on May 24, 2010. These theatres were sold for $275,000,000 in cash, subject to certain working capital and other purchase price adjustments finalized on the closing date.

        The financial statements pertain to these theatres sold to AMC by the Parent. The financial statements have been prepared from the records maintained by the Parent and may not necessarily be indicative of the conditions that would have existed or the results of the operations if these theatres had been operated as an unaffiliated company. The majority of the assets, liabilities, income and expenses presented in these financial statements are specifically-identifiable to the theatres sold by the Parent to AMC. Portions of certain assets, liabilities, income and expenses represent allocations made from the Parent to these theatres that are applicable to the Parent as a whole where specific-identification of these balances to each theatre is not practicable. These allocations primarily relate to certain receivables, payables, accrued expenses, debt and operating expenses generated or incurred at the Parent and not directly related to an individual theatre; these allocations have been made based on the proportion of the number of theatre screens within the theatres sold to AMC as a percentage of the total number of theatre screens owned by the Parent prior to the Sale. In the opinion of management, these allocations are reasonable for the purposes of presenting the financial statements of the Theatres.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

3. NEW ACCOUNTING PRONOUNCEMENTS

        In June 2009, the Financial Accounting Standards Board (FASB) issued ASC 105, Generally Accepted Accounting Principles, as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernment entities. Generally, ASC 105 is not expected to change accounting principles generally accepted in the United States of America. The Theatres adopted ASC 105 for the year ended December 31, 2009, and any references to authoritative accounting literatures in the financial statements are referenced in accordance with the ASC, unless the literature has not been codified.

        In December 2007, the FASB revised ASC 805 (formerly FASB Statement No. 141(R), Business Combinations). ASC 805 is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. The provisions of ASC 805 are applied prospectively from the date of adoption, except for adjustments to a previously acquired entity's deferred tax assets and uncertain tax position balances occurring outside the measurement period, which are recorded as a component of income tax expense in the period of adjustment, rather than goodwill. The Theatres adopted ASC 805 on January 1, 2009. The adoption of ASC 805 did not have a material impact the Theatres' financial position, results of operations, or cash flows.

4. INVESTMENT IN KCC

        On January 15, 2004, the Parent made a $4,740,145 minority investment in a new company, KCC. The Parent made this investment in conjunction with Providence Growth Entrepreneurs Fund, L.P.; Providence Growth Investors, L.P.; and the management team of KCC. Prior to the March 2, 2007 acquisition of the controlling interest in KCC (as discussed in Note 5), the Theatres owned 23.685% of KCC and did not have managerial control. Accordingly, this investment had been accounted for under the equity method and the financial statements included the Theatres' share of the results of operations from January 15, 2004 through March 1, 2007. For the period from January 1, 2007 to March 1, 2007, KCC had operating revenues of $6,185,285, operating loss of $(201,044), and a net loss of $(840,998).

5. ACQUISITIONS

        On January 31, 2008, the Parent acquired the assets, property, and operations of six theatres located in Iowa and Wisconsin from AGT Enterprises, Inc., and Star-Iowa, LLC (the "Star acquisition") for $75,517,400. The Star acquisition added 81 screens to the Theatres' circuit. The purpose of the transaction was to increase the scale of the Theatres, diversify and expand the Theatres' customer base, and strengthen the Theatres' competitive position in the industry. In conjunction with this transaction, the Theatres consummated two separate sale-leaseback transactions. The proceeds of the sale-leaseback transactions were used to finance the Star acquisition, pay down debt, and pay taxes and fees associated with the deal. The results of theatre operations are included in the financial statements from the date of acquisition.

        On March 2, 2007, the Parent acquired the remaining 76.315% interest they did not previously own in their investment in KCC for a purchase price of $52,754,184, net of cash acquired ($424,773). The purchase price was subject to the terms of an escrow arrangement that was finalized in 2008 with a payment of $817,305 to the Parent, which reduced the total purchase price for the acquisition to

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

5. ACQUISITIONS (Continued)

$51,936,879. This acquisition added 11 theatres and 125 screens to the overall circuit and gave the Theatres a presence in the state of Colorado. The acquisition was financed with cash on hand and additional debt. The results of theatre operations are included in the financial statements from the date of acquisition.

        On March 2, 2007, the Parent also acquired the assets, properties, and operations of two existing theatres near Chicago, Illinois for a purchase price of $12,652,954. The acquisition of these theatres added 28 screens to the overall circuit and enhanced the Theatres' presence in the Chicago area market. The acquisition was financed with cash on hand and additional debt. The results of theatre operations are included in the financial statements from the date of acquisition.

        The Theatres have allocated the purchase price to the theatre assets acquired at estimated fair values. The excess of fair value of the net assets acquired compared to the amount paid as of the acquisition date has been reflected as goodwill. The Theatres completed the purchase price allocations for the 2007 acquisitions during 2008, reflecting finalization of consideration paid in the KCC acquisition (pursuant to the terms of the escrow arrangement in the transaction) and the finalization of other allocations for both transactions based on all available evidence subsequent to the transaction. The purchase price allocation was completed for the Star acquisition during 2008. The following table summarizes the estimated fair values of the assets acquired at the dates of acquisition:

	2008 Acquisition of Star Cinemas	2007 Acquisition of 76.315% Interest in KCC	2007 Acquisition of Chicago-Area Theatres
Cash purchase price—net of cash acquired	$73,821,240	$21,852,097	$12,582,000
Debt assumed and repaid	—	29,278,933	—
Transaction fees	1,696,160	805,849	70,954

Total cash paid	$75,517,400	$51,936,879	$12,652,954

Allocation of purchase price:
Other current assets	$69,335	$602,202	$—
Property and equipment	66,227,891	36,496,153	906,388
Goodwill	9,823,793	2,760,152	115,000
Intangible assets	—	18,019,179	11,746,566

Total assets acquired	76,121,019	57,877,686	12,767,954

Current liabilities	(318,165)	(2,179,139)	—
Deferred revenue	(285,454)	(357,190)	(115,000)
Other long-term liabilities	—	(3,404,478)	—

Total liabilities assumed	(603,619)	(5,940,807)	(115,000)

Net assets acquired	$75,517,400	$51,936,879	$12,652,954

        As a result of the 2007 acquisition of 76.315% interest in KCC included above, the previously owned 23.685% interest in KCC was consolidated into the Theatres' financial statements on a

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

5. ACQUISITIONS (Continued)

historical-cost basis. The amounts consolidated were as follows: cash of $131,834; other current assets of $175,056; property and equipment, net of $12,336,370; goodwill of $1,596,089; other assets of $161,670; current liabilities of $841,524; long-term debt of $8,870,033; and other long-term liabilities of $486,364.

6. DEBT AND DEVELOPER REIMBURSEMENT FINANCING OBLIGATIONS

        These financial statements include an allocation of the amounts outstanding on the Parent's bank debt, and also the related debt issuance costs. The Parent's outstanding debt facilities consisted of a revolving line of credit ("Revolver") and Term B notes. These outstanding Parent debt balances were secured by substantially all of the Parent's assets, which included the assets of the Theatres. The Parent's bank debt was repaid in full as of the closing date of the Sale.

        Allocated debt and developer reimbursement financing obligations at December 31, 2009 and 2008 consisted of the following:

	2009	2008
Debt to Parent	$25,514,734	$95,203,621
Developer reimbursement financing obligations	17,046,863	14,849,587

Total debt to Parent and developer reimbursement financing obligations	42,561,597	110,053,208
Less current portion	(928,201)	(40,721,833)

Long-term debt to Parent and developer reimbursement financing obligations	$41,633,396	$69,331,375

        The contractual terms of the Parent's Term B debt required quarterly installments of $166,403 from December 31, 2009, until December 31, 2010. Three quarterly installments of $15,974,687 were required from March 31, 2011, with the final payment due October 28, 2011. Draws and repayment on the revolving line are at the discretion of the Parent, and the Parent uses distributions from the Theatres to fund any debt repayments. At December 31, 2009 and 2008, the aggregate available borrowing capacity on this facility was $50,000,000 and $27,300,000, respectively.

        Interest on the Parent's Term B and Revolver debt was at variable rates based on the prime rate or the Eurodollar rate, adjusted for the Parent's consolidated economic performance, as specified in the agreement. During the year ended December 31, 2009, interest rates ranged from 4.81% to 5.56%. During the year ended December 31, 2008, interest rates ranged from 2.5% to 7.75%.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

6. DEBT AND DEVELOPER REIMBURSEMENT FINANCING OBLIGATIONS (Continued)

        The carrying value of the Parent's long-term debt approximated its fair value as of December 31, 2009, since the Parent's long-term debt has interest rates that fluctuate based on published market rates. The fair value of the Parent's long-term debt was $104,947,507 as of December 31, 2008. The fair value of the Parent's long-term debt as of December 31, 2008, was determined as the net present value of the future cash flows at the prevailing balance sheet rate, discounted at the renegotiated market rate received in the amendment to the Parent's credit facility.

7. LEASE COMMITMENTS

        The Theatres conduct their operations in facilities and using equipment leased under noncancelable operating leases expiring at various dates through 2029. At the end of the lease terms, most of the leases are renewable at the fair rental value for periods of 5 to 20 years. The rental payments for some facilities are based on a minimum annual rent plus a percentage of receipts in excess of a specified amount. Refer to Note 1 for discussion of the Theatres' financing leases.

        Rental expense for noncancelable operating leases for the years ended December 31, 2009, 2008, and 2007, consists of the following:

	2009	2008	2007
Minimum	$49,086,692	$47,818,774	$32,967,017
Contingent	488,768	230,623	273,282

Total	$49,575,460	$48,049,397	$33,240,299

        The minimum rental commitments related to noncancelable operating leases and developer reimbursement financing leases at December 31, 2009, are as follows:

	Minimum Lease Payments
Year Ending December 31	Financing	Operating
2010	$1,085,953	$49,607,208
2011	1,085,953	49,530,348
2012	1,085,953	49,109,526
2013	1,099,956	49,358,392
2014	1,169,968	49,250,480
Thereafter	27,749,433	499,068,004

Total	33,277,216	$745,923,958

Less interest	(16,230,353)

Developer reimbursement financing obligations	$17,046,863

Less current portion of developer reimbursement financing obligations	(262,588)

Long-term developer reimbursement financing obligations	$16,784,275

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

8. INCOME TAXES

        The Parent is a limited liability company, and is not subject to the payment of federal or state income taxes, as the components of its income and expenses flow directly to the Parent's members. Accordingly, the Parent is not liable for any federal or state income tax, except for minor taxes imposed by some of the states in which the Parent does business. These financial statements include an allocation of these taxes incurred and paid by the Parent on behalf of the Theatres. These taxes were $(3,882), $14,404, and $0 for the years ended December 31, 2009, 2008, and 2007, respectively.

9. RETIREMENT PLAN

        The Theatres have contributed to the Parent's 401(k) profit-sharing plan for all managers, assistant managers, trainees, and administrative employees who have reached the age of 21. Employees may contribute up to 60% of their pay, not exceeding $16,500 ($22,000 for employees over age 50). Following one year of employment, the Theatres will match 100% of the first 3% of contribution and 50% on the next 2% of contribution. Matching contributions are immediately vested.

        The Theatres fund the matching contributions as they accrue. These contributions were $372,328, $394,353, and $371,970 for the years ended December 31, 2009, 2008, and 2007, respectively.

10. RELATED-PARTY TRANSACTIONS

        The Theatres are not a separate legal entity, and were operated by the Parent during the periods presented. As discussed in Note 2, the financial statements have been prepared from the records maintained by the Parent and may not necessarily be indicative of the conditions that would have existed or the results of the operations if these theatres had been operated as an unaffiliated company. Portions of certain assets, liabilities, income and expenses represent allocations made from the Parent to these theatres that are applicable to the Parent as a whole. The Parent maintains and manages the cash generated by the Theatres, including the transfer of cash deposits from Theatres' operations to the Parent's bank accounts; these funds are used to finance the operations and capital expenditures of the Theatres. The outstanding amounts owed by the Parent to the Theatres are presented as "Due from Parent" in the Statements of Assets and Liabilities.

        Total rental expense payable to related-parties of the Theatres amounted to $14,400 for the each of the years ended December 31, 2009, 2008, and 2007. Amounts payable to related-parties at December 31, 2009, 2008, and 2007, were $183,553, $169,153, and $154,753, respectively.

        Amounts paid to an advertising agency owned by a close relative of one of the Parent's shareholders were $82,632, $31,414, and $0 for 2009, 2008, and 2007, respectively.

11. SALE-LEASEBACK TRANSACTIONS

        On January 31, 2008, the Theatres entered into two separate sale-leaseback transactions, whereby the Theatres sold eight of their fee-owned theatres for a sale price of $97,560,246, net of closing costs of $430,317. The Theatres leased back the sold theatres subject to 20-year triple net operating leases (with renewal terms of either three five-year options or one 10-year option and one five-year option). The gain of $19,017,834 has been deferred and is being recognized ratably over the life of the leases. The proceeds from the transaction were used to pay down debt, with the remaining proceeds used to

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

11. SALE-LEASEBACK TRANSACTIONS (Continued)

pay taxes and fees associated with the deal. The balance was retained to fund future capital expenditures.

        On September 19, 2007, the Theatres entered into a sale-leaseback transaction, whereby the Theatres sold 11 of their fee-owned theatres with a book value of $78,112,826 for $99,720,206, net of closing costs of $638,171 and leased back the same buildings for a period of 20 years with three five-year options for each of the sold properties. The resulting leases are classified as being accounted for as operating leases. The gain of $25,594,136 has been deferred and is being recognized ratably over the life of the leases. Losses of $3,986,755 were immediately recognized in earnings. The proceeds from the transaction were used to pay down debt, with the remaining proceeds used to pay an owner distribution, taxes, and fees associated with the deal. The balance was retained to fund future capital expenditures.

        On September 30, 2005, the Theatres entered into a sale-leaseback transaction, whereby the Theatres sold 17 of their fee-owned theatres with a book value of $94,759,887 for $200,000,000 and leased back the same buildings for a period of 20 years with three five-year options for each of the sold properties. The resulting leases are classified as operating leases. The gain of $102,340,355 has been deferred and is being recognized ratably over the life of the leases. The proceeds from the transaction were used to pay down debt, with the remaining proceeds used to pay an owner distribution, taxes, and fees associated with the deal. The balance was retained to fund future capital expenditures.

12. SUBSEQUENT EVENTS

        Management has evaluated subsequent events through July 13, 2010, which is the date the financial statements were issued.

******

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

UNAUDITED CONDENSED STATEMENTS OF ASSETS AND LIABILITIES

As of March 31, 2010 and December 31, 2009

	March 31, 2010	December 31, 2009
Assets
Current Assets:
Due from Parent	$26,684,867	$30,233,158
Accounts receivable	4,032,833	4,227,816
Inventories	1,603,051	1,550,867
Other current assets	7,486,135	5,737,930

Total current assets	39,806,886	41,749,771

Property and equipment—net	132,035,369	136,686,136

Other Assets:
Goodwill	24,153,064	24,153,064
Intangible and other assets—net	26,357,192	26,651,173

Total other assets	50,510,256	50,804,237

Total	$222,352,511	$229,240,144

Liabilities and Net Assets
Current Liabilities:
Accounts payable	$7,124,618	$4,356,479
Accrued payroll and payroll taxes	4,416,835	4,851,429
Accrued property taxes	11,897,572	10,938,383
Other accrued expenses	7,939,998	13,879,500
Other accrued taxes	891,541	1,221,388
Deferred revenue and other liabilities	4,847,632	6,060,329
Current portion of developer reimbursements	263,895	262,588
Current portion of long-term debt to Parent	665,613	665,613
Current portion of deferred gain	7,347,616	7,347,616

Total current liabilities	45,395,320	49,583,325
Long-term Liabilities:
Developer reimbursements	16,717,804	16,784,275
Long-term debt to Parent	19,942,171	24,849,121
Deferred gain from sale-leaseback transactions	111,211,954	113,048,858
Deferred rent and other long-term liabilities	7,338,795	7,364,737

Total liabilities	200,606,044	211,630,316
Commitments and Contingencies	—	—
Net assets	21,746,467	17,609,828

Total	$222,352,511	$229,240,144

See Notes to Unaudited Condensed Financial Statements.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

UNAUDITED CONDENSED STATEMENTS OF INCOME

For the Quarterly Periods Ended March 31, 2010 and 2009

	Three Months Ended
	March 31, 2010	March 31, 2009
Revenues:
Box office revenue	$51,046,633	$50,074,621
Concession revenue	23,279,896	23,327,533
Other operating revenue	5,396,288	2,880,437

Total revenues	79,722,817	76,282,591

Operating Expenses:
Film expense and advertising costs	29,078,389	26,759,638
Cost of concession sales	2,688,490	2,719,832
General and administrative expenses	3,973,215	4,017,098
Theatre occupancy costs	16,803,336	17,267,930
Depreciation and amortization	4,627,864	5,252,133
Other operating expenses	18,848,447	16,852,893
Amortization of deferred gain	(1,836,904)	(1,836,904)

Total operating expenses	74,182,837	71,032,620

Income from Operations	5,539,980	5,249,971

Other Expenses
Interest expense to Parent	(744,316)	(1,042,513)
Other income and expenses—net	(569,103)	(714,787)

Total other expenses	(1,313,419)	(1,757,300)

Net income	$4,226,561	$3,492,671

See Notes to Unaudited Condensed Financial Statements.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

For the Quarterly Periods Ended March 31, 2010 and 2009

	Three Months Ended
	March 31, 2010	March 31, 2009
Cash flows from operating activities:
Net income	$4,226,561	$3,492,671
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	4,627,864	5,252,133
Noncash interest expense	283,138	477,116
Loss on disposal of property	38,532	(22,806)
Amortization of deferred gain	(1,836,904)	(1,836,904)
Changes in:
Accounts receivable	194,983	706,943
Inventories	(52,184)	33,142
Other assets	(1,748,206)	(1,601,233)
Accounts payable	2,958,343	4,535,158
Other current liabilities	(6,956,419)	(1,154,026)
Deferred rent and other long-term liabilities	(25,941)	161,900

Net cash flows from operating activities	1,709,767	10,044,094

Cash flows from investing activities:
Capital expenditures	(289,944)	(5,707,699)
Proceeds from sales of property	4,000	38,345

Net cash flows from investing activities	(285,944)	(5,669,354)

Cash flows from financing activities:
Principal payments on borrowings from Parent	(4,906,950)	(43,705,260)
Due from Parent	3,548,291	39,519,164
Principal payments on developer reimbursement financing obligations	(65,164)	(54,153)
Payment of debt issuance costs	—	(1,359,491)
Proceeds from developer reimbursements for construction costs	—	1,225,000

Net cash flows from financing activities	(1,423,823)	(4,374,740)

Net change in cash	—	—
Cash—beginning of period	—	—

Cash—end of period	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid during the quarter for:
Interest—net of amount capitalized	$430,558	$880,537

SUPPLEMENTAL DISCLOSURE OF NONCASH OPERATING, INVESTING AND FINANCING ACTIVITIES:
Amounts reflected in accounts payable and fixed assets at period-end	$—	$—

Amounts reflected in accrued expenses and fixed assets at period-end	$—	$—

See Notes to Unaudited Condensed Financial Statements.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

As of and for the Quarters Ended March 31, 2010 and 2009

1. BASIS OF PRESENTATION

        The principal business of the Kerasotes Showplace Theatres Sold to AMC Entertainment Inc (such theatres are hereafter referred to as the "Theatres") is the operation of motion picture theatres. Box office admission and concession sales are the Theatres' primary sources of revenue. The Theatres' operations are primarily located throughout the Midwest in the states of Illinois, Indiana, Iowa, Missouri, Minnesota, and Ohio. Over the years, the Theatres have grown through the construction and acquisition of theatres, most recently in the states of Colorado, Wisconsin, and California.

        The Theatres are not a separate legal entity, and were operated by Kerasotes Showplace Theatres, LLC (the "Parent") during the periods presented. On December 9, 2009, the Parent agreed to sell these theatre assets comprising a substantial majority of the Parent's theatres and transfer related liabilities to AMC Entertainment Inc. ("AMC") (the "Sale"); this sale was closed on May 24, 2010. Further discussion of the Sale is included in Note 2.

        These unaudited condensed financial statements have been prepared in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 270, Interim Reporting. Accordingly, they do not include all of the information and footnotes required in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (which consist of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for the full year. These interim financial statements and related notes should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2009.

2. THE SALE

        As mentioned in Note 1, on December 9, 2009, the Parent agreed to sell certain theatre assets comprising a substantial majority of the Parent's theatres and transfer-related liabilities to AMC; this sale closed on May 24, 2010. These theatres were sold for $275,000,000 in cash, subject to certain working capital and other purchase price adjustments finalized on the closing date.

        The unaudited condensed financial statements pertain to these theatres sold to AMC by the Parent. The financial statements have been prepared from the records maintained by the Parent and may not necessarily be indicative of the conditions that would have existed or the results of the operations if these theatres had been operated as an unaffiliated company. The majority of the assets, liabilities, income and expenses presented in these financial statements are specifically-identifiable to the theatres sold by the Parent to AMC. Portions of certain assets, liabilities, income and expenses represent allocations made from the Parent to these theatres that are applicable to the Parent as a whole where specific-identification of these balances to each theatre is not practicable. These allocations primarily relate to certain receivables, payables, accrued expenses, debt, and operating expenses generated or incurred at the Parent and not directly related to an individual theatre; these allocations have been made based on the proportion of the number of theatre screens within the theatres sold to AMC as a percentage of the total number of theatre screens owned by the Parent prior to the Sale. In the opinion of management, these allocations are reasonable for the purposes of presenting the unaudited condensed interim financial information of the Theatres.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (Continued)

As of and for the Quarters Ended March 31, 2010 and 2009

3. DEBT

        These financial statements include an allocation of the amounts outstanding on the Parent's bank debt, and also the related debt issuance costs. The Parent's outstanding debt facilities consisted of a revolving line of credit ("Revolver") and Term B notes. These outstanding Parent debt balances were secured by substantially all of the Parent's assets, which included the assets of the Theatres. The Parent's bank debt was repaid in full as of the closing date of the Sale.

4. RELATED-PARTY TRANSACTIONS

        The Theatres are not a separate legal entity, and were operated by the Parent during the periods presented. As discussed in Note 2, the financial statements have been prepared from the records maintained by the Parent and may not necessarily be indicative of the conditions that would have existed or the results of the operations if these theatres had been operated as an unaffiliated company. Portions of certain assets, liabilities, income and expenses represent allocations made from the Parent to these theatres that are applicable to the Parent as a whole. The Parent maintains and manages the cash generated by the Theatres, including the transfer of cash deposits from Theatres' operations to the Parent's bank accounts; these funds are used to finance the operations and capital expenditures of the Theatres. The outstanding amounts owed by the Parent to the Theatres are presented as "Due from Parent" in the Statements of Assets and Liabilities.

        Total rental expense payable to related-parties of the Theatres amounted to $3,600 and $3,600 for the quarterly-periods ended March 31, 2010 and 2009, respectively. Amounts payable to related-parties at March 31, 2010 and December 31, 2009 were $187,153 and $183,553, respectively.

        Amounts paid to an advertising agency owned by a close relative of one of the Parent's shareholders were $0 and $22,087 for the quarterly-periods ended March 31, 2010 and 2009, respectively.

5. SUBSEQUENT EVENTS

        Management has evaluated subsequent events through July 13, 2010, which is the date the unaudited condensed financial statements were issued.

AMC ENTERTAINMENT INC.

$600,000,000 8.75% Senior Notes due 2019
$600,000,000 9.75% Senior Subordinated Notes due 2020
$300,000,000 8% Series B Senior Subordinated Notes due 2014,
each of which is fully and unconditionally guaranteed
by all of our domestic subsidiaries that guarantee our other indebtedness

Prospectus

Dated                        , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers.

Arizona Registrant: AMC Card Processing Services, Inc. is incorporated under the laws of Arizona.

        Section 10-851 of the Arizona Revised Statutes authorizes a corporation to indemnify a director made a party to a proceeding in such capacity, provided that the individual's conduct was in good faith and, when serving in an official capacity with the corporation, the individual reasonably believed that the conduct was in best interests of the corporation, or in all other cases, that the conduct was at least not opposed to its best interests. In the case of any criminal proceedings, indemnification is allowed if the individual had no reasonable cause to believe the conduct was unlawful. A corporation may also indemnify a director for conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to section 10-202, subsection B, paragraph 2. Section 10-851 also provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper financial benefit to the director in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Indemnification permitted under Section 10-851 in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor is limited to reasonable expenses incurred in connection with the proceeding.

        Unless otherwise limited by its articles of incorporation, Section 10-852 of the Arizona Revised Statutes requires a corporation to indemnify (i) a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding, and (ii) an outside director, provided the proceeding is not one by or in the right of the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation, or one charging improper financial benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Section 10-856 of the Arizona Revised Statutes provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation to the same extent as a director.

        The articles of incorporation of AMC Card Processing Services, Inc. provide that its directors shall not be personally liable to the corporation or its stockholders for money damages for any action taken or any failure to take any action as a director, except for liability for any of the following: (i) for the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm received by a director to which the director is not entitled; (iii) an intentional violation of Section 10-833 of the Arizona Revised Statutes and any amendment thereto; or (iv) an intentional violation of criminal law. The articles of incorporation further provide for indemnification of the directors and officers of the corporation and of any subsidiary of the corporation for liability, as defined in Section 10-851(D) of the Arizona Revised Statutes, to the fullest extent permitted by law. Any officer who is not also a director, or who is party to a proceeding on the basis of an act or omission solely as an officer, shall further be indemnified against liability for any of the exceptions described in clauses (i) through (iv) above, except that an officer who is not also a director shall not be indemnified for (a) liability in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor other than for reasonable expenses incurred in connection with the proceeding or (b) liability arising out of conduct that constitutes: (x) receipt by the officer of a financial benefit to which the officer is not entitled; (y) an intentional infliction of harm on the corporation or its shareholders; or (iii) an intentional violation of criminal law. The articles of incorporation also provide that the private property of the officers, directors and shareholders of the corporation shall be exempt from all corporate debts of any kind whatsoever. Reasonable expenses incurred by a director or officer of the corporation or any of its subsidiaries who is party to a proceeding, as defined in Section 10-850 of the Arizona Revised Statutes, shall be paid by the corporation in advance of the final disposition of such proceeding to the fullest extent permitted by Section 10-853 of the Arizona Revised Statutes or other applicable law, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount to the extent of the amount to which such person shall ultimately be determined not to be entitled.

        The by-laws of AMC Card Processing Services, Inc. provide for indemnification of any person made party to or threatened to be made party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, agent of the corporation or voting trustee under any voting trust agreement (which has been entered into between the owners and the holders of shares of the corporation, such voting trustee and the corporation), or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

        The by-laws of the corporation further provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director, officer, employee or agent of the company, or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Pursuant to the by-laws of the corporation, expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation.

        Pursuant to the by-laws of the corporation, any indemnification made under the by-laws shall be made, unless ordered by the court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

California Registrant: Loews Citywalk Theatre Corporation is incorporated under the laws of California.

        Section 317 of the California Corporations Code authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding, if that person acted in good faith and in a manner reasonably believed by such person to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Section 317 of the California Corporations Code also provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Indemnification for expenses, including amounts paid on settling or otherwise disposing of a threatened or pending action or defending against the same, can be made in certain circumstances by action of the company through a majority vote of a quorum of the corporation's Board of Directors consisting of directors who are not party to the proceedings; approval of shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or such court in which the proceeding is or was pending upon application by designated parties.

        The articles of incorporation of Loews Citywalk Theatre Corporation provides for indemnification of any current or former director or officer of the corporation or any person who may have acted at its request as a director of officer of any other corporation in which it is a creditor, against expenses actually and necessarily incurred by such person in connection with the defense of any action, suit or proceeding in which he is made an officer, except in relation to matters as to which such person is adjudged to be liable for negligence or misconduct in performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled, under any by-law, agreement, vote of shareholders or otherwise.

        The by-laws of Loews Citywalk Theatre Corporation provide for indemnification of any person made party to or threatened to be made party to any proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action provided such person acted in good faith, in a manner reasonably believed to be in the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director or officer of the corporation, or was serving at the request of the corporation as the director or officer of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation. Any indemnification made under the by-laws shall be made, unless ordered by a court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Delaware Registrants:

        Section 145 of the Delaware General Corporation Law (the "DGCL") permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor, by reason of being or having been in any such capacity, if such person acted in good faith in a manner reasonably believed by such person to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the DGCL further provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor, by reason of being or having been in any such capacity, if such person acted in good faith in a manner reasonably believed by such person to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL also allows a corporation to provide contractual indemnification to its directors, and we have entered into indemnification agreements with each of our directors whereby we are contractually obligated to indemnify the director and advance expenses to the full extent permitted by the DGCL.

        Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

(a)   AMC Entertainment Inc. is incorporated under the laws of Delaware.

        The amended and restated certificate of incorporation of AMC Entertainment Inc. provides for indemnification of any person made party to or threatened to be made party to any proceeding by reason of the fact that such person is or was a director or officer of the company, or a person of whom such person is the legal representative, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent permitted by the DGCL, against any expenses, liability and loss (including attorneys' fees, judgments, fines Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The amended and restated certificate of incorporation of AMC Entertainment Inc. also provides that the personal liability of its directors for monetary damages for breach of fiduciary duty as a director of the corporation is eliminated to the fullest extent permitted by the DGCL. Expenses incurred in defending any such proceeding in advance of its final disposition may be paid by the corporation in advance of its final disposition, provided that if the DGCL so requires, the payment of such expenses shall only be made upon delivery to the corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified by the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification of the claimant is proper because such person has met the applicable standard of conduct set forth in the DGCL nor an actual determination that such person has failed to meet such standard of conduct shall be a defense to an action brought by a claimant whom the corporation has failed to pay in full within 30 days of having received a written claim.

(b)   AMC Entertainment International, Inc. is incorporated under the laws of Delaware.

        The by-laws of AMC Entertainment International, Inc. provide for indemnification of any person made party to or threatened to be made party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, agent of the corporation or voting trustee under any voting trust agreement (which has been entered into between the owners and the holders of shares of the corporation, such voting trustee and the corporation), or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

        The by-laws of the corporation further provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director, officer, employee or agent of the company, or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation.

        Pursuant to the by-laws of the corporation, any indemnification made under the by-laws shall be made, unless ordered by the court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

        The certificate of incorporation of AMC Entertainment International, Inc. provides that the personal liability of its directors for monetary damages for breach of fiduciary duty as a director of the corporation is eliminated to the fullest extent permitted by the DGCL.

(c)   LCE AcquisitionSub, Inc. and LCE Mexican Holdings, Inc. are incorporated under the laws of Delaware.

        The certificate of incorporation of each of LCE AcquisitionSub, Inc. and LCE Mexican Holdings, Inc. provides for indemnification of any person made party to or threatened to be made party to any proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another entity, including service with respect to employee benefit plans, to the fullest extent permitted by the DGCL, against any expenses, including attorney's fees, judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action and shall include the advancement, upon request, of such expenses, provided that the corporation shall not indemnify or advance expenses in connection with any proceeding initiated by or on behalf of such person. Any person seeking indemnification under the certificate of incorporation shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

        The certificate of incorporation of each of LCE AcquisitionSub, Inc. and LCE Mexican Holdings, Inc. provides that the personal liability of its directors for monetary damages for breach of fiduciary duty as a director of the corporation is eliminated to the fullest extent permitted by the DGCL.

(d)   Loews Theatre Management Corp. is incorporated under the laws of Delaware.

        The by-laws of Loews Theatre Management Corp. provide for indemnification of any person made party to or threatened to be made party to any proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director or officer of the corporation, or was serving at the request of the corporation as the director or officer of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation.

        Any indemnification made under the by-laws shall be made, unless ordered by a court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

        The certificate of incorporation of Loews Theatre Management Corp. provides that the personal liability of its directors is eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL.

(e)   Loews Cineplex U.S. Callco, LLC is incorporated under the laws of Delaware.

        Section 18-108 of the Delaware Limited Liability Company Act permits a Delaware limited liability company, subject to any standards and restrictions set froth in its limited liability company agreement, to indemnify and hold harmless any member or manager of the limited liability company or other person from and against any and all claims and demands whatsoever.

        The limited liability company agreement of Loews Cineplex U.S. Callco, LLC provides that its directors shall not be liable, responsible or accountable, in damages or otherwise to the company for any act performed by such director with respect to company matters, except for fraud, gross negligence or an intentional breach of such limited liability company agreement. The limited liability company agreement further provides for indemnification of each of its directors for any act performed by such director with respect to company matters, except for fraud, gross negligence or an intentional breach of such limited liability company agreement. Additionally, the limited liability company agreement provides that company's member shall not be liable under a judgment, decree or order of a court, or in any other matter, for a debt, obligation or liability of the company, except as provided by law or as otherwise specifically provided in the limited liability company agreement.

District of Columbia Registrant: Club Cinema of Mazza, Inc. is incorporated under the laws of the District of Columbia.

        Section 29-101.04 of the District of Columbia Business Corporation Act authorizes a corporation to indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty.

        There is no provision for indemnification in the articles of incorporation or by-laws of Club Cinema of Mazza, Inc.

Kansas Registrant: AMC License Services, Inc. is incorporated under the laws of Kansas.

        Section 17-6305 of the Kansas General Corporation Law authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement in connection with such action, including attorney's fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Notwithstanding the preceding sentence, no indemnification is permitted in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless otherwise determined by the court in which such proceeding is pending. A Kansas corporation may also indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, including attorney's fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        The by-laws of AMC License Services, Inc. provide for indemnification of any person made party to or threatened to be made party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, agent of the corporation or voting trustee under any voting trust agreement (which has been entered into between the owners and the holders of shares of the corporation, such voting trustee and the corporation), or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

        The by-laws of the corporation further provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director, officer, employee or agent of the company, or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation. Pursuant to the by-laws of the corporation, any indemnification made under the by-laws shall be made, unless ordered by the court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

        The articles of incorporation of AMC License Services, Inc. provide that its directors shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by any such director, except to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of Section 17-6424 of the Kansas General Corporation Law and any amendments thereto, or (iv) for any transaction from which the director derived an improper personal benefit.

Massachusetts Registrant: Premium Theater of Framingham, Inc. is incorporated under the laws of Massachusetts.

        Section 8.51 of the Massachusetts Business Corporation Act authorizes a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(i) he conducted himself in good faith; (ii) he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which he shall not be liable under a provision of the corporation's articles of organization. Section 8.52 further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 8.52 of the Massachusetts Business Corporation Act requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director.

        There is no provision for indemnification in the articles of organization or by-laws of Premium Theater of Framingham, Inc.

Missouri Registrant: American Multi-Cinema, Inc. is incorporated under the laws of Missouri.

        Section 351.355 of the General and Business Corporation Law of Missouri authorizes a corporation to indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that such person's conduct was unlawful.

        The by-laws of American Multi-Cinema, Inc. provide for indemnification of any person made party to or threatened to be made party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, agent of the corporation or voting trustee under any voting trust agreement (which has been entered into between the owners and the holders of shares of the corporation, such voting trustee and the corporation), or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

        The by-laws of the corporation further provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director, officer, employee or agent of the company, or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation. Pursuant to the by-laws of the corporation, any indemnification made under the by-laws shall be made, unless ordered by the court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

        The amended and restated articles of incorporation of American Multi-Cinema, Inc. provide that its directors shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by any such director, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 351.345 of the Missouri General and Business Corporation Law, and any amendments thereto, or (iv) for any transaction from which the director derived an improper personal benefit. The articles of incorporation further provide that the corporation shall indemnify to fullest extent permitted by law any person who is or was a director, officer, employee or agent of the corporation, or any person who is serving at the request of the corporation as a director, officer, employee or agent of another entity, unless such person's conduct is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Item 21.    Exhibits and Financial Schedules.

        See the Exhibit Index immediately following the signature pages included in this Registration Statement.

Item 22.    Undertakings.

(a)
Each of the undersigned registrants hereby undertakes:
(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(d)
Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on June 8, 2011.

AMC ENTERTAINMENT INC.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

	Signature	Capacity	Date

	* Gerardo I. Lopez	Chief Executive Officer, President and Director (Principal Executive Officer)	June 8, 2011
	/s/ CRAIG R. RAMSEY Craig R. Ramsey	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	June 8, 2011
	* Chris A. Cox	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	June 8, 2011
	* Dana Ardi	Director	June 8, 2011
	* Aaron J. Stone	Chairman and Director	June 8, 2011
	* Philip Loughlin	Director	June 8, 2011
	* Kevin Maroni	Director	June 8, 2011
	* Eliot P. S. Merrill	Director	June 8, 2011
	* Stephen P. Murray	Director	June 8, 2011
	* Stan Parker	Director	June 8, 2011
*By:	/s/ CRAIG R. RAMSEY
Craig R. Ramsey Attorney in Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, each of the registrants listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on June 8, 2011.

AMC CARD PROCESSING SERVICES, INC.
AMC ITD, INC.
AMC SHOWPLACE THEATRES INC.
AMERICAN MULTI-CINEMA, INC.
CLUB CINEMA OF MAZZA, INC.
LCE ACQUISITIONSUB, INC.
LCE MEXICAN HOLDINGS, INC.
LOEWS CITYWALK THEATRE CORPORATION
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature		Capacity	Date

* Gerardo I. Lopez		Chief Executive Officer, President and Chairman (Principal Executive Officer)	June 8, 2011
/s/ CRAIG R. RAMSEY Craig R. Ramsey		Chief Financial Officer, Executive Vice President and Director (Principal Financial Officer)	June 8, 2011
* Chris A. Cox		Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	June 8, 2011
* John D. McDonald		Executive Vice President, U.S. Operations	June 8, 2011
*By:	/s/ CRAIG R. RAMSEY
Craig R. Ramsey Attorney in Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, AMC Entertainment International, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on June 8, 2011.

AMC ENTERTAINMENT INTERNATIONAL, INC.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature		Capacity	Date

* Gerardo I. Lopez		Chief Executive Officer, President and Chairman (Principal Executive Officer)	June 8, 2011
/s/ CRAIG R. RAMSEY Craig R. Ramsey		Chief Financial Officer, Executive Vice President and Director (Principal Financial Officer)	June 8, 2011
* Chris A. Cox		Chief Accounting Officer and Vice President (Principal Accounting Officer)	June 8, 2011
* Mark A. McDonald		Executive Vice President, International Operations	June 8, 2011
*By:	/s/ CRAIG R. RAMSEY
Craig R. Ramsey Attorney in Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, AMC License Services, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on June 8, 2011.

AMC LICENSE SERVICES, INC.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President, Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature		Capacity	Date

* Gerardo I. Lopez		Chief Executive Officer, President and Chairman (Principal Executive Officer)	June 8, 2011
/s/ CRAIG R. RAMSEY Craig R. Ramsey		Chief Financial Officer, Executive Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	June 8, 2011
* John D. McDonald		Director	June 8, 2011
*By:	/s/ CRAIG R. RAMSEY
Craig R. Ramsey Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated June 20, 2005, by and among Marquee Holdings Inc. and LCE Holdings, Inc. (incorporated by reference from Exhibit 2.1 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on June 24, 2005).
2.2
Purchase and Sale Agreement, dated as of March 9, 2002, by and among G.S. Theaters, L.L.C., a Louisiana limited liability Company, Westbank Theatres, L.L.C., a Louisiana limited liability company, Clearview Theatres, L.L.C., a Louisiana limited liability company, Houma Theater, L.L.C., a Louisiana limited liability company, Hammond Theatres, L.L.C., a Louisiana limited liability company, and American Multi-Cinema, Inc. together with Form of Indemnification Agreement (Appendix J) (incorporated by reference from Exhibit 2.1 to the Company's Current Report on Form 8-K (File No. 1-8747) filed March 13, 2002).
2.3
Agreement and Plan of Merger, dated as of July 22, 2004 by and among Marquee Holdings Inc., Marquee Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.1 to the Company's Current Report on Form 8-K (File No. 1-8747) filed July 23, 2004).
2.4
Unit Purchase Agreement among Kerasotes Showplace Theatres Holdings, LLC, Kerasotes Showplace Theatres, LLC, ShowPlace Theatres Holding Company, LLC, AMC Showplace Theatres, Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on May 25, 2010).
3.1
Restated and Amended Certificate of Incorporation of AMC Entertainment Inc. (as amended on December 2, 1997 and September 18, 2001 and December 23, 2004) (incorporated by reference from Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 1-8747) filed December 27, 2004).
3.2	Amended and Restated Bylaws of AMC Entertainment Inc. (incorporated by Reference from Exhibit 3.2 to the Company's Current Report on Form 8-K (File No. 1-8747) filed December 27, 2004).
Certificates of Incorporation or corresponding instrument, with amendments, of the following additional registrants:
3.3.1	Loews Citywalk Theatre Corporation (incorporated by reference from Exhibit 3.3.1 to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.2	LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.3.9 to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.5	AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.3.93 to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.6	AMC Entertainment International, Inc. (incorporated by reference from Exhibit 3.3.94 to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).

Exhibit Number	Description
3.3.7	American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.3.10 to the Company's Form 10-Q (File No. 1-8747) filed February 8, 2008).
3.3.8	Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.3.97 to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.9	AMC ShowPlace Theatres, Inc. (incorporated by reference from Exhibit 3.3.8 to the Company's Form 10-Q (File No. 1-8747) filed August 8, 2010).
3.3.10	AMC ITD, Inc. (incorporated by reference from Exhibit 3.3.10 to the Company's Registration Statement on Form S-4 (File No. 333-171819) filed January 21, 2011).
3.4	By-laws of the following Additional Registrants: (incorporated by reference from Exhibit 3.4 to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006):
Loews Citywalk Theatre Corporation
3.5	By-laws of LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.5 to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).
3.6	By-laws of AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.20 to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).
3.7	By-laws of AMC Entertainment International, Inc. (incorporated by reference from Exhibit 3.21 to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).
3.8	By-laws of American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.9 to the Company's Form 10-Q (File No. 1-8747) filed February 8, 2008).
3.9	By-laws of Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.24 to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).
3.10	By-laws of American ShowPlace Theatres, Inc. (incorporated by reference from Exhibit 3.10 to the Company's Form 10-Q (File No. 1-8747) filed August 8, 2010).
3.11	By-laws of AMC ITD, Inc. (incorporated by reference from Exhibit 3.11 to the Company's Registration Statement on Form S-4 (File No. 333-171819) filed January 21, 2011).
4.1(a)
Credit Agreement, dated January 26, 2006 among AMCE, Grupo Cinemex, S.A. de C.V., Cadena Mexicana de Exhibicion, S.A. de C.V., the Lenders and the Issuers named therein, Citicorp North America, Inc. and Banco Nacional de Mexico, S.A., Integrante del Groupo Financiero Banamex (incorporated by reference from Exhibit 10.7 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.1(b)
Guaranty, dated January 26, 2006 by AMCE and each of the other Guarantors party thereto, in favor of the Guaranteed Parties named therein (incorporated by reference from Exhibit 10.8 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on January 31, 2006).

Exhibit Number	Description
4.1(c)	Pledge and Security Agreement, dated January 26, 2006, by AMC Entertainment Inc. and each of the other Grantors party thereto in favor of Citicorp U.S. and Canada, Inc., as agent for the Secured Parties (incorporated by reference from Exhibit 10.9 to the Company's Current Report on Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(d)
Consent and Release, dated as of April 17, 2006, by and between AMC Entertainment Inc. and Citicorp U.S. and Canada, Inc. (incorporated by reference from Exhibit 4.1(d) to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).
4.1(e)
Amendment No. 1 to Credit Agreement, dated as of February 14, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.4 to the Company's Current Report on Form 8-K (File No. 1-8747) filed February 20, 2007).
4.1(f)
Amendment No. 2 to Credit Agreement, dated as of March 13, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 1-8747) filed March 15, 2007).
4.1(g)
Amendment No. 3 to Credit Agreement, dated December 15, 2010 among AMC Entertainment Inc., Citibank, N.A. as issuer and Citicorp North America, Inc., as swing lender and as administrative agent (incorporated by reference from Exhibit 10.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on December 17, 2010).
4.2(a)
Indenture, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014. (incorporated by reference from Exhibit 4.7 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.2(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.5(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.2(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(c) to the Company's Form 10-Q (File No. 1-8747) filed on February 13, 2006).
4.2(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(d) to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).
4.2(e)
Fourth Supplemental Indenture dated June 24, 2010, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.1 to the Company's Form 10-Q (File 1-8747) filed on August 10, 2010).
4.2(f)
Fifth Supplemental Indenture, dated November 30, 2010, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014, pursuant to which AMC ITD, Inc. guaranteed the 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.3 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on December 17, 2010).

Exhibit Number	Description
4.3	Registration Rights Agreement, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% senior subordinated notes due 2014. (incorporated by reference from Exhibit 4.8 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.4(a)
Indenture, dated as of June 9, 2009, respecting AMCE's 8.75% Senior Notes due 2019, by and among AMCE, a Delaware corporation, the Guarantors party thereto from time to time and U.S. Bank National Association, as Trustee (incorporated by reference from Exhibit 4.1 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on June 9, 2009).
4.4(b)
First Supplemental Indenture, dated June 24, 2010, respecting AMC Entertainment Inc.'s 8.75% Senior Notes due 2019 (incorporated by reference from Exhibit 4.3 to the Company's Form 10-Q (File 1-8747) filed on August 10, 2010).
4.4(c)
Second Supplemental Indenture, dated November 30, 2010, respecting AMC Entertainment Inc.'s 8.75% Senior Notes due 2019, pursuant to which AMC ITD, Inc. guaranteed the 8.75% Senior Notes due 2019 (incorporated by reference from Exhibit 4.4 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on December 17, 2010).
4.5
Registration Rights Agreement, dated as of June 9, 2009, respecting AMCE's 8.75% Senior Notes due 2019, by and among AMCE, the Guarantors party thereto from time to time, Credit Suisse Securities (USA) LLC, for itself and on behalf of the other Initial Purchasers, and J.P. Morgan Securities Inc., as Market Maker (incorporated by reference from Exhibit 4.2 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on June 9, 2009).
4.6
Indenture, dated December 15, 2010, respecting AMC Entertainment Inc.'s 9.75% senior subordinated notes due 2020, between AMC Entertainment Inc, the Guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference from Exhibit 4.1 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on December 17, 2010).
4.7
Registration Rights Agreement, dated December 15, 2010, respecting AMC Entertainment Inc.'s 9.75% Senior Subordinated Notes due 2020, among Goldman, Sachs & Co., J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Foros Securities LLC, as representatives of the initial purchasers of the 2020 Senior Subordinated Notes and J.P. Morgan Securities LLC, as market maker (incorporated by reference from Exhibit 4.2 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on December 17, 2010).
5.1	Opinion of O'Melveny & Myers LLP (incorporated by reference from Exhibit 5.1 to the Company's Registration Statement on Form S-1 (File No. 333-160754) filed on July 23, 2009).
5.2(a)	Opinion of Quarles & Brady LLP (incorporated by reference from Exhibit 5.2 to the Company's Registration Statement on Form S-1 (File No. 333-133940) filed on May 9, 2006).
5.2(b)	Opinion of Quarles & Brady LLP (incorporated by reference from Exhibit 5.2(b) to the Company's Registration Statement on Form S-1 (File No. 333-160754) filed on July 23, 2009).

Exhibit Number	Description
5.3(a)	Opinion of Ropes & Gray LLP (incorporated by reference from Exhibit 5.6 to the Company's Registration Statement on Form S-1 (File No. 333-133940) filed on May 9, 2006).
5.3(b)	Opinion of Ropes & Gray LLP (incorporated by reference from Exhibit 5.3(b) to the Company's Registration Statement on Form S-1 (File No. 333-160754) filed on July 23, 2009).
5.4(a)	Opinion of Lathrop & Gage LLP (incorporated by reference from Exhibit 5.8 to the Company's Registration Statement on Form S-1 (File No. 333-133940) filed on May 9, 2006).
5.4(b)	Opinion of Lathrop & Gage LLP (incorporated by reference from Exhibit 5.4(b) to the Company's Registration Statement on Form S-1 (File No. 333-160754) filed on July 23, 2009).
10.1
Consent Decree, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.2
Hold Separate Stipulation and Order, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.3
Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.3 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.4
Hold Separate Stipulation and Order, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.4 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.5
District of Columbia Final Judgment, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the District of Columbia (incorporated by reference from Exhibit 10.5 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.6
Stipulation for Entry into Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.6 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.7
Stipulated Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.7 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.8
Amended and Restated Certificate of Incorporation of AMC Entertainment Holdings, Inc. (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on June 13, 2007).

Exhibit Number	Description
10.9	Stockholders Agreement of AMC Entertainment Holdings, Inc., dated June 11, 2007, among AMC Entertainment Holdings, Inc. and the stockholders of AMC Entertainment Holdings, Inc. party thereto. (incorporated by reference from Exhibit 10.3 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on June 13, 2007).
10.10
Management Stockholders Agreement of AMC Entertainment Holdings, Inc., dated June 11, 2007, among AMC Entertainment Holdings, Inc. and the stockholders of AMC Entertainment Holdings, Inc. party thereto. (incorporated by reference from Exhibit 10.4 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on June 13, 2007).
10.11
Continuing Service Agreement, dated January 26, 2006, among AMC Entertainment Inc. (as successor to Loews Cineplex Entertainment Corporation) and Travis Reid, and, solely for the purposes of its repurchase obligations under Section 7 thereto, Marquee Holding Inc. (incorporated by reference from Exhibit 10.4 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.12
Non-Qualified Stock Option Agreement, dated January 26, 2006, between Marquee Holdings Inc. and Travis Reid (incorporated by reference from Exhibit 10.5 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.13
Fee Agreement, dated June 11, 2007, by and among AMC Entertainment Holdings, Inc., Marquee Holdings Inc., AMC Entertainment Inc., J.P. Morgan Partners (BHCA), L.P., Apollo Management V, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands partners V(B), L.P., Apollo German Partners V GmbH & Co KG, Bain Capital Partners, LLC, TC Group, L.L.C., a Delaware limited liability company and Applegate and Collatos, Inc. (incorporated by reference from Exhibit 10.7 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on June 13, 2007).
10.14
American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (incorporated by reference from Exhibit 10.6 to the Company's Registration Statement on Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.15(a)
Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc., as Amended and Restated, effective December 31, 2006, and as Frozen, effective December 31, 2006 (incorporated by reference from Exhibit 10.15(a) to the Company's Form 10-K (File No. 1-8747) filed June 18, 2007).
10.15(b)
AMC Supplemental Executive Retirement Plan, as Amended and Restated, generally effective January 1, 2006, and as Frozen, effective December 31, 2006 (incorporated by reference from Exhibit 10.15(b) to the Company's Form 10-K (File No. 1-8747) filed June 15, 2007).
10.16	Division Operations Incentive Program (incorporated by reference from Exhibit 10.15 to the Company's Registration Statement on Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.17
Summary of American Multi-Cinema, Inc. Executive Incentive Program (incorporated by reference from Exhibit 10.36 to the Company's Registration Statement on Form S-2 (File No. 33-51693) filed December 23, 1993).

Exhibit Number	Description
10.18	American Multi-Cinema, Inc. Retirement Enhancement Plan, as Amended and Restated, effective January 1, 2006, and as Frozen, effective December 31, 2006 (incorporated by reference from Exhibit 10.20 to the Company's Form 10-K (File No. 1-8747) filed June 18, 2007).
10.19
AMC Non-Qualified Deferred Compensation Plan, as Amended and Restated, effective January 1, 2005 (incorporated by reference from Exhibit 10.22 to the Company's Form 10-K (File No. 1-8747) filed on June 18, 2007).
10.20	American Multi-Cinema, Inc. Executive Savings Plan (incorporated by reference from Exhibit 10.28 to the Company's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
10.21
Agreement of Sale and Purchase dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (incorporated by reference from Exhibit 10.1 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.22
Option Agreement dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (incorporated by reference from Exhibit 10.2 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.23
Right to Purchase Agreement dated November 21, 1997, between AMC Entertainment Inc., as Grantor, and Entertainment Properties Trust as Offeree (incorporated by reference from Exhibit 10.3 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.24
Lease dated November 21, 1997 between Entertainment Properties Trust, as Landlord, and American Multi-Cinema, Inc., as Tenant (incorporated by reference from Exhibit 10.4 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997). (Similar leases have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16).
10.25
Guaranty of Lease dated November 21, 1997 between AMC Entertainment Inc., as Guarantor, and Entertainment Properties Trust, as Owner (incorporated by reference from Exhibit 10.5 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997, (Similar guaranties have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16).

Exhibit Number	Description
10.26	Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and John D. McDonald which commenced July 1, 2001. (incorporated by Reference from Exhibit 10.29 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) filed on July 27, 2001).
10.27
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Craig R. Ramsey which commenced on July 1, 2001. (incorporated by Reference from Exhibit 10.36 to the Company's Form 10-Q (File No. 1-8747) filed on August 12, 2002).
10.28
Form of Indemnification Agreement dated September 18, 2003 between the Company and Peter C. Brown, Charles S. Sosland, Charles J. Egan, Jr., Michael N. Garin, Marc J. Rowan, Paul E. Vardeman, Leon D. Black and Laurence M. Berg (incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) filed on February 5, 2004).
10.29	2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q (File No. 1-8747) filed on November 5, 2003).
10.30
Description of 2004 Grant under the 2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q (File No. 1-8747) filed on November 5, 2003).
10.31
AMC Entertainment Holdings, Inc. Amended and Restated 2004 Stock Option Plan. (incorporated by reference from Exhibit 10.9 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on June 13, 2007).
10.32	Form of Non-Qualified Stock Option Agreement (incorporated by reference from Exhibit 10.32(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.33	Form of Incentive Stock Option Agreement (incorporated by reference from Exhibit 10.32(c) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.34
Contribution and Unit Holders Agreement, dated as of March 29, 2005, among National Cinema Network, Inc., Regal CineMedia Corporation and National CineMedia, LLC (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 1-8747) filed April 4, 2005).
10.35
Exhibitor Services Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
10.36
First Amended and Restated Loews Screen Integration Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.8 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
10.37
Third Amended and Restated Limited Liability Company Operating Agreement, dated February 13, 2007 between American Multi-Cinema, Inc., Cinemark Media, Inc., Regal CineMedia Holdings, LLC and National CineMedia, Inc. (incorporated by reference from Exhibit 10.3 to the Company's Current Report on Form 8-K (File No. 1-8747) filed February 20, 2007).

Exhibit Number	Description
10.41	Voting and Irrevocable Proxy Agreement, dated June 11, 2007, among AMC Entertainment Holdings, Inc., Carlyle Partners III Loews, L.P., CP III Coinvestment, L.P., Bain Capital Holdings (Loews) I, L.P., Bain Capital AIV (Loews) II, L.P., Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. (incorporated by reference from Exhibit 10.6 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on June 13, 2007).
10.42
Voting and Irrevocable Proxy Agreement, dated June 11, 2007, among AMC Entertainment Holdings, Inc., J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors (Selldown) II, L.P., JPMP Global Fund/AMC/Selldown II, L.P., J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., AMCE (Ginger), L.P., AMCE (Luke), L.P., AMCE (Scarlett), L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GmbH & Co KG and other co-investors. (incorporated by reference from Exhibit 10.5 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on June 13, 2007).
10.43
Amendment to Stock Purchase Agreement dated as of November 5, 2008 among Entretenimiento GM de Mexico S.A. de C.V., as Buyer, and AMC Netherlands HoldCo B.V., LCE Mexican Holdings, Inc., and AMC Europe S.A., as sellers (incorporated by reference from Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 1-8747) filed January 5, 2009).
10.44
Stock Purchase Agreement dated as of November 5, 2008 among Entretenimiento GM de Mexico S.A. de C.V., as Buyer, and AMC Netherlands HoldCo B.V., LCE Mexican Holdings, Inc., and AMC Europe S.A., as sellers (filed as Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) filed on November 17, 2008).
10.45
Amendment to Exhibitor Services Agreement dated as of November 5, 2008, by and between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 6, 2008, and incorporated herein by reference).
10.46
Separation and General Release Agreement, dated as of February 23, 2009, by and between Peter C. Brown, AMC Entertainment Holdings, Inc., Marquee Holdings Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on February 24, 2009).
10.47
Employment Agreement, dated as of February 23, 2009, by and between Gerardo I. Lopez and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on February 24, 2009).
10.48
Employment Agreement, dated as of April 17, 2009, by and between Robert J. Lenihan and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.62 to the Company's Current Report on Form 10-K (File No. 1-33344) filed on June 15, 2010).
10.49
Employment Agreement, dated as of November 6, 2002, by and among Kevin M. Connor, AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.49 to the Company's Form 10-K (File No. 1-8747) filed on June 18, 2007).

Exhibit Number	Description
10.50	Employment Agreement, dated as of November 24, 2009, by and between Stephen A. Colanero and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.48 to the Company's Form 10-K (File 1-8747) filed on June 3, 2011).
10.50
Second Amendment to the Third Amended and Restated Limited Liability Company Operating Agreement dated as of August 6, 2010, by and between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.1 to the Current Report on Form 8-K (File No. 1-33296) of National CineMedia, Inc., filed on August 10, 2010, and incorporated herein by reference).
10.51	AMC Entertainment Holdings, Inc. 2010 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on July 14, 2010).
10.52	AMC Entertainment Holdings, Inc. Nonqualified Stock Option Award Agreement (incorporated by reference from Exhibit 10.2 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on July 14, 2010).
10.53
AMC Entertainment Holdings, Inc. Restricted Stock Award Agreement (Time Vesting) (incorporated by reference from Exhibit 10.3 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on July 14, 2010).
10.54
AMC Entertainment Holdings, Inc. Restricted Stock Award Agreement (Performance Vesting) (incorporated by reference from Exhibit 10.4 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on July 14, 2010).
10.55
Investment Agreement entered into April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P. (incorporated by reference from Exhibit 4.7 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on April 20, 2001).
10.56
Standstill Agreement by and among AMC Entertainment Inc., and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P., dated as of April 19, 2001. (incorporated by reference from Exhibit 4.8 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on April 20, 2001).
10.57
Registration Rights Agreement dated April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P. (incorporated by reference from Exhibit 4.9 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on April 20, 2001).
10.58
Securities Purchase Agreement dated June 29, 2001 by and among Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P., Apollo Management V, L.P., AMC Entertainment Inc., Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P. and Sandler Capital Partners V Germany, L.P. (incorporated by reference from Exhibit 4.6 to AMCE's Form 10-Q (File No. 1-8747) filed on August 10, 2001).
*12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
14.1	Code of Ethics (incorporated by reference from Exhibit 14 to the Company's Form 10-K (File No. 1-8747) filed on June 23, 2004).

Exhibit Number	Description
16.1	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission dated October 2, 2009 (filed as exhibit 16.1 to the Company's Current Report on Form 8-K (File No. 1-8747) filed on October 2, 2009).
**21.1	Subsidiaries of AMC Entertainment Inc.
*23.1
Consent of KPMG LLP, Independent Registered Public Accounting Firm, dated June 7, 2011 as to AMC Entertainment Inc.'s consolidated financial statements as of and for the 52-week periods ended March 31, 2011 and April 1, 2010.
*23.2	Consent of independent registered public accounting firm PricewaterhouseCoopers LLP, dated June 8, 2011, to use of report relating to the consolidated financial statements of AMCE.
*23.3	Consent of independent registered public accounting firm Deloitte & Touche LLP, dated June 8, 2011, to use of report relating to the consolidated financial statements of National CineMedia, LLC.
*23.4	Consent of Deloitte & Touche LLP dated June 8, 2011 as to Kerasotes ShowPlace Theatres, LLC's financial statements.
23.5	Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
23.6(a)	Consent of Quarles & Brady LLP (included in Exhibit 5.2(a)).
23.6(b)	Consent of Quarles & Brady LLP (included in Exhibit 5.2(b)).
23.7(a)	Consent of Ropes & Gray LLP (included in Exhibit 5.3(a)).
23.7(b)	Consent of Ropes & Gray LLP (included in Exhibit 5.3(b)).
23.8(a)	Consent of Lathrop & Gage LLP (included in Exhibit 5.4(a)).
23.8(b)	Consent of Lathrop & Gage LLP (included in Exhibit 5.4(b)).
**24.1	Powers of Attorney.
25.1
Statement of Eligibility and Authorization of HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA), as trustee on Form T-1 (incorporated by reference from Exhibit 25.1 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
25.2
Statement of Eligibility and Authorization on Form T-1 of HSBC Bank USA, National Association, as trustee (incorporated by reference from Exhibit 25.1 to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
25.3
Statement of Eligibility and Authorization on Form T-1 of HSBC Bank USA, National Association, as trustee (incorporated by reference from Exhibit 25.1 to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed on March April 27, 2006).
25.4
Statement of Eligibility and Authorization on Form T-1 of U.S. National Bank Association, as trustee (incorporated by reference from Exhibit 25 to the Company's Registration Statement on Form S-4 (File No. 333-160179) filed on June 23, 2009).

*
Filed herewith.
**
Previously filed.